Exhibit 99.1

Item 6.	Selected Financial Data

The selected historical financial information set forth below should be read in conjunction with Management’s Discussion and Analysis of Financial Condition and Results of Operations, our consolidated financial statements, and the notes to consolidated financial statements. The historical financial information presented may not be indicative of our future performance.

As of and for the year ended December 31, ($ in millions)	2008	2007	2006	2005	2004
Total financing revenue and other interest income	$19,773	$23,481	$25,420	$23,269	$21,421
Interest expense	11,772	14,701	15,499	13,048	9,600
Depreciation expense on operating lease assets	5,702	4,734	5,228	4,806	4,482
Impairment of investment in operating leases	1,218	—	—	—	—

Net financing revenue	1,081	4,046	4,693	5,415	7,339
Total other revenue (a)	13,756	5,965	8,261	8,049	6,853

Total net revenue	14,837	10,011	12,954	13,464	14,192
Provision for loan losses	3,685	3,097	2,000	1,075	1,952
Impairment of goodwill and other intangible assets (b)	16	455	840	712	—
Total other noninterest expense	9,308	8,532	8,033	8,343	8,136

Income (loss) from continuing operations before income tax (benefit) expense	1,828	(2,073)	2,081	3,334	4,104
Income tax (benefit) expense from continuing operations (c)	(18)	345	74	1,149	1,311

Net income (loss) from continuing operations	1,846	(2,418)	2,007	2,185	2,793
Income from discontinued operations, net of tax	22	86	118	97	101

Net income (loss)	$1,868	$(2,332)	$2,125	$2,282	$2,894
Total assets	$189,476	$248,939	$291,971	$324,321	$325,854
Total debt	$126,321	$193,148	$236,985	$254,698	$268,997
Total equity	$21,854	$15,565	$14,369	$21,685	$22,436

(a)	2008 amount includes $12.6 billion for gains on the extinguishment of debt, primarily related to private exchange and cash tender offers settled during the fourth quarter. 2006 amount includes realized capital gains of $1.1 billion primarily related to the rebalancing of our investment portfolio at our Insurance operations.
(b)	Relates primarily to goodwill and other intangible asset impairments taken at our Insurance operations in 2008, ResCap in 2007, our Commercial Finance Group operations in 2006 and 2005, and our former commercial mortgage operations in 2005.
(c)	Effective November 28, 2006, GMAC, along with certain of its U.S. subsidiaries, converted to limited liability companies (LLCs) and became pass-through entities for U.S. federal income tax purposes. Our conversion to an LLC resulted in a change in tax status and the elimination of a $791 million net deferred tax liability through income tax expense.

Management’s Discussion and Analysis

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

Overview

The following Management’s Discussion and Analysis of Financial Condition and Results of Operations (MD&A) contain forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from the results discussed in the forward-looking statements. For a discussion of important risk factors that could cause actual results to differ, refer to Item 1A. The following section should be read in conjunction with the more detailed information, including our financial statements and the notes thereto, which appear elsewhere in this Annual Report.

Background

GMAC is a leading, independent, globally diversified, financial services firm with approximately $189 billion of assets at December 31, 2008. Founded in 1919 as a wholly owned subsidiary of General Motors Corporation (General Motors or GM), GMAC was established to provide GM dealers with the automotive financing necessary to acquire and maintain vehicle inventories and to provide retail customers the means by which to finance vehicle purchases through GM dealers. On November 30, 2006, GM sold a 51% interest in us (the Sale Transactions) to FIM Holdings LLC (FIM Holdings), an investment consortium led by Cerberus FIM Investors, LLC, the sole managing member. The consortium also includes an affiliate of Citigroup Inc., Aozora Bank Ltd., and a subsidiary of The PNC Financial Services Group, Inc. On December 24, 2008, the Board of Governors of the Federal Reserve System approved our application to become a bank holding company under the Bank Holding Company Act of 1956, as amended. Refer to Item 12 for further details of current GMAC ownership and future changes in ownership that will be required as a result of this approval.

Discontinued Operations

During the three months ended September 30, 2009, we committed to sell the U.S. consumer property and casualty insurance business of our Insurance operations and certain operations of our International Automotive Finance operations. For all periods presented, all of the operating results for these operations have been removed from continuing operations. Refer to Note 28 to the Consolidated Financial Statements for more details.

Primary Lines of Business

We currently operate in the following primary lines of business — Global Automotive Finance, Mortgage (Residential Capital, LLC or ResCap), Insurance, and Other. The following table summarizes the operating results of each line of business for the years ended December 31, 2008, 2007, and 2006. Operating results for each of the lines of business are more fully described in the MD&A sections that follow.

Year ended December 31, ($ in millions)	2008	2007	2006	Favorable/ (unfavorable) 2008-2007 % change	Favorable/ (unfavorable) 2007-2006 % change
Total net revenue (loss)
Global Automotive Finance	$2,190	$4,724	$4,097	(54)	15
ResCap	(348)	1,677	4,318	(121)	(61)
Insurance	3,304	3,347	4,011	(1)	(17)
Other	9,691	263	528	n/m	(50)

Total	$14,837	$10,011	$12,954	48	(23)

Net (loss) income from continuing operations
Global Automotive Finance	$(2,024)	$1,485	$1,233	n/m	20
ResCap	(5,661)	(4,346)	705	(30)	n/m
Insurance	395	373	1,019	6	(63)
Other	9,136	70	(950)	n/m	107

Total	$1,846	$(2,418)	$2,007	176	n/m

n/m = not meaningful

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Our Global Automotive Finance operations offer a wide range of financial services and products (directly and indirectly) to retail automotive consumers, automotive dealerships, and other commercial businesses. Our Global

Management’s Discussion and Analysis

Automotive Finance operations consist of two separate reportable segments — North American Automotive Finance operations and International Automotive Finance operations. The products and services offered by our Global Automotive Finance operations include the purchase of retail installment sales contracts and leases, offering of term loans, dealer floorplan financing and other lines of credit to dealers, fleet leasing, and vehicle remarketing services. In addition, our Global Automotive Finance operations utilize asset securitization and whole-loan sales to the extent available as a critical component of our diversified funding strategy. Whereas most of our operations have historically focused on prime automotive financing to and through GM or GM-affiliated dealers, our Nuvell and National operations, which are part of our North American Automotive Finance operations, have focused on nonprime automotive financing through GM-affiliated dealers and also provide private-label automotive financing. Our National operations, which is also part of our North American Automotive Finance operations, have focused on prime and nonprime financing through non-GM dealers.

During late 2008, in response to the recent credit environment and other market conditions, our North American Automotive Finance operations temporarily implemented a more conservative purchase policy for consumer automotive financing generally limiting purchases to customers having a credit score of 700 or greater. As a result of the general tightening on credit underwriting, effective January 2009, we have ceased originating financing volume through Nuvell and National. We have also increased the rates we charge dealers for nonincentivized consumer automotive financing. These changes in pricing and underwriting are related to the current market environment, which has reduced our access to funding and increased our cost of funds. Upon obtaining bank holding company status in late December 2008, we modified our credit criteria to include retail financing for customers with lower credit bureau scores. Additionally, our International Automotive Finance operations recently announced plans to cease retail and wholesale originations in Australia, New Zealand, and retail originations in certain European markets. Our International Automotive Finance operations also announced plans to reduce retail originations in certain Latin American markets due to the current market environment that has reduced our access to funding and increased funding costs. We further plan to implement a more conservative pricing policy throughout remaining European markets to more closely align lending activity with the current capital markets. As a result of these actions, automotive financing volume was significantly lower in 2008 as compared to 2007. We expect these actions to remain in place until the credit markets stabilize and accessibility improves.

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Our ResCap operations engage in the origination, purchase, servicing, sale, and securitization of consumer (i.e., residential) mortgage loans and mortgage-related products. In response to market conditions, ResCap has substantially eliminated its production of loans that do not conform to the underwriting guidelines of Fannie Mae, Freddie Mac, and Ginnie Mae. ResCap has further curtailed activities related to both its business capital group, which provides financing and equity capital to residential land developers and homebuilders, and its international business group, which has substantially all of its operations outside of the United States, except for insured mortgages in Canada. Certain agreements are in place between ResCap and us that restrict ResCap’s ability to declare dividends or prepay subordinated indebtedness owed to us that may inhibit our ability to return funds for dividend and debt payments.

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Our Insurance operations offer vehicle service contracts and underwrite personal automobile insurance coverages (ranging from preferred to nonstandard risks), homeowners’ insurance coverage, and selected commercial insurance coverages in the United States, Canada, and internationally. We are a leading provider of vehicle service contracts with mechanical breakdown and maintenance coverages. Our vehicle service contracts offer vehicle owners and lessees mechanical repair protection and roadside assistance for new and used vehicles beyond the manufacturer’s new vehicle warranty. We underwrite and market nonstandard, standard, and preferred-risk physical damage and liability insurance coverages for passenger automobiles, motorcycles, recreational vehicles, and commercial automobiles through independent agency, direct response, and internet channels. Additionally, we market private-label insurance through a long-term agency relationship with Homesite Insurance, a national provider of home insurance products. We also provide commercial insurance, primarily covering dealers’ wholesale vehicle inventory.

•	Other operations consist of our Commercial Finance Group, certain equity investments, corporate activities, and reclassifications and eliminations between the reportable segments.

Management’s Discussion and Analysis

Consolidated Results of Operations

The following table summarizes our consolidated operating results excluding discontinued operations for the periods shown. Refer to the operating segment sections of the MD&A that follows for a more complete discussion of operating results by line of business.

Year ended December 31, ($ in millions)	2008	2007	2006	Favorable/ (unfavorable) 2008-2007 % change	Favorable/ (unfavorable) 2007-2006 % change
Revenue
Total financing revenue and other interest income	$19,773	$23,481	$25,420	(16)	(8)
Interest expense	11,772	14,701	15,499	20	5
Depreciation expense on operating lease assets	5,702	4,734	5,228	(20)	9
Impairment of investment in operating leases	1,218	—	—	n/m	—

Net financing revenue	1,081	4,046	4,693	(73)	(14)
Other revenue
Net servicing income	1,496	1,649	770	(9)	114
Insurance premiums and service revenue earned	3,006	2,958	2,704	2	9
(Loss) gain on mortgage and automotive loans, net	(1,560)	508	1,470	n/m	(65)
Gain on extinguishment of debt	12,628	563	—	n/m	n/m
Other (loss) gain on investments, net	(1,108)	(594)	1,106	(87)	(154)
Gains on sale of equity-method investments, net	—	—	411	—	(100)
Other income, net of losses	(706)	881	1,800	(180)	(51)

Total other revenue	13,756	5,965	8,261	131	(28)
Total net revenue	14,837	10,011	12,954	48	(23)
Provision for loan losses	3,685	3,097	2,000	(19)	(55)
Noninterest expense
Insurance losses and loss adjustment expenses	1,639	1,507	1,409	(9)	(7)
Impairment of goodwill and other intangible assets	16	455	840	96	46
Other operating expenses	7,669	7,025	6,624	(9)	(6)

Total noninterest expense	9,324	8,987	8,873	(4)	(1)
Income (loss) from continuing operations before income tax (benefit) expense	1,828	(2,073)	2,081	188	(200)
Income tax (benefit) expense from continuing operations	(18)	345	74	105	n/m

Net income (loss) from continuing operations	$1,846	$(2,418)	$2,007	176	n/m

n/m=not meaningful

2008 Compared to 2007

We reported net income from continuing operations of $1.8 billion for the year ended December 31, 2008, compared to a net loss of $2.4 billion in 2007. The 2008 results were primarily driven by a fourth quarter private debt exchange and cash tender offers that resulted in a $11.5 billion pretax gain on extinguishment of debt. The majority of the gain was offset by losses experienced by ResCap and our Global Automotive Finance operations as adverse market conditions continued to persist, both domestically and internationally. Disruption within the mortgage, housing, and capital markets contributed to a lack of liquidity, depressed asset valuations and a weak used vehicle market, impairments on lease residual values, additional loss provisions related to credit deterioration, and lower production levels. Despite these adverse factors, our Insurance operations remained profitable.

Total financing revenue and other interest income decreased by 16% during the year ended December 31, 2008, compared to 2007, due primarily to a decrease in the size of ResCap’s loan portfolio caused by lower loan production, continued portfolio run-off, and the deconsolidation of $27.4 billion in securitization trusts in late 2007. Additionally, increased delinquency rates adversely impacted ResCap’s financing revenue. Global Automotive Finance operations experienced a decrease in consumer finance revenue due to tighter underwriting standards and lower industry sales; however, the decrease was offset by an increase in operating lease revenue. Operating lease revenue (along with the related depreciation expense) increased due to an increase in the average size of the operating lease portfolio. The increase in the average size of the operating lease portfolio primarily occurred during the first half of 2008 as the portfolio was recovering from the transfer of approximately $12.6 billion of net operating assets to GM during November 2006 as part of the Sales Transactions. During the second half of 2008, the portfolio size began to decrease as we exited leasing in certain markets and increased pricing as a result of the impact of significant declines in used vehicle prices.

Management’s Discussion and Analysis

Interest expense decreased 20% during the year ended December 31, 2008, compared to 2007. The decrease was primarily due to lower average borrowings at ResCap due to a $34.9 billion reduction in the asset base, partially offset by higher funding rates due to unfavorable market conditions and our 2008 refinancing initiatives, which primarily consisted of our private debt exchange. Our Global Automotive Finance operations experienced an increase in interest expense due to increased credit spreads, increased funding costs related to asset growth in certain international markets, and unfavorable foreign currency movements.

The $1.2 billion impairment of vehicle operating lease assets resulted from significant declines in used vehicle demand and used vehicle sale prices. Impairments recognized by our North American Automotive Finance operations totaled $1.2 billion and consisted of $808 million related to sport-utility vehicles and trucks in the United States and Canada and $384 million related to the car portfolio in the United States. The impairment recognized by our International Automotive Finance operations totaled $26 million and related to its full-service leasing portfolio.

Net servicing income decreased 9% during the year ended December 31, 2008, compared to 2007, primarily due to decreases in servicing fees collected from GM as certain operating leases transferred during the Sales Transactions continue to run-off as they reached the end of their lease term.

Insurance premiums and service revenue increased 2% during the year ended December 31, 2008, compared to 2007. Insurance premiums and service revenue earned increased primarily due to growth in international operations, both organically and through the acquisition of U.K.-based Provident Insurance in June 2007. The increase was partially offset by lower volume in dealership-related products due to sharp declines in vehicle sales, challenging domestic pricing conditions, and the sale of our U.S. reinsurance managing general agency in November 2008. The business that our U.S. reinsurance agency underwrote was ceded to the purchasing entity.

The net loss on mortgage and automotive loans was $1.6 billion for the year ended December 31, 2008, compared to a net gain of $508 million for 2007. The losses recognized in 2008 were primarily due to the sale of certain mortgage loans to enhance liquidity at significantly lower prices due to the absence of traditional investor demand. Unfavorable pricing on automotive loans and decreased securitization activity impacted our North American Automotive Finance operations. These losses were partially curtailed by focusing mortgage loan originations and sales on our prime conforming and government-sponsored products. Additionally, the decrease was partially offset by certain fixed-pricing arrangements established in prior years by our Global Automotive Finance operations.

Gains on extinguishment of debt totaled $12.6 billion during 2008. During the fourth quarter of 2008, the private debt exchange and cash tender offers generated pretax gains of $11.5 billion; of which Other operations recognized $10.7 billion and ResCap recognized $757 million. This gain represents the difference between the carrying value of the exchanged notes and the fair value of the newly issued securities. Refer to the Critical Accounting Estimates section in this MD&A for further discussion related to the private debt exchange and cash tender offers. The 2008 results also include additional debt extinguishment gains of $1.1 billion recognized by ResCap, offset by losses of $23 million recognized by Other operations due to the repurchase and extinguishment of ResCap debt. Both of these activities occurred during the second and third quarters of 2008.

Other loss on investments was $1.1 billion for the year ended December 31, 2008, compared to $594 million in 2007. The decrease primarily related to extreme market volatility that resulted in unfavorable valuation adjustments, higher realized losses, and impairment charges on certain investments. The valuation adjustments include declines in the fair value of asset-backed securities and related interests as a result of increased credit losses, rating agency downgrades, declines in the value of underlying collateral, market illiquidity, and changes in discount rate assumptions in certain foreign markets.

Other income, net of losses was a loss of $706 million for the year ended December 31, 2008, compared to income of $881 million in 2007. Results were adversely impacted by decreased real estate-related revenue due to continued stress in the mortgage and capital markets and its effect on homebuilders and unfavorable valuation adjustments related to assets and liabilities measured at fair value. Also, the 2008 results reflect equity-method investment losses and a $570 million full equity-method investment impairment due to the decline in credit market conditions and unfavorable asset revaluations.

Management’s Discussion and Analysis

The provision for loan losses increased 19% during the year ended December 31, 2008, compared to 2007. The increase was primarily driven by credit losses for automotive retail balloon contract loans as demand for used vehicles continued to decrease, causing a significant reduction in underlying collateral values. Additionally, weak used vehicle prices drove higher losses due to increased loss severity and repossession rates. The provision expense for commercial receivables also increased due to declining dealer financial health caused by decreasing vehicle sales due to tightened credit standards and conservative consumer spending patterns. These increases were partially offset by decreases related to lower loan origination levels and a decrease in the size of the portfolio following the deconsolidation of various ResCap financing securitizations during the second half of 2007. Additionally, certain fair value elections were made by ResCap on January 1, 2008, which resulted in a lower provision expense because these elected assets within ResCap’s held-for-investment loan portfolio were no longer subject to an allowance.

The impairment of goodwill during the year ended December 31, 2008, was primarily the result of a charge taken by our Insurance operations during the fourth quarter. Refer to the Insurance operations section of MD&A and Note 11 to the Consolidated Financial Statements for more details.

Other operating expenses increased 9% during the year ended December 31, 2008, compared to 2007. The increase was primarily driven by higher professional service fees of $226 million, increased restructuring expenses of $93 million, higher automotive remarketing and repossession expenses of $88 million due to an increase in returned vehicle volume, increased full-service leasing vehicle maintenance costs of $69 million, and increased mortgage representation and warranty expenses of $38 million.

Our consolidated income tax benefit was $18 million during the year ended December 31, 2008, compared to income tax expense of $345 million during the year ended December 31, 2007. Our effective tax rate is heavily dependent upon the pretax income mix between our pass-through and taxable entities. For 2008, the income recognized by pass-through entities on the private debt exchange and cash tender offers was subject to a slightly lower nominal state income tax rate than operating losses incurred earlier in the year. Meanwhile, at our taxable entities, tax expense consisted of ongoing tax provisions on operating profits plus valuation allowance established at certain foreign subsidiaries. Specifically, operating losses incurred primarily at our foreign mortgage subsidiaries were subject to full valuation allowance that resulted in no tax benefit for these subsidiaries. In 2008, losses incurred at our automotive finance and mortgage pass-through entities, combined with other tax adjustments resulted in an immaterial tax expense for the year. Overall, our consolidated tax expense decreased $363 million for the year ended December 31, 2008, compared to the same period in 2007. Included within tax expense was expense related to the establishment of valuation allowances for the years ended December 31, 2008 and 2007, of $1.0 billion and $87 million, respectively. These valuation allowances primarily related to deferred tax assets on our mortgage operations in continental Europe, the United Kingdom, Canada, and Australia.

2007 Compared to 2006

We reported a net loss of $2.4 billion for the year ended December 31, 2007, compared to net income of $2.0 billion in 2006. These results reflect the adverse effects of the continued disruption in the mortgage, housing, and capital markets on ResCap and lower levels of realized capital gains by our Insurance operations, which more than offset the continued strong performance in our Global Automotive Finance operations. ResCap results were adversely affected by domestic economic conditions, including delinquency increases in the mortgage loans held-for-investment portfolio and a significant deterioration in the securitization and residential housing markets. ResCap was also affected by a downturn in certain foreign mortgage and capital markets. The disruption of the mortgage, housing, and capital markets has contributed to a lack of liquidity, depressed asset valuations, additional loss provisions related to credit deterioration, and lower production levels.

Total financing revenue and other interest income decreased by 8% during the year ended December 31, 2007, compared to 2006, due to decreases experienced by ResCap because of declines in mortgage loan asset balances, lower warehouse-lending balances, and an increase in nonaccrual loans due to higher delinquency rates. Mortgage loan asset balances decreased due to lower loan production, continued portfolio run-off, and the deconsolidation of $27.4 billion in ResCap securitization trusts. In addition, our North American Automotive Finance operations experienced decreases in consumer finance revenue due to lower retail asset levels, as a result of increased securitization and whole-loan sale activity as the business moved to an originate-to-distribute model. Operating lease income declined 8% during the year ended December 31, 2007, compared to

Management’s Discussion and Analysis

2006, due to a reduction in our operating lease portfolio that was primarily driven by the transfer of operating lease assets to GM during November 2006, as part of the Sale Transactions. Similarly, depreciation expense on operating lease assets decreased 9% during the year ended December 31, 2007, compared to 2006, as a result of this reduction.

Interest expense decreased 5% during the year ended December 31, 2007, compared to 2006. This reduction was primarily due to lower levels of outstanding debt as a result of lower asset balances due to increased securitizations and whole-loan sale activity and lower mortgage loan production levels. Additionally, the decrease is attributable to a favorable impact in 2007 of mark-to-market adjustments on certain cancelable swaps, which hedge callable debt. The decrease was also due to the absence of a 2006 debt tender offer in our North American Automotive Finance operations, which resulted in a $225 million pretax charge in 2006.

Net servicing income increased 114% during the year ended December 31, 2007, compared to 2006. This increase was attributable to positive results in hedging activity and an increase in the average size of the mortgage servicing rights portfolio at ResCap. The increase in the average servicing portfolio resulted in an increase in servicing fees of $206.7 million. Increased asset securitization activity and whole-loan sales by our North American Automotive Finance operations also contributed to the increase in comparison with 2006 levels.

Insurance premiums and service revenue increased 9% during the year ended December 31, 2007, compared to 2006. The increase was primarily due to growth internationally, both organically and through the second quarter acquisition of Provident Insurance, and higher earnings in the automotive service contract business. The increase was partially offset by challenging pricing conditions in the reinsurance business.

The net gain on mortgage and automotive loans was $508 million for the year ended December 31, 2007, compared to $1.5 billion for the year ended December 31, 2006. The decrease was primarily attributable to the decline in the fair value of mortgage loans held-for-sale and obligations to fund mortgage loans due to lower investor demand and lack of domestic and foreign market liquidity adversely affecting ResCap. As a result, the pricing for various loan product types deteriorated, as investor uncertainty remained high concerning the performance of these loans. These trends were partially offset by a $526 million gain in 2007 on the sale of residual cash flows related to the deconsolidation of $27.4 billion in ResCap securitization trusts. The decrease was also offset by higher gains realized by our North American Automotive Finance operations due to an increase in securitization and whole-loan sale activity and improved sale margins as a result of the stable-to-declining interest rate environment.

Gains on extinguishment of debt totaled $563 million for the year ended December 31, 2007. During the fourth quarter of 2007, we paid $900 million through open-market repurchases and $241 million through a tender offer for publicly traded ResCap debt securities, resulting in an after-tax gain of $563 million. There were no such gains on extinguishment of debt during 2006.

Other loss on investments was $594 million for the year ended December 31, 2007, compared to a gain of $1.1 billion in 2006. The decrease is primarily due to a $980 million decrease in realized capital gains within our Insurance operations as a result of rebalancing the portfolio in late 2006. Additionally, the decrease was due to the decline in the fair value of retained interests held by ResCap through off-balance sheet securitizations, resulting from increasing credit loss, discount rate, and prepayment speed assumptions associated with the stress in the domestic and foreign mortgage markets.

The decrease in gain on sale of equity-method investments, net, relates to a gain on sale of ResCap’s equity investment in a regional homebuilder during the year ended December 31, 2006. We realized no similar gain in 2007.

Other income, net of losses decreased 51% during the year ended December 31, 2007, compared to 2006. The decline was due to a reduction in loans to GM in connection with the Sale Transactions, lower lending balances from a commercial mortgage subsidiary that resulted from the sale of 79% of the business in 2006. The decrease was also driven by increased impairment charges on land contracts and model homes, a loss on model home sales, lower equity income, and a decrease in fee income due to decreased mortgage loan production.

The provision for credit losses increased 55% during the year ended December 31, 2007, compared to 2006. The increase was driven by the continued deterioration in the domestic housing market, which resulted in higher loss severity and frequency, lower home prices, and higher delinquencies at ResCap. Our provision for the automotive finance business

Management’s Discussion and Analysis

remained flat as decreases in our North American operations were offset by increases in our International operations. The provision decreased for our North American operations because of lower on-balance sheet consumer receivables. Lower balance sheet receivable levels were due to lower production levels, compared to 2006 levels, and the sale or securitization of $26.9 billion of consumer finance receivables during the year ended December 31, 2007, compared to $22.5 billion during 2006. The decrease was more than offset by an increase in allowance coverage rates for our North American operations, as a result of deterioration in the credit performance and an increase for our International operations due to increases in the size of our portfolio, particularly in Latin America.

Insurance losses and loss adjustment expenses increased 7% during the year ended December 31, 2007, compared to 2006. The slight increase was primarily due to our international operations, including the Provident Insurance acquisition and organic growth in other businesses. The increase was partially offset by lower loss experience in our U.S. automotive service contract business driven by lower volumes and lower weather-related losses affecting our reinsurance business.

The goodwill impairment charge of $455 million during the year ended December 31, 2007, was the result of the impairment of goodwill at our ResCap business in the third quarter of 2007 as a result of certain triggering events including credit downgrades and losses for the business. Refer to Note 11 to the Consolidated Financial Statements for more details. We recorded a charge of $840 million during the year ended December 31, 2006, relating to the impairment of goodwill and intangible assets at our Commercial Finance operations.

Income tax expense was $345 million during the year ended December 31, 2007, compared to $74 million in 2006. In 2006, certain of our unregulated U.S. subsidiaries became disregarded or pass-through entities for U.S. federal income tax purposes upon their conversion to LLCs. The conversion resulted in the one-time favorable elimination of a net deferred tax liability of $791 million through income tax expense. A similar benefit to income tax expense was absent from the 2007 results. Results for the year ended December 31, 2007, reflect the effect of our domestic subsidiaries generally not being taxed at the entity level resulting in our effective tax rate on a consolidated basis varying significantly, compared to 2006. The primary reason is that the majority of the net loss experienced at ResCap is attributed to its LLCs and no tax benefit for these losses are recorded. Excluding ResCap, the consolidated effective tax rate is approximately 17%, which represents the provision for taxes at our non-LLC subsidiaries combined with taxable income that is not subject to tax at our LLC subsidiaries. The effective tax rates applicable to our non-LLC subsidiaries remain comparable with 2006.

Outlook

While future market conditions remain uncertain, our operations will continue to look for ways to bring the business in line with the realities of the economic environment. We will continue to reduce costs, balance sheet exposure, and related liquidity requirements through effective asset management. We remain committed to offering a competitive menu of high quality product offerings within the selected core markets. We will continue our growth plan in areas of opportunity and in areas where we continue to maintain a competitive advantage. The following summarizes the key business issues for our operations in 2009:

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Global Automotive Finance — In 2009, we expect continued weakness in the economic environment caused by stress in the capital and housing markets and high unemployment that will continue to exert pressure on our consumer automotive finance customers resulting in higher delinquencies, repossessions, and losses as compared to historical levels. This will not only impact the financing margins and market valuations on our owned portfolio, but also impact the profit margins we recognize for sold assets. Credit performance in our commercial portfolios could also worsen in 2009 as more dealers experience financial distress as a result of declining profitability and low industry and GM sales volumes. Lower automotive industry sales volume and declining GM sales could also adversely affect our origination volumes for both the consumer and commercial portfolios. As a bank holding company, we expect greater access to more cost-competitive funding sources in 2009. However, our cost of borrowings is expected to remain relatively high, which could result in a lower penetration of GM sales and negatively impact our ability to expand our presence in non-GM dealer networks.

We actively manage our credit risk and believe that as of December 31, 2008, we have appropriately reserved for estimated losses incurred in the portfolios. However, a prolonged or deeper economic recession could continue to adversely affect our earnings and financial condition. As many of our credit exposures are collateralized by

Management’s Discussion and Analysis

vehicles, the severity of losses is particularly sensitive to a decline in used vehicle prices, which may continue to adversely affect credit severity and residual values in our lease portfolio. In addition, continued weakness or further deterioration in macroeconomic factors may result in increased bankruptcy filings by our customers (both consumer and commercial), which would have a negative impact on frequency of losses.

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ResCap — We do not anticipate the domestic and international market economic conditions will improve during 2009; thus the unfavorable impacts on our residential mortgage operations may continue. These economic conditions include housing market contractions, home price depreciation, reduction in liquidity sources, the elimination of virtually all secondary securitization markets with the exception of government-sponsored or insured markets, and a significant increase in delinquencies with increasing severity and frequency of loss. The economic conditions will result in our residential mortgage operations having lower net interest margin, higher provision for loan losses, lower production and gain on sale margins in our core agency-eligible products, higher real estate investment impairments, and larger expected losses on real estate acquired through foreclosure.

We are exposed to valuation and credit risk on the portfolio of residential mortgage loans held-for-sale and held-for-investment and on the interests retained from our securitization activities of these asset classes. In addition, we are exposed to credit risk in our asset-based lending business. Credit losses in our consumer portfolio are influenced by general business and economic conditions of the industries and countries in which we operate. We actively manage our credit risk and believe that as of December 31, 2008, we have appropriately reserved for estimated losses incurred in the portfolios. However, a negative change in economic factors (particularly in the U.S. economy) could adversely affect our 2009 earnings. As many of our credit exposures are collateralized by homes, the severity of losses is particularly sensitive to a decline in residential home prices. In addition, the overall frequency of losses would be negatively influenced by an increase in adverse macroeconomic factors, such as unemployment rates and bankruptcy filings.

As a result of the difficult market conditions and resulting impact on ResCap’s business, ResCap is likely to continue to rely on GMAC for support in the near-term.

•

Insurance — In 2009, we expect to have positive underwriting results and to mitigate risks caused by a current unstable investment environment. We will continue to aggressively pursue growth in both the domestic and international markets in all product lines through examining viable organic growth initiatives.

Our extended service product line is largely dependent upon new vehicle market sales and vehicle quality. Due to our relationship with GM, we are particularly sensitive to changes in its market share and vehicle quality. Automotive sales forecasts anticipate that new vehicle sales will be lower in 2009. We continue to expect a competitive pricing environment in our domestic consumer products in 2009. Extraordinary weather conditions can have a large impact on underwriting results in our consumer and automobile dealership physical damage products. We mitigate our potential loss exposure through active management of claim settlement activities and believe we have appropriately reserved for unpaid losses and loss adjustment expenses as of December 31, 2008.

We expect to take actions to create a stable earnings stream from our investment portfolio in this volatile investment environment including, but not limited to, mitigating exposure to certain high risk sectors. The performance of our portfolio is dependent upon investment market prices and other underlying factors.

•

Funding and liquidity — Our ability to fund our Global Automotive Finance and ResCap operations in a cost-efficient manner is a key component of our profitability. During the second half of 2008, the mortgage and capital markets experienced significant stress that translated into significant increases in the cost and a lack of availability of new funding. Currently, the cost of funding in the unsecured markets is prohibitive while secured funding costs reflect the fact that investors are more cautious in today’s market environment and that the public asset-backed securities market is generally not available. It is against this backdrop that we continue our ongoing practice of exercising prudent liquidity and capital management. We remain focused on our liquidity position. Despite the funding cost increases we are experiencing, we continue to move forward with our funding plan and work to extend key facilities and find alternative sources of funding. In particular, we are focused on growing our consumer retail deposit base through GMAC Bank. Refer to the Funding and Liquidity section in this MD&A for further discussion.

Management’s Discussion and Analysis

Global Automotive Finance Operations

Results of Operations

The following table summarizes the operating results of our Global Automotive Finance operations excluding discontinued operations for the periods shown. The amounts presented are before the elimination of balances and transactions with our other reportable segments and include eliminations of balances and transactions among our North American and International reportable segments.

Year ended December 31, ($ in millions)	2008	2007	2006	Favorable/ (unfavorable) 2008-2007 % change	Favorable/ (unfavorable) 2007-2006 % change
Revenue
Consumer	$4,313	$5,323	$5,669	(19)	(6)
Commercial	1,738	1,739	1,598	—	9
Loans held-for-sale	473	143	—	n/m	n/m
Operating leases	7,883	6,882	7,434	15	(7)
Interest and dividend income	2,109	1,794	2,135	18	(16)

Total financing revenue and other interest income	16,516	15,881	16,836	4	(6)
Interest expense	8,679	8,535	9,156	(2)	7
Depreciation expense on operating lease assets	5,699	4,732	5,215	(20)	9
Impairment of investment in operating leases	1,218	—	—	n/m	—

Net financing revenue	920	2,614	2,465	(65)	6
Other revenue
Servicing fees	295	403	270	(27)	49
Gain on automotive loans, net	444	840	537	(47)	56
Gain on extinguishment of debt	41	—	—	n/m	—
Other (loss) gain on investments, net	(300)	53	45	n/m	18
Other income	790	814	780	(3)	4

Total other revenue	1,270	2,110	1,632	(40)	29
Total net revenue	2,190	4,724	4,097	(54)	15
Provision for loan losses	1,418	511	510	(177)	—
Noninterest expense	2,944	2,506	2,407	(17)	(4)

(Loss) income from continuing operations before income tax (benefit) expense	(2,172)	1,707	1,180	n/m	45
Income tax (benefit) expense from continuing operations	(148)	222	(53)	167	n/m

Net (loss) income from continuing operations	$(2,024)	$1,485	$1,233	n/m	20

Total assets	$143,211	$161,364	$134,603	(11)	20

n/m = not meaningful

2008 Compared to 2007

Global Automotive Finance operations experienced a net loss from continuing operations of $2.0 billion during the year ended December 31, 2008, compared to net income of $1.5 billion during the year ended December 31, 2007. Weaker performance was primarily driven by impairment on operating lease assets of $1.2 billion, higher provisions for loan losses due to weaker consumer and dealer performance, and valuation losses on certain investment securities due to weak used vehicle prices and weaker economic conditions. Additionally, declines in new vehicle financing originations, due to tighter underwriting standards and lower industry sales, adversely impacted results.

Total financing revenue and other interest income increased 4% for the year ended December 31, 2008, compared to 2007, despite the decrease in consumer revenue. Consumer revenue, combined with interest income on consumer loans held-for-sale, decreased 12% due to tighter underwriting standards and lower industry sales. The income on consumer loans held-for-sale is related to interest on loans that are expected to be sold in whole-loan and securitization transactions over the

Management’s Discussion and Analysis

next twelve months and the increase over the prior year resulted from the movement of the business to an originate-to-distribute platform. The decrease in consumer revenue was offset by the 15% increase in operating lease revenue. Operating lease revenue (along with the related depreciation expense) increased because the average size of the operating lease portfolio increased. The increase in the average size of the portfolio primarily occurred during the first half of 2008 and resulted from an increase to the operating lease portfolio following the transfer of approximately $12.6 billion of net operating assets to GM during November 2006 as part of the Sales Transactions. This increase was partially offset during the second half of 2008 due to a significant decline in used vehicle prices which resulted in increased losses on operating lease disposals and triggered a significant decline in volume as we increased lease pricing and restricted lease originations. We aligned our originations to levels consistent with reduced funding sources as a result of the disruption in the capital markets. Interest and dividend income increased 18% for the year ended December 31, 2008, compared to 2007, due to higher interest on intercompany loans caused by higher lending levels. The intercompany-lending activities represent the activity of our Global Automotive Finance operations before the elimination of balances and transactions with our other reportable segments.

Interest expense increased 2% for the year ended December 31, 2008, compared to 2007, primarily due to increased credit spreads, increased funding costs related to asset growth in certain international markets, and unfavorable foreign currency movements.

The $1.2 billion impairment of vehicle operating lease assets resulted from significant declines in used vehicle demand and used vehicle sale prices. Impairments recognized by our North American Automotive Finance operations totaled $1.2 billion and consisted of $808 million related to sport-utility vehicles and trucks in the United States and Canada and $384 million related to the car portfolio in the United States. The impairment recognized by our International Automotive Finance operations totaled $26 million and related to its full-service leasing portfolio.

Servicing fees decreased 27% for the year ended December 31, 2008, compared to 2007, primarily due to decreases in servicing fees collected from GM, as certain operating leases transferred during the Sales Transactions continued to run-off as they reached the end of their lease term.

Net gain on automotive loans decreased 47% for the year ended December 31, 2008, compared to 2007. The decrease was driven by unfavorable pricing due to deterioration in market conditions and a decrease in off-balance sheet securitization activity by our North American Automotive Finance operations. The decrease was partially offset by certain fixed-pricing arrangements in previously established flow agreements that generated higher gains.

Other loss on investments was $300 million for the year ended December 31, 2008, compared to a gain of $53 million for the year ended December 31, 2007. The decrease was primarily related to weak economic conditions affecting the performance of the investments and unfavorable valuation adjustments related to our retained interests on retail off-balance sheet securitizations.

The provision for loan losses was $1.4 billion for the year ended December 31, 2008, compared to $511 million for the year ended December 31, 2007. The increase was driven by credit losses for retail balloon contract loans as demand for used vehicles continued to decrease, causing a significant reduction in underlying collateral values. Additionally, weak used vehicle prices and weak economic conditions affecting the consumer drove higher losses due to increased loss severity and repossession rates. The provision expense for commercial receivables also increased due to declining dealer financial health caused by decreasing vehicle sales due to tightened credit standards and conservative consumer spending patterns.

Noninterest expenses increased 17% for the year ended December 31, 2008, compared to 2007. The increase was primarily attributable to restructuring costs at our North American Automotive Finance operations and increased remarketing costs due to an increase in returned vehicle volume.

Our Global Automotive Finance operations experienced an income tax benefit of $148 million for the year ended December 31, 2008, compared to tax expense of $222 million for the year ended December 31, 2007. The tax benefit resulted from operating losses, particularly from our Canadian operations. Certain of our U.S. subsidiaries are not subject to U.S. federal, state, or local tax expense due to their status as pass-through entities for U.S. federal income tax purposes. Our banking and foreign subsidiaries are generally taxable corporations and continue to be subject to U.S. federal, state, local, and foreign income tax.

Management’s Discussion and Analysis

2007 Compared to 2006

Net income from continuing operations increased to $1.5 billion for the year ended December 31, 2007, compared to $1.2 billion for 2006. North American operations benefited during the year ended December 31, 2007, from lower interest expense and higher gains on sales and servicing fee income due to an acceleration of our transition to an originate-to-distribute model in the United States, which resulted in higher levels of off-balance sheet securitizations and whole-loan sales.

Total financing revenue and other interest income decreased 6% for the year ended December 31, 2007, compared to 2006. The decrease in consumer revenue resulted from a reduction in retail asset levels in our North American Automotive Finance operations since December 31, 2006, due to increased securitization and whole-loan sales activity. Operating lease revenue (along with the related depreciation expense) decreased due to a reduction of our operating lease portfolio that was primarily caused by the transfer of approximately $12.6 billion of net operating lease assets to GM during November 2006, as part of the Sale Transactions. These decreases in financing revenue in our North American Automotive Finance operations during the year ended December 31, 2007, were partially offset by improved results in our International Automotive Finance operations that were driven by growth in the loan and lease portfolio and favorable foreign currency exchange rate movements. Interest and dividend income decreased 16% for the year ended December 31, 2007, compared to 2006, due to lower revenue on intercompany loans due to the reduction in loans to GM in connection with the Sale Transactions and lower intercompany-lending levels with our other operating segments. In addition, a decrease in the average balance of cash and cash equivalents during the year ended December 31, 2007, resulted in lower interest income.

Interest expense decreased 7% for the year ended December 31, 2007, compared to 2006. The reduction was primarily due to lower levels of unsecured debt as a result of a shift to secured and off-balance sheet funding sources and the absence of a debt tender offer in 2007. The year ended December 31, 2006, included the earnings impact of a $1 billion debt tender offer to repurchase certain deferred interest debentures that resulted in a pretax unfavorable impact of $225 million. Additionally, the decrease was attributable to a favorable impact in 2007 of mark-to-market adjustments on certain cancelable swaps that hedged callable debt. The 2006 mark-to-market adjustments were unfavorable due to movement in the benchmark forward yield curve and the inability to apply hedge accounting. The decrease was partially offset by unfavorable foreign currency adjustments in our International Automotive Finance operations.

Net gain on automotive loans increased 56% for the year ended December 31, 2007, compared to 2006. The increase was primarily a result of an increase in whole-loan and off-balance sheet securitization activity by our North American Automotive Finance operations. For the year ended December 31, 2007, our North American Automotive Finance operations executed approximately $26.9 billion in whole-loan and off-balance sheet securitization transactions, compared to $22.5 billion during 2006. Additionally, the gain on sale margins improved as a result of the stable-to-declining interest rate environment and servicing fees increased 49% as a result of the growth in the off-balance sheet portion of the serviced portfolio.

Our provision for loan losses remained flat during the year ended December 31, 2007, compared to 2006. The provision decreased for our North American Automotive Finance operations due to lower on-balance sheet consumer receivables, consistent with our acceleration of the originate-to-distribute model. The decrease was partially offset by an increase in allowance coverage rates for our North American Automotive Finance operations, as a result of deterioration in the credit performance during the second half of 2007, and an increase for our International Automotive Finance operations due to an increase in the size of the portfolio, particularly in Latin America.

Noninterest expenses increased 4% for the year ended December 31, 2007 compared to 2006. The increase was primarily attributed to the first annual exclusivity fee of $75 million paid to GM in connection with our ten-year exclusivity right to U.S. subvented automotive consumer business.

Income tax expense was $222 million during the year ended December 31, 2007, compared to an income tax benefit of $53 million in 2006. In 2006, certain of our unregulated U.S. subsidiaries became disregarded or pass-through entities for U.S. federal income tax purposes upon their conversion to an LLC. The election resulted in the one-time favorable elimination of a net deferred tax liability of $383 million through income tax expense in 2006. Due to our election to be treated as a disregarded or pass-through entity, a federal tax provision is no longer required for certain of our U.S. subsidiaries. In addition, the year ended December 31, 2007, includes the unfavorable impact of the establishment of an $89 million tax valuation allowance against certain deferred tax assets within our Canadian operations.

Management’s Discussion and Analysis

Consumer Automotive Financing

Historically, we have provided two basic types of financing for new and used vehicles: retail automotive contracts and automotive lease contracts. Due to distress in the capital markets and the used vehicle market, we have experienced funding challenges related to our lease products and decreases in lease residual values. As a result, our new lease production was significantly curtailed in the second half of 2008, and, in January 2009, we ceased originating financing volume through Nuvell, which had focused on nonprime automotive financing through GM-affiliated dealers and also provided private-label automotive financing. In most cases, we purchase retail contracts and leases for new and used vehicles from GM-affiliated dealers when the vehicles are purchased or leased by consumers. In a number of markets outside the United States, we are a direct lender to the consumer. Our consumer automotive financing operations generate revenue through finance charges or lease payments and fees paid by customers on the retail contracts and leases. In connection with lease contracts, we also recognize a gain or loss on the remarketing of the vehicle. For purposes of discussion in this section of the MD&A, the loans related to our consumer automotive-lending activities are referred to as retail contracts.

The amount we pay a dealer for a retail contract is based on the negotiated purchase price of the vehicle and any other products, such as service contracts, less any vehicle trade-in value and any down payment from the consumer. Under the retail contract, the consumer is obligated to make payments in an amount equal to the purchase price of the vehicle (less any trade-in or down payment) plus finance charges at a rate negotiated between the consumer and the dealer. In addition, the consumer is also responsible for charges related to past-due payments. When we purchase the contract, it is normal business practice for the dealer to retain some portion of the finance charge as income for the dealership. Our agreements with dealers place a limit on the amount of the finance charges they are entitled to retain. Although we do not own the vehicles we finance through retail contracts, we hold a perfected security interest in those vehicles.

With respect to consumer leasing, we purchase leases (and the associated vehicles) from dealerships. The purchase price of consumer leases are based on the negotiated price for the vehicle, less any vehicle trade-in and any down payment from the consumer. Under the lease, the consumer is obligated to make payments in amounts equal to the amount by which the negotiated purchase price of the vehicle (less any trade-in value or down payment) exceeds the projected residual value (including rate support) of the vehicle at lease termination, plus lease charges. The consumer is also responsible for charges related to past due payments, excess mileage, and excessive wear and tear. When the lease contract is entered into, we estimate the residual value of the leased vehicle at lease termination. We generally base our determination of the projected residual values on a guide published by an independent publisher of vehicle residual values, which is stated as a percentage of the manufacturer’s suggested retail price. These projected values may be upwardly adjusted as a marketing incentive, if GM or GMAC considers an above-market residual to encourage consumers to lease vehicles or for a low mileage lease program. Our standard leasing plan, SmartLease, requires a monthly payment by the consumer. We also offer an alternative leasing plan, SmartLease Plus that requires one up-front payment of all lease amounts at the time the consumer takes possession of the vehicle.

In addition to the SmartLease plans, prior to September 2008, we offered the SmartBuy plan through U.S. dealerships to consumers. SmartBuy combined certain features of a lease contract with those of a traditional retail contract. Under the SmartBuy plan, the customer pays regular monthly payments that are generally lower than would otherwise be owed under a traditional retail contract. At the end of the contract, the customer has several options, including keeping the vehicle by making a final balloon payment, refinancing the balloon payment, or returning the vehicle to us and paying a disposal fee plus any applicable excess wear and excess mileage charges. Unlike a lease contract, during the course of a SmartBuy contract the customer owns the vehicle, and we hold a perfected security interest in the vehicle. Effective September 2008, we ceased offering originations of the SmartBuy product.

With respect to all financed vehicles, whether subject to a retail contract or a lease contract, we require that property damage insurance be obtained by the consumer. In addition, for lease contracts, we require that bodily injury and comprehensive and collision insurance be obtained by the consumer.

Consumer automotive finance retail revenue accounted for $4.3 billion, $5.3 billion, and $5.7 billion of our revenue in 2008, 2007, and 2006, respectively.

Management’s Discussion and Analysis

The following table summarizes our new and used vehicle consumer financing volume and our share of GM retail sales:

	GMAC volume			Share of GM retail sales
Year ended December 31, (units in thousands)	2008	2007	2006	2008	2007	2006
Consumer financing
GM new vehicles
North America:
Retail contracts	620	852	973	25%	27%	29%
Leases	309	561	624	13%	18%	19%

Total North America	929	1,413	1,597	38%	45%	48%
International (retail contracts and leases)	539	571	532	25%	23%	24%

Total GM new units financed	1,468	1,984	2,129	32%	35%	38%

Used units financed	442	504	373
Non-GM new units financed	96	108	68

Total consumer automotive financing volume	2,006	2,596	2,570

Our consumer automotive financing volume and penetration levels are significantly influenced by the nature, timing, and extent of GM’s use of rate, residual, and other financing incentives for marketing purposes on consumer retail automotive contracts and leases. Our North American penetration levels in 2008 were lower than what was experienced in 2007, mainly due to tighter underwriting standards, lower industry sales, and efforts to align our originations to levels consistent with reduced funding sources as a result of the disruption in the capital markets. Additionally, lease volume decreased because we increased lease pricing as a result of the significant decline in used vehicle prices and efforts to align originations with funding levels.

GM Marketing Incentives

GM may elect to sponsor incentive programs (on both retail contracts and leases) by supporting financing rates below the standard market rates at which we purchase retail contracts. These marketing incentives are also referred to as rate support or subvention. When GM utilizes these marketing incentives, it pays us at contract inception the present value of the difference between the customer rate and our standard rates, which we defer and recognize as a yield adjustment over the life of the contract.

GM may also provide incentives, referred to as residual support, on leases. As previously mentioned, we bear a portion of the risk of loss to the extent the value of a leased vehicle upon remarketing is below the projected residual value of the vehicle at the time the lease contract is signed. However, these projected values may be upwardly adjusted as a marketing incentive, if GM considers an above-market residual appropriate to encourage consumers to lease vehicles. Residual support by GM results in a lower monthly lease payment by the consumer. GM reimburses us to the extent remarketing sales proceeds are less than the residual value set forth in the lease contract.

In addition to the residual support arrangement, GM shares in residual risk on a significant portion of off-lease vehicles sold at auction. Specifically, we and GM share a portion of the loss when resale proceeds fall below the standard residual values on vehicles sold at auction. GM reimburses us for a portion of the difference between proceeds and the standard residual value (limited to a floor).

Under what we refer to as GM-sponsored pull-ahead programs, consumers may be encouraged to terminate leases early in conjunction with the acquisition of a new GM vehicle. As part of these programs, we waive all or a portion of the customer’s remaining payment obligation. Under most programs, GM compensates us for a portion of the foregone revenue from the waived payments. Additionally, since these programs generally accelerate our remarketing of the vehicle, the sale proceeds are typically higher than otherwise would be realized had the vehicle been remarketed at lease contract maturity, in which case the foregone payments would be adjusted.

Management’s Discussion and Analysis

On November 30, 2006, and in connection with the sale by GM of a 51% interest in GMAC, GM and GMAC entered into several service agreements that codified the mutually beneficial historic relationship between the companies. One such agreement was the United States Consumer Financing Services Agreement (the Financing Services Agreement). The Financing Services Agreement, among other things, provided that subject to certain conditions and limitations, whenever GM offers vehicle financing and leasing incentives to customers (e.g., lower interest rates than market rates), it would do so exclusively through GMAC. This requirement was effective through November 2016, and in consideration for this, GMAC paid to GM an annual exclusivity fee and was required to meet certain targets with respect to consumer retail and lease financings of new GM vehicles.

Effective December 29, 2008, and in connection with the approval of our application to become a bank holding company, GM and GMAC agreed to modify certain terms and conditions of the Financing Services Agreement. Certain of these amendments include the following: (i) for a two-year period, GM can offer retail financing incentive programs through a third-party financing source under certain specified circumstances, and in some cases subject to the limitation that pricing offered by the third party meets certain restrictions, and after the two-year period GM can offer any incentive programs on a graduated basis through third parties on a nonexclusive, side-by-side basis with GMAC, provided that the pricing of the third parties meets certain requirements; (ii) GMAC will have no obligation to provide operating lease financing products; and (iii) GMAC will have no targets against which it could be assessed penalties. The modified Financing Services Agreement will expire on December 24, 2013. A primary objective of the Financing Services Agreement continues to be supporting distribution and marketing of GM products.

The following table summarizes the percentage of our annual retail contracts and lease volume that includes GM-sponsored rate and residual incentives.

Year ended December 31,	2008	2007	2006
North America	79%	85%	90%
International	40%	42%	52%

Consumer Credit Approval

Before purchasing a retail contract or lease from the dealer, we perform a credit review based on information provided by the dealer. As part of this process we evaluate, among other things, the following factors:

•	the consumer’s credit history, including any prior experience with us;

•	the asset value of the vehicle and the amount of equity (down payment) in the vehicle; and

•	the term of the retail contract or lease.

We use a proprietary credit scoring system to support this credit approval process and to manage the credit quality of the portfolio. We use credit scoring to differentiate expected default rates of credit applicants, enabling us to better evaluate credit applications for approval and to tailor the pricing and financing structure according to this assessment of credit risk. We periodically review our credit scoring models and update them for historical information and current trends; these actions by management, however, do not eliminate credit risk. Improper evaluations of contracts for purchase, and changes in the applicant’s financial condition after approval could negatively affect the quality of our receivables portfolio, resulting in credit losses.

Upon successful completion of our credit underwriting process, we purchase the retail automotive financing contract or lease from the dealer.

Underwriting criteria for the U.S. consumer portfolio were tightened during 2008. In October 2008, we limited purchased contracts to consumers with FICO credit scores of 700 or above and restricted contracts with higher advance rates and longer terms. The changes in underwriting criteria were related to the current market environment, which reduced our access to funding and increased our cost of funds. On December 29, 2008, immediately after receiving the TARP investment, we expanded our retail automotive financing activities in the United States to include a broader spectrum of consumers.

Management’s Discussion and Analysis

Consumer Credit Risk Management

Credit losses in our consumer automotive retail contract and lease portfolio are influenced by general business and economic conditions, including unemployment rates, bankruptcy filings, and used vehicle prices. We analyze credit losses according to frequency (i.e., the number of contracts that are ultimately charged off) and severity (i.e., the dollar magnitude of loss per charge-off occurrence). We manage credit risk through our contract purchase policy, credit approval process (including our proprietary credit scoring system), and servicing capabilities.

The process of creating a pool of retail automotive finance receivables for securitization or sale typically involves excluding retail contracts that are greater than 30 days delinquent. A portfolio that excludes delinquent contracts historically results in better credit performance in the managed portfolio than in the on-balance sheet portfolio of retail automotive finance receivables.

The managed portfolio includes retail receivables held on-balance sheet for investment and receivables securitized and sold that we continue to service and in which we have a continuing involvement (i.e., in which we retain an interest or risk of loss in the underlying receivables); it excludes securitized and sold automotive finance receivables that we continue to service but in which we have no other continuing involvement (serviced-only portfolio). We believe the disclosure of the managed portfolio credit experience presents a more complete presentation of our credit exposure because the managed basis reflects not only on-balance sheet receivables but also securitized assets in which we retain a risk of loss in the underlying assets (typically in the form of a subordinated retained interest).The following tables summarize pertinent loss experience in the managed and on-balance sheet consumer automotive retail contract portfolios. Consistent with the presentation on our Consolidated Balance Sheets, retail contracts presented in the table represent the principal balance of the automotive finance receivables less unearned income.

Year ended December 31, ($ in millions)	Average retail assets			Annual charge-offs, net of recoveries (a)			Net charge-off rate
	2008	2007	2006	2008	2007	2006	2008	2007	2006
Managed
North America (b)	$46,832	$49,620	$55,746	$889	$595	$669	1.90%	1.20%	1.20%
International	18,279	17,269	15,259	145	89	113	0.79%	0.52%	0.74%

Total managed	$65,111	$66,889	$71,005	$1,034	$684	$782	1.59%	1.02%	1.10%

On-balance sheet
North America (b)	$32,457	$40,888	$50,335	$679	$555	$659	2.09%	1.36%	1.31%
International	18,279	17,269	15,259	145	89	113	0.79%	0.52%	0.74%

Total on-balance sheet	$50,736	$58,157	$65,594	$824	$644	$772	1.62%	1.11%	1.18%

(a)	Net charge-offs exclude amounts related to residual losses on balloon automotive SmartBuy finance contracts. These amounts totaled $344 million, $28 million, and $26 million for the years ended December 31, 2008, 2007, and 2006, respectively.
(b)	North America 2006 annualized charge-offs, net of recoveries, include $100 million of certain expenses related to repossessed vehicles, which are included in other operating expenses in the Consolidated Statements of Income.

The following table summarizes pertinent delinquency experience in the consumer automotive retail contract portfolio.

	Percent of retail contracts 30 days or more past due (a)
	Managed		On-balance sheet
December 31,	2008	2007	2008	2007
North America	3.39%	2.82%	3.57%	3.16%
International	2.66%	2.41%	2.66%	2.41%

Total	3.11%	2.67%	3.12%	2.83%

(a)	Past due contracts are calculated on the basis of the average number of contracts delinquent during a month and exclude accounts in bankruptcy.

Management’s Discussion and Analysis

In addition to the preceding loss and delinquency data, the following table summarizes bankruptcies information for the U.S. consumer automotive retail contract portfolio (which represents approximately 48% and 53% of our on-balance sheet consumer automotive retail contract portfolio for 2008 and 2007, respectively) and repossession information for the Global Automotive Finance operations consumer automotive retail contract portfolio:

	Managed		On-balance sheet
Year ended December 31,	2008	2007	2008	2007
United States:
Average retail contracts in bankruptcy (in units) (a)	49,295	60,024	41,902	58,136
Bankruptcies as a percentage of average number of contracts outstanding	1.98%	2.12%	2.62%	2.52%

North America:
Retail contract repossessions (in units)	80,476	77,955	59,205	70,838
Repossessions as a percentage of average number of contracts outstanding	2.71%	2.36%	2.94%	2.69%
International:
Retail contract repossessions (in units)	11,978	12,090	11,978	12,090
Repossessions as a percentage of average number of contracts outstanding	0.70%	0.77%	0.70%	0.77%

(a)	Includes those accounts where the customer has filed for bankruptcy and is not yet discharged, the customer was discharged from bankruptcy but did not affirm their loan with GMAC, and other special situations where the customer is protected by applicable law with respect to GMAC’s normal collection policies and procedures.

The decrease in the average number of U.S. retail contracts in bankruptcy has declined consistent with the declines in the size of the U.S. retail portfolio.

Servicing

Servicing activities consist largely of collecting and processing customer payments, responding to customer inquiries such as requests for payoff quotes, processing customer requests for account revisions (such as payment extensions and refinancings), maintaining a perfected security interest in the financed vehicle, monitoring vehicle insurance coverage, and disposing of off-lease vehicles. Servicing activities are generally consistent for our Global Automotive Finance operations; however, certain practices may be influenced by local laws and regulations.

Our customers have the option to receive monthly billing statements or coupon books, and to remit payment by mail or through electronic fund transfers. Customer payments are processed by regional third-party processing centers that electronically transfer payment data to customers’ accounts.

Servicing activities also include initiating contact with customers who fail to comply with the terms of the retail contract or lease. These contacts typically begin with a reminder notice when the account is 2 to 15 days past due. Telephone contact typically begins when the account is 5 to 20 days past due. Accounts that become 25 to 30 days past due are transferred to special collection centers that track accounts more closely. The nature and timing of these activities depend on the repayment risk that the account poses.

During the collection process, we may offer a payment extension to a customer experiencing temporary financial difficulty. A payment extension enables the customer to delay monthly payments for 30, 60, or 90 days, thereby deferring the maturity date of the contract by the period of delay. Extensions granted to a customer typically do not exceed 90 days in the aggregate during any 12-month period or 180 days in aggregate over the life of the contract. If the customer’s financial difficulty is not temporary and management believes the customer could continue to make payments at a lower payment amount, we may offer to rewrite the remaining obligation, extending the term and lowering the monthly payment obligation. Extensions and rewrites are techniques that help mitigate financial loss in those cases where management believes the customer will recover from financial difficulty and resume regularly scheduled payments or can fulfill the obligation with lower payments over a longer period. Before offering an extension or rewrite, collection personnel evaluate and take into account the capacity of the customer to meet the revised payment terms. Although the granting of an extension could delay the eventual charge-off of an account, typically we are able to repossess and sell the related collateral, thereby mitigating the loss. As an indication of the effectiveness of our consumer credit practices, of the total amount outstanding in the United

Management’s Discussion and Analysis

States traditional retail portfolio as of December 31, 2005, only 9.2% of the extended or rewritten accounts were subsequently charged-off through December 31, 2008. A three-year period was utilized for this analysis as this approximates the weighted average remaining term of the portfolio. As of December 31, 2008, 5.7% of the total amount outstanding in the servicing portfolio had been granted an extension or rewritten.

Subject to legal considerations, we will normally begin repossession activity once an account becomes 60-days past due. Repossession may occur earlier if management determines the customer is unwilling to pay, the vehicle is in danger of being damaged or hidden, or the customer voluntarily surrenders the vehicle. Approved third-party repossession firms handle repossessions. Normally, the customer is given a period to redeem the vehicle by paying off the account or bringing the account current. If the vehicle is not redeemed, it is sold at auction. If the proceeds do not cover the unpaid balance, including unpaid finance charges and allowable expenses, the resulting deficiency is charged-off. Asset recovery centers pursue collections on accounts that have been charged off, including those accounts where the vehicle was repossessed, and skip accounts where the vehicle cannot be located.

We have historically serviced retail contracts and leases in our managed portfolio. We will continue selling a portion of the retail contracts that we originate. With respect to retail and lease contracts we sell, we retain the right to service these retail contracts and leases and earn a servicing fee for our servicing functions. Semperian LLC, a wholly owned subsidiary, performs most servicing activities for U.S. retail contracts and consumer automotive leases on our behalf. Semperian’s servicing activities are performed in accordance with our policies and procedures.

As of December 31, 2008 and 2007, our total consumer automotive serviced portfolio was $104.0 billion and $126.5 billion, respectively, compared to our consumer automotive managed portfolio of $80.8 billion and $100.7 billion, respectively.

Allowance for Loan Losses

Our allowance for loan losses is intended to cover management’s estimate of incurred losses in the portfolio. Refer to the Critical Accounting Estimates section of this MD&A and Note 1 to our Consolidated Financial Statements for further discussion.

The following table summarizes activity related to the consumer allowance for loan losses for our Global Automotive Finance operations.

Year ended December 31, ($ in millions)	2008	2007
Balance at January 1,	$1,309	$1,460
Provision for loan losses	1,236	512
Charge-offs
Domestic	(1,083)	(722)
Foreign	(233)	(169)

Total charge-offs	(1,316)	(891)

Recoveries
Domestic	153	150
Foreign	67	67

Total recoveries	220	217

Net charge-offs	(1,096)	(674)
Impacts of foreign currency translation	(54)	11
Securitization activity	1	—
Other	(2)	—

Allowance at end of year	$1,394	$1,309
Allowance coverage (a)	3.67%	2.87%

(a)	Represents the related allowance for loan losses as a percentage of total on-balance sheet consumer automotive retail contracts excluding loans held-for-sale.

Management’s Discussion and Analysis

Due to weak economic conditions, credit fundamentals in our North American consumer automotive portfolio have deteriorated, with more noticeable increases in those regions of the United States experiencing the highest degree of home price depreciation. Repossessions (as a percentage of contracts outstanding) and loss severity also increased during the year ended December 31, 2008, compared to 2007. The increase in loss severity is illustrated by an increase in the average loss incurred per new vehicle repossessed in the North American retail automotive portfolio, which increased from $9,070 in 2007 to $11,404 in 2008. The increase in loss severity was due to higher advance rates as a result of originating longer-term finance contracts (up to 72 months on new vehicles) consistent with the industry, declining collateral values, higher fuel costs, and deteriorating economic conditions. Conversely, credit trends in the International portfolio remain strong and overall delinquencies are in line with historical experience.

Due to higher repossession trends, net charge-offs as a percentage of average retail assets in North America increased during the year ended December 31, 2008, compared to 2007. The increase is representative of a general weakening in consumer credit as a result of worsening economic conditions.

In response to the weaker credit trends experienced during the year ended December 31, 2008, our North American operations tightened underwriting standards. In addition, we expanded our collection resources by approximately 33%, or over 800 collectors, in 2008 to vigilantly monitor and manage our consumer automotive portfolio.

The allowance for consumer loan losses increased at December 31, 2008, compared to December 31, 2007. The increase in the allowance was primarily attributable to losses incurred on our North American operations’ SmartBuy contracts. Given the depressed state of the used vehicle market during most of 2008, an increasing number of customers are returning vehicles at the end of the contract term and the vehicles are being sold at auction for significant losses. In addition to the overall increase in the level of the allowance, the allowance for loan losses as a percentage of the total on-balance sheet consumer portfolio also increased in comparison with 2007 levels. The continued use of off-balance sheet securitizations and whole-loan sales activity within our North American Automotive Finance operations and fewer new asset originations in 2008 has resulted in an on-balance sheet portfolio with a relatively higher overall credit risk profile than historic levels. The process of building a pool of assets to be included in a securitization or sale typically excludes accounts that are greater than 30 days delinquent. In addition, the process involves selecting from a pool of receivables that are currently outstanding and thereby represent relatively seasoned accounts. A seasoned portfolio that excludes delinquent accounts historically results in better credit performance than the on-balance sheet portfolio of retail finance receivables on which the allowance for loan losses is based.

Consumer automotive leases are operating leases; therefore, they exhibit different loss performance than consumer automotive retail contracts. Credit losses on the operating lease portfolio are not as significant as losses on retail contracts because lease losses are limited to past due payments, late charges, and fees for excess mileage and excessive wear and tear. Since some of these fees are not assessed until the vehicle is returned, credit losses on the lease portfolio are correlated with lease termination volume. As further described in the Critical Accounting Estimates section of this MD&A, credit risk is considered within the overall depreciation rate and the resulting net carrying value of the operating lease asset. North American operating lease accounts past due over 30 days represented 2.27% and 1.74% of the total portfolio at December 31, 2008 and 2007, respectively.

Remarketing and Sales of Leased Vehicles

When we acquire a consumer lease, we assume ownership of the vehicle from the dealer. Neither the consumer nor the dealer is responsible for the value of the vehicle at the time of lease termination. Typically, the vehicle is returned to us for remarketing through an auction. We generally bear the risk of loss to the extent the value of a leased vehicle upon remarketing is below the projected residual value determined at the time the lease contract is signed. GM shares this risk with us in certain circumstances, as described previously under GM Marketing Incentives.

When vehicles are not purchased by customers or the receiving dealer at lease termination, we regain possession of the leased vehicles from the customers and sell the vehicles, primarily through physical and internet auctions. The following table summarizes our methods of vehicle sales in the United States at lease termination, stated as a percentage of total lease vehicle disposals.

Management’s Discussion and Analysis

Year ended December 31,	2008	2007	2006
Auction
Internet	47%	43%	38%
Physical	38%	39%	44%
Sale to dealer	10%	12%	12%
Other (including option exercised by lessee)	5%	6%	6%

We primarily sell our off-lease vehicles through:

•

Internet auctions — We offer off-lease vehicles to GM dealers and affiliates through a proprietary internet site (SmartAuction). This internet sales program increases the net sales proceeds from off-lease vehicles by reducing the time between vehicle return and ultimate disposition, reducing holding costs, and broadening the number of prospective buyers, thereby maximizing proceeds. We maintain the internet auction site, set the pricing floors on vehicles, and administer the auction process. We earn a service fee for every sale.

•

Physical auctions — We dispose of our off-lease vehicles not purchased at termination by the lease consumer or dealer through traditional official GM-sponsored auctions. We are responsible for handling decisions at the auction, including arranging for inspections, authorizing repairs and reconditioning, and determining whether bids received at auction should be accepted.

Lease Residual Risk Management

We are exposed to residual risk on vehicles in the consumer lease portfolio. This lease residual risk represents the possibility that the actual proceeds realized upon the sale of returned vehicles will be lower than the projection of these values used in establishing the pricing at lease inception. The following factors most significantly influence lease residual risk:

•

Used vehicle market — We are at risk due to changes in used vehicle prices. General economic conditions, off-lease vehicle supply, and new vehicle market prices (of both GM and other manufacturers) most heavily influence used vehicle prices.

•

Residual value projections — As previously discussed, we establish residual values at lease inception by consulting independently published guides and periodically reviewing these residual values during the lease term. These values are projections of expected values in the future (typically between two and four years) based on current assumptions for the respective make and model. Actual realized values often differ.

•	Remarketing abilities — Our ability to efficiently process and effectively market off-lease vehicles affects the disposal costs and the proceeds realized from vehicle sales.

•	GM vehicle and marketing programs — GM influences lease residual results in the following ways:

–	GM provides support to us for certain residual deficiencies.

–	The brand image and consumer preference of GM products affect residual risk, as our lease portfolio consists primarily of GM vehicles.

–	GM marketing programs may influence the used vehicle market for GM vehicles, through programs such as incentives on new vehicles, programs designed to encourage lessees to terminate their leases early in conjunction with the acquisition of a new GM vehicle (referred to as pull-ahead programs), and special rate used vehicle programs.

Management’s Discussion and Analysis

The following table summarizes the volume of lease terminations and the average sales proceeds on 24-, 36-, and 48-month scheduled lease terminations, adjusted for 2008 termination vehicle mix, in the United States serviced lease portfolio for the years shown.

Year ended December 31,	2008	2007	2006
Off-lease vehicles remarketed (in units)	425,567	315,512	272,094
Sales proceeds on scheduled lease terminations ($ per unit)
24-month	$19,076	$20,784	$19,968
36-month	13,454	15,543	15,574
48-month	11,490	14,005	13,642

In light of current economic conditions, specifically declines in demand and used vehicle sale prices, we determined that triggering events had occurred during 2008 that required operating lease assets to be evaluated for impairment. As a result, we recognized impairment of $1.2 billion on vehicle operating lease assets held by our Global Automotive Finance operations. This impairment consisted of $808 million related to sport-utility vehicles and trucks in the United States and Canada and $384 million related to the car portfolio in the United States. The impairment recognized by our International Automotive Finance operations totaled $26 million and related to its full-service leasing portfolio.

Early lease contract terminations are impacted by GM-sponsored pull-ahead programs. Under these marketing programs, consumers are encouraged to terminate leases early in conjunction with the acquisition of a new GM vehicle. The sales proceeds per vehicle on scheduled lease terminations in the preceding table do not include the effect of payments GM is obligated to reimburse us in relation to the pull-ahead programs.

Commercial Automotive Financing

Automotive Wholesale Dealer Financing

One of the most important aspects of our Global Automotive Finance operations is supporting the sale of GM vehicles through wholesale or floorplan financing, primarily through automotive finance purchases by dealers of new and used vehicles manufactured or distributed by GM and, less often, other vehicle manufacturers, before sale or lease to the retail customer. Wholesale automotive financing represents the largest portion of our commercial financing business and is the primary source of funding for GM dealers’ purchases of new and used vehicles. In 2008, we financed 5.4 million new GM vehicles (representing an 81% share of GM sales to dealers). In addition, we financed approximately 196,000 new non-GM vehicles.

Wholesale credit is arranged through lines of credit extended to individual dealers. In general, each wholesale credit line is secured by all the vehicles financed by us and, in some instances, by other assets owned by the dealer or the operator’s/owner’s personal guarantee. The amount we advance to dealers is equal to 100% of the wholesale invoice price of new vehicles, which includes destination and other miscellaneous charges, and with respect to vehicles manufactured by GM and other motor vehicle manufacturers, a price rebate, known as a holdback, from the manufacturer to the dealer in varying amounts stated as a percentage of the invoice price. Interest on wholesale automotive financing is generally payable monthly. Most wholesale automotive financing of our North American Automotive Finance operations is structured to yield interest at a floating rate indexed to the Prime Rate. The wholesale automotive financing of our International Automotive Finance operations is structured to yield interest at a floating rate indexed to benchmark rates specific to the relative country. The rate for a particular dealer is based on, among other things, competitive factors, the amount and status of the dealer’s creditworthiness, and various incentive programs.

Under the terms of the credit agreement with the dealer, we may demand payment of interest and principal on wholesale credit lines at any time; however, unless we terminate the credit line or the dealer defaults, we generally require payment of the principal amount financed for a vehicle upon its sale or lease by the dealer to the customer. Ordinarily, a dealer has between one and five days, based on risk and exposure of the account, to satisfy the obligation.

Wholesale automotive financing accounted for $1.4 billion, $1.4 billion, and $1.3 billion of our revenues in 2008, 2007, and 2006, respectively.

Management’s Discussion and Analysis

The following table summarizes our wholesale financing of new vehicles and share of GM sales to dealers in markets where we operate.

	GMAC volume			Share of GM sales
Year ended December 31, (units in thousands)	2008	2007	2006	2008	2007	2006
GM vehicles
North America	2,540	3,161	3,464	76%	77%	76%
International	2,864	2,932	2,658	85%	88%	86%

Total GM units financed	5,404	6,093	6,122	81%	82%	80%
Non-GM units financed	196	199	145

Total wholesale volume	5,600	6,292	6,267

Our wholesale automotive financing continues to be the primary funding source for GM dealer inventories. Penetration levels in North America in 2008 continued to reflect traditionally strong levels, consistent with recent historical experience. International levels decreased in 2008 mainly due to lower financing volume in Europe.

Credit Approval

Before establishing a wholesale line of credit, we perform a credit analysis of the dealer. During this analysis, we:

•	review credit reports and financial statements and, may obtain bank references;

•	evaluate the dealer’s marketing capabilities;

•	evaluate the dealer’s financial condition; and

•	assess the dealer’s operations and management.

On the basis of this analysis, we may approve the issuance of a credit line and determine the appropriate size. Generally, the size of the credit line is intended to be an amount sufficient to finance approximately a 90-day supply of new vehicles and a 30-60 day supply of used vehicles. Our credit guidelines ordinarily require that advances to finance used vehicles be approved on a vehicle-by-vehicle basis.

Commercial Credit

Our credit risk on the commercial portfolio is markedly different from that of our consumer portfolio. Whereas the consumer portfolio represents a relatively homogeneous pool of retail contracts and leases that exhibits fairly predictable and stable loss patterns, the commercial portfolio exposures are less predictable. In general, the credit risk of the commercial portfolio is tied to overall economic conditions in the countries in which we operate. Further, our credit exposure is concentrated in automotive dealerships (primarily GM dealerships). Occasionally, GM provides guarantees on certain commercial loans we have outstanding. As of December 31, 2008 and 2007, approximately $88 million and $80 million, respectively, in commercial loans and receivables were covered by a GM guarantee. Additionally, GM is bound by repurchase obligations to repurchase new vehicle inventory under certain circumstances, such as dealer default.

Credit risk is managed and guided by policies and procedures that are designed to ensure risks are accurately and consistently assessed, properly approved, and continuously monitored. We approve significant transactions and are responsible for credit risk assessments (including the evaluation of the adequacy of the collateral). We also monitor the credit risk profile of individual borrowers and the aggregate portfolio of borrowers — either within a designated geographic region or a particular product or industry segment. Corporate approval is required for transactions exceeding business unit approval limits.

Management’s Discussion and Analysis

To date, the commercial receivables that have been securitized and accounted for as off-balance sheet transactions primarily represent wholesale lines of credit extended to automotive dealerships, which historically have experienced low losses and some dealer term loans. As a result, only the on-balance sheet commercial portfolio credit experience is presented in the following table:

Year ended December 31, ($ in millions)	Total loans		Impaired loans (a)		Average loans		Annual charge-offs, net of recoveries
	2008	2007	2008	2007	2008	2007	2008	2007	2006
Wholesale	$24,129	$22,961	$1,312	$44	$24,449	$22,172	$10	$2	$6
			5.44%	0.19%			0.04%	0.01%	0.03%
Other commercial financing	3,986	4,565	248	8	4,555	4,227	4	4	4
			6.22%	0.18%			0.09%	0.09%	0.10%

Total on-balance sheet	$28,115	$27,526	$1,560	$52	$29,004	$26,399	$14	$6	$10
			5.55%	0.19%			0.05%	0.02%	0.04%

(a)	Includes loans where it is probable that we will be unable to collect all amounts due according to the terms of the loan.

Loss reserves for impaired loans increased from $8 million at December 31, 2007, to $138 million at December 31, 2008, due to economic pressures placed on dealers as a result of declining sales volume, declining financial position, and a challenging credit environment. In addition, we recorded $33 million as a valuation allowance associated with our retained interest in off-balance sheet commercial securitization transactions. No such valuation allowance was recognized in 2007. Despite the increase in impaired wholesale receivables and dealer loans in 2008, annual charge-offs on the commercial portfolio remained at relatively low levels in 2008 as these receivables are generally secured by vehicles, real estate, other forms of collateral, and certain GM repurchase obligations, which help mitigate losses on these loans in the event of default.

Servicing and Monitoring

We service all of the wholesale credit lines in our portfolio and the wholesale automotive finance receivables that we have securitized. A statement setting forth billing and account information is prepared by us and distributed on a monthly basis to each dealer. Interest and other nonprincipal charges are billed in arrears and are required to be paid immediately upon receipt of the monthly billing statement.

Generally, dealers remit payments to GMAC through wire transfer transactions initiated by the dealer through a secure web application.

Dealers are assigned a credit category based on various factors, including capital sufficiency, operating performance, financial outlook, and credit and payment history. The credit category affects the amount of the line of credit, the determination of further advances, and the management of the account. We monitor the level of borrowing under each dealer’s account daily. When a dealer’s balance exceeds the credit line, we may temporarily suspend the granting of additional credit or increase the dealer’s credit line or take other actions, following evaluation and analysis of the dealer’s financial condition and the cause of the excess.

We periodically inspect and verify the existence of dealer vehicle inventories. The timing of the verifications varies, and no advance notice is given to the dealer. Among other things, verifications are intended to determine dealer compliance with the financing agreement and confirm the status of our collateral.

Other Commercial Automotive Financing

We also provide other forms of commercial financing for the automotive industry. The following describes our other commercial automotive financing markets and products:

•

Automotive dealer term loans — We make loans to dealers to finance other aspects of the dealership business. These loans are typically secured by real estate, other dealership assets, and occasionally the personal guarantees of the individual owners of the dealership. Automotive dealer loans composed 2% of our Global Automotive Finance operations’ assets as of December 31, 2008, consistent with 2007.

Management’s Discussion and Analysis

•

Automotive fleet financing — Dealers, their affiliates, and other companies may obtain financing to purchase vehicles, which they lease or rent to others. These transactions represent our fleet financing activities. We generally have a security interest in these vehicles and in the rental payments; however, competitive factors may occasionally limit the security interest in this collateral. Automotive fleet financing composed less than 1% of our Global Automotive Finance operations’ assets as of December 31, 2008, consistent with 2007.

•

Full-service leasing products — We offer full-service individual and fleet leasing products in Europe, Mexico, and Australia. In addition to financing the vehicles, we offer maintenance, fleet and accident management services, fuel programs, short-term vehicle rental, and title and licensing services. Full-service leasing products composed 2% of our Global Automotive Finance operations’ assets as of December 31, 2008 and 2007.

Management’s Discussion and Analysis

ResCap

Results of Operations

The following table summarizes the operating results for ResCap for the periods shown. The amounts presented are before the elimination of balances and transactions with our other reporting segments.

Year ended December 31, ($ in millions)	2008	2007	2006	Favorable/ (unfavorable) 2008-2007 % change	Favorable/ (unfavorable) 2007-2006 % change
Revenue
Total financing revenue and other interest income	$3,737	$7,357	$8,169	(49)	(10)
Interest expense	3,621	6,358	6,447	43	1

Net financing revenue	116	999	1,722	(88)	(42)
Servicing fees	1,488	1,790	1,584	(17)	13
Servicing asset valuation and hedge activities, net	(286)	(544)	(1,100)	47	51

Net servicing income	1,202	1,246	484	(4)	157
(Loss) gain on mortgage loans, net	(2,004)	(332)	890	n/m	(137)
Gains on extinguishment of debt	1,875	521	—	n/m	n/m
Other income, net of losses	(1,537)	(757)	1,222	(103)	(162)

Total other (expense) revenue	(464)	678	2,596	(168)	(74)
Total net (loss) revenue	(348)	1,677	4,318	(121)	(61)
Provision for loan losses	2,231	2,580	1,334	14	(93)
Impairment of goodwill and other intangible assets	—	455	—	100	n/m
Noninterest expense	3,105	3,024	2,568	(3)	(18)

(Loss) income before income tax benefit	(5,684)	(4,382)	416	(30)	n/m
Income tax benefit	(23)	(36)	(289)	(36)	(88)

Net (loss) income	$(5,661)	$(4,346)	$705	(30)	n/m

Total assets	$47,564	$82,489	$135,101	(42)	(39)

n/m = not meaningful

2008 Compared to 2007

ResCap experienced a net loss of $5.7 billion for the year ended December 31, 2008, compared to a net loss of $4.3 billion for 2007. The 2008 results continued to be adversely affected by economic conditions both domestically and internationally. The mortgage and capital markets continued to experience severe stress throughout 2008 due to credit concerns and housing market contractions in the United States and foreign markets in which we operate, effectively eliminating liquidity sources. Reduced liquidity in the capital markets resulted in stricter mortgage underwriting guidelines, which when coupled with declining home prices, limited refinancing options for homeowners. Housing prices in many parts of the United States, the United Kingdom, and other international markets declined significantly during 2008. Additionally, the number of delinquent loans increased causing unfavorable severity and frequency assumptions. These adverse conditions resulted in lower net interest margins, increased losses on mortgage loan sales, a decline in fair market value of our mortgage loans held-for-sale, and higher provision for losses in our mortgage held-for-investment and lending receivables portfolio. As these market conditions persist, these unfavorable impacts on our results of operations may continue. These negative impacts were partially offset during the year by gains recognized on the extinguishment of debt as well as cost reductions from restructuring actions.

Net financing revenue was $116 million for the year ended December 31, 2008, compared to $999 million in 2007. Total financing revenue decreased for the year ended December 31, 2008, compared to 2007, primarily due to a decline in the average mortgage loan and lending receivable asset balances resulting from declines in mortgage production, continued portfolio run-off, reductions caused by the deconsolidation of $27.4 billion in securitization trusts in 2007, and the sale of ResCap’s healthcare finance business. The decrease was further attributable to an increase in the rate of delinquencies.

Management’s Discussion and Analysis

Interest expense decreased 43% for the year ended December 31, 2008, compared to 2007, primarily due to lower average borrowings, partially offset by higher cost of funds as a result of unfavorable capital market conditions and our refinancing initiatives in 2008.

Net servicing income decreased 4% for the year ended December 31, 2008, compared to 2007. Servicing fees declined due to higher delinquencies and a smaller portfolio as a result of sales of excess servicing and mortgage servicing rights and the run-off of our nongovernment-sponsored portfolio. However, net servicing asset valuation and hedge activities increased despite a larger decline in mortgage rates in 2008 than in 2007. Prepayment speeds in 2008 were slower due to tighter credit standards and declining home prices that limited refinancing options. Additionally, a steeper overall yield curve led to a positive impact on our hedge activities to offset asset valuation losses.

The net loss on mortgage loans was $2.0 billion for the year ended December 31, 2008, compared to a net loss of $332 million for 2007. The increase was primarily the result of the liquidation of mortgage loans in our international operations and certain distressed assets to enhance liquidity. During 2008, $1.9 billion of distressed mortgage loans were sold resulting in losses of $522 million. Additionally, market conditions in the United Kingdom and continental Europe deteriorated significantly, resulting in lower pricing, higher losses, and substantial negative fair value adjustments on the mortgage loans held-for-sale in these markets. The net loss was partially offset by focusing loan originations and sales primarily on our prime conforming and government-sponsored products.

Gains on extinguishment of debt totaled $1.9 billion for the year ended December 31, 2008, compared to $521 million in 2007. During the first nine months of 2008, debt extinguishment gains of $1.1 billion were recognized following our contribution to ResCap of ResCap notes obtained through open-market repurchase (OMR) transactions or debt tender and exchange offerings. The 2008 gain also includes $757 million related to the private debt exchange and cash tender offers completed during the fourth quarter. Refer to the Critical Accounting Estimates section in this MD&A for further discussion related to the private debt exchange and cash tender offers. The gain in 2007 was the result of a tender offer completed by ResCap during 2007 and our forgiveness of ResCap notes acquired in OMR transactions.

Other income, net of losses was a loss of $1.5 billion for the year ended December 31, 2008, compared to $757 million in 2007. The increase in expense was primarily due to the continued stress in the mortgage and capital markets and its effect on homebuilders. This resulted in declines in model home lease income and lot option fees, higher write-downs on lot option projects and model homes, an increase in the loss on sale of model homes, and unfavorable fair value adjustments related to the adoption of SFAS 159, The Fair Value Option for Financial Assets and Financial Liabilities (SFAS 159). Additionally, an impairment of $255 million was recorded during the three months ended June 30, 2008, resulting from an adjustment in fair value on the resort finance business due to its held-for-sale classification. These adverse impacts were partially offset by lower market valuation losses on real estate owned due to lower balances following the deconsolidation of the securitized held-for-investment portfolio in late 2007.

The provision for loan losses decreased 14% for the year ended December 31, 2008, compared to 2007. The decrease was primarily driven by a smaller loan portfolio subject to allowance due to the deconsolidation of $27.4 billion of mortgage loans held-for-investment in 2007. Additionally, certain fair value elections were made on January 1, 2008, under SFAS 159 that resulted in a lower provision because these assets were no longer subject to an allowance. These impacts were partially offset by an increase in the provision due to increased delinquencies, higher severity and frequency assumptions, and home price depreciation.

During the year ended December 31, 2007, goodwill impairment of $455 million was recorded as a result of certain triggering events, including credit downgrades and losses for the business. No such impairment was recognized during 2008.

Noninterest expense increased 3% during the year ended December 31, 2008, compared to 2007. The increase was primarily attributable to an increase in foreign currency losses due to the strengthening U.S. dollar and the changes in unhedged exposure caused by the limited availability of willing counterparties to enter into forward arrangements. The increase was also impacted by an increase in professional fees primarily due to costs associated with ResCap’s debt tender and exchange offerings during the three months ended June 30, 2008. These adverse impacts were partially offset by lower compensation and benefits expense due to announced reductions in workforce as a result of restructuring efforts.

Management’s Discussion and Analysis

Income tax benefit decreased $13 million during the year ended December 31, 2008, compared to 2007. The decrease was primarily due to the establishment of deferred tax valuation allowances by most of our foreign operations. In conjunction with our review of international deferred tax assets during 2008, we concluded a full valuation allowance should be recorded for most of our international business units since we believe these tax assets will not be realized.

2007 Compared to 2006

ResCap experienced a net loss of $4.3 billion during the year ended December 31, 2007, compared to net income of $705 million during 2006. During 2007, the mortgage and capital markets experienced severe stress due to credit concerns and housing market contractions in the United States. During the second half of the year, these negative market conditions spread to the foreign markets in which our mortgage subsidiaries operate, predominantly in the United Kingdom and continental Europe, and to the residential homebuilders domestically.

Net financing revenue was $999 million for the year ended December 31, 2007, compared to $1.7 billion in 2006. Total financing revenue decreased for the year ended December 31, 2007, compared to 2006, primarily due to a decline in mortgage loan asset balances, lower warehouse-lending balances, and an increase in nonaccrual loans due to higher delinquency rates. Mortgage loans asset balances decreased due to lower loan production, continued portfolio run-off, and the deconsolidation of $25.9 billion of net assets in securitization trusts. The deconsolidation resulted in the removal of $27.4 billion of primarily nonprime mortgage loans held-for-investment and $1.5 billion for the related allowance for loan losses. Loan production decreased because we steadily reduced our exposure to nonprime and nonconforming loans during the year ended December 31, 2007, through changes to product pricing, product offerings, and targeted asset sales. Lower warehouse-lending balances contributed to market conditions, customer bankruptcies and defaults, and our strategic decision to reduce the warehouse-lending business. The decrease in interest expense during the year ended December 31, 2007, compared to 2006, was primarily driven by lower asset levels.

Net servicing income increased 157% for the year ended December 31, 2007, compared to 2006, due to positive hedging activity results and an increase in the average size of the mortgage servicing rights portfolio. The increase in the average servicing portfolio resulted in an increase in servicing fees of $206 million. The increase was partially offset by a decline in the valuation of mortgage servicing rights caused by unfavorable movement in the yield curve and increased prepayment assumptions.

The net loss on sale of loans was $332 million during the year ended December 31, 2007, compared to a net gain of $890 million for 2006. The decrease was primarily due to the decline in the fair value of mortgage loans held-for-sale and obligations to fund mortgage loans due to lower investor demand and lack of domestic and foreign market liquidity. As a result, the pricing for various loan product types deteriorated during the year ended December 31, 2007, as investor uncertainty remained high regarding the performance of these loans. The loss on sale of loans was partially offset by a $526 million gain on the sale of residual cash flows related to the deconsolidation of $27.4 billion in securitization trusts.

Gains on extinguishment totaled $521 million for the year ended December 31, 2007. During the fourth quarter of 2007, debt extinguishment gains of $369 million were recognized following our contribution of ResCap notes obtained through open-market repurchase transactions. The gain also includes $152 million as a result of a tender offer completed by ResCap during 2007. There were no such gains on extinguishment of debt during 2006.

Other income, net of losses was a loss of $757 million for the year ended December 31, 2007, compared to income of $1.2 billion in 2006. The decrease was primarily due to the spread of the stress in the mortgage and capital markets and its affect on homebuilders. The result was an increase in impairment charges on land contracts and model homes of $159 million, a loss on model home sales of $40 million, lower equity income of $136 million, and a decrease in fee income due to the decrease in mortgage loan production.

The provision for loan losses increased to $2.6 billion during the year ended December 31, 2007, compared to $1.3 billion in 2006. The increase was driven by the continued deterioration in the domestic housing market, which resulted in higher loss severity and frequency, and an increase in estimated losses related to delinquent loans. Mortgage loans held-for-investment past due 60 days or more increased to 13.3% of the total unpaid principal balance as of December 31, 2007, from 12.5% at December 31, 2006. The same economic conditions impacting mortgage loans held-for-investment also caused severe financial stress for certain warehouse-lending customers, which also contributed to the increase in the provision for loan losses.

Management’s Discussion and Analysis

Noninterest expense increased 18% during the year ended December 31, 2007, compared to 2006. The increase was driven by additional provisions for assets sold with recourse, due to market conditions driving an increase in loan repurchase activity. Under the representations, we agree to repurchase the loans, at par, if early payment default occurs. The increase was also attributed to higher legal-related costs, increased expenses related to owned real estate, and restructuring costs of $127 million recorded during the fourth quarter of 2007. Refer to Note 25 of the Notes to Consolidated Financial Statements for additional restructuring information.

During the year ended December 31, 2007, goodwill impairment of $455 million was recorded as a result of certain triggering events in the third quarter including credit downgrades and losses for the business. Refer to Note 11 of the Notes to Consolidated Financial Statements for additional information.

Income tax benefit decreased $253 million during the year ended December 31, 2007, compared to 2006. In 2006, certain of ResCap’s unregulated U.S. subsidiaries became disregarded or pass-through entities for U.S. federal income tax purposes upon their conversion to an LLC. The election resulted in the one-time favorable elimination of a net deferred tax liability through income tax expense. A similar reduction to income tax expense was absent from the 2007 results. Generally, there is no income tax or benefit with respect to these disregarded entities as they are nontaxable with the exception of certain state and local jurisdictions that tax LLCs at the entity level.

U.S. Residential Finance

Through our activities at ResCap, we remain one of the largest residential mortgage producers and servicers in the United States, producing approximately $55 billion in residential mortgage loans in 2008 and servicing approximately $365 billion in residential mortgage loans as of December 31, 2008. The principal activities of our U.S. Residential Finance business include originating, purchasing, selling, and securitizing residential mortgage loans; servicing residential mortgage loans for ourselves and others; providing collateralized lines of credit to other mortgage originators, which we refer to as warehouse lending; creating a portfolio of mortgage loans and retained interests from securitization activities; and conducting banking activities through GMAC Bank. During the fourth quarter of 2008, we sold the business that provided complementary brokerage and relocation services. Such activities were part of the U.S. Residential Finance business, prior to the sale.

Sources of Loan Production

We have two primary sources for residential mortgage loan production: the origination of loans through our direct lending network and the purchase of loans in the secondary market (primarily from GMAC Bank correspondent lenders). We have ceased loan originations through mortgage brokers and closed our wholesale channel as part of a restructuring initiative announced in September 2008.

•

Direct lending network — Our direct lending network consists of internet and telephone-based operations. We have closed all of our retail branches as part of a restructuring initiative to streamline our operations; however, we are committed to honoring all funding commitments to these customers. We originate residential mortgage loans through our direct lending network under two brands: GMAC Mortgage and ditech.com. In addition, we conduct origination activities associated with refinancing of existing mortgage loans for which we are the primary servicer.

•

Correspondent lender and other secondary market purchases — Loans purchased from correspondent lenders are originated or purchased by the correspondent lenders and subsequently sold to us. Most of the purchases from correspondent lenders are conducted through our affiliate, GMAC Bank. We qualify and approve any correspondent lenders who participate in the loan purchase programs. In light of current market conditions, we redirected the focus of loan originations to only originate loans through GMAC Bank correspondents, including lenders with warehouse lines of credit.

•

Mortgage brokerage network — Prior to the restructuring plan announced in September 2008, we originated residential mortgage loans through mortgage brokers. Subsequent to the restructuring, we ceased loan originations through mortgage brokers and closed our wholesale channel to align our operations with the redirected focus on government sponsored loan products. Loans sourced by mortgage brokers were funded by us and generally closed in the ResCap name.

Management’s Discussion and Analysis

The following summarizes domestic mortgage loan production by channel:

	U.S. mortgage loan production by channel
	2008		2007		2006
Year ended December 31, ($ in millions)	No. of loans	Dollar amount of loans	No. of Loans	Dollar amount of loans	No. of loans	Dollar amount of loans
Retail branches	40,316	$7,389	76,882	$12,260	103,139	$15,036
Direct lending (other than retail branches)	35,044	6,249	92,470	10,664	135,731	12,547
Mortgage brokers	28,210	5,920	110,404	20,561	169,200	29,025
Correspondent lender and secondary market purchases	166,900	35,583	287,084	50,420	642,169	104,960

Total U.S. production	270,470	$55,141	566,840	$93,905	1,050,239	$161,568

Types of Mortgage Loans

In response to the market conditions during 2008, we have adjusted our business model to originate primarily prime conforming and government mortgage loans. Historically, we have originated and acquired mortgage loans that generally fall into one of the following five categories:

•

Prime conforming mortgage loans — These are prime credit quality first-lien mortgage loans secured by single-family residences that meet or conform to the underwriting standards established by Fannie Mae or Freddie Mac for inclusion in their guaranteed mortgage securities programs.

•

Prime nonconforming mortgage loans — These are prime credit quality first-lien mortgage loans secured by single-family residences that either (1) do not conform to the underwriting standards established by Fannie Mae or Freddie Mac, because they have original principal amounts exceeding Fannie Mae and Freddie Mac limits, which are commonly referred to as jumbo mortgage loans or (2) have alternative documentation requirements and property or credit-related features (e.g., higher loan-to-value or debt-to-income ratios) but are otherwise considered prime credit quality due to other compensating factors.

•	Prime second-lien mortgage loans — These are open- and closed-end mortgage loans secured by a second or more junior lien on single-family residences, which include home equity mortgage loans.

•

Government mortgage loans — These are first-lien mortgage loans secured by single-family residences that are insured by the Federal Housing Administration (FHA) or guaranteed by the Veterans Administration (VA).

•

Nonprime mortgage loans — These are first-lien and certain junior lien mortgage loans secured by single-family residences made to individuals with credit profiles that do not qualify for a prime loan, have credit-related features that fall outside the parameters of traditional prime mortgage products, or have performance characteristics that otherwise exposes us to comparatively higher risk of loss.

Nonprime includes mortgage loans the industry characterizes as “subprime,” high combined loan-to-value second-lien loans, and loans purchased through the negotiated conduit asset program. The negotiated conduit asset program includes loans that fall out of its standard loan programs due to noncompliance with one or more criteria. The loans of the negotiated conduit asset program must comply with all other credit standards and other guidelines of the standard loan program.

Management’s Discussion and Analysis

The following table summarizes domestic mortgage loan production by type:

	U.S. mortgage loan production by type
	2008		2007		2006
Year ended December 31, ($ in millions)	No. of loans	Dollar amount of loans	No. of loans	Dollar amount of loans	No. of loans	Dollar amount of loans
Prime conforming	182,373	$39,559	245,953	$47,376	233,058	$43,350
Prime nonconforming	4,140	1,884	85,567	28,513	193,736	60,294
Prime second-lien	11,160	873	179,462	10,097	404,091	23,704
Government	72,784	12,822	24,528	3,605	25,474	3,665
Nonprime	13	3	31,330	4,314	193,880	30,555

Total U.S. production	270,470	$55,141	566,840	$93,905	1,050,239	$161,568

Underwriting Standards

All mortgage loans originated and most of the mortgage loans purchased are subject to underwriting guidelines and loan origination standards. When mortgage loans are originated by internet or telephone, we follow established lending policies and procedures that require consideration of a variety of factors, including:

•

the borrower’s capacity to repay the loan; except on FHA and VA streamline rate reduction refinances where capacity to repay is not required. All applicable FHA/VA guidelines are followed in order to ensure an insurable/guaranteeable loan;

•

the borrower’s credit history; except on FHA and VA streamline rate reduction refinances where credit history is not required. All applicable FHA/VA guidelines are followed in order to ensure an insurable/guaranteeable loan;

•	the relative size and characteristics of the proposed loan; and

•

the amount of equity in the borrower’s property (as measured by the borrower’s loan-to-value ratio). Occasionally, the government-sponsored enterprises automated underwriting results and FHA/VA guidelines do not require the review or analysis of equity in the borrower’s property.

When purchasing mortgage loans from correspondent lenders, we either underwrite the loan prior to closing or re-underwrite the loan before purchase or delegate underwriting responsibility to the correspondent lender originating the mortgage loan. When underwriting is delegated to the correspondent lender, a sample of loans are re-underwritten prior to purchase.

To further ensure consistency and efficiency, much of the underwriting analysis is conducted through the use of automated underwriting technology. We also conduct a variety of quality control procedures and periodic audits to ensure compliance with origination standards, including responsible lending standards and legal requirements. Although many of these procedures involve manual reviews of loans, we seek to leverage our technology in further developing our quality control procedures. For example, we have programmed many of our compliance standards into our loan origination systems and have continued to use and develop automated compliance technology to mitigate regulatory risk.

In 2008, we continued to revise product specific underwriting standards to establish more stringent requirements, which resulted in a reduction of nonconforming loan production, including the elimination of all nonprime production. The changes in underwriting standards include changes in loan-to-value requirements, FICO score minimums, and documented assets and income requirements.

Management’s Discussion and Analysis

Sale and Securitization of Assets

We sell most of the mortgage loans we originate or purchase. In 2008, we sold $54.8 billion in mortgage loans. We typically sell prime conforming mortgage loans in sales that take the form of securitizations guaranteed by Fannie Mae or Freddie Mac, and typically sell government mortgage loans in securitizations guaranteed by Ginnie Mae. In 2008, we sold $49.8 billion of mortgage loans to government-sponsored enterprises, or 90.8% of the total loans sold, and $5.0 billion to other investors through whole-loan sales. In 2008 we did not perform any nonagency securitizations (also referred to as private label securitizations). Since the second half of 2007, the change in the U.S. mortgage market has limited our ability to securitize many nonconforming loan products and also resulted in a lack of demand and liquidity for the subordinate interests from these securitizations. This lack of liquidity also reduced the level of whole-loan transactions of certain nonconforming mortgages.

Our sale and agency securitization activities include developing asset sale or retention strategies, conducting pricing and hedging activities, and coordinating the execution of whole-loan sales and securitizations.

Servicing Activities

Although we sell most of the residential mortgage loans we originate or purchase, we generally retain the rights to service these loans. The retained mortgage servicing rights consist of primary and master servicing rights. When we act as primary servicer, we collect and remit mortgage loan payments, respond to borrower inquiries, account for principal and interest, hold custodial and escrow funds for payment of property taxes and insurance premiums, counsel or otherwise work with delinquent borrowers, supervise foreclosures and property dispositions, and generally administer the loans. When we act as master servicer, we collect mortgage loan payments from primary servicers and distribute those funds to investors in mortgage-backed and mortgage-related asset-backed securities and whole-loan packages. Key services in this regard include loan accounting, claims administration, oversight of primary servicers, loss mitigation, bond administration, cash flow waterfall calculations, investor reporting, and tax reporting compliance. In return for performing primary and master servicing functions, we receive servicing fees equal to a specified percentage of the outstanding principal balance of the loans being serviced and may also be entitled to other forms of servicing compensation, such as late payment fees or prepayment penalties. Servicing compensation also includes interest income or the float earned on collections that is deposited in various custodial accounts between their receipt and the scheduled/contractual distribution of the funds to investors.

The value of mortgage servicing rights is sensitive to changes in interest rates and other factors (Refer to further discussion in the Critical Accounting Estimates section of this MD&A). We have developed and implemented an economic hedge program to, among other things, mitigate the overall risk of loss due to a change in the fair value of mortgage servicing rights. In accordance with this economic hedge program, we hedge the change in the total fair value of their capitalized mortgage servicing rights. The success or failure of this economic hedging program may have a material effect on the results of operations.

The following table summarizes the primary domestic mortgage loan-servicing portfolio for which we hold the corresponding mortgage servicing rights:

	U.S. mortgage loan servicing portfolio
	2008		2007		2006
Year ended December 31, ($ in millions)	No. of loans	Dollar amount of loans	No. of loans	Dollar amount of loans	No. of loans	Dollar amount of loans
Prime conforming	1,481,111	$225,141	1,554,594	$227,460	1,574,715	$244,431
Prime nonconforming	225,580	67,034	336,319	103,285	197,484	58,488
Prime second-lien	557,197	24,260	651,260	28,297	760,104	31,578
Government	138,802	20,323	180,453	19,454	181,477	18,835
Nonprime	258,026	28,275	349,696	40,105	374,625	50,287

Total U.S. primary servicing portfolio (a)	2,660,716	$365,033	3,072,322	$418,601	3,088,405	$403,619

(a)	Excludes loans for which we acted as a subservicer. Subserviced loans totaled 149,750 with an unpaid principal balance of $33.1 billion as of December 31, 2008; 205,019 with an unpaid principal balance of $44.3 billion as of December 31, 2007; and 290,992 with an unpaid principal balance of $55.4 billion as of December 31, 2006.

Management’s Discussion and Analysis

Warehouse Lending

We are a provider of warehouse-lending facilities to correspondent lenders and other mortgage originators in the United States. These facilities enable those lenders and originators to finance residential mortgage loans until they are sold in the secondary mortgage loan market. We provide warehouse-lending facilities principally for prime conforming and government residential mortgage loans, including mortgage loans acquired through correspondent lenders. We also provide limited warehouse-lending facilities for prime second-lien residential mortgage loans, including mortgage loans acquired through correspondent lenders. During the year ended December 31, 2008, we have continued to reduce the size of our warehouse-lending business and have not provided facilities secured by nonconforming loans, except prime jumbo mortgage loans. We provide most of the warehouse-lending facilities through GMAC Bank. Advances under warehouse-lending facilities are collateralized by the underlying mortgage loans and bear interest at variable rates. As of December 31, 2008, we had total warehouse line of credit commitments of approximately $2.4 billion, against which we had advances outstanding of approximately $1.4 billion. We also have $109 million of warehouse-lending receivables outstanding related to other offerings as of December 31, 2008. We purchased approximately 21% of the mortgage loans financed by our warehouse-lending facilities in 2008.

Other Real Estate Finance and Related Activities

Through GMAC Bank, we offer a variety of banking products to customers, including certificates of deposits, money market accounts, consumer loans, online banking and bill payment services. GMAC Bank also provides collateral pool certification and collateral document custodial services to third-party customers. During 2008, we sold our business that provided real estate brokerage services, full-service relocation services, mortgage closing services, and settlement services.

Business Capital

Through ResCap’s Business Capital operations, we provide financing and equity capital to residential land developers and homebuilders. During 2008, Business Capital sold its resort finance business, which provided debt capital to resort and timeshare developers, to GMAC Commercial Finance and sold a substantial portion of the model home business to an affiliate of Cerberus. Subsequent to the sale, the business still consists of a variety of products for builders and developers, but is being managed down and/or sold to third parties. As of December 31, 2008, there is no origination of any new transactions within the business; the only funding provided are those required of us under our current lending commitments. The business will continue to look to reduce costs through restructuring efforts and minimize losses through asset management initiatives. During the first quarter of 2009, Business Capital may outsource its entire servicing platform to an unrelated third party. Asset management will continue to be provided within Business Capital.

The products on the Consolidated Balance Sheet consist of lending receivables in the form of first-lien construction loans, mezzanine construction loans, and working capital loans to builders. In addition, nonlending real estate assets consist of equity investments in residential construction projects, lots under options to builders, model homes under lease to builders, and owned real estate projects acquired through foreclosure or terminated options and leases.

International Business

The International Business includes substantially all of ResCap’s operations outside of the United States. Due to market conditions, mortgage loan production in the foreign markets in which we operate has been suspended throughout the majority of 2008, except for insured mortgages in Canada. On January 1, 2009, ResCap’s International Business completed the sale of its Canadian subsidiary to GMAC LLC. ResCap’s international operations conducted business in the United Kingdom, Canada, continental Europe, Latin America, and Australia.

Management’s Discussion and Analysis

The following table summarizes international mortgage loan production for the periods shown:

	International mortgage loan production
	2008		2007		2006
Year ended December 31, ($ in millions)	No. of loans	Dollar amount of loans	No. of loans	Dollar amount of loans	No. of loans	Dollar amount of loans
United Kingdom	3,379	$885	68,161	$18,903	93,215	$22,417
Continental Europe	3,443	901	37,364	7,150	21,849	3,926
Canada	10,948	2,050	10,117	1,947	8,117	1,311
Other	3,002	402	9,495	580	3,798	128

Total international loan production	20,772	$4,238	125,137	$28,580	126,979	$27,782

The following table sets forth our international servicing portfolio for which we hold the corresponding mortgage servicing rights:

	International servicing portfolio
	2008		2007		2006
Year ended December 31, ($ in millions)	No. of Loans	Dollar amount of loans	No. of loans	Dollar amount of loans	No. of loans	Dollar amount of loans
United Kingdom	52,446	$8,615	82,326	$19,345	108,672	$23,817
Continental Europe	66,765	15,503	69,666	17,953	49,251	9,956
Canada	29,304	4,197	31,620	5,482	16,716	2,392
Other	4,277	439	2,091	312	1,274	52

Total international servicing portfolio	152,792	$28,754	185,703	$43,092	175,913	$36,217

We traditionally exited the assets we originated through securitizations and whole-loan sales. The securitization markets are restricted or closed in each of our foreign markets. Due to liquidity needs and a lack of access to our historical exit markets, we executed a substantial number of whole-loan sales in 2008 at reduced values resulting in large losses and a significantly reduced balance sheet. In 2009, we will continue to reduce our international balance sheet exposure and related liquidity requirements through effective asset management.

Corporate and Other

ResCap’s Corporate and Other operations primarily include the loan portfolio management of our purchased distressed asset portfolio and certain other nonperforming assets. As of December 31, 2008, we have suspended purchases of distressed assets and the existing portfolio is being managed into run-off. Also included in our Corporate and Other operations are costs associated with the restructuring initiative announced by ResCap during the third quarter of 2008 and corporate holding company activities.

Credit Risk Management

As previously discussed, we sell mortgage loans to third parties in the secondary market or one of the government-sponsored enterprises after origination or purchase. While loans are held in mortgage inventory before sale, we are exposed to credit losses on the loans. In addition, we bear credit risk through investments in subordinate loan participations or other subordinated interests related to certain consumer and commercial mortgage loans sold to third parties through securitizations. Management estimates credit losses for mortgage loans held-for-sale and subordinate loan participations and records a valuation allowance when losses are considered probable and estimable. The valuation allowance is included as a component of the fair value and carrying amount of mortgage loans held-for-sale. Certain loans that are sold into a securitization trust or through agency sales are subject to representations and warranties (sold with recourse) in the event of inadequate underwriting or documentation standards or, in select circumstances, borrower default. The fair value of these liabilities are estimated at the time of sale and recorded at fair value. Management closely monitors historical

Management’s Discussion and Analysis

experience, borrower payment activity, current economic trends, and other risk factors and establishes an allowance for foreclosure losses that are considered sufficient to cover incurred foreclosure losses in the portfolio.

We periodically acquire or originate certain finance receivables and loans held-for-investment purposes. Additionally, certain loans held as collateral for securitization transactions (treated as financings) are also classified as mortgage loans held-for-investment. We have the intent and forecasted ability to hold these finance receivables and loans for the foreseeable future or until maturity. Management’s view of the foreseeable future is generally a twelve-month period based on the longest reasonably reliable net income, liquidity, and capital forecast period. Credit risk on finance receivables and mortgage loans held-for-investment is managed and guided by policies and procedures that are designed to ensure that risks are accurately assessed, properly approved, and continuously monitored. In particular, we use risk-based loan pricing and appropriate underwriting policies and loan-collection methods to manage credit risk. Management closely monitors historical experience, borrower payment activity, current economic trends, and other risk factors and establishes an allowance for loan losses that we consider sufficient to cover incurred credit losses in the portfolio of loans held-for-investment.

In addition to credit exposure on the mortgage loans held-for-sale and held-for-investment portfolios, we also bear credit risk related to investments in certain asset- and mortgage-backed securities, which are carried at estimated fair value (or at amortized cost for those classified as held-to-maturity) on the Consolidated Balance Sheet. Typically, noninvestment grade and unrated asset- and mortgage-backed securities provide credit support and are subordinate to the higher-rated senior certificates in a securitization transaction.

We are also exposed to risk of default by banks and financial institutions that are counterparties to derivative financial instruments. These counterparties are typically rated single A or above. This credit risk is managed by limiting the maximum exposure to any individual counterparty and, in a majority of instances, holding collateral, such as cash deposited by the counterparty.

Management’s Discussion and Analysis

Allowance for Loan Losses

The allowance for loan losses is intended to cover management’s estimate of incurred losses in the portfolio. Refer to the Critical Accounting Estimates section of this MD&A and Note 1 to the Consolidated Financial Statements for further discussion.

The following table summarizes the activity related to the allowance for loan losses:

($ in millions)	Consumer	Commercial	Total
Balance at January 1, 2007	$1,508	$397	$1,905
Provision for loan losses	2,089	491	2,580
Charge-offs	(1,282)	(413)	(1,695)
Reduction of allowance due to deconsolidation (a)	(1,540)	—	(1,540)
Recoveries	57	9	66

Balance at December 31, 2007	832	484	1,316
Provision for loan losses	1,673	558	2,231
Charge-offs	(724)	(421)	(1,145)
Reduction of allowance due to fair value option election (b)	(489)	—	(489)
Reduction of allowance due to deconsolidation (a)	(127)	—	(127)
Recoveries	44	18	62
Foreign exchange impacts	(67)	(13)	(80)
Sale of resort finance business (c)	—	(27)	(27)

Balance at December 31, 2008	$1,142	$599	$1,741
Allowance coverage 2007 (d)	1.97%	6.82%	2.67%
Allowance coverage 2008 (d)	4.75%	15.85%	6.26%

(a)	During both 2007 and 2008, we completed the sale of residual cash flows related to a number of on-balance sheet securitizations. We completed the approved actions to cause the securitization trusts to satisfy the qualifying special-purpose entity requirement of SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities (SFAS 140). The actions resulted in the deconsolidation of various securitization trusts.
(b)	Represents the reduction of allowance as a result of fair value option election made under SFAS 159. Refer to Note 22 to the Consolidated Financial Statements for additional information.
(c)	During the three months ended September 30, 2008, ResCap completed the sale of their resort finance business to our Commercial Finance group. As a result of the sales transaction, the related allowance for loan losses was removed.
(d)	Represents the related allowance for loan losses as a percentage of total on-balance sheet residential mortgage loans. Additionally, as of December 31, 2008, $8.7 billion of unpaid principal balance includes loans held at fair value for $1.9 billion under SFAS 159 with no related allowance for loan loss. These loans have been excluded from this calculation.

As a direct result of significant increases in delinquencies, severity, and foreclosure volume throughout 2008, we increased our consumer allowance coverage from 1.97% as of December 31, 2007, to 4.75% as of December 31, 2008. These allowance coverage percentages are based upon the allowance for loan losses related to mortgage loans held-for-investment, excluding those loans held at fair value, as a percentage of the unpaid principal balance, net of premiums and discounts. Our international operations have been primarily impacted in the United Kingdom and continental Europe, with continued delinquency rate increases, while home prices continue to decrease. Further, a reflection of increased frequency and severity assumptions across all product categories, including our prime conforming product have impacted the increase in allowance.

We increased our commercial allowance coverage from 6.82% as of December 31, 2007, to 15.85% as of December 31, 2008. The significant increase in our allowance coverage was primarily related to numerous commercial customers, e.g., home building companies, declaring bankruptcy, and/or ceasing operations.

Management’s Discussion and Analysis

The following table summarizes the allowance for loan losses by type of consumer mortgage loans held-for-investment:

	Consumer mortgage loans held-for-investment
	2008		2007
December 31, ($ in millions)	Allowance for loan losses	Allowance as a % of the total asset class (a) (b)	Allowance for loan losses	Allowance as a % of the total asset class (a)
Prime conforming mortgage loans	$27	0.11	$6	0.01
Prime nonconforming mortgage loans	506	2.11	102	0.24
Prime second-lien mortgage loans	189	0.78	133	0.32
Government loans	2	0.01	2	—
Nonprime mortgage loans	418	1.74	589	1.40

Total consumer mortgage loans held-for-investment	$1,142	4.75	$832	1.97

(a)	Represents the related allowance for loan losses as a percentage of total on-balance sheet residential mortgage loans.
(b)	As of December 31, 2008, $8.7 billion of the unpaid principal balance includes loans held at fair value for $1.9 billion under SFAS 159 with no related allowance for loan loss. These loans have been excluded from the calculation.

Nonperforming Assets

The following table summarizes the nonperforming assets in our on-balance sheet held-for-sale and held-for-investment residential mortgage loan portfolios for each of the periods presented. Nonperforming assets are nonaccrual loans, foreclosed assets, and restructured loans. Mortgage loans and lending receivables are generally placed on nonaccrual status when they are 60 days or more past due or when the timely collection of the principal of the loan, in whole or in part, is doubtful. Management’s classification of a loan as nonaccrual does not necessarily suggest that the principal of the loan is uncollectible in whole or in part. In certain cases, borrowers make payments to bring their loans contractually current; in all cases, mortgage loans are collateralized by residential real estate. As a result, our experience has been that any amount of ultimate loss for mortgage loans other than second-lien loans is substantially less than the unpaid balance of the nonperforming loans.

December 31, ($ in millions)	2008	2007
Nonaccrual loans:
Mortgage loans:
Prime conforming	$152	$85
Prime nonconforming	1,842	908
Prime second-lien	452	233
Government	66	80
Nonprime (a)	3,239	4,040
Lending receivables:
Construction (b)	1,273	550
Warehouse	75	71
Commercial real estate	—	10

Total nonaccrual assets	7,099	5,977
Restructured loans	107	32
Foreclosed assets	703	1,114

Total nonperforming assets	$7,909	$7,123

Total nonperforming assets as a percentage of total ResCap assets	16.6%	8.6%

(a)	Includes loans that were purchased distressed and already in nonaccrual status of $296 million and $1.1 billion as of December 31, 2008 and 2007, respectively. In addition, includes $218 million and $16 million for 2008 and 2007, respectively, of nonaccrual restructured loans that are not included in restructured loans.
(b)	Includes $26 million and $47 million for 2008 and 2007, respectively, of nonaccrual restructured loans that are not included in restructured loans.

During the year, ResCap completed temporary and permanent loan modifications. Loan modifications can include any or all of the following: principal forgiveness, maturity extensions, delinquent interest capitalization, and changes to contract interest rates. The majority of the modifications adjusted the borrower terms for loans in off-balance sheet securitization trusts, for which we retained the mortgage servicing rights and/or other retained interests; these modifications may ultimately

Management’s Discussion and Analysis

impact the valuation of those assets. The remaining loans exist primarily in our on-balance sheet securitization trusts. If the modification was deemed temporary, our modified loans remained nonaccrual loans and retained their past due delinquency status even if the borrower has met the modified terms. If the modification was deemed permanent, the loan is returned to current status, if the borrower complies with the new loan terms. As of December 31, 2008, permanent modifications of on-balance sheet mortgage loans held-for-investment includes approximately $302 million of unpaid principal balance.

The following table summarizes the delinquency information for the mortgage loans held-for-investment portfolio:

	As of December 31,
	2008		2007
($ in millions)	Amount	% of total	Amount	% of total
Current	$25,728	78	$35,558	83
Past due
30 to 59 days	1,375	4	1,784	4
60 to 89 days	838	3	946	2
90 days or more	2,363	7	2,179	5
Foreclosures pending	2,116	6	1,846	4
Bankruptcies	783	2	735	2

Total unpaid principal balance	33,203	100	43,048	100
Net discounts	(486)		(886)
SFAS 159 fair value adjustment	(6,829)		—
Allowance for loan losses	(1,142)		(832)

Total	$24,746		$41,330

The deterioration of the domestic housing market and the stress on the domestic mortgage market continued throughout 2008 and significantly affected our provision for loan losses and the associated allowance for loss related to mortgage loans held-for-investment. The credit quality of our mortgage loans held-for-investment has experienced significant declines due to home price depreciation and higher delinquencies resulting in increased frequency and severity assumptions. The increasing trends in frequency and severity of loss continue to drive our provision for losses and our allowance higher.

Delinquency and nonaccrual levels related to mortgage loans held-for-investment increased throughout the year ended December 31, 2008. Mortgage loans held-for-investment past due 60 days or more increased to 18.4% of the total unpaid principal balance as of December 31, 2008, from 13.3% at December 31, 2007. Nonaccrual loans increased from 12.9% of the mortgage loans held-for-investment portfolio as of December 31, 2007, to 23.2% as of December 31, 2008.

As of December 31, 2008, we continue to hold mortgage loans that have features that expose us to credit risk and thereby could result in a concentration of credit risk. We currently originate only prime conforming and government mortgages in the United States and high-quality insured mortgages in Canada, which reduces our overall exposure to products that increase our credit risk. These loan products include high loan-to-value mortgage loans, payment option adjustable rate mortgage loans, interest-only mortgage loans, and teaser rate mortgages. Total loan production and combined exposure related to these products recorded in finance receivables and loans and loans held-for-sale for the years ended and as of December 31, 2008 and 2007, is summarized as follows:

	Loan production for the year		Unpaid principal balance as of December 31,
($ in millions)	2008	2007	2008	2007
Interest-only mortgage loans	$3,379	$30,013	$10,459	$18,282
Payment option adjustable rate mortgage loans	—	7,585	307	1,691
High loan-to-value (100% or more) mortgage loans	563	2,942	3,833	5,896
Below market initial rate (teaser) mortgages	233	1,597	801	733

Management’s Discussion and Analysis

The underwriting guidelines for these products take into consideration the borrower’s capacity to repay the loan and credit history. We believe our underwriting procedures adequately consider the unique risks, which may come from these products. We conduct a variety of quality control procedures and periodic audits to ensure compliance with underwriting standards.

•

Interest-only mortgages — Allow interest-only payments for a fixed time. At the end of the interest-only period, the loan payment includes principal payments and increases significantly. The borrower’s new payment, once the loan becomes amortizing (i.e., includes principal payments), will be greater than if the borrower had been making principal payments since the origination of the loan.

•

Payment option adjustable rate mortgages — Permit a variety of repayment options. The repayment options include minimum, interest-only, fully amortizing 30-year, and fully amortizing 15-year payments. The minimum payment option sets the monthly payment at the initial interest rate for the first year of the loan. The interest rate resets after the first year, but the borrower can continue to make the minimum payment. The interest-only option sets the monthly payment at the amount of interest due on the loan. If the interest-only option payment would be less than the minimum payment, the interest-only option is not available to the borrower. Under the fully amortizing 30- and 15-year payment options, the borrower’s monthly payment is set based on the interest rate, loan balance, and remaining loan term.

•

High loan-to-value mortgages — Defined as first-lien loans with loan-to-value ratios equal to or in excess of 100% or second-lien loans that when combined with the underlying first-lien mortgage loan result in a loan-to-value ratio equal to or in excess of 100%.

•

Below market rate (teaser) mortgages — Contain contractual features that limit the initial interest rate to a below market interest rate for a specified time period with an increase to a market interest rate in a future period. The increase to the market interest rate could result in a significant increase in the borrower’s monthly payment amount.

Management’s Discussion and Analysis

Insurance

Results of Operations

The following table summarizes the operating results of our Insurance operations excluding discontinued operations for the periods shown. The amounts presented are before the elimination of balances and transactions with our other operating segments.

Year ended December 31, ($ in millions)	2008	2007	2006	Favorable/ (unfavorable) 2008-2007 % change	Favorable/ (unfavorable) 2007-2006 % change
Revenue
Insurance premiums and service revenue earned	$2,962	$2,918	$2,670	2	9
Investment income	141	311	1,256	(55)	(75)
Other income	201	118	85	70	39

Total insurance premiums and other income	3,304	3,347	4,011	(1)	(17)
Expense
Insurance losses and loss adjustment expenses	1,549	1,506	1,409	(3)	(7)
Acquisition and underwriting expense	1,243	1,299	1,131	4	(15)

Total expense	2,792	2,805	2,540	—	(10)
Income from continuing operations before income tax expense	512	542	1,471	(6)	(63)
Income tax expense from continuing operations	117	169	452	31	63

Net income from continuing operations	$395	$373	$1,019	6	(63)

Total assets	$12,013	$13,770	$13,424	(13)	3

Insurance premiums and service revenue written	$2,497	$2,644	$2,533	(6)	4

Combined ratio (a)	93.5%	92.2%	91.3%

(a)	Management uses combined ratio as a primary measure of underwriting profitability with its components measured using accounting principles generally accepted in the United States of America. Underwriting profitability is indicated by a combined ratio under 100% and is calculated as the sum of all incurred losses and expenses (excluding interest and income tax expense) divided by the total of premiums and service revenues earned and other income. For 2008, the gain on sale of our U.S. reinsurance managing general agency was excluded.

2008 Compared to 2007

Net income from Insurance continuing operations totaled $395 million for the year ended December 31, 2008, compared to $373 million for 2007. Net income for 2008 was positively impacted by a $93 million gain on the sale of our U.S. reinsurance managing general agency, decreased insurance losses, and reduced acquisition and underwriting expenses. These positive impacts were offset by higher realized investment losses that were driven by other-than-temporary impairments recognized on certain investment securities, losses on sales of securities, and unfavorable investment market volatility. In addition, we experienced a decrease in premiums earned due to lower volume in dealership-related products due to a sharp decline in vehicle sales.

Insurance premiums and service revenue earned increased 2% for the year ended December 31, 2008, compared to the same period in 2007. Insurance premiums and service revenue earned increased primarily due to growth in international operations, both organically and through the acquisition of U.K.-based Provident Insurance in June 2007. The increase was partially offset by lower volume in dealership-related products due to sharp declines in vehicle sales, challenging domestic pricing conditions, and the sale of our U.S. reinsurance managing general agency in November 2008. The business that our U.S. reinsurance agency underwrote was ceded to the purchasing entity.

Investment income totaled $141 million for the year ended December 31, 2008, compared to $311 million in 2007. Investment income decreased primarily due to actions taken to reduce exposure to market volatility, which resulted in realized

Management’s Discussion and Analysis

investment losses of $139 million for the year ended December 31, 2008. The value of the investment portfolio was $5.1 billion and $7.2 billion at December 31, 2008 and 2007, respectively. The decrease in the investment portfolio was driven by economic volatility, including the effects on foreign-denominated securities, and the sale of our U.S. reinsurance agency, which included an investment portfolio.

Other income totaled $201 million for the year ended December 31, 2008, compared to $118 million in 2007. The increase was primarily due to the $93 million gain on sale of our U.S. reinsurance managing general agency.

Acquisition and underwriting expense decreased 4% for the year ended December 31, 2008, compared to the same period in 2007. The decrease was primarily due to lower volumes of U.S. business.

Income tax expense decreased 31% for the year ended December 31, 2008, compared to the same period in 2007. The decrease was primarily due to lower income before income taxes and more income generated within LLC entities during 2008.

2007 Compared to 2006

Net income from Insurance continuing operations totaled $373 million for the year ended December 31, 2007, compared to $1.0 billion in 2006. The decrease in net income was primarily due to a lower level of realized capital gains.

Insurance premiums and service revenue earned totaled $2.9 billion for the year ended December 31, 2007, compared to $2.7 billion in 2006. The increase was primarily due to growth in international operations, both organically and through the second quarter acquisition of Provident Insurance, and higher earnings in the automotive service contract business. The increase was partially offset by challenging pricing conditions in the reinsurance business.

The combination of investment and other income decreased 68% during the year ended December 31, 2007, compared to 2006. Investment income decreased due to a $980 million decrease in realized capital gains during the year ended December 31, 2007, in comparison with 2006. The market value of the investment portfolio was $7.2 billion and $7.6 billion at December 31, 2007 and 2006, respectively. The decrease was slightly offset by an increase in other income due primarily to higher service fees obtained from our international operations through organic growth.

Insurance losses and loss adjustment expenses totaled $1.5 billion for the year ended December 31, 2007, compared to $1.4 billion in 2006. Loss and loss adjustment expense increased due primarily to international operations, including the Provident Insurance acquisition and organic growth in other businesses. The increase was partially offset by lower loss experience in our U.S. automotive service contract business driven by lower volumes and lower weather-related losses affecting our reinsurance business.

Acquisition and underwriting expense increased 15% during the year ended December 31, 2007, compared to 2006. The increase was primarily due to continued growth in international business and increased expenses in the automotive service contract business.

Royalty Arrangement

For certain insurance products, GM and GMAC have entered into agreements allowing GMAC to use the GM name on certain insurance products. In exchange, GMAC pays GM a minimum annual guaranteed royalty fee of $15 million.

Consumer Products

We underwrite and market nonstandard, standard, and preferred risk physical damage and liability insurance coverages for private passenger automobiles, motorcycles, recreational vehicles, and commercial automobiles and homeowners insurance through independent agencies, direct response, and internet channels. Additionally, we market private-label insurance through a long-term agency relationship with Homesite Insurance, a national provider of home insurance products. We currently operate in all 50 states and the District of Columbia in the United States, with a significant amount of our business written in California, Florida, Michigan, New York, and North Carolina.

We had approximately 2.3 million and 2.4 million consumer products policyholders as of December 31, 2008 and 2007, respectively. We offer our consumer product policies on a direct response basis through affinity groups, worksite programs, the internet, and through an extensive network of independent agencies. Approximately 405,000 and 438,000 of our

Management’s Discussion and Analysis

policyholders were GM-related persons as of December 31, 2008 and 2007, respectively. Through our relationship with GM, we utilize direct response and internet channels to reach GM’s current employees, retirees, and their families and GM dealers, suppliers and their families. We have similar programs that utilize relationships with affinity groups. In addition, we reach a broader market of customers through independent agents and internet channels.

We also underwrite personal automobile insurance coverage in Mexico, the United Kingdom, Canada, and Germany. We assume select motor insurance risks, including credit life, through programs with Vauxhall, Opel, and Saab vehicle owner relationships in Europe and through similar programs in Latin America and Asia-Pacific regions.

During the three months ended September 30, 2009, we committed to sell the U.S. consumer property and casualty insurance business of our Insurance operations. Refer to Note 28 to the Consolidated Financial Statements for more details.

Other Consumer Products

We are a leading provider of automotive service contracts with mechanical breakdown and maintenance coverage. Our automotive service contracts offer vehicle owners and lessees mechanical repair protection and roadside assistance for new and used vehicles beyond the manufacturer’s new vehicle warranty. These service contracts are marketed through automobile dealerships, on a direct response basis, and through independent agents in the United States and Canada. The service contracts cover virtually all vehicle makes and models; however, in the U.S. our flagship service contract product is the General Motors Protection Plan. A significant portion of our overall vehicle service contracts are through the General Motors Protection Plan and cover vehicles manufactured by GM and its subsidiaries.

Our other products include Guaranteed Asset Protection (GAP) Insurance, which allows the recovery of a specified economic loss beyond the insured value.

Internationally, our U.K.-based Car Care Plan subsidiary provides automotive service contracts to customers through direct and dealer distribution channels and is a market leader for these contracts in the United Kingdom. Car Care Plan also sells GAP products and operates in Europe and Latin America.

Commercial Products

We provide commercial insurance, primarily covering dealers’ wholesale vehicle inventory. Our wholesale vehicle inventory insurance provides physical damage protection for dealers’ floorplan vehicles. It includes coverage for both GMAC and non-GMAC financed inventory and is available in the United States to virtually all new car franchise dealerships. Internationally, ABA Seguros provides certain commercial business insurance exclusively in Mexico, and Car Care Plan reinsures dealer vehicle inventory in Europe, Latin America, and Asia Pacific.

We also conduct reinsurance operations internationally, generated primarily from GM and GMAC distribution channels. Reinsurance coverage is primarily insurance for insurance companies designed to stabilize their results, protect against unforeseen events, and facilitate business growth. International operations also manage a fee-focused insurance program through which commissions are earned from third-party insurers offering insurance products primarily to GMAC customers worldwide.

Underwriting and Risk Management

We determine the premium rates for our insurance policies and pricing for our automotive service contracts based upon an analysis of expected losses using historical experience and anticipated future trends. For example, in pricing our automotive service contracts, we make assumptions as to the price of replacement parts and repair labor rates in the future.

In underwriting insurance policies and automotive service contracts, we assess the particular risk involved and determine the acceptability of the risk and the categorization of the risk for appropriate pricing. We base our determination of the risk on various assumptions tailored to the respective insurance product. With respect to automotive service contracts, assumptions include the quality of the vehicles produced and new model introductions. Personal automotive insurance assumptions include individual state regulatory requirements.

In some instances, ceded reinsurance is used to reduce the risk associated with volatile businesses, such as catastrophe risk in U.S. dealer vehicle inventory insurance or smaller businesses, such as Canadian automobile or European dealer vehicle inventory insurance. In 2008, we ceded approximately 13% of our U.S. consumer products insurance premiums to government-managed pools of risk. Our consumer products business is covered by traditional catastrophe protection,

Management’s Discussion and Analysis

aggregate stop loss protection, and an extension of catastrophe coverage for hurricane events. In addition, loss control techniques, such as hail nets or storm path monitoring to assist dealers in preparing for severe weather, help to mitigate loss potential.

We mitigate losses by the active management of claim settlement activities using experienced claims personnel and the evaluation of current period reported claims. Losses for these events may be compared to prior claims experience, expected claims, or loss expenses from similar incidents to assess the reasonableness of incurred losses.

Loss Reserves

In accordance with industry and accounting practices and applicable insurance laws and regulatory requirements, we maintain reserves for reported losses, losses incurred but not reported, and loss adjustment expenses. These reserves are based on various estimates and assumptions and are maintained both for business written on a current basis and policies written and fully earned in prior years to the extent there continues to be outstanding and open claims in the process of resolution. Refer to the Critical Accounting Estimates section of this MD&A and Note 1 to the Consolidated Financial Statements for further discussion. The estimated values of our prior reported loss reserves and changes to the estimated values are routinely monitored by credentialed actuaries. Our reserve estimates are regularly reviewed by management; however, since the reserves are based on estimates and numerous assumptions, the ultimate liability may differ from the amount estimated.

Investments

A significant aspect of our Insurance operations is the investment of proceeds from premiums and other revenue sources. We will use these investments to satisfy our obligations related to future claims at the time these claims are settled. Investment securities are classified as available-for-sale and carried at fair value. Unrealized losses on investment securities that are considered by management to be other-than-temporary are recognized in earnings through a write-down in the carrying value to the current fair value of the investment. Unrealized gains or losses are included in other comprehensive income, as a component of equity. Fair value of fixed income and equity securities is based upon quoted market prices where available.

Our Insurance operations have an Investment Committee, which develops guidelines and strategies for these investments. The guidelines established by this committee reflect our risk tolerance, liquidity requirements, regulatory requirements, and rating agencies considerations, among other factors. Our investment portfolio is managed by General Motors Asset Management (GMAM). GMAM directly manages certain portions of our insurance investment portfolio and recommends, oversees, and evaluates specialty asset managers in other areas.

Financial Strength Ratings

Substantially all of our U.S. Insurance operations have a Financial Strength Rating (FSR) and an Issuer Credit Rating (ICR) from A.M. Best Company. The FSR is intended to be an indicator of the ability of the insurance company to meet its senior most obligations to policyholders. Lower ratings generally result in fewer opportunities to write business as insureds, particularly large commercial insureds, and insurance companies purchasing reinsurance have guidelines requiring high FSR ratings. Our Insurance operations outside the United States are not rated, except for Provident Insurance PLC in the United Kingdom.

On January 9, 2008, A.M. Best confirmed the FSR of our U.S. Insurance companies at A — and revised the outlook to negative. On December 5, 2008, S&P assigned a BB+ rating with stable outlook for Provident Insurance PLC.

Other Operations

Net income for Other operations was $9.1 billion for the year ended December 31, 2008, compared to $70 million for the year ended December 31, 2007. The increase was primarily due to a $10.7 billion pretax gain that resulted from the December 2008 private debt exchange offers and cash tender offers. Refer to Note 1 to the Consolidated Financial Statements for more details. The increase was partially offset by equity investment losses, a full impairment of an equity investment, increased bank facility fees due to increased borrowings, other-than-temporary impairment recognized on certain investment securities due to adverse market conditions, as well as increased compensation and benefits expense, professional service fees, and IT costs. We experienced equity investment net losses of $176 million for the year ended December 31, 2008, compared to net income of $74 million for the same period in 2007. Additionally, during the fourth quarter of 2008, we recognized a full impairment on an equity investment of $570 million. The equity investment losses and impairment were primarily attributed to the decline in credit market conditions and unfavorable asset revaluations.

Management’s Discussion and Analysis

Other operations also include the results of our Commercial Finance Group. For the year ended December 31, 2008, our Commercial Finance Group had net income of $24 million, compared to net income of $49 million in 2007. The decrease in net income was primarily due to increased interest expense, as a result of higher asset levels and higher interest spreads, and increased customer losses due to current market pressures on retailers. The decrease was partially offset by a $29 million gain recognized during July 2008 related to the sale of operations in Poland.

Net income for Other operations was $70 million for the year ended December 31, 2007, compared to a loss of $950 million for the year ended December 31, 2006. During the year ended December 31, 2006, our Commercial Finance Group recognized a noncash charge of $840 million $(695 million after-tax) for impairment of goodwill and other intangibles. Excluding these impairment charges, the increases in net income primarily reflected improved profitability of our Commercial Finance Group.

Excluding the impairment charges of $840 million during the year ended December 31, 2006, net income of our Commercial Finance Group and our corporate activities increased $325 million during the year ended December 31, 2007, compared to 2006. The increase in net income was primarily due to decreased interest expense, a lower provision for loan losses in our Commercial Finance Group, and a $42 million gain recognized on the repurchase and retirement of ResCap debt. The Commercial Finance Group achieved lower interest expense by decreasing its cost of borrowing through a greater use of secured funding. The lower provision for loan losses resulted from generally favorable credit experience.

Funding and Liquidity

Funding Strategy

Our liquidity and ongoing profitability are largely dependent upon our timely access to capital and the costs associated with raising funds in different segments of the capital markets. The goal of liquidity management is to provide adequate funds to meet changes in loan and lease demand, debt maturities, and unexpected deposit withdrawals. Our primary funding objective is to ensure that we have adequate, reliable access to liquidity throughout all market cycles, including periods of financial distress.

The ongoing stress in the credit markets throughout 2008 caused us to realign our priorities regarding our funding strategy. Historically, we have had a number of funding markets available to finance our business to provide loans to consumers and automotive dealers. These historic funding sources have included the public secured and unsecured debt markets, the private securitization market, domestic and international committed and uncommitted bank lines, and brokered and retail deposits originated in our wholly owned subsidiary, GMAC Bank. In the current market and economic climate, many of these markets have limited or no availability. In addition, funding costs have escalated as credit spreads have widened. In today’s market, we are managing our liquidity using the following practices:

•

Existing secured funding programs — Over the past several years our strategy has been to maintain a prudent amount of committed credit capacity. Lack of access to the public markets in the current credit environment has resulted in an increased level of utilization across our secured facilities. We took aggressive actions throughout 2008 to renew existing programs. Examples include a new, globally syndicated $11.4 billion senior secured revolving credit facility with a three-year maturity and extension of a key bilateral funding facility for automotive, mortgage, and commercial assets. In addition, we maintain access to our committed automotive whole loan forward flow agreements beyond 2009.

•

GMAC Bank deposits — As a regulated financial institution, GMAC Bank has access to funding through Federal Home Loan Bank (FHLB) advances, brokered certificates of deposit and retail deposits. GMAC Bank continues to grow and is becoming a more prominent part of our funding strategy. The deposit base has grown from $12.8 billion at December 31, 2007, to $19.2 billion at December 31, 2008. GMAC Bank continues to be subject to Sections 23A and 23B of the Federal Reserve Act, which currently restrict GMAC Bank’s ability to lend to affiliates, purchase assets from them and enter into other transactions that involve entities that directly or indirectly control or are under common control with GMAC Bank. Refer to Transactions with Affiliates discussion in Item 1 on page 6 for further information about these restrictions.

•

Reduced asset originations — Despite the fact that GMAC Bank is becoming a more prominent source of our funding, the ongoing stress in the capital markets throughout 2008 and our limited access to new funding, led us to adjust our credit originations accordingly. In October 2008, we implemented a more conservative purchase policy

Management’s Discussion and Analysis

for consumer automotive financing in the United States as a result of the lack of stability in the global capital and credit markets. The changes included limiting purchases to contracts with a credit bureau score of 700 or above. Additionally, we restricted the volume of contracts we purchased with higher advance rates and longer terms. Similarly, in our International Automotive Finance operations, we have taken actions to restrict retail contract purchases by ceasing or partially ceasing operations in certain countries within Asia-Pacific and Europe. In addition, in certain geographies, we have tightened our underwriting standards and increased rates for automotive dealers.

On December 24, 2008, the Board of Governors of the Federal Reserve System approved our application to convert to a bank holding company under the BHC Act. This allowed us to convert GMAC Bank to a Utah state-chartered commercial nonmember bank giving us greater flexibility to develop more stable sources of funding. We have already begun to embark on initiatives to grow our consumer deposit-taking capabilities, including the launch of a redesigned online portal.

In late December 2008, as a result of our receipt of an investment from the U.S. Treasury Department as part of the Troubled Assets Relief Program (TARP), we announced that we were able to relax some of the restrictions we had placed on our consumer retail loan origination business. We expect these actions will help us return to more normal levels of consumer financing volume while also managing our portfolio risk during the current economic climate.

•	Participation in Governmental Funding Programs —

–	On September 11, 2008, the automotive division of GMAC Bank was granted access to the Federal Reserve’s Discount Window and Term Auction Facility (TAF). The Discount Window is the primary credit facility under which the Federal Reserve extends collateralized loans to depository institutions at terms from overnight up to ninety days. The TAF program auctions a pre-announced quantity of collateralized credit starting with a minimum bid for term funds of 28-day or 84-day maturity. The automotive division of GMAC Bank has pledged $5.2 billion of automotive loans and leasing financings to participate in the Discount Window and TAF program at varying collateral requirements. At December 31, 2008, GMAC Bank had $10 million outstanding borrowings under these programs with unused capacity of $4.0 billion.

–	We began selling asset-backed commercial paper through our asset-backed conduit New Center Asset Trust (NCAT) to the Federal Reserve’s Commercial Paper Funding Facility (CPFF) that went into effect on October 27, 2008. As of December 31, 2008, we had approximately $7.6 billion of asset-backed commercial paper outstanding under this program. For further discussion, refer to the NCAT and TACN section under Secured Funding Facilities on page 80.

–	On December 29, 2008, we sold $5.0 billion of GMAC preferred membership interests and warrants, which were immediately exercised, to the U.S. Department of the Treasury as a participant in the Automotive Financing Program created under the TARP.

–	We are currently working to secure additional liquidity through the Federal Deposit Insurance Corporation’s (FDIC) three-year Temporary Liquidity Guarantee Program (TLGP). If approved, this would allow us to issue low-cost unsecured corporate debt that is guaranteed by the FDIC.

Recent Funding Developments

Throughout 2008, the credit markets were under pressure and our access to liquidity was significantly reduced. These conditions, in addition to the reduction in our credit ratings, resulted in increased borrowing costs and our inability to access the unsecured debt and automotive securitization markets in a cost-effective manner. In this environment our funding strategy remains unchanged and we remain very focused on our liquidity position. We have regular renewals of outstanding bank loans and credit facilities. Although several of our committed facilities were renewed in 2008, albeit at revised terms, some facilities were not renewed placing additional pressure on our liquidity position. Our inability to renew the remaining loans and facilities as they mature could have a further negative impact on our liquidity position. We also have significant maturities of unsecured notes each year. In addition, a significant portion of our customers are GM dealers, customers of GM or GM-related companies. As a result, a significant adverse change in GM’s business or financial position could have an adverse effect on our profitability and financial condition.

Management’s Discussion and Analysis

Our business continues to be affected by these conditions and has led us to take several actions to manage resources during this volatile environment. Certain of these steps have included the following: aligning automotive originations with available committed funding sources in the United States and abroad; streamlining operations to suit the current business plans; growing GMAC Bank within applicable regulatory guidelines; reducing risk in the balance sheet; and divesting select noncore operations. In late 2008, we pursued strategies to increase flexibility and access to liquidity with the primary focus of continuing to support automotive dealers and customers. We began participating in the Federal Reserve’s commercial paper purchase program through our asset-backed conduit, NCAT, converted to a bank holding company after approval from the Federal Reserve, and are pursuing the use of other government programs, such as the TLGP.

We have also recently taken actions intended to improve our capital structure that were necessary in order to obtain approval from the Federal Reserve to convert to a bank holding company. These included the following:

•

On December 29, 2008, we sold $5.0 billion of GMAC preferred membership interests and warrants to the U.S. Department of the Treasury as a participant in the TARP established under the Emergency Economic Stabilization Act of 2008.

•

On December 29, 2008, GM and an affiliate of Cerberus Capital Management contributed to GMAC $750 million of subordinated participations in a $3.5 billion senior secured credit facility between GMAC and ResCap in exchange for additional common membership interests in GMAC.

•

On December 31, 2008, we consummated a private debt exchange and cash tender offers for a significant amount of GMAC and ResCap outstanding indebtedness for cash and new GMAC indebtedness and preferred equity. Some of the significant details of this transaction are as follows:

–	Approximately $17.5 billion in aggregate principal amount of outstanding GMAC notes of various series were tendered and accepted in exchange for approximately $2 billion of cash, new GMAC senior guaranteed notes of various series in an aggregate principal amount of approximately $11.9 billion, and approximately $2.6 billion aggregate liquidation preference of new GMAC cumulative preferred stock.

–	Approximately $3.7 billion in aggregate principal amount of outstanding ResCap notes were tendered and accepted in exchange for approximately $0.5 billion of cash, new GMAC 7.50% senior notes due 2013 in an aggregate principal amount of approximately $688 million, and new GMAC 8.00% subordinated notes due 2018 in an aggregate principal amount of approximately $483 million.

–	The net increase to our consolidated equity at December 31, 2008, as a result of these transactions was a pretax gain of approximately $11.5 billion. Refer to Note 1 and Note 12 in the Consolidated Financial Statements for further discussion of the private debt exchange and cash tender offers.

•	On January 16, 2009, we completed a rights offering for $1.25 billion of common equity from our existing shareholders.

During 2008, we took various actions intended to improve liquidity and support the capital structure of ResCap. Significant actions included the following:

•

On June 4, 2008, GMAC, Residential Funding Company, LLC (RFC) and GMAC Mortgage, LLC (GMAC Mortgage), entered into a senior secured credit facility (the GMAC Facility) (guaranteed by ResCap and certain of its subsidiaries) to which we provided a capacity of up to $3.5 billion. The proceeds of the GMAC Facility were used to repay existing indebtedness of ResCap on or prior to its maturity, to acquire certain assets, and for other working capital purposes. Under the GMAC Facility, we agreed to make revolving loans to RFC and GMAC Mortgage, and acquire $1.3 billion of an outstanding $1.75 billion bank term loan (the Term Loan) due to mature on July 28, 2008. ResCap paid the remainder of the Term Loan on July 28, 2008, with proceeds of a draw under the GMAC Facility. Also on June 4, 2008, we entered into a Participation Agreement (the Participation Agreement) with GM and Cerberus ResCap Financing, LLC (Cerberus Fund) (GM and Cerberus Fund are collectively, the Participants). Pursuant to the Participation Agreement, we sold GM and Cerberus Fund $750 million in subordinated participations in the loans made pursuant to the GMAC Facility. GM and Cerberus Fund acquired

Management’s Discussion and Analysis

49% and 51% of the Participations, respectively. The Participants were not entitled to receive any principal payments with respect to the participations until the principal portion of the loans retained by us were paid in full. At December 29, 2008, GM and Cerberus Fund contributed to GMAC their $750 million subordinated positions in the GMAC Facility in exchange for new common membership interests in GMAC. As of December 31, 2008, $2.4 billion remained outstanding on the GMAC Facility, with a total commitment of $3.0 billion. The commitment was permanently reduced from $3.5 billion in accordance with the terms of the GMAC Facility.

•

During the year ended December 31, 2008, we forgave ResCap notes that we held, which resulted in ResCap recording a capital contribution equal to our purchase price for such notes of $1.2 billion and a gain of $1.3 billion on extinguishment of debt for the difference between the carrying value and our purchase price.

•

On April 18, 2008, we entered into a loan and security agreement (the MSR Facility) maturing on October 17, 2008, with RFC and GMAC Mortgage to provide $750 million to fund mortgage servicing rights. On June 1, 2008, GMAC and ResCap entered into an amendment to the MSR Facility. This amendment increased the maximum commitment amount from $750 million to $1.2 billion and increased the advance rate from 50% to 85% with all other terms and provisions of the MSR Facility remaining unchanged. In addition to the $750 million already outstanding, ResCap drew approximately $450 million under the MSR Facility in the second quarter of 2008, fully utilizing the $1.2 billion of available funding. During the third and fourth quarters of 2008, we forgave debt outstanding of $792 million under the MSR Facility thereby reducing the overall indebtedness and facility capacity. Subsequent to September 30, 2008, the MSR Facility matured and was renewed to May 1, 2009, with additional amendments to the original terms. Current capacity under the MSR Facility is approximately $240 million.

•

During the second quarter of 2008, Cerberus committed to purchase certain assets at ResCap’s option consisting of performing and nonperforming mortgage loans, mortgage-backed securities, and other assets for net cash proceeds of $300 million. During the third quarter, the following transactions were completed with Cerberus:

–	On July 14 and 15, 2008, ResCap, through its consolidated subsidiary, GMAC Mortgage, agreed to sell securitized excess servicing on two populations of loans to Cerberus consisting of $13.8 billion in unpaid principal balance of Freddie Mac loans and $24.8 billion in unpaid principal balance of Fannie Mae loans, capturing $591 million and $982 million of notional interest-only securities, respectively. The sales closed on July 30, 2008, with net proceeds of $175 million to ResCap and a loss on sale of $24 million.

–	On September 30, 2008, ResCap completed the sale of certain of its model home assets to MHPool Holdings LLC (MHPool Holdings), an affiliate of Cerberus, for cash consideration consisting of approximately $80 million, subject to certain adjustments, primarily relating to the sales of homes between June 20, 2008, and September 30, 2008, resulting in a net purchase price from MHPool Holdings of approximately $59 million and a loss on sale of $27 million. The purchase price is subject to further post-closing adjustments that are not expected to be material.

•

On July 31, 2008, ResCap and GMAC finalized the Resort Finance Sale Agreement pursuant to which GMAC Commercial Finance LLC (GMACCF) acquired 100% of ResCap’s Resort Finance business for a cash purchase price equal to the fair market value of the business. On June 3, 2008, ResCap received an initial deposit of $250 million representing estimated net proceeds related to this transaction. Upon final pricing and execution of the sale, ResCap was required to repay a portion of the initial deposit to GMACCF in the amount of $154 million representing the difference between the deposit it had received and the valuation.

•

On June 17, 2008, ResCap and GMACCF agreed to enter into a Receivables Factoring Facility (the Receivables Facility), whereby GMACCF agreed to purchase certain mortgage servicing advances. The servicing advances are part of the primary collateral securing the GMAC Facility and certain ResCap senior unsecured notes that mature in 2009-2015. The proceeds from the Receivables Facility were reinvested in additional servicing advances that became primary collateral. The agreement provides for the purchase of receivables that satisfy certain eligibility requirements multiplied by a purchase price rate of 85%. The maximum outstanding receivables at any point in time less the 15% discount cannot exceed $600 million. During the year ended December 31, 2008, GMACCF purchased $949 million face amount of receivables, resulting in a loss of $142 million for ResCap. The Receivables Facility will mature on June 16, 2009.

Management’s Discussion and Analysis

•

In June 2008, an affiliate of Cerberus Capital Management, L.P. (Cerberus) purchased certain assets of ResCap with a carrying value of approximately $479 million for consideration consisting of $230 million in cash and a Series B junior preferred membership interest in a newly formed entity, CMH Holdings, LLC (CMH), which is not a subsidiary of ResCap or GMAC and the managing member of which is an affiliate of Cerberus. CMH purchased from ResCap model home and lot option assets. CMH is consolidated into ResCap under FIN 46(R) as ResCap remains the primary beneficiary. In conjunction with this agreement, Cerberus extended a term loan of $230 million with a guaranteed overall return of $46 million, which is to be paid down as assets are sold. The agreement also included revolving loans to CMH with a maximum limit of $10 million that, if used, would bear interest at 15%. The loans are secured by a pledge of all the assets of CMH and will mature on June 30, 2013.

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On November 20, 2008, GMAC entered into a $430 million loan agreement (the GMAC LOC) with Passive Asset Transactions, LLC (PATI) and RFC Asset Holdings II, LLC (RAHI), which is guaranteed by RFC, GMAC Mortgage, and ResCap. The GMAC LOC is a source of contingency funding for ResCap and its subsidiaries and did not have an outstanding balance as of December 31, 2008. Assets eligible for collateralization include domestic warehouse receivables, certain excess servicing advances, and select United Kingdom assets. The original maturity date of the lending agreement was December 31, 2008; in December 2008, it was subsequently extended to January 31, 2009. In January 2009, it was extended until March 31, 2009.

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On January 30, 2009, GMAC acquired 100 percent of ResCap’s nonvoting equity interest in IB Finance Holdings (IB Finance), the parent company of GMAC Bank. This transaction included GMAC converting its $806 million of preferred interests in ResCap into IB Finance interests and forgiving $830 million of ResCap’s debt. As a result, all convertible voting and economic interests in IB Finance are now owned directly by GMAC. The completion of the sale of IB Finance increased ResCap’s consolidated tangible net worth, as defined, by approximately $894 million. For this purpose, consolidated tangible net worth is defined as ResCap’s consolidated equity, excluding intangible assets and any equity in GMAC Bank to the extent included in ResCap’s consolidated balance sheet. Subsequent to the January 30, 2009, sale and deconsolidation by ResCap of IB Finance, ResCap remains in compliance with its consolidated tangible net worth requirement, as defined, of $250 million.

Even with the implementation of the actions described above, ResCap remains heavily dependent on GMAC and its affiliates for funding and there can be no assurances that GMAC or its affiliates will continue such actions. We disclosed in a Form 8-K, filed January 9, 2009, that ResCap is an important subsidiary and that we believed the support we provided to ResCap was in the best interests of our stakeholders. We further disclosed that if ResCap were to need additional support, we would provide that support so long as it was in the best interests of our stakeholders. While there can be no assurances, our recently approved status as a bank holding company has increased the importance of our support for ResCap as its core mortgage loan origination and servicing business provides diversification benefits for us.

ResCap actively manages its liquidity and capital positions and is continually working on initiatives to address its debt covenant compliance and liquidity needs, including debt maturing in the next twelve months and the identified risks and uncertainties. The accompanying Consolidated Financial Statements continue to reflect ResCap on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.

Although our continued actions through various funding and capital initiatives demonstrate support for ResCap, and our status as a bank holding company and completion of our private debt exchange and cash tender offers better positions us to be capable of supporting ResCap, there are currently no commitments or assurances for future funding and/or capital support, except as otherwise provided in this Form 10-K. Consequently, there remains substantial doubt about ResCap’s ability to continue as a going concern without the support of GMAC. Should we no longer continue to support the capital or liquidity needs of ResCap or should ResCap be unable to successfully execute other initiatives, it would have a material adverse effect on ResCap’s business, results of operations, and financial position.

ResCap is highly leveraged relative to its cash flow and continues to recognize substantial losses resulting in a significant deterioration in capital. As a result of GMAC’s capital contribution to ResCap during the fourth quarter of 2008, ResCap’s consolidated tangible net worth, as defined, was $350 million as of December 31, 2008, and remained in compliance with its credit facility financial covenants, among other covenants, requiring it to maintain a monthly consolidated tangible net worth

Management’s Discussion and Analysis

of $250 million. There continues to be a risk that ResCap will not be able to meet its debt service obligations, default on its financial debt covenants due to insufficient capital, and/or be in a negative liquidity position in 2009 without continued support from GMAC.

During the third quarter of 2008, ResCap’s consolidated tangible net worth, as defined, fell below $1.0 billion, giving Fannie Mae the right to pursue certain remedies under the master agreement and contract between GMAC Mortgage, its consolidated subsidiary, and Fannie Mae. ResCap reached an agreement with Fannie Mae to provide Fannie Mae with collateral valued at $200 million, in addition to $100 million previously provided, and agreed to sell and transfer the servicing on mortgage loans having an unpaid principal balance of approximately $12.6 billion, or approximately 9% of the total principal balance of loans ResCap services for Fannie Mae. In return for these actions, Fannie Mae agreed to forbear, until January 31, 2009, from exercising contractual remedies otherwise available to them due to the decline in ResCap’s consolidated tangible net worth, as defined. On January 29, 2009, Fannie Mae extended the forbearance period to March 31, 2009. These remedies could include, among other things, a reduction in the ability to sell loans to Fannie Mae, a reduction in the capacity to service loans for Fannie Mae, or requiring ResCap to transfer the servicing it performs for Fannie Mae. Management believes that selling the servicing related to the loans described above will have an incremental positive impact on ResCap’s liquidity and overall cost of servicing, since it will no longer be required to advance delinquent payments on those loans. Meeting Fannie Mae’s collateral request had a negative impact on ResCap’s liquidity. If Fannie Mae deems ResCap’s consolidated tangible net worth, as defined, to be inadequate following the expiration of the forbearance period referred to above, and if Fannie Mae then determines to exercise their contractual remedies as described above, it would adversely affect ResCap’s profitability and financial condition.

Similarly in the fourth quarter of 2008, Federal Home Loan Mortgage Corporation (Freddie Mac) and Government National Mortgage Association (Ginnie Mae) both requested additional security as a matter of recourse relative to ResCap’s financing relationships (mortgage-backed securities). On October 17, 2008, ResCap established and funded, under agreed-upon terms with Freddie Mac, an externally managed escrow account with cash collateral totaling $30 million. This collateral would be accessible to Freddie Mac should they incur losses directly attributable to ResCap not meeting its obligations as the seller/servicer. ResCap also reached agreement with Ginnie Mae on January 21, 2009, whereby ResCap provided Ginnie Mae cash collateral, deposited in an externally managed escrow account, totaling $35 million. As with the security provided to Freddie Mac, this collateral would be accessible to Ginnie Mae should they incur losses directly attributable to ResCap not meeting its obligations as the seller/servicer.

On December 22, 2008, GMAC Mortgage received notice from Fannie Mae that it was in breach of the servicer rating requirement as set forth in the master agreement and contract between Fannie Mae and GMAC Mortgage. As a result of this breach, Fannie Mae is entitled to exercise certain rights and remedies as permitted by its contract with GMAC Mortgage. However, Fannie Mae has granted a temporary waiver of this requirement through March 31, 2009, subject, however, to enhanced servicing reviews by Fannie Mae and Fannie Mae’s determination that GMAC Mortgage continues to provide satisfactory servicing performance. On March 31, 2009, the waiver will expire and GMAC Mortgage will be required to be in compliance with the servicer rating requirement. ResCap is taking the necessary actions to be in compliance as of March 31, 2009; however, there can be no assurance it will be in compliance as of that date.

Cash Flows

Net cash provided by operating activities was $14.1 billion for the year ended December 31, 2008, compared to $1.5 billion for the same period in 2007. Net cash used by operating activities primarily includes cash used for the origination and purchase of certain mortgage and automotive loans held-for-sale and the cash proceeds from the sales of and principal repayments on such loans. Our ability to originate and sell mortgage loans at previously experienced volumes has been hindered by the continued depressed U.S. housing and automotive markets and certain foreign mortgage and capital markets. These conditions contributed to an increase in net cash flow from operating activities as cash inflows from collections and sales of mortgage and automotive loans held-for-sale outpaced cash outflows from origination and purchases of new loans.

Net cash provided by investing activities was $10.9 billion for the year ended December 31, 2008, compared to $18.2 billion for the same period in 2007. Considering the impact of sales activity, net cash flows associated with loans and finance receivables held-for-investment decreased approximately $22.0 billion during the year ended December 31, 2008, compared to the same period in 2007. This decrease in cash was partially offset by an increase in cash from proceeds from sales and maturities of available-for-sale investment securities, net of purchases, of $5.9 billion and lower net cash outflows from operating lease activities of $8.9 billion in 2008 compared to the same period a year ago.

Management’s Discussion and Analysis

Net cash used in financing activities for the year ended December 31, 2008, totaled $28.2 billion, compared to $17.6 billion for the same period in 2007. This change was largely related to lower levels of cash provided from issuing long-term debt and a $13.6 billion increase in net cash outflows to pay down short-term debt during the year ended December 31, 2008, compared to the same period in 2007. These decreases in cash from financing activities were partially offset by a $5.0 billion cash inflow from issuance of senior preferred interests as a result of our participation in the TARP, increases in certificate and brokered deposit balances as part of our diversified funding strategy, and lower levels of cash used to pay down long-term debt.

Funding Sources

The following table summarizes debt and other sources of funding by source and the amount outstanding under each category for the periods shown.

	Outstanding
($ in millions)	December 31, 2008	December 31, 2007
Commercial paper	$146	$1,439
Institutional term debt	29,994	61,457
Retail debt programs	18,121	26,175
Secured financings (a)	73,108	90,809
Bank loans and other	4,227	12,697

Total debt (b)	$125,596	$192,577

Bank deposits (c)	$18,311	$13,708

Off-balance sheet securitizations:
Retail finance receivables	$11,887	$14,328
Wholesale loans	10,573	16,813
Mortgage loans	125,926	136,108

Total off-balance sheet securitizations	$148,386	$167,249

(a)	Includes securitization transactions that are accounted for on-balance sheet as secured financings totaling $54,876 million and $60,898 million at December 31, 2008 and 2007, respectively.
(b)	Excludes fair value adjustment as described in Note 12 to our Consolidated Financial Statements.
(c)	Includes consumer and commercial bank deposits and dealer wholesale deposits.

Short-term Debt

We obtain short-term funding from the sale of floating-rate demand notes under our Demand Notes program. These notes can be redeemed at any time at the option of the holder without restriction. Our domestic and international unsecured and secured commercial paper programs also provide short-term funding, as do short-term bank loans. Renewing our short-term debt maturities, particularly unsecured debt, including Demand Notes, continues to be challenging due to the heightened credit market turmoil. Demand Notes outstanding decreased by $5.3 billion from $6.6 billion as of December 31, 2007, to $1.3 billion as of December 31, 2008. As of December 31, 2008, we had $10.4 billion in short-term debt outstanding, a decline of $23.4 billion from December 31, 2007. Refer to Note 12 to our Consolidated Financial Statements for additional information about our outstanding short-term debt.

Long-term Debt

Historically, the unsecured debt markets were a key source of long-term financing for us. However, given our current ratings profile and market environment, we have been unable to access the unsecured debt markets. During the year ended December 31, 2008, we did not issue unsecured long-term debt in the capital markets.

Management’s Discussion and Analysis

The following table presents the scheduled maturity of unsecured long-term debt at December 31, 2008, assuming that no early redemptions occur.

Year ended December 31, ($ in millions)	Global Automotive Finance operations (a)	ResCap (b)	Total
2009	$11,238	$530	$11,768
2010	6,031	1,289	7,320
2011	9,842	209	10,051
2012	4,746	347	5,093
2013	1,400	539	1,939
2014 and thereafter	16,494	216	16,710
Original issued discount (c)	(5,501)	—	(5,501)

Total unsecured long-term debt (d)	$44,250	$3,130	$47,380

(a)	Consists of debt we or our subsidiaries incur to finance our Global Automotive Finance operations.
(b)	Excludes ResCap unsecured long-term debt held by GMAC.
(c)	Scheduled amortization of original issue discount is as follows: $1,489 million in 2009; $1,262 million in 2010; $981 million in 2011; $336 million in 2012; $249 million in 2013; and $1,184 million in 2014 and thereafter.
(d)	Debt issues totaling $14.6 billion are redeemable at or above par, at our option, anytime prior to the scheduled maturity dates, the latest of which is November 2049.

Secured Financings and Off-balance Sheet Securitizations

For 2008, more than 94% of the volume of our North American Automotive Finance operations was funded through secured funding arrangements or automotive whole-loan sales. During the year ended December 31, 2008, our North American Automotive Finance operations executed approximately $18.7 billion in automotive whole-loan sales and off-balance sheet securitizations. In addition, our North American Automotive Finance operations executed approximately $19.0 billion in secured funding during the year. Our International Automotive Finance operations fund approximately 39% of its operations through securitizations and other forms of secured funding.

ResCap utilizes committed and uncommitted secured facilities to fund inventories of mortgage loans held-for-investment, mortgage loans held-for-sale, lending receivables, mortgage servicing cash flows, and securities. These facilities provide funding for residential mortgage loans prior to their subsequent sale or securitization. Although unused capacity exists under the secured committed facilities, use of such capacity is conditioned upon certain collateral eligibility requirements and, as a result, access to capacity under these facilities may be limited. The unused capacity on the committed secured facilities can be utilized only upon the pledge of eligible assets that ResCap may not currently have available or the capacity can provide funding for future asset acquisitions. ResCap also utilizes off-balance sheet financings. ResCap’s off-balance sheet financings outstanding were $126 billion as of December 31, 2008, and $136 billion as of December 31, 2007. A significant portion of off-balance sheet financing relates to securitizations issued in off-balance sheet trusts.

As a part of ResCap’s historical capital markets activity, predominantly in its international operations, several of its securitizations have certain servicer obligations contingent on actions by bondholders. These servicer obligations exist in its Dutch, German, and Australian securitization structures. Certain of these obligations provide the investors of the trust with the ability to put back these securities to the trust at a specified date in the future at par less losses previously allocated to the bond classes. ResCap, as servicer of the trust, is obligated to advance the funds required to redeem bondholders. ResCap has the option to purchase loans from the trust at their par value, the proceeds of which then can be used to offset the trust’s obligation to repay the servicer. The specific dates that these options can be exercised range from seven to twelve years from the securitization date. The earliest exercise date for these options is the third quarter of 2009.

The total estimated amount of Dutch and German bonds subject to these servicer obligations is approximately $8.2 billion beginning in 2009 through 2019. The estimated obligation considers contractual amortization, prepayments, and defaults among other management assumptions. The portion that is exercisable prior to December 31, 2009 and 2010, is 1.0% of the total and 5.8% of the total, respectively. Approximately 72.5% of the total estimated bonds are eligible for this servicer obligation beginning in 2013 and after.

The total estimated amount of Australian bonds subject to these servicer obligations is approximately $77 million, all of which are exercisable in 2011.

Management’s Discussion and Analysis

ResCap currently holds the residual interest (first loss bond) on all of these securitizations. To the extent that the potential bonds are put back to the SPE and the loans are repurchased, ResCap has recognized the estimated future credit losses on the underlying mortgage loans in the fair market value of the retained residuals it currently holds on its balance sheet. To the extent that losses are expected to arise from factors such as liquidity or market risk of the loans that may be purchased pursuant to its servicer obligation (i.e., losses beyond the credit losses already reflected in the residual), we estimate and record this incremental loss when the likelihood of bondholder exercise is foreseeable and the incremental loss can be reasonably estimated. During the twelve months ended December 31, 2008, ResCap recorded a $15.8 million incremental loss related to these servicer obligations.

As of December 31, 2008, the liabilities related to these servicer obligations, after considering the valuation of residual interests, were immaterial.

The following table summarizes assets that are restricted as collateral for the payment of related debt obligations. These restrictions primarily arise from securitization transactions accounted for as secured borrowings and repurchase agreements. Excluded from the table is $2.8 billion of assets used to support certain global funding facilities. This support has been provided by transferring these assets to a wholly owned subsidiary of GMAC, which then provides a guarantee in favor of lenders under certain funding facilities.

	2008		2007
December 31, ($ in millions)	Assets	Related secured debt (a)	Assets	Related secured debt (a)
Loans held-for-sale	$1,549	$660	$8,171	$6,765
Mortgage assets held-for-investment and lending receivables	7,011	5,422	28,393	22,562
Retail automotive finance receivables	30,676	22,091	23,079	19,094
Wholesale automotive finance receivables	20,738	11,857	10,092	7,709
Investment securities	646	481	751	788
Investment in operating leases, net	18,885	16,744	20,107	17,926
Real estate investments and other assets	6,579	6,550	5,838	4,616
GMAC Bank (b)	25,548	9,303	17,689	11,349

Total	$111,632	$73,108	$114,120	$90,809

(a)	Included as part of secured debt are repurchase agreements of $588 million and $3.6 billion where we have pledged assets as collateral for approximately the same amount of debt at December 31, 2008 and 2007, respectively.
(b)	GMAC Bank has an advance agreement with the Federal Home Loan Bank of Pittsburgh (FHLB) and access to the Federal Reserve Bank Discount Window and Term Auction Facility program. GMAC Bank had assets pledged and restricted as collateral to the FHLB and Federal Reserve Bank totaling $21.9 billion as of December 31, 2008, and assets pledged and restricted as collateral to the FHLB totaling $17.4 billion as of December 31, 2007. Furthermore, under the advance agreement, the FHLB has a blanket lien on certain GMAC Bank assets including approximately $18.3 billion and $17.2 billion in real estate-related finance receivables and loans and $1.6 billion and $0.5 billion in other assets as of December 31, 2008 and 2007, respectively. Availability under these programs is generally only for the operations of GMAC Bank and cannot be used to fund the operations or liabilities of GMAC or its subsidiaries.

Bank Deposits

We accept commercial and consumer deposits through GMAC Bank in the United States. As of December 31, 2008, GMAC Bank had approximately $19.2 billion of deposits, compared to $12.8 billion as of December 31, 2007. Deposits are an efficient and cost-effective source of funding for us and, as a result, we have been offering competitive rates in an effort to increase our deposit levels. We also have banking operations in Argentina, Brazil, Colombia, France, Germany, and Poland that fund automotive assets.

Management’s Discussion and Analysis

Funding Facilities

The following tables highlight credit capacity under our secured and unsecured funding facilities as of December 31, 2008 and 2007. We utilize both committed and uncommitted credit facilities.

Unsecured Funding Facilities

The following table summarizes our unsecured committed capacity as of December 31, 2008 and 2007.

Unsecured committed facilities
	December 31, 2008			December 31, 2007
($ in billions)	Outstanding	Unused capacity	Total capacity	Outstanding	Unused capacity	Total capacity
Global Automotive Finance operations:
North American operations
Revolving credit facility — 364 day	$—	$—	$—	$—	$3.0	$3.0
Revolving credit facility — multiyear	0.5	—	0.5	—	3.0	3.0
Bank lines	0.4	—	0.4	0.8	0.2	1.0
International operations
Bank lines	0.6	0.2	0.8	1.1	0.8	1.9

Total Global Automotive Finance operations	1.5	0.2	1.7	1.9	7.0	8.9

ResCap:
Revolving credit facility — 364 day	—	—	—	—	0.9	0.9
Revolving credit facility — multiyear	—	—	—	—	0.9	0.9
Bank term loan	—	—	—	1.8	—	1.8

Total ResCap	—	—	—	1.8	1.8	3.6

Other:
Commercial Finance operations	—	—	—	—	0.1	0.1

Total Other	—	—	—	—	0.1	0.1

Total	$1.5	$0.2	$1.7	$3.7	$8.9	$12.6

Revolving credit facilities — As of December 31, 2007, we had four unsecured syndicated bank facilities totaling approximately $7.8 billion. GMAC had a $3.0 billion 364-day facility maturing in June 2008 and a $3.0 billion five-year term facility maturing in June 2012. ResCap had an $875 million 364-day facility maturing in June 2008 and an $875 million three-year term facility maturing in June 2010. In June 2008, lenders in the GMAC and ResCap unsecured revolving credit facilities were given the option of transferring their existing credit commitments to a new GMAC secured revolving credit facility at a multiple of their existing commitment amount. Of the 38 banks given this option, 30 of them, composing over 90% of the existing commitment amounts, exercised this option. All of the ResCap lenders opted to transfer their commitments. Some GMAC lenders chose not to transfer their commitments; therefore, they remained in the existing GMAC five-year term facility with amended terms and conditions. The remaining commitments total $486 million and are available until June 2012. As of December 31, 2008, the five-year term facility was fully drawn.

Bank lines — As of December 31, 2008, we maintained $447 million in committed unsecured bank facilities in Canada and $769 million in International operations, primarily in Europe.

Bank term loan — During June 2008, GMAC acquired $1.3 billion of the outstanding $1.8 billion ResCap term loan due to mature on July 28, 2008. This transaction was incorporated into the $3.5 billion senior secured credit facility extended from GMAC to subsidiaries of ResCap; therefore, it utilized $1.3 billion of the total capacity. ResCap paid the remainder of the term loan with proceeds from the $3.5 billion credit facility provided by GMAC.

Management’s Discussion and Analysis

The following table summarizes our unsecured uncommitted capacity as of December 31, 2008 and 2007. The financial institutions providing the uncommitted facilities are not legally obligated to advance funds under them.

Unsecured uncommitted facilities
	December 31, 2008			December 31, 2007
($ in billions)	Outstanding	Unused Capacity	Total capacity	Outstanding	Unused capacity	Total capacity
Global Automotive Finance operations:
International operations
Lines of credit — Europe	$1.0	$0.1	$1.1	$4.7	$0.4	$5.1
Lines of credit — Latin America	0.8	0.1	0.9	2.2	0.7	2.9
Lines of credit — Asia Pacific	0.1	—	0.1	0.4	0.1	0.5

Total Global Automotive Finance operations	1.9	0.2	2.1	7.3	1.2	8.5

ResCap:
Lines of credit	—	—	—	0.3	—	0.3
GMAC Bank — Fed Funds	—	0.1	0.1	—	0.2	0.2
Other	—	—	—	0.1	—	0.1

Total ResCap	—	0.1	0.1	0.4	0.2	0.6

Other:
Commercial Finance operations	—	—	—	0.2	—	0.2

Total	$1.9	$0.3	$2.2	$7.9	$1.4	$9.3

Global Automotive Finance lines of credit — Our International operations utilize credit lines from local banks and local branches of multinational financial institutions. The lines generally have a documented credit limit to establish total capacity, but lenders are not obligated to fulfill loan requests if there is unutilized capacity. Also, lenders are not obligated to renew outstanding loans when they mature. The outstanding loans under these credit lines tend to be short-term in nature; therefore, they are renewed throughout the year. These credit lines are typically supported by a parent guarantee from GMAC LLC. As of December 31, 2008, our nonconsolidated Chinese affiliate (GMAC-SAIC Automotive Finance Company Limited) had $1.4 billion of bank line capacity and $1.1 billion outstanding, which is not included in the table above.

Management’s Discussion and Analysis

Secured Funding Facilities

The following table shows the current capacity and potential capacity under our secured committed facilities as of December 31, 2008 and 2007. Current capacity represents funding capacity that is available upon request as excess collateral resides in certain facilities. The potential capacity on the committed secured facilities can be utilized only upon the pledge of available eligible assets.

Secured committed facilities

	December 31, 2008				December 31, 2007
($ in billions)	Outstanding	Current capacity (a)	Potential capacity (b)	Total capacity	Outstanding	Current Capacity (a)	Potential capacity (b)	Total capacity
Global Automotive Finance operations:
North American operations
Syndicated facilities (c)	$13.9	$0.6	$12.8	$27.3	$—	$—	$18.0	$18.0
Bilateral/multilateral bank facilities	15.6	0.1	1.5	17.2	28.5	0.1	3.1	31.7
International operations
Bilateral/multilateral bank facilities	10.4	—	1.3	11.7	10.5	—	1.8	12.3

Total Global Automotive Finance operations	39.9	0.7	15.6	56.2	39.0	0.1	22.9	62.0

ResCap:
Repurchase agreements	0.4	—	1.3	1.7	3.6	—	5.3	8.9
Receivables Lending Agreement (RLA) / Mortgage Asset Lending Agreement (MALA)	—	—	—	—	0.3	—	8.4	8.7
Facilities for construction-lending receivables	0.5	—	—	0.5	1.8	—	0.1	1.9
Facilities for mortgage servicing rights	0.5	—	0.9	1.4	1.5	—	0.6	2.1
Other	1.7	—	0.1	1.8	8.6	—	3.0	11.6

Total ResCap	3.1	—	2.3	5.4	15.8	—	17.4	33.2

Other:
Commercial Finance operations	1.9	—	0.9	2.8	2.1	—	1.6	3.7

Total	$44.9	$0.7	$18.8	$64.4	$56.9	$0.1	$41.9	$98.9

Whole-loan flow agreements	$—	$—	$17.8	$17.8	$—	$—	$37.4	$37.4

Total commitments (d)	$44.9	$0.7	$36.6	$82.2	$56.9	$0.1	$79.3	$136.3

(a)	Funding is generally available upon request as excess collateral resides in certain facilities.
(b)	Funding is generally available to the extent incremental collateral is available and contributed to the facilities.
(c)	Potential capacity includes undrawn credit commitments that serve as backup liquidity to support our asset-backed commercial paper program (NCAT). There was $9.0 billion and $12.0 billion of potential capacity that was supporting $8.0 billion and $6.9 billion of outstanding NCAT commercial paper as of December 31, 2008 and 2007, respectively. The NCAT commercial paper outstanding is not included in our Consolidated Balance Sheets.
(d)	Excludes portion of bilateral secured facility that is available only upon syndication.

Management’s Discussion and Analysis

Syndicated Facilities — These are facilities that include 10 or more banks in the syndicate group. The primary syndicated facilities include the following:

•

NCAT and TACN — New Center Asset Trust (NCAT) is a special-purpose entity administered by us for the purpose of funding assets as part of our securitization funding programs. This entity funds assets primarily through the issuance of asset-backed commercial paper. The total capacity represents credit commitments that serve as backup liquidity to support the outstanding commercial paper. At December 31, 2008, NCAT had commercial paper outstanding of $8.0 billion, which is not included in our Consolidated Balance Sheet. NCAT’s commercial paper is eligible for the Federal Reserve’s Commercial Paper Funding Facility (CPFF), which is a liquidity backstop for U.S. issuers of commercial paper. As of December 31, 2008, $7.6 billion of NCAT’s outstanding commercial paper was financed by the CPFF.

In June 2008, we added a feature to this program that allows us to transfer NCAT credit commitments to another secured facility, Total Asset Collateralized Notes LLC (TACN), which is bank funded. The purpose of this feature is to give us the flexibility to more efficiently utilize our credit commitments. NCAT commitments of $1.0 billion have been transferred to TACN. As of December 31, 2008, there was $540 million outstanding under TACN. Total capacity for NCAT and TACN combined was $10.0 billion as of December 31, 2008.

On November 25, 2008, certain asset-backed securities owned by NCAT were downgraded by Moody’s and S&P. As a result of the downgrades, under the terms of NCAT’s liquidity facility documents, a cure period was provided during which GMAC, as administrator of NCAT, could work with Moody’s and S&P to take steps to secure a ratings upgrade for the downgraded securities. No such upgrade was achieved prior to the end of the cure period on January 23, 2009, and at that point an orderly wind-down of NCAT’s operations began. During the wind-down phase NCAT can no longer purchase additional asset-backed securities or increase the principal amount of any revolving asset-backed securities it currently owns. In addition, NCAT’s commercial paper has been downgraded below A-1/P-1 by Moody’s and S&P, and, as a result, NCAT can no longer issue commercial paper. Securities backed by retail or lease assets will be funded by liquidity backup lines until the underlying assets fully amortize. Securities backed by dealer floorplan receivables will be funded by liquidity backup lines and paid down in 2009 and thus will need to be refinanced during 2009. TACN is also required to wind down its operations.

•

Secured Revolving Credit Facility — In June 2008, we entered into a new secured revolving credit facility with capacity of $11.4 billion. This facility is secured by U.S. and Canadian automotive finance assets, and the borrowers under the facility are structured as bankruptcy-remote special-purpose entities. Capacity under this facility declines to $7.9 billion after two years and ultimately matures in June 2011.

Management’s Discussion and Analysis

This facility includes a leverage ratio covenant that requires our reporting segments, excluding the ResCap reporting segment, to have a ratio of consolidated borrowed funds to consolidated net worth not to exceed 11.0:1 at the end of each calendar quarter. For purposes of this calculation, the numerator is our total debt on a consolidated basis (excluding obligations of bankruptcy-remote special-purpose entities), less the total debt of the ResCap reporting segment in our consolidated balance sheet (excluding obligations of bankruptcy-remote special-purpose entities). The denominator is our consolidated net worth less ResCap’s consolidated net worth and certain extensions of credit from us to ResCap. As of December 31, 2008, the leverage ratio was 2.8:1. The following table summarizes the calculation of the leverage ratio covenant.

December 31, 2008 ($ in millions)	GMAC LLC	Less: ResCap	Adjusted leverage metrics
Consolidated borrowed funds:
Total debt	$126,321	$30,576	$95,745
Less:
Obligations of bankruptcy-remote SPEs	(54,876)	(3,753)	(51,123)
Intersegment eliminations	—	(7,440)	7,440

Consolidated borrowed funds used for leverage ratio	$71,445	$19,383	$52,062

Consolidated net worth:
Total equity	$21,854	$2,187	$19,667
Less:
Intersegment credit extensions	(866)	—	(866)

Consolidated net worth used for leverage ratio	$20,988	$2,187	$18,801

Leverage ratio (a)			2.8

(a)	We remain subject to a separate leverage ratio as previously calculated prior to the formation of the June 2008 secured revolving credit facility, but on significantly reduced debt balances relative to prior periods. As of December 31, 2008, the leverage ratio as calculated based on the previous methodology was 3.3:1.

•

Variable note funding facility — This facility is available to fund U.S. dealer floorplan receivables at all times, including in the event of GM filing for Chapter 11 bankruptcy reorganization. The facility has two separate maturity dates with $3.0 billion coming due in March 2009 and another $3.0 billion coming due in March 2010.

Global Automotive Finance operations secured facilities (North American and International operations) — These are primarily private securitization facilities that permanently fund a specific pool of assets. Most of the facilities for International operations are revolving; therefore, they allow for the funding of additional assets during the commitment period, usually 364 days. Internationally, there are also secured bank lines that provided $1.6 billion of total capacity at December 31, 2008.

Bilateral secured facility — Effective September 11, 2008, we renewed a funding facility with Citi under which we could have access to funding of up to $13.8 billion for a variety of automotive assets and mortgage assets. The amount available for immediate funding at renewal was $10.1 billion, while the additional $3.7 billion would be made available upon successful syndication of the facility. The availability under the facility is now allocated to specific business lines whereas previously the facility had provided more flexibility regarding the allocation of credit capacity. Also, a portion of the credit commitment amount allocated to fund automotive assets is in the form of an amortizing term facility rather than a revolving facility. As of December 31, 2008, there was $9.6 billion allocated to fund automotive assets, of which $4.2 billion is in the form of a revolving warehouse facility, $1.7 billion is in the form of an amortizing term facility, and $3.7 billion is available if the facility is syndicated to other lenders. ResCap and our Commercial Finance operations also had $1.1 billion and $0.8 billion, respectively, of committed credit capacity under the facility.

ResCap facilities — In June 2008, ResCap reached agreements to amend substantially all of its secured bilateral facilities (repurchase agreements, facilities for mortgage servicing rights, and others) thus extending the maturities of these facilities from various dates in 2008 to May and June 2009. In 2008, ResCap’s total credit capacity was reduced significantly as originations and therefore financing needs declined. Also, given the market environment, counterparties had limited appetite to extend existing facilities or establish new ones.

Management’s Discussion and Analysis

Prior to June 2008, certain of ResCap’s credit facilities contained a financial covenant, among other covenants, requiring it to maintain a minimum consolidated tangible net worth (as defined in each respective agreement) as of the end of each fiscal quarter. The most restrictive provision in these credit agreements required a minimum tangible net worth of $5.4 billion. After June 2008, and the completion of ResCap’s debt refinancing, this financial covenant was removed from all agreements that had contained it. ResCap complied with these provisions up to the date it renegotiated its debt obligations.

Certain of these renegotiated credit facilities contain financial covenants, among other covenants, requiring ResCap to maintain consolidated tangible net worth of $250 million as of the end of each month and consolidated liquidity of $750 million, subject to applicable grace periods. These financial covenants are also included in certain of ResCap’s bilateral facilities. In addition, certain of ResCap’s facilities are subject to sequential declines in advance rates if its consolidated tangible net worth falls below $1.5 billion, $1.0 billion, and $0.5 billion, respectively. Certain other facilities are unavailable to be utilized if consolidated tangible net worth falls below $0.5 billion.

As of December 31, 2008, ResCap held consolidated tangible net worth of $350 million, as defined, and remained in compliance with the most restrictive consolidated tangible net worth covenant minimum of $250 million. In addition, ResCap complied with its consolidated liquidity requirement of $750 million.

Repurchase agreements — ResCap has relationships with banks and securities firms to provide funding for mortgage loans and securities through repurchase agreements and other similar arrangements on a domestic and international basis. Borrowings under these arrangements are provided in either a committed or an uncommitted basis. We reached agreement to amend substantially all of the secured bilateral facilities during 2008, thus extending the maturities of these repurchase agreement facilities from various dates in 2008 to the end of May 2009 and the beginning of June 2009. As part of the amendments, certain of our bilateral agreements no longer accept new assets to collateralize new draws. As of December 31, 2008, $293 million of the renewed facilities capacity will not accept new assets prior to maturity, and/or have orderly deterioration in advance rates; therefore, the facilities are effectively amortizing to their respective maturity dates.

RLA and MALA — RLA and MALA facilities were terminated during the second quarter of 2008. Prior to the termination, the decline in borrowings under these facilities reflect ResCap’s decision in 2007 to restrict warehouse-lending activities and nontraditional mortgage originations and continuing disruptions in the asset-backed commercial paper market (which made borrowings under this facility less available and more expensive).

Other — Other secured facilities include certain facilities to fund mortgage loans prior to their sale or securitization. Internationally, this includes $695 million of liquidity commitments to fund loans in the United Kingdom and $116 million of liquidity commitments to fund loans originated in the Netherlands, Germany, and Spain. Domestically, secured facilities to fund mortgage servicing advances had capacity of $700 million as of December 31, 2008.

Commercial Finance operations — Maintains conduits to fund trade receivables.

Whole-loan forward flow agreements — These represent commitments from counterparties to purchase U.S. automotive retail assets. One of our long-term strategic financing agreements includes a commitment from a financial institution to purchase up to $10.0 billion of U.S. retail auto finance contracts every year through June 2010. There is $13.0 billion of capacity under this funding arrangement as of December 31, 2008. Our other long-term strategic financing agreement provides funding of up to $4.8 billion through October 2010.

Management’s Discussion and Analysis

The following table shows the current capacity and potential capacity under our secured uncommitted facilities as of December 31, 2008 and 2007. Current capacity represents funding capacity that is available upon request as excess collateral resides in certain facilities. The potential capacity on the committed secured facilities can be utilized only upon pledge of available eligible assets. The financial institutions providing the uncommitted facilities are not legally obligated to advance funds under them.

Secured uncommitted facilities
	As of December 31, 2008				As of December 31, 2007
($ in billions)	Outstanding	Current capacity (a)	Potential capacity (b)	Total Capacity	Outstanding	Current capacity (a)	Potential capacity (b)	Total capacity
Global Automotive Finance operations:
North American operations
Federal Reserve Bank advances	$—	$4.1	$—	$4.1	$—	$—	$—	$—
International operations Bilateral/multilateral bank facilities	0.3	—	—	0.3	—	—	—	—

Total Global Automotive Finance operations	0.3	4.1	—	4.4	—	—	—	—

ResCap:
FHLB advances	9.3	0.2	—	9.5	11.3	—	1.3	12.6
Repurchase agreements	—	—	—	—	0.4	—	7.4	7.8
Other	—	—	—	—	0.4	—	0.8	1.2

Total ResCap	9.3	0.2	—	9.5	12.1	—	9.5	21.6

Total	$9.6	$4.3	$—	$13.9	$12.1	$—	$9.5	$21.6

(a)	Funding is generally available upon request as excess collateral resides in certain facilities.
(b)	Funding is generally available to the extent incremental collateral is available and contributed to the facilities.

Federal Reserve Bank advances — On September 11, 2008, the automotive division of GMAC Bank was granted access to the Term Auction Facility (TAF). The Discount Window is the primary credit facility under which the Federal Reserve extends collateralized loans to depository institutions at terms from overnight up to ninety days. The TAF program auctions a pre-announced quantity of collateralized credit starting with a minimum bid for term funds of 28-day or 84-day maturity. The automotive division of GMAC Bank has pledged $5.1 billion of automotive loans and leasing financings to participate in the Discount Window and TAF program at varying collateral requirements. At December 31, 2008, GMAC Bank had $10 million of outstanding borrowings under these programs with unused capacity of $4.0 billion.

FHLB Advances — GMAC Bank has an advance agreement with the Federal Home Loan Bank (FHLB). GMAC Bank has assets pledged and restricted as collateral totaling $16.8 billion and $17.4 billion at December 31, 2008 and 2007, respectively. In addition, under the agreement, the FHLB’s has a blanket lien on certain GMAC Bank assets. This blanket lien provides additional security to the FHLB, but the FHLB may allow GMAC Bank to encumber elsewhere any assets not needed to collateralize existing FHLB advances. During 2008, the FHLB restricted eligible collateral and increased collateral weightings resulting in reduced capacity for GMAC Bank to borrow under the advances program.

Credit Ratings

The cost and availability of unsecured financing are influenced by credit ratings, which are intended to be an indicator of the creditworthiness of a particular company, security, or obligation. Lower ratings generally result in higher borrowing costs and reduced access to capital markets. This is particularly true for certain institutional investors whose investment guidelines require investment-grade ratings on term debt and the two highest rating categories for short-term debt (particularly money market investors).

Management’s Discussion and Analysis

Substantially all our debt has been rated by nationally recognized statistical rating organizations. The following table summarizes our current ratings and outlook by the respective nationally recognized rating agencies.

Rating Agency	Commercial paper	Senior debt	Outlook	Date of last action
Fitch	C	RD	Watch-Positive	January 8, 2009 (a)
Moody’s	Not-Prime	C	Developing	November 20, 2008 (b)
S&P	C	CCC	Negative	February 4, 2009 (c)
DBRS	R-5	CCC	Review-Negative	November 21, 2008 (d)

(a)	Fitch downgraded our senior debt to RD (restricted default) from CC, affirmed the commercial paper rating of C, and changed the outlook to Watch-Positive on January 8, 2009.
(b)	Moody’s downgraded our senior debt to C from Caa1, affirmed the commercial paper rating of Not-Prime, and changed the outlook to Developing on November 20, 2008.
(c)	Standard & Poor’s raised our senior debt rating to CCC from SD (selective default), affirmed the commercial paper rating of C, and changed the outlook to Negative on February 4, 2009.
(d)	DBRS downgraded our senior debt rating to CCC from B, affirmed the commercial paper rating of R-5, and maintained the outlook at Review-Negative on November 21, 2008.

In addition, ResCap, our indirect wholly owned subsidiary, has ratings (separate from GMAC) from the nationally recognized rating agencies. The following table summarizes ResCap’s current ratings and outlook by the respective agency.

Rating Agency	Commercial paper	Senior debt	Outlook	Date of last action
Fitch	C	D	Watch-Positive	January 8, 2009 (a)
Moody’s	Not-Prime	C	Stable	November 20, 2008 (b)
S&P	C	CC	Negative	February 4, 2009 (c)
DBRS	R-5	C	Review-Negative	November 21, 2008 (d)

(a)	Fitch affirmed ResCap’s senior debt rating of D, affirmed the commercial paper rating of C, and changed the outlook to Watch-Positive on January 8, 2009.
(b)	Moody’s downgraded ResCap’s senior debt rating to C from Ca, affirmed the commercial paper rating of Not-Prime, and changed the outlook to Stable on November 20, 2008.
(c)	Standard & Poor’s raised ResCap’s senior debt rating to CC from SD (selective default), affirmed the commercial paper rating of C, and changed the outlook to Negative on February 4, 2009.
(d)	DBRS affirmed ResCap’s senior debt rating of C, affirmed the commercial paper rating of R-5, and changed the outlook to Review-Negative on November 21, 2008.

Derivative Financial Instruments

In managing the interest rate and foreign exchange exposures of a multinational finance company, we utilize a variety of interest rate and currency derivative financial instruments. As an end user of these financial instruments, we are in a better position to minimize our funding costs, enhancing our ability to offer attractive, competitive financing rates to our customers. Our derivative financial instruments consist primarily of interest rate swaps, futures and options, currency swaps, and forwards used to hedge related assets or funding obligations. The use of these instruments is further described in Note 16 to our Consolidated Financial Statements.

Derivative financial instruments involve, to varying degrees, elements of credit risk in the event a counterparty should default, and market risk, as the instruments are subject to rate and price fluctuations. Credit risk is managed through periodic monitoring and approval of financially sound counterparties and through limiting the potential credit exposures to individual counterparties to predetermined exposure limits. Market risk is inherently limited because the instruments are used for risk management purposes only and, therefore, are generally designated as hedges of assets or liabilities. Market risk is also managed on an ongoing basis by monitoring the fair value of each financial instrument position and further by measuring and monitoring the volatility of these positions, as further described in the Market Risk section of this MD&A.

Management’s Discussion and Analysis

Off-balance Sheet Arrangements

We use off-balance sheet entities as an integral part of our operating and funding activities. The arrangements include the use of qualifying special-purpose entities (QSPEs) and variable interest entities (VIEs) for securitization transactions, mortgage warehouse facilities, and other mortgage-related funding programs. The majority of our off-balance sheet arrangements consist of securitization structures believed to be similar to those used by many other financial service companies.

The following table summarizes assets carried off-balance sheet in these entities.

December 31, ($ in billions)	2008	2007
Securitization (a)
Retail finance receivables	$13.3	$15.6
Wholesale loans	12.5	18.4
Mortgage loans	126.2	138.3

Total off-balance sheet activities	$152.0	$172.3

(a)	Includes only securitizations accounted for as sales under SFAS 140, as further described in Note 7 to the Consolidated Financial Statements.

Securitization

As part of our ongoing operations and overall funding and liquidity strategy, we primarily securitize consumer automotive finance retail contracts, wholesale loans, mortgage loans, and asset-backed securities. Securitization of assets allows us to diversify funding sources by enabling us to convert assets into cash earlier than what would have occurred in the normal course of business and to support the core activities of our Global Automotive Finance and ResCap operations relative to originating and purchasing finance receivables and loans. Termination of our securitization activities would reduce funding sources for both our Global Automotive Finance and ResCap operations adversely affecting our operating results.

Information regarding our securitization activities is further described in Note 7 to the Consolidated Financial Statements. As part of these activities, assets are generally sold to bankruptcy-remote subsidiaries. These bankruptcy-remote subsidiaries are separate legal entities that assume the risk and reward of ownership of the receivables. Neither we nor these subsidiaries are responsible for the other entities’ debts, and the assets of the subsidiaries are not available to satisfy our claim or those of our creditors. In turn, the bankruptcy-remote subsidiaries establish separate trusts to which they transfer the assets in exchange for the proceeds from the sale of asset- or mortgage-backed securities issued by the trust. The trusts’ activities are generally limited to acquiring the assets, issuing asset- or mortgage-backed securities, making payments on the securities, and periodically reporting to the investors. Because of the nature of the assets held by the trusts and the limited nature of each trust’s activities, most trusts are QSPEs, in accordance with SFAS 140. In accordance with SFAS 140, assets and liabilities of the QSPEs are generally not consolidated on our Consolidated Balance Sheet; therefore, we account for the transfer of assets into the QSPE as a sale.

Certain of our securitization transactions, while similar in legal structure to the transactions described in the foregoing (i.e., the assets are legally sold to a bankruptcy-remote subsidiary), do not meet the isolation and control criteria of SFAS 140; they are accounted for, therefore, as secured financings. As secured financings, the underlying automotive finance retail contracts, automotive leases, or mortgage loans remain on our Consolidated Balance Sheet with the corresponding obligation (consisting of the debt securities issued) reflected as debt. We recognize income on the finance receivables, automotive leases and loans, and interest expense on the securities issued in the securitization; and we provide for credit losses on the finance receivables and loans as incurred. Approximately $118.6 billion and $124.6 billion of our total assets were related to secured financings at December 31, 2008 and 2007, respectively. Refer to Note 12 to the Consolidated Financial Statements for further discussion.

The decrease in the amount of finance receivables and loans carried in off-balance sheet facilities reflects our decreased use of securitization transactions and amortization of the existing transactions.

As part of our securitization activities, we typically agree to service the transferred assets for a fee, and we may earn other related ongoing income. We may also retain a portion of senior and subordinated interests issued by the trusts; for

Management’s Discussion and Analysis

transactions accounted for as sales, these interests are reported as investment securities on our Consolidated Balance Sheet and are disclosed in Note 5 to the Consolidated Financial Statements. Subordinate interests typically provide credit support to the more highly rated senior interests in a securitization transaction and may be subject to all or a portion of the first loss position related to the sold assets. The amount of the fees earned and the levels of retained interests that we maintain are disclosed in Note 7 to the Consolidated Financial Statements.

We sometimes use derivative financial instruments to facilitate securitization activities, as further described in Note 16 to the Consolidated Financial Statements.

Our exposure related to the securitization trusts is generally limited to cash reserves held for the benefit of investors in the trusts’ retained interests and certain purchase obligations. The trusts have a limited life and generally terminate upon final distribution of amounts owed to investors or upon exercise by us, as servicer, of a cleanup call option when the servicing of the sold contracts becomes burdensome. In addition, the trusts do not invest in our equity or in the equity of any of our affiliates. In certain transactions, limited recourse provisions exist that allow holders of the asset- or mortgage-backed securities to put those securities back to us.

Other Off-balance Sheet Activities

We also use other off-balance sheet entities for operational and liquidity purposes, which are in addition to the securitization activities that are part of the transfer and servicing of financial assets under SFAS 140 (as described in the previous section). The purposes and activities of these entities vary, with some entities representing QSPEs under SFAS 140 and others, whose activities are not sufficiently limited to meet the QSPE criteria of SFAS 140, considered to be VIEs and accounted for in accordance with FASB Interpretation No. 46(R), Consolidation of Variable Interest Entities (FIN 46(R)).

We may also act as a counterparty in derivative financial instruments with these entities to facilitate transactions. Although representing effective risk management techniques, these derivative financial instrument positions do not qualify for hedge accounting treatment, as the assets or liabilities that are economically hedged are carried off-balance sheet. These derivative financial instruments are reported on our Consolidated Balance Sheet at fair value, with valuation adjustments reflected in our Consolidated Statement of Income on a current period basis, and are disclosed in Note 16 to the Consolidated Financial Statements.

Our most significant off-balance sheet entities are described as follows:

•

New Center Asset Trust (NCAT) — NCAT is a QSPE that was established for purchasing and holding privately issued asset-backed securities created through our automotive finance asset securitization activities, as previously described. NCAT funds the activity through the issuance of asset-backed commercial paper. NCAT acquires the asset-backed securities from special-purpose trusts established by our limited purpose bankruptcy-remote subsidiaries. As of December 31, 2008, NCAT had $8.0 billion in asset-backed securities, which were fully supported by commercial paper. We act as administrator of NCAT to provide for the administration of the trust. NCAT maintains an $9.0 billion revolving credit agreement, characterized as a liquidity and receivables purchase facility, to support its issuance of commercial paper. The assets underlying the NCAT securities are retail finance receivables, wholesale loans, and operating leases that are securitized as a part of our automotive finance funding strategies. The $8.0 billion of NCAT securities outstanding at December 31, 2008, are considered in the nonmortgage securitization amounts included in the table on page 85. For further discussion of NCAT recent developments, refer to the preceding NCAT and TACN sections under Secured Funding Facilities on page 80.

•

Total Asset Collateralized Notes (TACN) — TACN is a QSPE that was established for purchasing and holding privately issued asset-backed securities created through our automotive finance asset securitization activities, as previously described. TACN funded its activities through the incurrence of a loan. TACN acquired its assets-backed securities from special-purpose trusts established by our limited purpose bankruptcy-remote subsidiaries. As of December 31, 2008, TACN had $584 million in asset-backed securities, which were fully supported by the outstanding loan. We act as administrator of TACN to provide for the administration of the trust. TACN maintains a $1.0 billion revolving credit agreement, characterized as a liquidity and receivables purchase facility, to support its incurrence of a loan. The assets underlying the TACN securities are operating leases that are securitized as a part of

Management’s Discussion and Analysis

our automotive finance funding strategies. The $584 million of TACN securities outstanding at December 31, 2008, are considered in the nonmortgage securitization amounts included in the table on page 85. For further discussion of TACN recent developments, refer to the preceding NCAT and TACN sections under Secured Funding Facilities on page 80.

We do not guarantee debt issued in connection with any of our off-balance sheet facilities, nor do we guarantee liquidity support (to the extent applicable) that is provided by third-party banks.

If liquidity banks fail to renew their commitment (which commitments may be subject to periodic renewal) and we are unable to find replacement liquidity support or alternative financing, the outstanding commercial paper would be paid with loans from participating banks, and proceeds from the underlying assets would be used to repay the banks. Finally, none of these entities related to our off-balance sheet facilities own our membership interests or that of our affiliates.

Purchase Obligations and Options

Certain of the structures related to securitization transactions and other off-balance sheet activities contain provisions, which are standard in the securitization industry, where we may (or, in limited circumstances, are obligated to) purchase specific assets from the entities. Our purchase obligations relating to off-balance sheet transactions are as follows:

•

Representations and warranties obligations — In connection with certain asset sales and securitization transactions, we typically deliver representations and warranties to the purchaser or facility regarding the characteristics of the underlying transferred assets. These representations and warranties conform to specific guidelines, which are customary in securitization transactions. These clauses are intended to ensure that the terms and conditions of the sales contracts are met upon transfer of the assets. Before any sale or securitization transaction, we perform due diligence with respect to the assets to be included in the sale to ensure that they meet the purchaser’s requirements, as expressed in the representations and warranties.

Our representations and warranties in off-balance sheet arrangements primarily relate to the required characteristics of the receivables as of the initial sale date. Typical representations and warranties include that the loans contain customary and enforceable provisions, are secured by enforceable liens, and have original terms not less than or greater than a stated number of months. Representations and warranties are also given with respect to the documentation that will be included in the loan file for each transferred asset. It is common industry practice to provide representations and warranties with regard to asset documentation even though the seller might not have physically received all the original loan documentation from a closing agent, recording office, or third-party register. In such cases, we include a representation that documents will be delivered within a specified number of days after the initial sale of the loans. In accordance with SFAS 140, we estimate the fair value of our liability for representations and warranties when we sell loans and update our estimate quarterly. In addition, due to market conditions prevailing at the time of the related transaction, we have provided certain investors in our off-balance sheet arrangements (securitizations) and whole-loan transactions with repurchase commitments for loans that become contractually delinquent within a specified period of time from their date of origination or purchase. These obligations differ from representations and warranties as they guarantee the performance of the underlying loan and are accounted for in accordance with FASB Interpretation No. 45, Guarantor’s Accounting for Guarantees, Including Indirect Guarantees of Indebtedness of Others. Refer to Note 26 of the Notes to Consolidated Financial Statements for additional guarantee information.

During 2007 and continuing into 2008, we were no longer able to issue certain nonprime securitizations without various forms of representations for early payment defaults. These representations consist of our agreement to repurchase a loan at par from investors if an early payment default occurs. We record estimates for this liability upon sale of the securitization. We generally purchase these loans and have similar representations from the originators of the mortgage. However, we generally account for the recovery from the originator on a cash basis.

Upon discovery of a breach of a representation, we either correct the loans in a manner conforming to the provisions of the sale agreement, replace the loans with similar loans that conform to the provisions, or purchase the loans at a price determined by the related transaction documents, consistent with industry practice.

Management’s Discussion and Analysis

The following table summarizes purchases of off-balance sheet loans due to breach of representation or warranty:

Year ended December 31, ($ in millions)	2008	2007
Loans securitized and sold	$160.1	$457.2
Loans sold to agency programs	566.1	517.5
Whole-sale loans	262.1	318.1

Total off-balance sheet loans purchased due to breach of representation	$988.3	$1,292.8

•

Administrator or servicer actions — In certain automotive securitization transaction documents in our capacity as servicer, we covenant that we will not amend or modify certain characteristics of any receivable after the initial sale date (e.g., amount financed, annual percentage rate). In addition, we are required to service sold receivables in the same manner in which we service owned receivables. In servicing our owned receivables, we may make changes to the underlying contracts at the request of the borrower. For example, changes may occur to correct errors made in the origination process or to prevent imminent default as a result of temporary economic hardship (e.g., borrower requested deferrals or extensions). Therefore, when we would otherwise modify an owned receivable in accordance with customary servicing practices, we are also required to modify a sold and serviced receivable, in accordance with customary servicing procedures. If the modification is not otherwise permitted by the securitization transaction documents, we are required to purchase the serviced receivable that has been sold. We purchased $62 million and $39 million in automotive receivables under these provisions in 2008 and 2007, respectively.

In addition to our representations and warranties, and loan guarantees, such as early payment defaults, we have the option to purchase certain assets in our off-balance sheet facilities, including:

•

Asset performance conditional calls — In our mortgage off-balance sheet transactions, we typically retain the option (but not an obligation) to purchase specific assets that become delinquent beyond a specified time, as set forth in the transaction legal documents (typically 90 days). We report affected assets when the purchase option becomes exercisable. Assets are purchased after the option becomes exercisable when it is in our best economic interest to do so. We purchased $2 million and $101 million of mortgage assets under these provisions in 2008 and 2007, respectively.

•

Cleanup calls — In accordance with SFAS 140, we retain a cleanup call option in securitization transactions that allows the servicer to purchase the remaining transferred financial assets, once the assets or beneficial interests reach a minimal level and the cost of servicing those assets or beneficial interests become burdensome in relation to the benefits of servicing (defined as a specified percentage of the original principal balance). We purchased $6 million of assets under these cleanup call provisions in 2008 and $262 million in 2007.

When purchases of assets from off-balance sheet facilities occur, either as a result of an obligation to do so or upon the exercise of our options, we execute the purchase in accordance with the legal terms in the facility or specific transaction documents. In most cases, the provisions for the purchase of the asset require the purchase price to be equal to the unpaid principal balance (i.e., par value) of the asset, plus any accrued interest. Once the conditions are satisfied for an obligatory or optional purchase (or in the case of cleanup calls, when notice of intent to exercise is provided), we recognize the asset on our Consolidated Balance Sheet as finance receivables and loans, net of unearned income, with a corresponding liability, until the loan is paid in full, charged-off, or sold in a later transaction.

Upon the optional purchase of an asset from an off-balance sheet facility, we generally do not recognize any net gain or loss since the loan is purchased at the unpaid principal balance, plus any accrued interest, as required by the transaction documents. To the extent the fair value differs from the unpaid principal balance, any resulting gain or loss would be substantially offset by a gain or loss recognized through the revaluation of any retained interest we hold related to the purchased assets. As a result, the purchase of the asset does not by itself result in any material net gain or loss. However, once the loan is recognized on our Consolidated Balance Sheet as finance receivables and loans, net of unearned income, we are exposed to normal credit risk and subject to allowance for loan losses.

Management’s Discussion and Analysis

Guarantees

Guarantees are defined as contracts or indemnification agreements that contingently require us to make payments to third parties based on changes in an underlying agreement that is related to a guaranteed party. Our guarantees include standby letters of credit and certain contract provisions regarding securitizations and sales. Refer to Note 26 to the Consolidated Financial Statements for more information regarding our outstanding guarantees to third parties.

Aggregate Contractual Obligations

The following table provides aggregated information about our outstanding contractual obligations as of December 31, 2008, disclosed elsewhere in our Consolidated Financial Statements.

	Payments due by period
December 31, 2008 ($ in millions)	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Description of obligation:
Debt
Unsecured (a)	$52,881	$11,768	$17,371	$7,032	$16,710
Secured	64,078	18,858	34,643	6,110	4,467
Scheduled interest payments for fixed-rate long-term debt	25,929	3,995	7,376	4,560	9,998
Estimated interest payments for variable-rate long-term debt (b)	2,413	1,370	956	63	24
Estimated net payments under interest rate swap agreements (b) (c)	157	140	17	—	—
Mortgage purchase and sale commitments	9,869	9,869	—	—	—
Commitments to sell retail automotive receivables	7,933	4,933	3,000	—	—
Commitments to provide capital to equity-method investees	223	99	2	5	117
Commitments to fund construction lending	10	10	—	—	—
Home equity lines of credit	4,300	67	227	1,147	2,859
Lending commitments	1,354	1,247	58	49	—
Lease commitments	685	151	246	144	144
Purchase obligations	604	263	306	26	9
Bank certificates of deposit	14,786	11,480	3,077	229	—

Total	$185,222	$64,250	$67,279	$19,365	$34,328

(a)	Total amount reflects the remaining principal obligation and excludes fair value adjustments of $725 million related to fixed-rate debt designated as a hedged item in accordance with SFAS 133.
(b)	Estimate utilized the applicable variable interest rate as of the most recent reset date prior to December 31, 2008.
(c)	For periods beyond three years, we are in a net receipt position under interest rate swap agreements.

The foregoing table does not include our reserves for insurance losses and loss adjustment expenses, which total $2.9 billion as of December 31, 2008. While payments due on insurance losses are considered contractual obligations because they relate to insurance policies issued by us, the ultimate amount to be paid and the timing of payment for an insurance loss is an estimate, subject to significant uncertainty. Furthermore, the timing on payment is also uncertain; however, the majority of the balance is expected to be paid out in less than five years. Similarly, due to uncertainty in the timing of future cash flows related to our unrecognized tax benefits, the contractual obligations detailed above do not include $150 million in unrecognized tax benefits.

The following provides a description of the items summarized in the preceding table of contractual obligations:

Debt — Amounts represent the scheduled maturity of debt at December 31, 2008, assuming that no early redemptions occur. The maturity of secured debt may vary based on the payment activity of the related secured assets. Debt issuances redeemable at or above par during the callable period are presented by stated maturity date. The amounts presented are before the effect of any unamortized discount or fair value adjustment. Refer to Note 12 to the Consolidated Financial Statements for additional information on our debt obligations.

Management’s Discussion and Analysis

Mortgage purchase and sale commitments — As part of our ResCap operations, we enter into commitments to originate, purchase, and sell mortgages and mortgage-backed securities. Refer to Note 26 to the Consolidated Financial Statements for additional information on our mortgage purchase and sale commitments.

Commitments to sell retail automotive receivables — We have entered into agreements with third-party banks to sell automotive retail receivables in which we transfer all credit risk to the purchaser (retail automotive whole-loan transactions). Refer to Note 26 to the Consolidated Financial Statements for additional information.

Commitments to provide capital to equity-method investees — As part of arrangements with specific private equity funds, we are obligated to provide capital to equity-method investees. Refer to Note 26 to the Consolidated Financial Statements for additional information.

Commitments to fund construction lending — We have entered into agreements to fund construction and resort financing through financing obtained from third-party asset-backed paper commercial conduits.

Home equity lines of credit — We are committed to fund the future remaining balance on unused lines of credit on mortgage loans. The funding is subject to customary lending conditions, such as a satisfactory credit rating, nondelinquency status, and adequate home equity value. Refer to Note 26 to the Consolidated Financial Statements for additional information.

Lending commitments — Both our Global Automotive Finance and ResCap operations and our Commercial Finance Group have outstanding revolving lending commitments with customers. The amounts presented represent the unused portion of those commitments as of December 31, 2008, that the customers may draw upon, in accordance with the lending arrangement. Refer to Note 26 to the Consolidated Financial Statements for additional information on our lending commitments.

Lease commitments — We have obligations under various operating lease arrangements (primarily for real property) with noncancelable lease terms that expire after December 31, 2008. Refer to Note 26 to the Consolidated Financial Statements for additional information on our lease commitments.

Purchase obligations — We enter into multiple contractual arrangements for various services. The arrangements represent fixed payment obligations under our most significant contracts and primarily relate to contracts with information technology providers. Refer to Note 26 to the Consolidated Financial Statements for additional information on our purchase obligations.

Bank certificates of deposit — We accept cash deposits through GMAC Bank. A portion of these deposits are escrow balances related to the servicing of mortgage loans.

Critical Accounting Estimates

Accounting policies are integral to understanding our Management’s Discussion and Analysis of Financial Condition and Results of Operations. The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America (GAAP), requires management to make certain judgments and assumptions, on the basis of information available at the time of the financial statements, in determining accounting estimates used in the preparation of these statements. Our significant accounting policies are described in Note 1 to the Consolidated Financial Statements; critical accounting estimates are described in this section. Accounting estimates are considered critical if the estimate requires management to make assumptions about matters that were highly uncertain at the time the accounting estimate was made and if different estimates reasonably could have been used in the reporting period or changes in the accounting estimate are reasonably likely to occur from period to period that would have a material impact on our financial condition, results of operations, or cash flows. Our management has discussed the development, selection, and disclosure of these critical accounting estimates with the Audit Committee of the Board, and the Audit Committee has reviewed our disclosure relating to these estimates.

Management’s Discussion and Analysis

Fair Value Measurements

On January 1, 2008, we adopted SFAS No. 157, Fair Value Measurements (SFAS 157) and SFAS 159, which applies to assets and liabilities required to be measured at fair value under GAAP. SFAS 159 permits entities to choose to measure at fair value many financial instruments and certain other items that are not required to be measured at fair value under GAAP. If an entity elects fair value for a particular financial instrument under SFAS 159, the fair value measurement is within scope of the measurement and disclosure requirements of SFAS 157.

We follow the fair value hierarchy set forth in Note 22 of the Consolidated Financial Statements in order to prioritize the data utilized to measure fair value. We strive to obtain quoted market prices in active markets (Level 1 inputs). If Level 1 inputs are not available, we attempt to obtain Level 2 inputs, observable market prices in inactive markets, or we derive the fair value measurement using observable market prices for similar assets or liabilities. When neither Level 1 nor Level 2 inputs are available, we use Level 3 inputs to estimate fair value measurements. The Level 3 inputs are based on, but not limited to, internal valuation models and management’s assumptions related to the type of instrument, the contractual terms of the instrument, and the level of liquidity for the instrument within the market.

We review and modify, as necessary, our fair value hierarchy classifications on a quarterly basis. As such, there may be reclassifications between hierarchy levels.

At December 31, 2008, approximately 15% of total assets, or $28.6 billion, consisted of financial instruments recorded at fair value. Approximately 60% of the assets reported at fair value were valued using Level 3 inputs. At December 31, 2008, approximately 3% of total liabilities, or $4.5 billion, consisted of financial instruments recorded at fair value. Approximately 73% of the liabilities reported at fair value were valued using Level 3 inputs. Refer to Note 22 of the Consolidated Financial Statements for descriptions of valuation methodologies used to measure material assets and liabilities at fair value and details of the valuation models, key inputs to those models, and significant assumptions utilized.

Due to the nature of ResCap’s mortgage operations, a large percentage of our fair value assets and liabilities are Level 3. These mortgage operations can be broadly described as follows:

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ResCap enters into interest rate lock commitments with borrowers or mortgage purchase commitments with correspondent lenders and other sellers. These commitments typically are considered derivative instruments under GAAP and are accounted for at fair value. Because of the underlying attributes of these mortgage loan commitments and because they do not trade in any market, these derivatives typically are Level 3 items.

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ResCap funds or purchases mortgage loans. We have not elected fair value for our mortgage loans held-for-sale portfolio. Rather, these loans are accounted for at lower of cost or fair value under GAAP. The loans are valued differently depending on the underlying characteristics of the loan. Generally speaking, loans that will be sold to agencies and international loans where recently negotiated market prices for the pool exist with a counterparty are Level 2, while domestic loans that cannot be sold to agencies and delinquent loans are Level 3 due to lack of observable market prices.

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ResCap ultimately sells its mortgage loans included in the held-for-sale portfolio, either to the governmental agencies, to whole-loan purchasers, or securitization structures. When we sell loans, we typically will retain servicing rights. We have opted to carry our servicing rights at fair value under SFAS No. 156, Accounting for Servicing of Financial Assets. Further, when the loans are sold into off-balance sheet securitizations, we often retain residual interests and/or certain classes of bonds. These retained bonds may include interest-only strips, principal-only securities, or principal- and interest-paying bonds (typically the subordinated bonds), all of which are carried at fair value within investment securities on our Consolidated Balance Sheet. Due to the lack of observable market prices or data, our servicing rights and retained residual interests typically are Level 3 items.

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ResCap has previously executed securitizations that have not qualified for sale treatment under SFAS 140. The collateral in these securitizations are classified as consumer finance receivables and loans and the related debt is recorded on our Consolidated Balance Sheet. We have elected fair value for both the collateral and debt in certain of these securitizations. Due to the characteristics of the underlying loan collateral (nonprime and home equities), the collateral and debt are both classified as Level 3. Refer to Note 22 of the Notes to Consolidated Financial Statements for additional information regarding the fair value election.

Management’s Discussion and Analysis

We also have certain operations outside our mortgage activities that result in our holding Level 3 assets and liabilities. These include on-balance sheet collateralized debt obligation transactions, mortgage- and asset-backed securities, and other financial instruments.

Due to the amount of our assets and liabilities recorded at fair value, our Consolidated Balance Sheet and our Consolidated Income Statement can be significantly impacted by fluctuations in market prices. While we execute various hedging strategies to mitigate our exposure to changes in fair value, we cannot fully eliminate our exposure to volatility caused by fluctuations in market prices. During 2008, the global credit markets continued to experience severe dislocation. Market demand for asset-backed securities has significantly contracted and in many markets has virtually disappeared. Further, market demand for whole-loan purchases has also contracted. These unprecedented market conditions have adversely impacted us and our competitors. As these market conditions continue, our assets and liabilities are subject to valuation adjustment and changes in the inputs we utilize to measure fair value.

During the year ended December 31, 2008, certain changes in the fair value of assets and liabilities have been included in our financial results. As a result of further deterioration in the mortgage market and underlying collateral valuations, we experienced declines in the fair value of our mortgage loans held-for-sale, resulting in significant valuation losses materially impacting our financial results. At the same time, our mortgage loans held-for-investment, which are classified as consumer finance receivables and loans on the Consolidated Statement of Income, and debt held in our on-balance sheet securitizations, in which we elected the fair value option under SFAS 159, experienced offsetting valuation declines. As the mortgage loan held-for-investment asset declines in value resulting in losses, the securitized debt declines resulting in offsetting valuation gains. For the year ended December 31, 2008, we experienced a net decrease in the fair value of mortgage servicing rights and associated hedging derivatives primarily due to increased prepayment speeds and projected increases in the cost of servicing resulting from higher delinquencies and loan defaults decreasing the value of our mortgage servicing rights, partially offset by a steeper overall yield curve in 2008, resulting in a positive impact of our hedging activity. The decrease in the fair value of trading securities for the year ended December 31, 2008, was substantially attributable to the decline in the fair value of residual interests that continue to be held by us through our off-balance sheet securitizations, resulting from increasing credit losses, rating agency downgrades, declines in value of underlying collateral, market illiquidity, and changes in discount rate assumptions in certain foreign markets.

For the year ended December 31, 2008, certain nonrecurring changes in the fair value of assets and liabilities have been included in our financial results. During the year ended December 31, 2008, a $1.2 billion impairment of vehicle operating leases was recognized by our Global Automotive Finance operations that resulted from significant declines in used vehicle prices in the United States, Canada, and several international markets. Refer to Note 8 of the Consolidated Financial Statements for additional information regarding our impairment of operating leases.

We have numerous internal controls in place to ensure the appropriateness of fair value measurements. Significant fair value measures are subject to detailed analytics and management review and approval. We have an established model validation policy and program in place that covers all models used to generate fair value measurements. This model validation program ensures a controlled environment is used for the development, implementation, and use of the models and change procedures. Further, this program uses a risk-based approach to select models to be reviewed and validated by an independent internal risk group to ensure the models are consistent with their intended use, the logic within the models is reliable, and the inputs and outputs from these models are appropriate. Additionally, a wide array of operational controls is in place to ensure the fair value measurements are reasonable, including controls over the inputs into, and the outputs from, the fair value measurement models. For example, we backtest the internal assumptions used within models against actual performance. We also monitor the market for recent trades, market surveys, or other market information that may be used to benchmark model inputs or outputs. Certain valuations will also be benchmarked to market indices when appropriate and available. We have scheduled model and/or input recalibrations that occur on a periodic basis but will recalibrate earlier if significant variances are observed as part of the backtesting or benchmarking noted above.

Considerable judgment is used in forming conclusions from market observable data used to estimate our Level 2 fair value measurements and in estimating inputs to our internal valuation models used to estimate our Level 3 fair value measurements. Level 3 inputs such as interest rate movements, prepayment speeds, credit losses, and discount rates are inherently difficult to estimate. Changes to these inputs can have a significant effect on fair value measurements. Accordingly, our estimates of fair value are not necessarily indicative of the amounts that could be realized or would be paid in a current market exchange.

Management’s Discussion and Analysis

Valuation of Investment Securities

Securities are classified as held-to-maturity, available-for-sale, or trading on the date of purchase. Only securities classified as held-to-maturity are reported at amortized cost. Available-for-sale and trading securities are reported at fair value. The realized gains (losses) associated with available-for-sale securities are reported as other (loss) gain on investments, net in the Consolidated Statement of Income or, if related to securitization trust interests, as other income, net of losses in the Consolidated Statement of Income. Any unrealized gains (losses) associated with available-for-sale securities are recorded in equity as other comprehensive income (loss) in the Consolidated Balance Sheet. Both realized and unrealized gains (losses) associated with trading securities are reported as other (loss) gain on investments, net in the Consolidated Statement of Income. Refer to Note 22 to the Consolidated Financial Statements for additional information related to the valuation techniques used for measure available-for-sale and trading securities at fair value.

Investment securities classified as either held-to-maturity or available-for-sale are evaluated at least quarterly to determine whether a decline in their value below the amortized cost basis is other-than-temporary. To determine whether a loss in value is other-than-temporary, management utilizes criteria such as the reasons underlying the decline, the magnitude and duration of the decline, and our intent and ability to retain our investment in the security for a period of time sufficient to allow for an anticipated recovery in the fair value. The term “other-than-temporary” is not intended to indicate that the decline is permanent but indicates that the prospects for a near-term recovery of value is not necessarily favorable or that there is a lack of evidence to support a realizable value equal to or greater than the carrying value of the investment. Once a decline in value is determined to be other-than-temporary, the value of the security is reduced and a corresponding charge to earnings is recognized.

Valuation of Loans Held-for-sale

Loans held-for-sale may include automotive, commercial finance, and residential mortgage receivables and loans. Mortgage loans held-for-sale are carried at the lower of cost or estimated fair value and are evaluated on an aggregate basis for loans that are current or 60 days or less delinquent. Fair value is based on contractually established commitments from investors or current investor yield requirements. Mortgage loans held-for-sale are placed on nonaccrual status when contractually delinquent for 60 days. Interest income accrued at the date a loan is placed on nonaccrual status is reversed and subsequently realized only to the extent it is received in cash. Loan origination fees, as well as discount points and incremental direct origination costs, are initially recorded as an adjustment of the cost of the loan and are reflected in the gain or loss on sale of mortgage loans when sold.

Automotive loans held-for-sale are carried at the lower of cost or estimated fair value and are evaluated for impairment on an aggregate basis. Fair value is based on contractually established commitments from investors or current investor yield requirements. Automotive loans held-for-sale are generally placed on nonaccrual status when contractually delinquent for 120 days. Interest income accrued at the date a loan is placed on nonaccrual status is reversed and subsequently realized only to the extent it is received in cash. Loan origination fees and incremental direct origination costs are initially recorded as an adjustment of the cost of the loan and are reflected in the gain or loss on sale of automotive loans when sold.

Allowance for Loan Losses

We maintain an allowance for loan losses to absorb probable loan and lease losses inherent in the portfolio. The allowance is maintained at a level that management considers to be adequate based upon ongoing quarterly assessments and evaluations of collectibility and historical loss experience in our lending portfolio. The allowance for loan losses is management’s estimate of incurred losses in our lending portfolios. Management periodically performs detailed reviews of these portfolios to determine if an impairment has occurred and to assess the adequacy of the allowance for loan losses based on historical and current trends and other factors affecting credit losses. Additions to the allowance for loan losses are charged to current period earnings through the provision for loan losses; amounts determined to be uncollectible are charged directly against the allowance for loan losses, while amounts recovered on previously charged-off accounts increase the allowance. Determination of the allowance for loan losses requires management to exercise significant judgment about the timing, frequency, and severity of credit losses that could materially affect the provision for loan losses and, therefore, net income. The methodology for determining the amount of the allowance differs for consumer and commercial portfolios.

The consumer portfolios consist of smaller-balance, homogeneous contracts and loans, divided into two broad categories — automotive retail contracts and residential mortgage loans. Each of these portfolios is further divided by our business units into several pools (based on contract type, underlying collateral, and geographic location), that are collectively

Management’s Discussion and Analysis

evaluated for impairment. Because of the homogenous nature of the portfolios, the allowance for loan losses is based on the aggregated characteristics of the portfolio. The allowance for loan losses is established through a process that begins with estimates of incurred losses in each pool based upon various statistical analyses (including migration analysis) in which historical loss experience, believed by management to be indicative of the current environment, is applied to the portfolio to estimate incurred losses. In addition, management considers the overall portfolio size and other portfolio indicators (e.g., delinquencies, portfolio credit quality, etc.), and general economic and business trends that management believes are relevant to estimate incurred losses.

The commercial loan portfolio is composed of larger-balance, nonhomogeneous exposures within our Global Automotive Finance, Commercial Finance, and ResCap operations. These loans are evaluated individually and are risk-rated based upon borrower, collateral, and industry-specific information that management believes is relevant to determining the occurrence of a loss event and measuring impairment. Management establishes specific allowances for commercial loans determined to be individually impaired. The allowance for loan losses is estimated by management based upon the borrower’s overall financial condition, financial resources, payment history, and, when applicable, the estimated realizable value of any collateral. In addition to the specific allowances for impaired loans, we maintain allowances based on a collective evaluation for impairment of certain commercial portfolios. These allowances are based on historical loss experience, concentrations, current economic conditions, and performance trends within specific geographic and portfolio segments.

The determination of the allowance for loan losses is influenced by numerous assumptions. The critical assumptions underlying the allowance for loan losses include: (1) segmentation of loan pools based on common risk characteristics; (2) identification and estimation of portfolio indicators and other factors that management believes are key to estimating incurred credit losses; and (3) evaluation by management of borrower, collateral, and geographic information. Management monitors the adequacy of the allowance for loan losses and makes adjustments as the assumptions in the underlying analyses change to reflect an estimate of incurred credit losses as of the reporting date, based upon the best information available at that time. In addition, commercial allowances established for credit losses are influenced by estimated recoveries from GM relative to guarantees or agreements with GM to repurchase vehicles used as collateral to secure the loans. If GM is unable to fully honor its obligations, our ultimate loan losses could be higher.

At December 31, 2008, the allowance for loan losses was $3.4 billion, compared to $2.8 billion at December 31, 2007. The provision for loan losses was $3.7 billion for the year ended December 31, 2008, compared to $3.1 billion for 2007 and $2.0 billion for 2006. Our provision for loan losses increased primarily as a result of expected credit losses in automotive retail balloon contract loans and commercial receivables; these increases were partially offset by decreased loan origination levels and deconsolidation of certain mortgage loans at ResCap, and decreased loan originations at our Global Automotive Finance operations. The allowance for loan losses related to the commercial loan portfolio increased as a result of declining automotive dealer financial health.

Valuation of Automotive Lease Residuals

Our Global Automotive Finance operations have significant investments in vehicles in our operating lease portfolio. In accounting for operating leases, management must make a determination at the beginning of the lease contract of the estimated realizable value (i.e., residual value) of the vehicle at the end of the lease. Residual value represents an estimate of the market value of the vehicle at the end of the lease term, which typically ranges from two to four years. We establish residual values by using independently published residual values (as further described in the Lease Residual Risk discussion within the Global Automotive Finance Operations section of this MD&A). The customer is obligated to make payments during the term of the lease for the difference between the purchase price and the contract residual value. However, since the customer is not obligated to purchase the vehicle at the end of the contract, we are exposed to a risk of loss to the extent the value of the vehicle is below the residual value estimated at contract inception. Management periodically performs a detailed review of the estimated realizable value of leased vehicles to assess the appropriateness of the carrying value of lease assets.

To account for residual risk, we depreciate automotive operating lease assets to estimated realizable value on a straight-line basis over the lease term. The estimated realizable value is initially based on the residual value established at contract inception. Over the life of the lease, management evaluates the adequacy of the estimate of the realizable value and may make adjustments to the extent the expected value of the vehicle at lease termination changes. Any adjustments would result in a change in the depreciation rate of the lease asset, thereby affecting the carrying value of the operating lease asset. Overall business conditions (including the used vehicle market), our remarketing abilities, and GM’s vehicle and marketing

Management’s Discussion and Analysis

programs may cause management to adjust initial residual projections (as further described in the Lease Residual Risk Management discussion in the Global Automotive Finance Operations section of this MD&A). In addition to estimating the residual value at lease termination, we must also evaluate the current value of the operating lease assets and test for impairment to the extent necessary in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. Impairment is determined to exist if the undiscounted expected future cash flows (including the expected residual value) are lower than the carrying value of the asset. Certain triggering events necessitated impairment reviews in the second, third, and fourth quarters of 2008. Refer to Note 8 for a discussion of the impairment charges recognized in 2008.

Our depreciation methodology on operating lease assets considers management’s expectation of the value of the vehicles upon lease termination, which is based on numerous assumptions and factors influencing used automotive vehicle values. The critical assumptions underlying the estimated carrying value of automotive lease assets include: (1) estimated market value information obtained and used by management in estimating residual values, (2) proper identification and estimation of business conditions, (3) our remarketing abilities, and (4) GM’s vehicle and marketing programs. Changes in these assumptions could have a significant impact on the value of the lease residuals. As of December 31, 2008, expected residual values include estimates of payments from GM of approximately $1.8 billion related to residual support and risk-sharing agreements. To the extent GM is not able to fully honor its obligation relative to these agreements, our depreciation expense and remarking performance would be negatively impacted.

Our net investment in operating leases totaled $26.4 billion (net of accumulated depreciation of $9.2 billion) at December 31, 2008, compared to $32.3 billion (net of accumulated depreciation of $8.1 billion) at December 31, 2007. Depreciation expense totaled $5.5 billion, $4.9 billion, and $5.3 billion for the years ended December 31, 2008, 2007, and 2006, respectively.

Valuation of Mortgage Servicing Rights

Mortgage servicing rights represent the capitalized value of the right to receive future cash flows from the servicing of mortgage loans. Mortgage servicing rights are a significant source of value derived from originating or acquiring mortgage loans. Because residential mortgage loans typically contain a prepayment option, borrowers often elect to prepay their mortgage loans by refinancing at lower rates during declining interest rate environments. When this occurs, the stream of cash flows generated from servicing the original mortgage loan is terminated. As such, the market value of mortgage servicing rights is very sensitive to changes in interest rates, and tends to decline as market interest rates decline and increase as interest rates rise.

We capitalize mortgage servicing rights on residential mortgage loans that we have originated and purchased based upon the fair market value of the servicing rights associated with the underlying mortgage loans at the time the loans are sold or securitized. GAAP requires that the value of mortgage servicing rights be determined based upon market transactions for comparable servicing assets or, in the absence of representative market trade information, based upon other available market evidence and modeled market expectations of the present value of future estimated net cash flows that market participants would expect from servicing. When observable prices are not available, management uses internally developed discounted cash flow models to estimate the fair value. These internal valuation models estimate net cash flows based on internal operating assumptions that we believe would be used by market participants, combined with market-based assumptions for loan prepayment rate, interest rates, and discount rates that management believes approximate yields required by investors in the asset. Servicing cash flows primarily include servicing fees, float income and late fees, less operating costs to service the loans. The estimated cash flows are discounted using an option-adjusted spread derived discount rate. Management considers the best available information and exercises significant judgment in estimating and assuming values for key variables in the modeling and discounting process.

All of our mortgage servicing rights are carried at estimated fair value.

We use the following key assumptions in our valuation approach:

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Prepayment — The most significant driver of mortgage servicing rights value is actual and anticipated portfolio prepayment behavior. Prepayment speeds represent the rate at which borrowers repay their mortgage loans prior to scheduled maturity. As interest rates rise, prepayment speeds generally slow, and as interest rates decline, prepayment speeds generally accelerate. When mortgage loans are paid or expected to be paid earlier than originally estimated, the expected future cash flows associated with servicing such loans are reduced. We primarily use

Management’s Discussion and Analysis

third-party models to project residential mortgage loan payoffs. In other cases, we estimate prepayment speeds based on historical and expected future prepayment rates. We measure model performance by comparing prepayment predictions against actual results at both the portfolio and product level.

•	Discount rate — The cash flows of our mortgage servicing rights are discounted at prevailing market rates which include an appropriate risk-adjusted spread.

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Base mortgage rate — The base mortgage rate represents the current market interest rate for newly originated mortgage loans. This rate is a key component in estimating prepayment speeds of our portfolio because the difference between the current base mortgage rate and the interest rates on existing loans in our portfolio is an indication of the borrower’s likelihood to refinance.

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Cost to service — In general, servicing cost assumptions are based on actual expenses directly related to servicing. These servicing cost assumptions are compared to market servicing costs when market information is available. Our servicing cost assumptions include expenses associated with our activities related to loans in default.

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Volatility — Volatility represents the expected rate of change of interest rates. The volatility assumption used in our valuation methodology is intended to place a band around the potential interest rate movements from one period to the next. We use implied volatility assumptions in connection with the valuation of our mortgage servicing rights. Implied volatility is defined as the expected rate of change in interest rates derived from the prices at which options on interest rate swaps, or swaptions, are trading. We update our volatility assumptions for the change in implied swaption volatility during the period, adjusted by the ratio of historical mortgage to swaption volatility.

We also periodically perform a series of reasonableness tests as we deem appropriate, including the following:

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Review and compare recent bulk mortgage servicing right acquisition activity. We evaluate market trades for reliability and relevancy and then consider, as appropriate, our estimate of fair value of each significant transaction to the traded price. Currently, there is a lack of comparable transactions between willing buyers and sellers in the bulk acquisition market, which are the best indicators of fair value. However, we continue to monitor and track market activity on an ongoing basis.

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Review and compare recent flow servicing trades. We evaluate market trades of flow transactions to compare prices on our mortgage servicing rights. Fair values of flow market transactions may differ from our fair value estimate for several reasons, including age/credit seasoning of product, perceived profit margin/discount assumed by aggregators, economy of scale benefits and cross-sell benefits.

•	Review and compare fair value price/multiples. We evaluate and compare our fair value price/multiples to market fair value price/multiples quoted in external surveys produced by third parties.

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Reconcile actual monthly cash flows to projections. We reconcile actual monthly cash flows to those projected in the mortgage servicing rights valuation. Based upon the results of this reconciliation, we assess the need to modify the individual assumptions used in the valuation. This process ensures the model is calibrated to actual servicing cash flow results.

We generally expect our valuation to be within a reasonable range of that implied by each test. If we determine our valuation has exceeded the reasonable range, we may adjust it accordingly.

The assumptions used in modeling expected future cash flows of mortgage servicing rights have a significant impact on the fair value of mortgage servicing rights and potentially a corresponding impact to earnings. For example, a 10% increase in the prepayment assumptions would have negatively impacted the fair value of our mortgage servicing rights asset by $239 million, or approximately 8.4%, as of December 31, 2008. The calculation assumes that a change in the prepayment assumption would not impact other modeling assumptions. In reality, changes in one factor may result in changes in another, which might magnify or mitigate the sensitivities. In addition, the factors that may cause a change in the prepayment assumption may also positively or negatively impact other areas of our operations (for example, declining interest rates, while increasing prepayments, would likely have a positive impact on mortgage loan production volume and gains recognized on the sale of mortgage loans).

Management’s Discussion and Analysis

At December 31, 2008, based upon the market information obtained, we determined that our mortgage servicing rights valuations and assumptions used to value those servicing rights were reasonable and consistent with what an independent market participant would use to value the asset. At December 31, 2008, we had $2.8 billion outstanding in mortgage servicing rights compared to $4.7 billion at December 31, 2007.

Valuation of Interests in Securitized Assets

When we securitize automotive retail contracts, wholesale finance receivables, mortgage loans, and mortgage-backed securities, we typically retain an interest in the sold assets. These interests may take the form of asset- and mortgage-backed securities (including senior and subordinated interests), interest- and principal-only, investment grade, noninvestment grade, or unrated securities. We retain an interest in these transactions to provide a form of credit enhancement for the more highly rated securities or because it is more economical to hold these interests as opposed to selling them. In addition to the primary securitization activities, our mortgage operations purchase mortgage-backed securities, interest-only strips, and other interests in securitized mortgage assets. In particular, we have mortgage broker-dealer operations that are in the business of underwriting, private placement, trading, and selling of various mortgage-backed securities. As a result of these activities, we may hold investments (primarily with the intent to sell or securitize) in mortgage-backed securities similar to those retained by us in securitization activities. Interests in securitized assets are accounted for as investments in debt securities pursuant to Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities. Our estimate of the fair value of these interests requires management to exercise significant judgment about the timing and amount of future cash flows of the securities.

Interests in securitized assets that are classified as trading or available-for-sale are valued on the basis of external dealer quotes, where available. External quotes are not available for a significant portion of these assets, given the relative illiquidity of these assets in the market. In these circumstances, valuations are based on internally developed models, which consider recent market transactions, experience with similar securities, current business conditions, analysis of the underlying collateral, and third-party market information, as available. In conjunction with the performance of these valuations, management determined that the assumptions and the resulting valuations of asset- and mortgage-backed securities were reasonable and consistent with what an independent market participant would use to value the positions. In addition, we have certain interests in securitized assets that are classified as held-to-maturity. Investments classified as held-to-maturity are carried at amortized cost and are periodically reviewed for impairment.

Estimating the fair value of these securities requires management to make certain assumptions based upon current market information. The following describes the significant assumptions affecting future cash flow and, therefore, the valuation of these assets.

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Prepayment speeds — Prepayment speeds are primarily affected by changes in interest rates. As interest rates rise, prepayment speeds generally slow, and as interest rates decrease, prepayment speeds generally accelerate. Similar to mortgage servicing rights, estimated prepayment speeds significantly affect the valuation of our residential mortgage-backed securities because increases in actual and expected prepayment speed significantly reduce expected cash flows from these securities. For certain securities, management is able to obtain market information from parties involved in the distribution of these securities to estimate prepayment speeds. In other cases, management estimates prepayment speeds based upon historical and expected future prepayment rates. In comparison to residential mortgage-backed securities, prepayment speeds on the automotive asset-backed securities are not as volatile and do not have as significant an earnings impact because of the relative short contractual term of the underlying receivables and because many of these receivables have below-market contractual rates due to GM-sponsored special rate incentive programs.

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Credit losses — Expected credit losses on assets underlying the asset- and mortgage-backed securities also significantly affect the estimated fair value of the related residual interests we retain. Credit losses can be affected by many economic variables including unemployment, housing valuation, and regional factors. The type of loan product and the interest rate environment are also key variables affecting the credit loss assumptions. For certain securities, market information for similar investments is available to estimate credit losses and collateral defaults (e.g., dealer-quoted credit spreads). For other securities, future credit losses are estimated using internally developed credit loss models, which generate indicative credit losses based on our historical credit loss frequency and severity.

Management’s Discussion and Analysis

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Discount rate — Discount rate assumptions are primarily affected by changes in the assessed risk on the sold assets or similar assets and market interest rate movements. Discount rate assumptions are determined using data obtained from market participants, where available, or based on current relevant treasury rates plus a risk-adjusted spread, which are based on analysis of historical spreads on similar types of securities.

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Interest rates — Estimates of interest rates on variable- and adjustable-rate contracts are based on spreads over the applicable benchmark interest rate using market-based yield curves. The movement in interest rates can have a significant impact on the valuation of retained interests in floating-rate securities.

Asset- and mortgage-backed securities are included as a component of investment securities on our Consolidated Balance Sheet. Changes in the fair value of asset- and mortgage-backed securities classified as trading are included as a component of other (loss) gain on investments, net in our Consolidated Statement of Income. The changes in the fair value of asset- and mortgage-backed securities classified as available-for-sale are recorded in accumulated other comprehensive income, a component of equity on our Consolidated Balance Sheet. If management determines that other-than-temporary impairment should be recognized related to asset- and mortgage-backed securities classified as available-for-sale, we recognize the impairment loss in other (loss) gain on investments, net in our Consolidated Statement of Income.

Similar to mortgage servicing rights, changes in model assumptions can have a significant impact on the carrying value of interests in securitized assets. Note 7 to the Consolidated Financial Statements summarizes the impact on the fair value because of a change in key assumptions for the significant categories of interests in securitized assets as of December 31, 2008. The processes and assumptions used to determine the fair value of interest in securitized assets results in a valuation that fairly states the assets and are consistent with what a market participant would use to value the positions. At December 31, 2008 and 2007, the total interests in securitized assets approximated $2.6 billion and $4.6 billion, respectively.

Determination of Reserves for Insurance Losses and Loss Adjustment Expenses

Our Insurance operations include an array of insurance underwriting, including consumer products, automotive service contracts, and commercial coverage that create a liability for unpaid losses and loss adjustment expenses incurred (further described in the Insurance section of this MD&A). The reserve for insurance losses and loss adjustment expenses represents an estimate of our liability for the unpaid cost of insured events that have occurred as of a point in time. More specifically, it represents the accumulation of estimates for reported losses and an estimate for losses incurred but not reported, including claims adjustment expenses.

Our Insurance operations’ claim personnel estimate reported losses based on individual case information or average payments for categories of claims. An estimate for current incurred but not reported claims is also recorded based on the actuarially determined expected loss ratio for a particular product, which also considers significant events that might change the expected loss ratio, such as severe weather events and the estimates for reported claims. These estimates of the reserves are reviewed regularly by product line management, by actuarial and accounting staffs and, ultimately, by senior management.

Our Insurance operations’ actuaries assess reserves for each business at the lowest meaningful level of homogeneous data within each type of insurance, such as general or product liability and automobile physical damage. The purpose of these assessments is to confirm the reasonableness of the reserves carried by each of the individual subsidiaries and product lines and, thereby, the Insurance operations’ overall carried reserves. The selection of an actuarial methodology is judgmental and depends on variables such as the type of insurance, its expected payout pattern, and the manner in which claims are processed. Special characteristics such as deductibles, reinsurance recoverable, or special policy provisions are also considered in the reserve estimation process. Estimates for salvage and subrogation recoverable are recognized at the time losses are incurred and netted against the provision for losses. Our reserves include a liability for the related costs that are expected to be incurred in connection with settling and paying the claim. These loss adjustment expenses are generally established as a percentage of loss reserves. Our reserve process considers the actuarially calculated reserves based on prior patterns of claim incurrence and payment, and the degree of incremental volatility associated with the underlying risks for the types of insurance, and represents management’s best estimate of the ultimate liability. Since the reserves are based on estimates, the ultimate liability may be more or less than our reserves. Any necessary adjustments, which may be significant, are included in earnings in the period in which they are deemed necessary. These changes may be material to our results of operations and financial condition and could occur in a future period.

Management’s Discussion and Analysis

Our determination of the appropriate reserves for insurance losses and loss adjustment expenses for significant business components is based on numerous assumptions that vary based on the underlying business and related exposure:

•

Personal automobile — Automobile insurance losses are principally a function of the number of occurrences (e.g., accidents or thefts) and the severity (e.g., the ultimate cost of settling the claim) for each occurrence. The number of incidents is generally driven by the demographics and other indicators or predictors of loss experience of the insured customer base, including geographic location, number of miles driven, age, sex, type and cost of vehicle, and types of coverage selected. The severity of each claim, within the limits of the insurance purchased, is generally random and settles to an average over a book of business, assuming a broad distribution of risks. Changes in the severity of claims have an impact on the reserves established at a point in time. Changes in bodily injury claim severity are driven primarily by inflation in the medical sector of the economy. Changes in automobile physical damage claim severity are caused primarily by inflation in automobile repair costs, automobile parts prices, and used car prices. However, changes in the level of the severity of claims paid may not necessarily match or track changes in the rate of inflation in these various sectors of the economy.

•

Automotive service contracts — Automotive service contract losses in the United States and abroad are generally reported and settled quickly through dealership service departments, resulting in a relatively small balance of outstanding claims at any point in time relative to the volume of claims processed annually. Mechanical service contract claims are primarily composed of parts and labor for repair or replacement of the affected components or systems. Changes in the cost of replacement parts and labor rates will affect the cost of settling claims. Considering the short time frame between a claim being incurred and paid, changes in key assumptions (e.g., part prices, labor rates) will have a minimal impact on the loss reserve as of a point in time. The loss reserve amount is influenced by the estimate of the lag between vehicles being repaired at dealerships and the claim being reported by the dealership.

As of December 31, 2008, we concluded that our insurance loss reserves were reasonable and appropriate based on the assumptions and data used in determining the estimate. However, because insurance liabilities are based on estimates, the actual claims ultimately paid may vary from the estimates.

At December 31, 2008 and 2007, our reserve for insurance losses and loss adjustment expenses totaled $2.9 billion and $3.1 billion, respectively. Insurance losses and loss adjustment expenses totaled $2.5 billion, $2.5 billion, and $2.4 billion, for the years ended December 31, 2008, 2007, and 2006, respectively.

Private Debt Exchange and Cash Tender Offers

In evaluating the accounting for the private debt exchange and cash tender offers (the Offers), management was required to make a determination as to whether the Offers should be accounted for as a troubled debt restructuring (TDR) or an extinguishment of GMAC and ResCap debt. In concluding on the accounting, management evaluated SFAS 15, Accounting by Creditors and Debtors in Troubled Debt Restructuring, EITF 02-4, Determining Whether a Debtor’s Modification or Exchange of Debt Instruments is within the Scope of FASB Statement No. 15 (EITF 02-4), and EITF 96-19, Debtor’s Accounting for a Modification of a Loan (EITF 96-19). The relevant accounting guidance required us to determine whether the exchanges of debt instruments should be accounted for as a TDR. A TDR results when it is determined, evaluating six factors described in EITF 02-4 considered to be indictors of whether a debtor is experiencing financial difficulties, that the debtor is experiencing financial difficulties and the creditors grant a concession; otherwise, such exchanges should be accounted for as an extinguishment or modification of debt. The assessment of this critical accounting estimate required management to apply a significant amount of judgment in evaluating the inputs, estimates, and internally generated forecast information to conclude on the accounting for the Offers.

One of these factors is whether we have the ability with entity specific cash flows to service the contractual terms of existing debt agreements through maturity based on estimates and projections that only encompass the current business capabilities. Our assessment considered internal analyses such as our short-term and long-term liquidity projections, net income forecasts, and run-off projections. These analyses were based upon our consolidated financial condition and our comprehensive ability to service both GMAC and ResCap obligations, and were based only on our current business capabilities and funding sources. In addition to our baseline projections, these analyses incorporated stressed scenarios reflecting continued deterioration of the credit markets, further GM financial distress, and significant curtailments of loan

Management’s Discussion and Analysis

originations. Management assigned probability weights to each scenario to determine an overall risk-weighted projection of our ability to meet our consolidated obligations as they come due. These analyses indicated that we could service all GMAC and ResCap obligations as they came due in the normal course of business.

Our assessment also considered capital market perceptions of our financial condition, such as our credit agency ratings, market values for our debt, analysts’ reports, and public statements made by us and our stakeholders. Due to the rigor applied to our internal projections, management placed more weight on our internal projections and less weight on capital market expectations.

Based on this analysis and after the consideration of the applicable accounting guidance, management concluded the Offers were not deemed to be a TDR. As a result of this conclusion, the Offers were accounted for as an extinguishment of debt under EITF 96-19.

Applying extinguishment accounting, we recognized a gain at the time of the exchange for the difference between the carrying value of the exchanged notes and the fair value of the newly issued securities. In accordance with SFAS 157, guidance related to Level 3 fair value measures, we performed various analyses with regard to the valuation of the newly issued instruments. Level 3 fair value measures are valuations that are derived primarily from unobservable inputs and rely heavily on management assessments, assumptions, and judgments. In determining the fair value of the newly issued instruments, we performed an internal analysis using trading levels on the trade date, December 29, 2008, of existing GMAC unsecured debt, adjusted for the features of the new instruments. We also obtained bid-ask spreads from brokers attempting to make a market in the new instruments.

Based on the determined fair values, we recognized a pretax gain upon extinguishment of $11.5 billion and reflected the newly issued preferred shares at their fair value, which was estimated to be $234 million on December 29, 2008. The majority of costs associated with the Offers were deferred in the basis of the newly issued bonds. In the aggregate, the Offers resulted in an $11.7 billion increase to our consolidated equity position.

If management had concluded that TDR accounting was applicable, a significant portion of the $11.5 billion pretax gain, estimated to be approximately $8.4 billion, would not have been recognized at the time of the exchange. A gain of $3.1 billion would have been recognized immediately, and an additional contractual discount of $3.0 billion would have been deferred and accreted as an offset to interest expense over the term of the newly issued bonds. Additionally, costs associated with the Offers would have been recognized immediately as expense rather than deferred in the basis of the newly issued bonds.

The Offers were a significant component of our strategy to satisfy the condition for a minimum amount of regulatory capital in connection with our application to become a bank holding company. If the Offers had been accounted for as a TDR, regulatory capital would have been approximately $8.4 billion lower, which may have affected the Federal Reserve’s consideration of our application.

Recently Issued Accounting Standards

Refer to Note 1 to the Consolidated Financial Statements.

Quantitative and Qualitative Disclosures About Market Risk

Item 7A.	Quantitative and Qualitative Disclosures About Market Risk

Market Risk

Our automotive financing, mortgage, and insurance activities give rise to market risk, representing the potential loss in the fair value of assets or liabilities caused by movements in market variables, such as interest rates, foreign-exchange rates, and equity prices. We are primarily exposed to interest rate risk arising from changes in interest rates related to financing, investing, and cash management activities. More specifically, we have entered into contracts to provide financing, to retain mortgage servicing rights, and to retain various assets related to securitization activities all of which are exposed in varying degrees to changes in value due to movements in interest rates. Interest rate risk arises from the mismatch between assets and the related liabilities used for funding. We enter into various financial instruments, including derivatives, to maintain the desired level of exposure to the risk of interest rate fluctuations. Refer to Note 16 to the Consolidated Financial Statements for further information.

We are exposed to foreign-currency risk arising from the possibility that fluctuations in foreign-exchange rates will affect future earnings or asset and liability values related to our global operations. Our most significant foreign-currency exposures relate to the Euro, the Canadian dollar, the British pound sterling, the Brazilian real, the Mexican peso, and the Australian dollar.

We are also exposed to equity price risk, primarily in our Insurance operations, which invests in equity securities that are subject to price risk influenced by capital market movements. Our equity securities are considered investments, and we do not enter into derivatives to modify the risks associated with our insurance investment portfolio.

Although the diversity of our activities from our complementary lines of business may partially mitigate market risk, we also actively manage this risk. We maintain risk management control systems to monitor interest rates, foreign-currency exchange rates, equity price risks, and any of their related hedge positions. Positions are monitored using a variety of analytical techniques including market value, sensitivity analysis, and value at risk models.

Additional risks include credit risk and lease residual risk, which are discussed in Item 7.

Sensitivity Analysis

We use sensitivity analysis to manage market risk. Sensitivity analysis captures our exposure to isolated hypothetical movements in specific market rates. The following sensitivity analyses assume instantaneous, parallel shifts in market exchange rates, interest rate yield curves, and equity prices.

	2008		2007
December 31, ($ in millions)	Non- trading	Trading (a)	Non- trading	Trading (a)
Financial instruments exposed to changes in:
Interest rates
Estimated fair value	$(17,413)	$1,954	$(32,728)	$3,175
Effect of 10% adverse change in rates	(2,747)	(42)	(5,247)	(45)
Foreign exchange rates
Estimated fair value	$(10,486)	$505	$(10,090)	$740
Effect of 10% adverse change in rates	(1,049)	(51)	(1,009)	(74)
Equity prices
Estimated fair value	$505	$—	$638	$—
Effect of 10% decrease in prices	(51)	—	(64)	—

(a)	Includes our trading investment securities. Refer to Note 5 to the Consolidated Financial Statements for additional information on our investment securities portfolio.

There are certain shortcomings inherent to the sensitivity analysis data presented. The models assume that interest rate and foreign exchange rate changes are instantaneous parallel shifts. In reality, changes are rarely instantaneous or parallel; therefore, the sensitivities summarized in the foregoing table may be overstated. Although this sensitivity analysis is our best estimate of the impacts of the scenarios described, actual results could differ from those projected.

Quantitative and Qualitative Disclosures About Market Risk

Because our operating leases do not represent financial instruments, they are not included in the interest rate sensitivity analysis. This exclusion is significant to the overall analysis and any resulting conclusions. Although the sensitivity analysis shows an estimated fair value change for the debt that funds our operating lease portfolio, a corresponding change for our operating lease was excluded from the foregoing analysis. This operating lease portfolio had a carrying value of $26.4 billion and $32.3 billion at December 31, 2008 and 2007, respectively. As a result, the overall impact to the estimated fair value of financial instruments from hypothetical changes in interest and foreign currency exchange rates is greater than what we would experience in the event of such market movements.

Operational Risk

We define operational risk as the risk of loss resulting from inadequate or failed processes or systems, human factors, or external events. Operational risk is an inherent risk element in each of our businesses and related support activities. Such risk can manifest in various ways, including breakdowns, errors, business interruptions, and inappropriate behavior of employees and can potentially result in financial losses and other damage to us.

To monitor and control such risk, we maintain a system of policies and a control framework designed to provide a sound and well-controlled operational environment. The goal is to maintain operational risk at appropriate levels in view of our financial strength, the characteristics of the businesses and the markets in which we operate, and the related competitive and regulatory environment.

Notwithstanding these risk and control initiatives, we may incur losses attributable to operational risks from time to time, and there can be no assurance these losses will not be incurred in the future.

Item 8.	Financial Statements and Supplementary Data

Report of Independent Registered Public Accounting Firm

To the Board of Directors of GMAC Inc.:

We have audited the accompanying Consolidated Balance Sheet of GMAC Inc. and subsidiaries (formerly GMAC LLC) (the “Company”) as of December 31, 2008 and 2007, and the related Consolidated Statements of Income, Changes in Equity, and Cash Flows for each of the three years in the period ended December 31, 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2008 and 2007, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2008, in conformity with accounting principles generally accepted in the United States of America.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2008, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 26, 2009, expressed an unqualified opinion on the Company’s internal control over financial reporting.

/s/ DELOITTE & TOUCHE LLP
Deloitte & Touche LLP

February 26, 2009 (January 7, 2010 as to Note 1, Discontinued Operations and Note 28, Discontinued Operations and Held-for-sale Operations)

Consolidated Statement of Income

Year ended December 31, ($ in millions)	2008	2007	2006
Revenue
Consumer	$6,724	$9,458	$10,460
Commercial	2,361	2,943	3,108
Loans held-for-sale	1,092	1,557	1,777
Operating leases	7,884	6,878	7,441
Interest and dividends on investment securities	556	1,000	892
Other interest income	1,156	1,645	1,742

Total financing revenue and other interest income	19,773	23,481	25,420
Interest expense
Interest on deposits	711	645	538
Interest on short-term borrowings	1,795	2,635	2,598
Interest on long-term debt	8,482	10,618	11,225
Other interest expense	784	803	1,138

Total interest expense	11,772	14,701	15,499
Depreciation expense on operating lease assets	5,702	4,734	5,228
Impairment of investment in operating leases	1,218	—	—

Net financing revenue	1,081	4,046	4,693
Other revenue
Servicing fees	1,782	2,193	1,893
Amortization and impairment of servicing rights	—	—	(23)
Servicing asset valuation and hedge activities, net	(286)	(544)	(1,100)
Insurance premiums and service revenue earned	3,006	2,958	2,704
(Loss) gain on mortgage and automotive loans, net	(1,560)	508	1,470
Gain on extinguishment of debt	12,628	563	—
Other (loss) gain on investments, net	(1,108)	(594)	1,106
Gains on sale of equity-method investments, net	—	—	411
Other income, net of losses	(706)	881	1,800

Total other revenue	13,756	5,965	8,261
Total net revenue	14,837	10,011	12,954
Provision for loan losses	3,685	3,097	2,000
Noninterest expense
Compensation and benefits expense	2,083	2,289	2,422
Insurance losses and loss adjustment expenses	1,639	1,507	1,409
Other operating expenses	5,586	4,736	4,202
Impairment of goodwill and other intangible assets	16	455	840

Total noninterest expense	9,324	8,987	8,873
Income (loss) from continuing operations before income tax (benefit) expense	1,828	(2,073)	2,081
Income tax (benefit) expense from continuing operations	(18)	345	74

Net income (loss) from continuing operations	1,846	(2,418)	2,007
Income from discontinued operations, net of tax	22	86	118

Net income (loss)	$1,868	$(2,332)	$2,125

The Notes to the Consolidated Financial Statements are an integral part of these statements.

Consolidated Balance Sheet

December 31, ($ in millions)	2008	2007
Assets
Cash and cash equivalents	$15,151	$17,677
Investment securities
Trading	1,207	2,087
Available-for-sale	6,234	13,185
Held-to-maturity	3	3

Total investment securities	7,444	15,275
Loans held-for-sale	7,919	20,559
Finance receivables and loans, net of unearned income
Consumer ($1,861 at fair value at December 31, 2008)	63,963	87,769
Commercial	36,110	39,745
Allowance for loan losses	(3,433)	(2,755)

Total finance receivables and loans, net	96,640	124,759
Investment in operating leases, net	26,390	32,348
Notes receivable from General Motors	1,655	1,868
Mortgage servicing rights	2,848	4,703
Premiums and other insurance assets	4,507	3,732
Other assets	26,922	28,018

Total assets	$189,476	$248,939

Liabilities
Debt
Unsecured	$53,213	$102,339
Secured ($1,899 at fair value at December 31, 2008)	73,108	90,809

Total debt	126,321	193,148
Interest payable	1,517	2,253
Unearned insurance premiums and service revenue	4,356	4,921
Reserves for insurance losses and loss adjustment expenses	2,895	3,089
Deposit liabilities	19,807	15,281
Accrued expenses and other liabilities	12,726	14,682

Total liabilities	167,622	233,374
Equity
Members’ interest	9,670	8,912
Senior preferred interests	5,000	—
Preferred interests	1,287	1,052
Retained earnings	6,286	4,649
Accumulated other comprehensive (loss) income	(389)	952

Total equity	21,854	15,565

Total liabilities and equity	$189,476	$248,939

The Notes to the Consolidated Financial Statements are an integral part of these statements.

Consolidated Statement of Changes in Equity

($ in millions)	Common stock and paid-in capital	Members’ interest	Senior preferred interests	Preferred interests	Retained earnings	Accumulated other comprehensive income (loss)	Total equity	Comprehensive income (loss)
Balance at December 31, 2005	$5,760				$15,095	$830	$21,685
Conversion of common stock to members’ interest on July 20, 2006	(5,760)	$5,760
Capital contributions		951					951
Net income					2,125		2,125	$2,125
Dividends					(9,739)		(9,739)
Preferred interest accretion to redemption value and dividends					(295)		(295)
Cumulative effect of a change in accounting principle, net of tax:
Transfer of unrealized loss for certain available-for-sale securities to trading securities					(17)	17
Recognize mortgage servicing rights at fair value					4		4	4
Other comprehensive loss						(362)	(362)	(362)

Balance at December 31, 2006		$6,711			$7,173	$485	$14,369	$1,767

Conversion of preferred membership interests		1,121		1,052			2,173
Capital contributions		1,080					1,080
Net loss					(2,332)		(2,332)	(2,332)
Preferred interests dividends					(192)		(192)
Other comprehensive income						450	450	450
Cumulative effect of a change in accounting principle, net of tax:
Adoption of Financial Accounting Standards Board Statement No. 158						17	17

Balance at December 31, 2007		$8,912		$1,052	$4,649	$952	$15,565	$(1,882)

Cumulative effect of a change in accounting principle, net of tax:
Adoption of Statement of Financial Accounting Standards No. 157 (a)					23		23
Adoption of Statement of Financial Accounting Standards No. 159 (a)					(178)		(178)

Balance at January 1, 2008, after cumulative effect of adjustments		$8,912		$1,052	$4,494	$952	$15,410
Capital contributions		758					758
Net income					1,868		1,868	1,868
Dividends paid to members (b)					(79)		(79)
Issuance of senior preferred interests			$5,000				5,000
Issuance of preferred interests				235			235
Other					3		3
Other comprehensive loss						(1,341)	(1,341)	(1,341)

Balance at December 31, 2008		$9,670	$5,000	$1,287	$6,286	$(389)	$21,854	$527

(a)	Refer to Note 22 to the Consolidated Financial Statements for further detail.
(b)	Refer to Note 20 to the Consolidated Financial Statements for further detail.

The Notes to the Consolidated Financial Statements are an integral part of these statements.

Consolidated Statement of Cash Flows

Year ended December 31, ($ in millions)	2008	2007	2006
Operating activities
Net income (loss)	$1,868	$(2,332)	$2,125
Reconciliation of net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	6,722	5,998	6,570
Operating lease impairment	1,234	—	—
Impairment of goodwill and other intangible assets	58	455	840
Amortization and valuation adjustments of mortgage servicing rights	2,250	1,260	843
Provision for loan losses	3,683	3,096	2,000
Loss (gain) on sale of loans, net	1,825	(508)	(1,470)
Net losses (gains) on investment securities	1,203	737	(1,005)
Gain on extinguishment of debt	(12,628)	(563)	—
Originations and purchases of loans held-for-sale	(132,023)	(128,576)	(176,542)
Proceeds from sales and repayments of loans held-for-sale	141,312	121,620	157,196
Net change in:
Trading securities	741	628	370
Deferred income taxes	(396)	95	(1,346)
Interest payable	(651)	(332)	(470)
Other assets	(1,213)	(121)	(2,340)
Other liabilities	178	686	(1,067)
Other, net	(68)	(683)	(398)

Net cash provided by (used in) operating activities	14,095	1,460	(14,694)

Investing activities
Purchases of available-for-sale securities	(16,202)	(16,682)	(28,184)
Proceeds from sales of available-for-sale securities	14,068	8,049	6,628
Proceeds from maturities of available-for-sale securities	7,502	8,080	23,147
Net increase (decrease) in finance receivables and loans	5,570	(41,972)	(94,869)
Proceeds from sales of finance receivables and loans	1,366	70,903	117,830
Purchases of operating lease assets	(10,544)	(17,268)	(18,190)
Disposals of operating lease assets	7,633	5,472	7,303
Change in notes receivable from GM	(62)	138	1,660
Sales (purchases) of mortgage servicing rights, net	797	561	(61)
Acquisitions of subsidiaries, net of cash acquired	—	(209)	(340)
Proceeds from sale of business units, net	319	15	8,537
Settlement of residual support and risk-sharing obligations with GM	—	—	1,357
Other, net (a)	471	1,157	(21)

Net cash provided by investing activities	10,918	18,244	24,797

The Notes to the Consolidated Financial Statements are an integral part of these statements.

Consolidated Statement of Cash Flows

Year ended December 31, ($ in millions)	2008	2007	2006
Financing activities
Net change in short-term debt	(22,815)	(9,248)	2,665
Net increase (decrease) in bank deposits	6,447	3,078	(533)
Proceeds from issuance of long-term debt	44,724	70,230	88,180
Repayments of long-term debt	(59,627)	(82,134)	(100,840)
Proceeds from issuance of senior preferred interests	5,000	—	—
Proceeds from issuance of preferred interests	—	—	1,900
Dividends paid	(113)	(179)	(4,755)
Other, net (b)	(1,784)	675	2,792

Net cash used in financing activities	(28,168)	(17,578)	(10,591)

Effect of exchange-rate changes on cash and cash equivalents	629	92	152

Net (decrease) increase in cash and cash equivalents	(2,526)	2,218	(336)
Cash and cash equivalents at beginning of year	17,677	15,459	15,795

Cash and cash equivalents at end of year	$15,151	$17,677	$15,459

Supplemental disclosures
Cash paid for:
Interest	$12,092	$14,871	$15,889
Income taxes	130	481	1,087
Noncash items:
Increase in equity (c)	235	2,173	—
Loans held-for-sale transferred to finance receivables and loans	2,618	13,834	14,549
Finance receivables and loans transferred to loans held-for-sale	4,798	8,181	3,889
Finance receivables and loans transferred to other assets	1,294	2,976	1,771
Available-for-sale securities transferred to trading securities	—	—	927
Available-for-sale securities transferred to restricted assets (e)	548	—	—
Originations of mortgage servicing rights from sold loans	1,182	1,597	1,723
Decrease in mortgage loans held-for-investment upon initial adoption of SFAS 159	3,847	—	—
Decrease in collateralized borrowings upon initial adoption of SFAS 159	3,668	—	—
Capital contributions from members	758	56	951
Noncash dividends paid to GM relating to GMAC sale (d)	—	—	4,984
Other disclosures:
Proceeds from sales and repayments of mortgage loans held-for-investment originally designated as held-for-sale	1,747	6,790	7,562
Proceeds from sales of repossessed, foreclosed, and owned real estate	1,796	2,180	1,306
Liabilities assumed through acquisition	—	1,030	342
Deconsolidation of loans, net	2,353	25,856	—
Deconsolidation of collateralized borrowings	2,539	26,599	—

(a)	Includes securities-lending transactions where cash collateral is received and a corresponding liability is recorded, both of which are presented in investing activities in the amount of $856 million for 2007.
(b)	2007 includes a $1 billion capital contribution from General Motors pursuant to the sale of 51% of GMAC to FIM Holdings LLC.
(c)	Represents long-term debt exchanged for preferred interests in 2008 and conversion of preferred membership interests in 2007.
(d)	Further described in Note 20 to the Consolidated Financial Statements.
(e)	Represents the non cash effects of the loss portfolio transfer further described in Note 13 of the Consolidated Financial Statements.

The Notes to the Consolidated Financial Statements are an integral part of these statements.

Notes to Consolidated Financial Statements

1.	Description of Business and Significant Accounting Policies

GMAC LLC (referred to herein as GMAC, we, our, or us) was founded in 1919 as a wholly owned subsidiary of General Motors Corporation (General Motors or GM). On November 30, 2006, GM sold a 51% interest in us for approximately $7.4 billion (the Sale Transactions) to FIM Holdings LLC (FIM Holdings). FIM Holdings is an investment consortium led by Cerberus FIM Investors, LLC, the sole managing member. The consortium also includes Citigroup Inc., Aozora Bank Ltd., and a subsidiary of The PNC Financial Services Group, Inc. On December 24, 2008, the Board of Governors of the Federal Reserve System approved our application to become a bank holding company under the Bank Holding Company Act of 1956, as amended (the BHC Act). In connection with our approval to become a bank holding company, the Board of Governors of the Federal Reserve System indicated in its approval order that (i) GM is required to reduce its ownership interest in GMAC to less than 10% of the voting and total equity of GMAC and (ii) FIM Holdings is required to reduce the aggregate direct and indirect investments to no greater than 14.9% of the voting and 33% of the total equity of GMAC, in each case by March 24, 2009. The foregoing requirements could change in the event our shareholders and the Board of Governors of the Federal Reserve System agree to any modifications.

We made certain reclassifications and presentation changes to more closely conform to Article 9 of Regulation S-X as a result of the Board of Governors of the Federal Reserve System’s approval for us to become a bank holding company. In our Consolidated Statement of Income, we reclassified interest and dividends on investment securities from investment income (a component of total other revenue) to a separate financial statement line item within total financing revenue and other interest income. Additionally, we reclassified other interest income from other income, net of losses (a component of total other revenue), to a separate financial statement line item within total financing revenue and other interest income. Presentation changes were made to interest expense in the Consolidated Statement of Income and investment securities on the Consolidated Balance Sheet to provide detail on the composition of these financial statement line items. We also reclassified certain uncertificated investments from investment securities to other assets on the Consolidated Balance Sheet, consistent with industry practice. We also reclassified operating lease disposal gains (losses) from other operating expenses to depreciation expense on operating lease assets in the Consolidated Statement of Income. We are in the process of modifying information systems to address Article 9 guidelines that are not reflected in this Form 10-K. In addition to the reclassification and presentation changes, Notes 7, 9, 12, and 23 to the Consolidated Financial Statements include changes due to corrections of errors that we believe to be immaterial to the Consolidated Financial Statements.

Residential Capital, LLC

Residential Capital, LLC (ResCap), our mortgage subsidiary, has been negatively impacted by the events and conditions in the mortgage banking industry and the broader economy. The market deterioration has led to fewer sources of, and significantly reduced levels of, liquidity available to finance ResCap’s operations. Most recently, the widely publicized credit defaults and/or acquisitions of large financial institutions in the marketplace has further restricted credit in the United States and international lending markets. ResCap is highly leveraged relative to its cash flow and continues to recognize substantial losses resulting in a significant deterioration in capital. During the year, ResCap received capital contributions from GMAC of $3.3 billion, including $0.8 billion of forgiveness of debt in its GMAC Mortgage Servicing Rights facility and $2.5 billion through contributions and forgiveness of ResCap debt, which GMAC previously repurchased in the open market at a discount or through our private debt exchange and cash tender offers. In addition, ResCap completed several divestiture activities with GMAC and its affiliates as part of its debt refinancing and other liquidity and capital initiatives. Accordingly, ResCap’s consolidated tangible net worth, as defined, was $350 million as of December 31, 2008, and remained in compliance with the most restrictive consolidated tangible net worth covenant minimum of $250 million. For this purpose, consolidated tangible net worth is defined as ResCap’s consolidated equity, excluding intangible assets and any equity in GMAC Bank to the extent included in ResCap’s consolidated balance sheet. There continues to be a risk that ResCap will not be able to meet its debt service obligations, default on its financial debt covenants due to insufficient capital, and/or be in a negative liquidity position in 2009.

ResCap actively manages its liquidity and capital positions and is continually working on initiatives to address its debt covenant compliance and liquidity needs, including debt maturing in the next twelve months and the identified risks and uncertainties. The accompanying Consolidated Financial Statements continue to reflect ResCap on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.

ResCap’s initiatives include, but are not limited to, the following: working continually with key credit providers to optimize all available liquidity options; reducing assets and performing other restructuring activities; focusing production on

Notes to Consolidated Financial Statements

government and prime conforming products; exploring of strategic alternatives such as alliances, joint ventures and other transactions with third parties; and continually exploring opportunities for funding and capital support from GMAC and its affiliates. Most of these initiatives are outside of ResCap’s control resulting in an increased uncertainty as to their successful execution. There are currently no substantive binding contracts, agreements or understandings with respect to any particular transaction outside the normal course of business other than those disclosed in Note 28 to the Consolidated Financial Statements.

ResCap remains heavily dependent on GMAC and its affiliates for funding and capital support and there can be no assurance that GMAC or its affiliates will continue such actions. We disclosed in a Form 8-K, filed January 8, 2009, that ResCap is an important subsidiary and that we believed the support we provided to ResCap was in the best interests of our stakeholders. We further disclosed that if ResCap were to need additional support, we would provide that support so long as it was in the best interests of our stakeholders. While there can be no assurances, our recently approved status as a regulated bank holding company has increased the importance of our support for ResCap as its core origination and servicing business provides diversification for us.

On January 30, 2009, GMAC acquired 100 percent of ResCap’s nonvoting equity interest in IB Finance Holding Company, LLC (IB Finance), the parent company of GMAC Bank. This transaction included GMAC converting its $806 million of convertible preferred interests in ResCap into IB Finance interests and forgiving $830 million of ResCap’s debt. As a result, all voting and economic interests in IB Finance are now owned directly by GMAC. Refer to Note 28 to the Consolidated Financial Statements for subsequent events disclosure. The completion of the sale of IB Finance increased ResCap’s consolidated tangible net worth, as defined, by approximately $894 million. Subsequent to the January 30, 2009, sale and deconsolidation by ResCap of IB Finance, ResCap remains in compliance, as of the date of this filing, with its consolidated tangible net worth requirement, as defined, of $250 million.

Although our continued actions through various funding and capital initiatives demonstrate support for ResCap, and our status as a bank holding company and completion of our private debt exchange and cash tender offers better position us to be capable of supporting ResCap, there are currently no commitments or assurances for future funding and/or capital support, except as otherwise provided in this Form 10-K. Consequently, there remains substantial doubt about ResCap’s ability to continue as a going concern. Should we no longer continue to support the capital or liquidity needs of ResCap or should ResCap be unable to successfully execute other initiatives, it would have a material adverse effect on ResCap’s business, results of operations, and financial position.

GMAC has extensive financing and hedging arrangements with ResCap, which could be at risk of nonpayment if ResCap were to file for bankruptcy. As of January 31, 2009, we had approximately $4.1 billion in secured financing arrangements (of which approximately $2.6 billion had been funded) and secured hedging agreements with ResCap, and we owned approximately $500 million of ResCap notes. Amounts outstanding under the secured financing and hedging arrangements fluctuate. If ResCap were to file for bankruptcy, ResCap’s repayments of its financing facilities, including those with us, could be slower than if ResCap had not filed for bankruptcy. In addition, we could be an unsecured creditor of ResCap to the extent that the proceeds from the sale of our collateral are insufficient to repay ResCap’s obligations to us. It is possible that other ResCap creditors would seek to recharacterize our loans to ResCap as equity contributions or to seek equitable subordination of our claims so that the claims of other creditors would have priority over our claims. As a holder of unsecured notes, we would not receive any distributions for the benefit of creditors in a ResCap bankruptcy before secured creditors are repaid. In addition, should ResCap file for bankruptcy, our investment related to ResCap’s equity position would likely be reduced to zero. Based on January 31, 2009, balances, this would result in a $3.1 billion charge to our investment in ResCap. If a ResCap bankruptcy were to occur and a substantial amount of our credit exposure not repaid to us, it would have an adverse impact on our near-term net income and capital position, but we do not believe it would have a materially adverse impact on GMAC’s consolidated financial position over the longer term.

Consolidation and Basis of Presentation

The consolidated financial statements include our accounts and accounts of our majority-owned subsidiaries after eliminating all significant intercompany balances and transactions, and includes all variable interest entities (VIEs) in which we are the primary beneficiary. Refer to Note 23 for further details on our VIEs. Our accounting and reporting policies conform to accounting principles generally accepted in the United States of America (GAAP).

Notes to Consolidated Financial Statements

We operate our international subsidiaries in a similar manner as we operate in the United States of America (U.S. or United States), subject to local laws or other circumstances that may cause us to modify our procedures accordingly. The financial statements of subsidiaries that operate outside of the United States generally are measured using the local currency as the functional currency. All assets and liabilities of foreign subsidiaries are translated into U.S. dollars at year-end exchange rates. The resulting translation adjustments are recorded in accumulated other comprehensive income, a component of equity. Income and expense items are translated at average exchange rates prevailing during the reporting period.

Change in Reportable Segment Information

As a result of a change in management’s view of certain corporate intercompany activities, we have reclassified certain transactions between our ResCap operations reportable segment and our Other reportable segment. These transactions relate to intercompany gains and losses associated with GMAC’s forgiveness of ResCap debt that was obtained by GMAC in open market repurchases and the December 2008 bond exchange. Prior to the reclassification, gains associated with this forgiveness were reported as part of our ResCap operations segment, which required offsetting eliminations to be reported as part of our Other reportable segment. As a result of the change in this reporting period, the associated gains and eliminations have both been reported within the Other reportable segment. Comparative amounts for 2007 were not affected by the change. These gains represent the difference between ResCap’s carrying value of the debt and the market value of the debt at the time of forgiveness. This reclassification was made because management no longer includes these gains in its evaluation of the ResCap operations results. Further, this reclassification is intended to clarify and simplify the presentation of our segment results. These reclassifications did not affect our consolidated results of operations.

Discontinued Operations

During the three months ended September 30, 2009, we committed to sell the U.S. consumer property and casualty insurance business of our Insurance operations and also committed to sell certain operations of our International Automotive Finance operations. Refer to Note 28 to the Consolidated Financial Statements for the impact of discontinued operations on the Consolidated Financial Statements.

Use of Estimates and Assumptions

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and that affect income and expenses during the reporting period. In developing the estimates and assumptions, management uses all available evidence; however, actual results could differ because of uncertainties associated with estimating the amounts, timing, and likelihood of possible outcomes.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand and short-term, highly liquid investments with original maturities of 90 days or less. Cash and cash equivalents that have restrictions on our ability to withdraw the funds are included in other assets on our Consolidated Balance Sheet. The balance of cash equivalents was $7.9 billion and $14.1 billion at December 31, 2008 and 2007, respectively. The book value of cash equivalents approximates fair value because of the short maturities of these instruments. Certain securities with original maturities less than 90 days that are held as a portion of longer-term investment portfolios, primarily relating to GMAC Insurance, are classified as investment securities.

Investment Securities

Our portfolio of investment securities includes government securities, corporate bonds, equity securities, asset- and mortgage-backed securities, notes, interests in securitization trusts, and other investments. Investment securities are classified based on management’s intent. Our trading securities primarily consist of retained and purchased interests in certain securitizations. The retained interests are carried at fair value with changes in fair value recorded in current period earnings. When included in our portfolio, debt securities that management has the intent and ability to hold to maturity are classified as held-to-maturity and reported at amortized cost. Premiums and discounts on debt securities are amortized as an adjustment to investment yield over the contractual term of the security. All other investment securities are classified as available-for-sale and carried at fair value with unrealized gains and losses included in accumulated other comprehensive income or loss, a component of equity, on an after-tax basis. We employ a systematic methodology that considers available evidence in evaluating potential other-than-temporary impairment of our investments classified as available-for-sale or held-to-maturity. If the cost of an investment exceeds its fair value, we evaluate, among other factors, the magnitude and duration of the decline in fair value. We also evaluate the financial health of and business outlook for the issuer, the performance of the underlying assets for interests in securitized assets, and our intent and ability to hold the investment. Once a decline in fair value is

Notes to Consolidated Financial Statements

determined to be other than temporary, an impairment charge is recorded to other (loss) gain on investments, net in our Consolidated Statement of Income, and a new cost basis in the investment is established. Realized gains and losses on investment securities are reported in other (loss) gain on investments, net and are determined using the specific identification method.

In 2007, in the normal course of business, we entered into securities-lending agreements with various counterparties. Under these agreements, we lent the rights to designated securities we own in exchange for collateral in the form of cash or governmental securities, approximating 102% (domestic) or 105% (foreign) of the value of the securities loaned. These agreements are primarily overnight in nature and settled the next business day. We were not engaged in securities lending at December 31, 2008. We loaned securities of $850 million and received corresponding cash collateral of $856 million for these loans at December 31, 2007.

Loans Held-for-sale

Loans held-for-sale may include automotive, commercial finance, and residential mortgage receivables and loans and are carried at the lower of aggregate cost or estimated fair value. We disaggregate all delinquent nonprime mortgage loans in our evaluation. Fair value is based on contractually established commitments from investors or is based on current investor yield requirements.

Finance Receivables and Loans

Finance receivables and loans are reported at the principal amount outstanding, net of unearned income, discounts, and allowances. Unearned income, which includes deferred origination fees reduced by origination costs and unearned rate support received from GM, is amortized over the contractual life of the related finance receivable or loan using the interest method. Loan commitment fees are generally deferred and amortized into commercial revenue over the commitment period.

We classify finance receivables and loans between loans held-for-sale and loans held-for-investment based on management’s assessment of our intent and ability to hold loans for the foreseeable future or until maturity. Management’s intent and ability with respect to certain loans may change from time to time depending on a number of factors including economic, liquidity, and capital conditions. Management’s view of the foreseeable future is generally a twelve-month period based on the longest reasonably reliable net income, liquidity, and capital forecast period.

Acquired Loans

Through our Nuvell operations, we acquired certain loans individually and in groups or portfolios that have experienced deterioration of credit quality between origination and our acquisition. The amount paid for these loans reflects our determination that it is probable we will be unable to collect all amounts due according to the loan’s contractual terms. These acquired loans are accounted for under American Institute of Certified Public Accountants Statement of Position 03-3, Accounting for Certain Loans or Debt Securities Acquired in a Transfer (SOP 03-3). We recognize the accretable yield to the excess of our estimate of undiscounted expected principal, interest, and other cash flows (expected at acquisition to be collected) over our initial investment in the acquired asset.

Over the life of the loan or pool, we update the estimated cash flows we expect to collect. At each balance sheet date, we evaluate whether the expected cash flows of these loans have changed. We adjust the amount of accretable yield for any loans or pools where there is an increase in expected cash flows. We record a valuation allowance for any loans or pools for which there is a decrease in expected cash flows. In accordance with Statement of Financial Accounting Standards No. 114, Accounting by Creditors for Impairment of a Loan (SFAS 114), we measure these impairments based upon the present value of the expected future cash flows discounted using the loan’s effective interest rate or, as a practical expedient when reliable information is available, through the fair value of the collateral less expected costs to sell. The present value of any subsequent increase in the loan’s or pool’s actual cash flows or cash flows expected to be collected is used first to reverse any existing valuation allowance for that loan or pool.

Nonaccrual Loans

Consumer and commercial revenue recognition is suspended when finance receivables and loans are placed on nonaccrual status. Prime retail automotive receivables are placed on nonaccrual status when delinquent for 120 days. Nonprime retail automotive receivables are placed on nonaccrual status when delinquent for 60 days. Residential mortgages and commercial real estate loans are placed on nonaccrual status when delinquent for 60 days. Warehouse, construction, commercial automotive loans, and other lending receivables are placed on nonaccrual status when delinquent for 90 days or

Notes to Consolidated Financial Statements

when determined not to be probable of full collections. Revenue accrued but not collected at the date finance receivables and loans are placed on nonaccrual status is reversed and subsequently recognized only to the extent it is received in cash, until it qualifies for return to accrual status. However, where there is doubt regarding the ultimate collectibility of loan principal, all cash received is applied to reduce the carrying value of such loans. Finance receivables and loans are restored to accrual status only when contractually current and the collection of future payments is reasonably assured.

Impaired Loans

Loans are considered impaired when we determine it is probable that we will be unable to collect all amounts due according to the terms of the loan agreement. Income recognition is consistent with that of nonaccrual loans discussed above. If the recorded investment in impaired loans exceeds the fair value, a valuation allowance is established as a component of the allowance for loan losses. In addition to commercial loans specifically identified for impairment, we have pools of loans that are collectively evaluated for impairment, as discussed within the allowance for loan losses accounting policy.

Allowance for Loan Losses

The allowance for loan losses is management’s estimate of incurred losses in the lending portfolios. Portions of the allowance for loan losses are specified to cover the estimated losses on commercial loans specifically identified for impairment in accordance with SFAS 114. The unspecified portion of the allowance for loan losses covers estimated losses on the homogeneous portfolios of finance receivables and loans collectively evaluated for impairment in accordance with Statement of Financial Accounting Standards No. 5, Accounting for Contingencies (SFAS 5). Amounts determined to be uncollectible are charged against the allowance for loan losses in our Consolidated Balance Sheet. Additionally, losses arising from the sale of repossessed assets, collateralizing automotive finance receivables, and loans are charged to the allowance for loan losses. Recoveries of previously charged-off amounts are credited at time of collection.

Loans outside the scope of SFAS 114 and loans that are individually evaluated and determined not to be impaired under SFAS 114 are grouped into pools, based on similar risk characteristics, and evaluated for impairment in accordance with SFAS 5. Impairment of loans determined to be impaired under SFAS 114 is measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate, an observable market price, or the fair value of the collateral, whichever is determined to be the most appropriate. Estimated costs to sell or realize the value of the collateral on a discounted basis are included in the impairment measurement.

We perform periodic and systematic detailed reviews of our lending portfolios to identify inherent risks and to assess the overall collectibility of those portfolios. The allowance relates to portfolios collectively reviewed for impairment, generally consumer finance receivables and loans, and is based on aggregated portfolio evaluations by product type. Loss models are utilized for these portfolios, which consider a variety of factors including, but not limited to, historical loss experience, current economic conditions, anticipated repossessions or foreclosures based on portfolio trends, delinquencies and credit scores, and expected loss factors by receivable and loan type. Loans in the commercial portfolios are generally reviewed on an individual loan basis and, if necessary, an allowance is established for individual loan impairment. Loans subject to individual reviews are analyzed based on factors including, but not limited to, historical loss experience, current economic conditions, collateral performance, performance trends within specific geographic and portfolio segments, and any other pertinent information that results in the estimation of specific allowances for credit losses. The evaluation of these factors for both consumer and commercial finance receivables and loans involves complex, subjective judgments.

Securitizations and Other Off-balance Sheet Transactions

We securitize, sell, and service retail finance receivables, operating leases, wholesale loans, securities, and residential loans. Securitizations are accounted for either as sales and secured financings. Interests in the securitized and sold assets are generally retained in the form of interest-only strips, senior or subordinated interests, cash reserve accounts, and servicing rights. Our retained interests are generally subordinate to investors’ interests. The investors and the securitization trusts generally have no recourse to our other assets for failure of debtors to pay when due.

We retain servicing responsibilities for all of our retail finance receivable, operating lease, and wholesale loan securitizations and for the majority of our residential loan securitizations. We may receive servicing fees based on the securitized loan balances and certain ancillary fees, all of which are reported in servicing fees in the Consolidated Statement of Income. We also retain the right to service the residential loans sold as a result of mortgage-backed security transactions with Ginnie Mae, Fannie Mae, and Freddie Mac. We also serve as the collateral manager in the securitizations of commercial investment securities.

Notes to Consolidated Financial Statements

Gains or losses on securitizations and sales depend on the previous carrying amount of the assets involved in the transfer and are allocated between the assets sold and the retained interests based on relative fair values, except for certain servicing assets or liabilities, which are initially recorded at fair value at the date of sale. The estimate of the fair value of the retained interests requires us to exercise significant judgment about the timing and amount of future cash flows from interests. Since quoted market prices are generally not available, we estimate the fair value of retained interests by determining the present value of future expected cash flows using modeling techniques that incorporate management’s best estimates of key variables, including credit losses, prepayment speeds, weighted average life and discount rates commensurate with the risks involved and, if applicable, interest or finance rates on variable and adjustable rate contracts. Credit loss assumptions are based upon historical experience, market information for similar investments, and the characteristics of individual receivables and loans underlying the securities. Prepayment speed estimates are determined utilizing data obtained from market participants, where available, or based on historical prepayment rates on similar assets. Discount rate assumptions are determined using data obtained from market participants, where available, or based on current relevant U.S. Treasury or LIBOR yields, plus a risk adjusted spread based on analysis of historical spreads on similar types of securities. Estimates of interest rates on variable and adjustable contracts are based on spreads over the applicable benchmark interest rate using market-based yield curves.

Gains or losses on securitizations and sales are reported in gain (loss) on mortgage and automotive loans, net in our Consolidated Statement of Income for retail finance receivables, wholesale loans, and residential loans. Declines in the fair value of retained interests below the carrying amount are reflected in other comprehensive income, a component of equity, or as other (loss) gain on investments, net on our Consolidated Statement of Income, if declines are determined to be other than temporary or if the interests are classified as trading. Retained interest-only strips and senior and subordinated interests are generally included in available-for-sale investment securities, trading investment securities, or other assets depending on management’s intent at the time of securitization. Cash reserve accounts related to securitizations are included in other assets on our Consolidated Balance Sheet.

From time to time, loan modifications are performed within the guidelines established by the pooling and servicing agreements of our various securitization transactions. Over the course of the housing and credit crises, there have been various programs for loan modifications rolled out by various agencies or industry groups or special interest groups (e.g., American Securitization Forum (ASF) and the Federal Deposit Insurance Corporation (FDIC)) for various classes of mortgage loans. The SEC’s Office of the Chief Accountant (OCA) released a letter dated January 8, 2008, related to the first of these programs (issued by the ASF), which stated that when following that program the OCA would not object to continued status of the transferee as a qualifying special-purpose entity (QSPE). Pursuant to that letter, it is our position that following any of these loan modification programs will not impact the continued status of the transferee as a QSPE. Management intends to follow the pooling and servicing agreements or these special programs when modifying loans and to continue to comply with all other QSPE requirements under SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities (SFAS 140).

Investment in Operating Leases

Investment in operating leases is reported at cost, less accumulated depreciation and net of impairment charges and origination fees or costs. Income from operating lease assets, which includes lease origination fees net of lease origination costs, is recognized as operating lease revenue on a straight-line basis over the scheduled lease term. Depreciation of vehicles is generally provided on a straight-line basis to an estimated residual value over a period, consistent with the term of the underlying operating lease agreement. We evaluate our depreciation policy for leased vehicles on a regular basis.

We have significant investments in the residual values of assets in our operating lease portfolio. The residual values represent an estimate of the values of the assets at the end of the lease contracts and are initially determined based on residual values established at contract inception by consulting independently published residual value guides. Realization of the residual values is dependent on our future ability to market the vehicles under the prevailing market conditions. Over the life of the lease, we evaluate the adequacy of our estimate of the residual value and may make adjustments to the depreciation rates to the extent the expected value of the vehicle (including any residual support payments from GM) at lease termination changes. In addition to estimating the residual value at lease termination, we also evaluate the current value of the operating lease asset and test for impairment to the extent necessary based on market considerations and portfolio characteristics. Impairment is determined to exist if the undiscounted expected future cash flows are lower than the carrying value of the asset. Certain triggering events necessitated an impairment review of the investment in operating leases of our Global

Notes to Consolidated Financial Statements

Automotive Finance operations beginning in the second quarter of 2008. Refer to Note 8 for a discussion of the impairment charges recognized in 2008.

When a lease vehicle is returned to us, the asset is reclassified from investment in operating leases to other assets at the lower-of-cost or estimated fair value, less costs to sell.

Mortgage Servicing Rights

Primary servicing involves the collection of payments from individual borrowers and the distribution of these payments to the investors. Master servicing rights represent our right to service mortgage- and asset-backed securities and whole-loan packages issued for investors. Master servicing involves the collection of borrower payments from primary servicers and the distribution of those funds to investors in mortgage- and asset-backed securities and whole-loan packages.

We capitalize the value expected to be realized from performing specified mortgage servicing activities for others as mortgage servicing rights (MSRs). These capitalized servicing rights are purchased or retained upon sale or securitization of mortgage loans. Mortgage servicing rights are not recorded on securitizations accounted for as secured financings. We measure mortgage servicing assets and liabilities at fair value at the date of sale.

We define our classes of servicing rights based on both the availability of market inputs and the manner in which we manage the risks of our servicing assets and liabilities. We manage our servicing rights at the legal entity level domestically and the reportable operating segment level internationally, and sufficient market inputs exist to determine the fair value of our recognized servicing assets and liabilities.

Since quoted market prices for MSRs are not available, we estimate the fair value of MSRs by determining the present value of future expected cash flows using modeling techniques that incorporate management’s best estimates of key variables, including expected cash flows, credit losses, prepayment speeds, and return requirements commensurate with the risks involved. Cash flow assumptions are based on our actual performance, and where possible, the reasonableness of assumptions is periodically validated through comparisons to other market participants. Credit loss assumptions are based upon historical experience and the characteristics of individual loans underlying the MSRs. Prepayment speed estimates are determined from historical prepayment rates on similar assets or obtained from third-party data. Return requirement assumptions are determined using data obtained from market participants, where available, or based on current relevant interest rates plus a risk-adjusted spread. Since many factors can affect the estimate of the fair value of mortgage servicing rights, we regularly evaluate the major assumptions and modeling techniques used in our estimate and review these assumptions against market comparables, if available. We monitor the actual performance of our MSRs by regularly comparing actual cash flow, credit, and prepayment experience to modeled estimates.

Repossessed and Foreclosed Assets

Assets are classified as repossessed and foreclosed and included in other assets when physical possession of the collateral is taken, regardless of whether foreclosure proceedings have taken place. Repossessed and foreclosed assets are carried at the lower of the outstanding balance at the time of repossession or foreclosure or the fair value of the asset less estimated costs to sell. Losses on the revaluation of repossessed and foreclosed assets are charged to the allowance for loan losses at the time of repossession. Subsequent holding period losses and losses arising from the sale of repossessed assets collateralizing automotive finance receivables and loans are expensed as incurred in other operating expenses.

Goodwill and Other Intangibles

Goodwill and other intangible assets, net of accumulated amortization, are reported in other assets. In accordance with Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets (SFAS 142), goodwill represents the excess of the cost of an acquisition over the fair value of net assets acquired. Goodwill is reviewed for impairment utilizing a two-step process. The first step of the impairment test requires us to define the reporting units and compare the fair value of each of these reporting units to the respective carrying value. The reporting units used for our 2006 testing represented our operating segments as disclosed in Note 24. During the third quarter of 2007, we reevaluated our reporting units and determined that our Insurance and ResCap operating segments have reporting units one level below the operating segment; therefore, goodwill should be evaluated at the lower level. Insurance has four reporting units based on product offerings, while ResCap’s reporting units are consistent with its reportable segments in its stand-alone financial

Notes to Consolidated Financial Statements

statements. The primary factors considered for this change were how management operates, reports, and manages these segments. The fair value of the reporting units in our impairment test is determined based on various analyses, including discounted cash flow projections. If the carrying value is less than the fair value, no impairment exists, and the second step does not need to be completed. If the carrying value is higher than the fair value, there is an indication that impairment may exist, and a second step must be performed to compute the amount of the impairment, if any. SFAS 142 requires goodwill to be tested for impairment annually at the same time every year, and whenever an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. Our annual goodwill impairment assessment is concluded upon during the fourth quarter each year. A triggering event necessitated an impairment review during the fourth quarter of 2008 for our Insurance operations’ goodwill reporting units. Refer to Note 11 for a discussion of the related goodwill impairment charge.

Other intangible assets, which include customer lists, trademarks, and other identifiable intangible assets, are amortized on a straight-line basis over an estimated useful life of 3 to 15 years and are subject to impairment testing.

Impairment of Long-lived Assets

The carrying value of long-lived assets (including property and equipment and certain identifiable intangibles) are evaluated for impairment whenever events or changes in circumstances indicate that their carrying values may not be recoverable from the estimated undiscounted future cash flows expected to result from their use and eventual disposition. Recoverability of assets to be held and used is measured by a comparison of their carrying amount to future net undiscounted cash flows expected to be generated by the assets. If these assets are considered to be impaired, the impairment is measured as the amount by which the carrying amount of the assets exceeds the fair value as estimated by discounted cash flows. No material impairment was recognized in 2008, 2007, or 2006. Refer to the previous section of this note titled Investment in Operating Leases for a discussion pertaining to impairments related to our investment in operating leases.

An impairment test on an asset group to be discontinued, held-for-sale, or otherwise disposed of is performed upon occurrence of a triggering event or when certain criteria are met (e.g., the asset can be disposed of currently, appropriate levels of authority have approved the sale, and there is an active program to locate a buyer). Long-lived assets held-for-sale are recorded at the lower of their carrying amount or estimated fair value less cost to sell. If the carrying value of the assets held-for-sale exceeds the fair value less cost to sell, we recognize an impairment loss based on the excess of the carrying amount over the fair value of the assets less cost to sell.

Property and Equipment

Property and equipment, stated at cost net of accumulated depreciation and amortization, are reported in other assets. Included in property and equipment are certain buildings, furniture and fixtures, leasehold improvements, company vehicles, IT hardware and software, and capitalized software costs. Depreciation is computed on the straight-line basis over the estimated useful lives of the assets, which generally ranges from 3 to 30 years. Capitalized software is generally amortized on a straight-line basis over its useful life for a period not to exceed three years. Capitalized software that is not expected to provide substantive service potential or for which development costs significantly exceed the amount originally expected is considered impaired and written down to fair value. Software expenditures that are considered general, administrative, or of a maintenance nature are expensed as incurred.

Deferred Policy Acquisition Costs

Commissions, including compensation paid to producers of automotive service contracts and other costs of acquiring insurance that are primarily related to and vary with the production of business, are deferred and recorded in other assets. Deferred policy acquisition costs are amortized over the terms of the related policies and service contracts on the same basis as premiums and revenue are earned, except for direct response advertising costs, which are amortized over a three-year period based on the expected future benefit. We group costs incurred for acquiring like contracts and consider anticipated investment income in determining the recoverability of these costs.

Private Debt Exchange and Cash Tender Offers

In evaluating the accounting for the private debt exchange and cash tender offers (the Offers), management was required to make a determination as to whether the Offers should be accounted for as a troubled debt restructuring (TDR) or an extinguishment of GMAC and ResCap debt. In concluding on the accounting, management evaluated SFAS 15, Accounting

Notes to Consolidated Financial Statements

by Creditors and Debtors in Troubled Debt Restructuring, EITF 02-4, Determining Whether a Debtor’s Modification or Exchange of Debt Instruments is within the Scope of FASB Statement No. 15 (EITF 02-4), and EITF 96-19, Debtor’s Accounting for a Modification of a Loan (EITF 96-19). The relevant accounting guidance required us to determine whether the exchanges of debt instruments should be accounted for as a TDR. A TDR results when it is determined, evaluating six factors described in EITF 02-4 considered to be indictors of whether a debtor is experiencing financial difficulties, that the debtor is experiencing financial difficulties, and the creditors grant a concession; otherwise, such exchanges should be accounted for as an extinguishment or modification of debt. The assessment of this critical accounting estimate required management to apply a significant amount of judgment in evaluating the inputs, estimates, and internally generated forecast information to conclude on the accounting for the Offers.

In assessing whether GMAC was experiencing financial difficulties for the purpose of accounting for the Offers, management applied EITF 02-4. Our assessment considered internal analyses such as our short-term and long-term liquidity projections, net income forecasts, and run-off projections. These analyses were based upon our consolidated financial condition and our comprehensive ability to service both GMAC and ResCap obligations, and were based only on our current business capabilities and funding sources. In addition to our baseline projections, these analyses incorporated stressed scenarios reflecting continued deterioration of the credit markets, further GM financial distress, and significant curtailments of loan originations. Management assigned probability weights to each scenario to determine an overall risk-weighted projection of our ability to meet our consolidated obligations as they come due. These analyses indicated that we could service all GMAC and ResCap obligations as they came due in the normal course of business.

Our assessment also considered capital market perceptions of our financial condition, such as our credit agency ratings, market values for our debt, analysts’ reports, and public statements made by us and our stakeholders. Due to the rigor applied to our internal projections, management placed more weight on our internal projections and less weight on capital market expectations.

Based on this analysis and after the consideration of the applicable accounting guidance, management concluded the Offers were not deemed to be a TDR. As a result of this conclusion, the Offers were accounted for as an extinguishment of debt under EITF 96-19.

Applying extinguishment accounting, we recognized a gain at the time of the exchange for the difference between the carrying value of the exchanged notes and the fair value of the newly issued securities. In accordance with SFAS 157, Fair Value Measurements, guidance related to Level 3 fair value measures, we performed various analyses with regard to the valuation of the newly issued instruments. Level 3 fair value measures are valuations that are derived primarily from unobservable inputs and rely heavily on management assessments, assumptions, and judgments. In determining the fair value of the newly issued instruments, we performed an internal analysis using trading levels on the trade date, December 29, 2008, of existing GMAC unsecured debt, adjusted for the features of the new instruments. We also obtained bid-ask spreads from brokers attempting to make a market in the new instruments.

Based on the determined fair values, we recognized a pretax gain upon extinguishment of $11.5 billion and reflected the newly issued preferred shares at their fair value, which was estimated to be $234 million on December 29, 2008. The majority of costs associated with the Offers were deferred in the basis of the newly issued bonds. In the aggregate, the offers resulted in an $11.7 billion increase to our consolidated equity position.

Unearned Insurance Premiums and Service Revenue

Insurance premiums, net of premiums ceded to reinsurers, and service revenue are earned over the terms of the policies. The portion of premiums and service revenue written applicable to the unexpired terms of the policies is recorded as unearned insurance premiums or unearned service revenue. For extended service and maintenance contracts, premiums and service revenues are earned on a basis proportionate to the anticipated loss emergence. For other short duration contracts, premiums and unearned service revenue are earned on a pro rata basis.

Reserves for Insurance Losses and Loss Adjustment Expenses

Reserves for insurance losses and loss adjustment expenses are established for the unpaid cost of insured events that have occurred as of a point in time. More specifically, the reserves for insurance losses and loss adjustment expenses represent the accumulation of estimates for both reported losses and those incurred but not reported, including claims adjustment expenses

Notes to Consolidated Financial Statements

relating to direct insurance and assumed reinsurance agreements. Estimates for salvage and subrogation recoverable are recognized at the time losses are incurred and netted against provision for insurance losses and loss adjustment expenses. Reserves are established for each business at the lowest meaningful level of homogeneous data. Since the reserves are based on estimates, the ultimate liability may vary from such estimates. The estimates are regularly reviewed and adjustments, which can potentially be significant, are included in earnings in the period in which they are deemed necessary.

Derivative Instruments and Hedging Activities

In accordance with Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities (SFAS 133), all derivative financial instruments, whether designated for hedging relationships or not, are required to be recorded on the balance sheet as assets or liabilities, carried at fair value. At inception of a hedging relationship, we designate each qualifying derivative financial instrument as a hedge of the fair value of a specifically identified asset or liability (fair value hedge) or as a hedge of the variability of cash flows to be received or paid related to a recognized asset or liability (cash flow hedge). We also use derivative financial instruments, which although acquired for risk management purposes, do not qualify for hedge accounting under GAAP. Changes in the fair value of derivative financial instruments that are designated and qualify as fair value hedges, along with the gain or loss on the hedged asset or liability attributable to the hedged risk, are recorded in current period earnings. For qualifying cash flow hedges, the effective portion of the change in the fair value of the derivative financial instruments is recorded in accumulated other comprehensive income, a component of equity, and recognized in the income statement when the hedged cash flows affect earnings. Changes in the fair value of derivative financial instruments held for risk management purposes that do not meet the criteria to qualify as hedges under GAAP are reported in current period earnings. The ineffective portions of fair value and cash flow hedges are immediately recognized in earnings.

We formally document all relationships between hedging instruments and hedged items and our risk management objectives for undertaking various hedge transactions. This process includes linking all derivatives that are designated as fair value or cash flow hedges to specific assets and liabilities on our Consolidated Balance Sheet to specific firm commitments or the forecasted transactions. Both at the hedge’s inception and on an ongoing basis, we formally assess whether the derivatives that are used in hedging relationships are highly effective in offsetting changes in fair values or cash flows of hedged items.

The hedge accounting treatment described herein is no longer applied if a derivative financial instrument is terminated or the hedge designation is removed or is assessed to be no longer highly effective. For these terminated fair value hedges, any changes to the hedged asset or liability remain as part of the basis of the asset or liability and are recognized into income over the remaining life of the asset or liability. In 2007, we discontinued hedge accounting for mortgage loans held-for-sale. For terminated cash flow hedges, unless it is probable that the forecasted cash flows will not occur within a specified period, any changes in fair value of the derivative financial instrument previously recognized remain in other comprehensive income, a component of equity, and are reclassified into earnings in the same period that the hedged cash flows affect earnings.

Loan Commitments

We enter into commitments to make loans whereby the interest rate on the loan is set prior to funding (i.e., interest rate lock commitments). Interest rate lock commitments for loans to be originated or purchased for sale and for loans to be purchased and held-for-investment are derivative financial instruments carried at fair value in accordance with SFAS 133 and Staff Accounting Bulletin No. 105, Application of Accounting Principles to Loan Commitments (SAB 105). In November 2007, the SEC issued Staff Accounting Bulletin No. 109, Written Loan Commitments Recorded at Fair Value Through Earnings (SAB 109). SAB 109 superseded previous SEC guidance on written loan commitments and now requires expected net future cash flows related to the associated servicing of the loan be included in the measurement of all written loan commitments that are accounted for at fair value through earnings. Effective January 1, 2008, the expected net future cash flows related to the associated servicing of the loan are accounted for through earnings for all written loan commitments accounted at fair value. Servicing assets are recognized as distinct assets once they are contractually separated from the underlying loan by sale or securitization. Interest rate lock commitments are recorded at fair value with changes in value recognized in current period earnings. The determination of the change in fair value includes an estimate of the future MSR that will arise when the loan is sold or securitized. Additionally, Emerging Issues Task Force issue No. 02-3, Issues Involved in Accounting for Derivative Contracts Held for Trading Purposes and Contracts Involved in Energy Trading and Risk Management Activities (EITF 02-3) was rescinded by Statement of Financial Accounting Standards No. 157, Fair Value Measurements (SFAS 157); accordingly, we now recognize day-one gains on derivative interest rate lock commitments when applicable.

Notes to Consolidated Financial Statements

Income Taxes

Prior to November 30, 2006, we filed a consolidated U.S. federal income tax return with GM. The portion of the consolidated tax recorded by us and our subsidiaries included in the consolidated tax return generally was equivalent to the liability that we would have incurred on a separate return basis and was settled as GM’s tax payments became due.

During 2006, we and a number of our U.S. subsidiaries converted to limited liability companies (LLCs) and effective November 28, 2006, became pass-through entities for U.S. federal income tax purposes. Income taxes incurred by these converting entities have been provided through November 30, 2006, as required under the tax-sharing agreement between GM and GMAC. With a few minor exceptions, subsequent to November 30, 2006, U.S. federal, state, and local income taxes have not been provided for these entities as they have generally ceased to be taxable entities. Any related deferred taxes have been eliminated with respect to entities that have ceased to be taxable enterprises. Entity level taxes still apply for a small number of state and local tax jurisdictions along with foreign withholding taxes. Where an entity level or withholding tax applies, it has been provided for in the consolidated financial statements.

Our banking, insurance, and foreign subsidiaries are generally corporations and continue to be subject to and provide for U.S. federal, state, and foreign income taxes. Deferred tax assets and liabilities are established for future tax consequences of events that have been recognized in the financial statements or tax returns, based upon enacted tax laws and rates. Deferred tax assets are recognized subject to management’s judgment that realization is more likely than not. In addition, tax benefits related to positions considered uncertain are recognized only if, based on the technical merits of the issue, we are more likely than not to sustain the position and then at the largest amount that is greater than 50% likely to be realized upon ultimate settlement.

During 2008, we received approval to become a bank holding company. This change in status did not result in a change to our methodology for the accounting of current and deferred income taxes in either our pass-through or corporate entities.

Common Membership Interests

As of the date of this filing, we currently have authorized and outstanding common voting membership interests consisting of 216,719 Class A Membership Interests (Class A Interests) and 323,201 Class B Membership Interests (Class B Interests), which have equal rights and preferences in our assets and constitute all of the common voting interests of GMAC (Class A Interests and Class B Interests are collectively referred to as our Common Membership Interests). Currently, FIM Holdings owns all 216,719 Class A Interests (40.14% of total GMAC common voting interests) and GM, through a wholly owned subsidiary of GM, owns all 323,201 Class B Interests (59.86% of total GMAC common voting interests).

We further have authorized and outstanding 8,330 Class C Membership Interests (Class C Interests), which are deemed “profits interests” and not “capital interests,” as those terms are defined under applicable tax regulations, and are held directly by GMAC Management LLC, a wholly owned subsidiary of GMAC. Class C Interests were issued pursuant to the GMAC Management LLC Class C Membership Interest Plan, an incentive compensation plan. GMAC currently has no intention to issue further Class C Interests pursuant to such plan.

Our Common Membership Interests and Class C Interests are privately held. As such, there is no established trading market for these interests.

Preferred Membership Interests

Series D-1 and Series D-2 Preferred Membership Interests

On December 29, 2008, as part of the Automotive Industry Financing Program created under the Troubled Asset Relief Program (TARP) established by the U.S. Department of Treasury (the Treasury) under the Emergency Economic Stabilization Act of 2008 (the EESA), we entered into an agreement (the Purchase Agreement) with the Treasury pursuant to which we issued and sold to the Treasury (i) 5,000,000 units of GMAC’s Fixed Rate Cumulative Perpetual Preferred Membership Interests, Series D-1, having a capital amount of $1,000 per share (the Series D-1 Preferred Interests) and (ii) a ten-year warrant to purchase up to approximately 250,000 units of GMAC’s Fixed Rate Cumulative Perpetual Preferred Membership Interests, Series D-2 (the Warrant Interests), at an initial exercise price of $0.01 per unit (the Warrant), for an aggregate purchase price of $5.0 billion in cash (collectively, the TARP Preferred Interests). On December 29, 2008, the Treasury exercised the Warrant for 250,000 Warrant Interests for an aggregate exercise price of approximately $2,500.

Notes to Consolidated Financial Statements

Cumulative distributions on the Series D-1 Preferred Interests accrue at a rate of 8% per annum, on (i) the capital amount per unit of Series D-1 Preferred Interests and (ii) the amount of accrued and unpaid distributions for any prior distribution period on such Series D-1 Preferred Interests, if any. Distributions will be paid only if and when declared by GMAC’s Board of Managers. Declared distributions on the Series D-1 Preferred Interests will be payable quarterly, in arrears. The Series D-1 Preferred Interests has no maturity date and ranks senior to GMAC’s Common Membership Interests and Class C Interests (collectively, the Junior Membership Interests), and ranks equal with GMAC’s other preferred membership interests with respect to the payment of distributions and amounts payable upon liquidation, dissolution and winding-up of GMAC.

The Series D-1 Preferred Interests generally are nonvoting, other than class-voting on certain matters under certain circumstances, including, generally, the authorization of senior membership interests, the amendment of the Series D-1 Preferred Interests and any exchange, reclassification, merger and consolidation involving the Series D-1 Preferred Interests (other than a conversion of GMAC into a corporation). If distributions on the Series D-1 Preferred Interests have not been paid for an aggregate of six quarterly distribution periods or more, whether or not consecutive, GMAC’s authorized number of managers constituting its Board of Managers will be automatically increased by two, and the holders of the Series D-1 Preferred Interests will have the right to elect managers to fill such newly created manager positions. These two managers will serve until all accrued and unpaid distributions on the Series D-1 Preferred Interests have been paid in full.

After the date that is three years from the date of issuance of the Series D-1 Preferred Interests, GMAC may, at its option, redeem, in whole or in part, from time to time, the Series D-1 Preferred Interests then outstanding. Prior to this date, GMAC may redeem the Series D-1 Preferred Interests if (i) GMAC has raised aggregate gross proceeds in one or more Qualified Equity Offerings (as defined in Amendment No. 6 to the LLC Agreement) of not less than $1.25 billion and (ii) the aggregate redemption price does not exceed the aggregate net cash proceeds from such Qualified Equity Offerings. Any redemption of the Series D-1 Preferred Interests shall be at a redemption price equal to (i) the capital amount per unit of Series D-1 Preferred Interests, plus (ii) any accrued and unpaid distributions. Holders of the Series D-1 Preferred Interests do not have any right to require the redemption or repurchase of any shares of the Series D-1 Preferred Interests. Any redemption of the Series D-1 Preferred Interests is subject to the consent of the Board of Governors of the Federal Reserve System.

The Warrant Interests have the same rights, preferences, privileges, voting rights and other terms as the Series D-1 Preferred Interests, except that (i) the Warrant Interests receive distributions at a rate of 9% per annum and (ii) the Warrant Interests may not be redeemed until all of the Series D-1 Preferred Interests have been redeemed.

If approved by the GMAC Board of Managers, distributions on the Series D-1 Preferred Interests and the Warrant Interests are payable quarterly on February 15, May 15, August 15 and November 15 of each year.

Subject to certain exceptions, the Purchase Agreement generally prohibits GMAC and its subsidiaries from paying dividends or distributions on, or redeeming repurchasing or acquiring, their membership interests or other equity securities without the consent of the Treasury or, in the case of tax distributions on Junior Membership Interests, without the consent of the President’s Designee (as defined in H.R. 7321) unless GMAC has redeemed the Series D-1 Preferred Interests and Warrant Interests or Treasury has transferred all of the Series D-1 Preferred Interests and Warrant Interests to a third party. Exceptions to these restrictions include, among others, the ability to pay regular distributions on preferred membership interests that are otherwise permitted under the terms of the TARP Preferred Interests.

The Series D-1 Preferred Interests, the Warrant and the Warrant Interests were issued to the Treasury in a private placement exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended. GMAC has agreed to register the resale or secondary offering of the Series D-1 Preferred Interests and the units of Warrant Interests issued on the exercise of the Warrant no later than March 31, 2009.

Class E Preferred Membership Interests

On December 31, 2008, we completed private exchange offers and cash tender offers pursuant to which GMAC purchased and/or exchanged certain of its and its subsidiaries’ (including ResCap’s) outstanding notes (the Offers). In connection with the settlement of the Offers, GMAC issued 2,576,601 units of Class E Preferred Membership Interests (the Class E Interests) to Preferred Blocker Inc. (Blocker), a Delaware corporation and wholly owned nonconsolidated subsidiary of GMAC.

Notes to Consolidated Financial Statements

Blocker is entitled to receive from GMAC in respect of the Class E Interests, when, as and if declared by GMAC’s Board of Managers out of funds legally available for payment, cash distributions at the rate per annum of 11.86%. Distributions shall be payable quarterly on February 15, May 15, August 15, and November 15 of each year. Distributions not declared by GMAC’s Board of Managers will accumulate. On January 16, 2009, GMAC completed a $1.25 billion rights offering (the Rights Offering) pursuant to which GMAC issued additional common membership interests to FIM Holdings and a subsidiary of GM. Upon completion of the Rights Offering, the distribution rate on the Class E Interests was reduced from 15.25% per annum to 11.86% per annum. The Class E Interests are generally nonvoting, other than class-voting on certain matters under certain circumstances that are specifically related to the Class E Interests.

Pursuant to the terms of the Offers, Blocker then issued 2,576,601 units of new 9% Cumulative Perpetual Preferred Stock (the Blocker Preferred Stock). Holders of the Blocker Preferred Stock are entitled to receive from the Blocker, when, as and if declared by Blocker’s Board of Directors out of funds legally available for payment, cash dividends at a rate per annum equal to 7%. Upon completion of the Rights Offering, the interest rate on Blocker Preferred was reduced from 9% to 7%. Distributions are payable quarterly on February 15, May 15, August 15, and November 15 of each year, and are cumulative.

GM Preferred Membership Interests

We currently have authorized and outstanding 1,021,764 GM Preferred Membership Interests, all of which are held by GM Preferred Finance Co. Holdings Inc., a wholly owned subsidiary of GM. We are required to make distributions for each fiscal quarter with respect to the GM Preferred Interests if certain conditions are met. Distributions are made in cash on a pro rata basis no later than the tenth business day following the delivery of our quarterly and annual financial statements, and are paid at the rate of 10% per annum. Our Board of Managers is permitted to reduce any distribution to the extent required to avoid a reduction of the equity capital of GMAC below a minimum amount of equity capital equal to approximately $15.5 billion, which was our net book value as of November 30, 2006, as determined in accordance with GAAP. In addition, our Board of Managers may suspend the payment of distributions with respect to any one or more fiscal quarters with majority members’ consent. Distributions not made do not accumulate.

Refer to Item 12 for further information regarding ownership of the foregoing common and preferred membership interests.

Recently Adopted Accounting Standards

SFAS No. 157 — On January 1, 2008, we adopted Statement of Financial Accounting Standards No. 157, Fair Value Measurements (SFAS 157). SFAS 157 provides a definition of fair value, establishes a framework for measuring fair value under GAAP, and requires expanded disclosures about fair value measurements. The standard applies when GAAP requires or allows assets or liabilities to be measured at fair value; therefore, it does not expand the use of fair value in any new circumstance. We adopted SFAS 157 on a prospective basis. SFAS 157 required retrospective adoption of the rescission of Emerging Issues Task Force Issue No. 02-3, Issues Involved in Accounting for Derivative Contracts Held for Trading Purposes and Contracts Involved in Energy Trading and Risk Management Activities (EITF 02-3), and certain other guidance. The impact of adopting SFAS 157 and the rescission of EITF 02-3 on January 1, 2008, was an increase to beginning retained earnings through a cumulative effect of a change in accounting principle of approximately $23 million, related to the recognition of day-one gains on purchased mortgage servicing rights (MSRs) and certain residential loan commitments. Refer to Note 22 to the Consolidated Financial Statements for further detail.

SFAS No. 158 — In September 2006, the Financial Accounting Standards Board (FASB) issued SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans (SFAS 158), which amends SFAS No. 87, Employers’ Accounting for Pensions; SFAS No. 88, Employers’ Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits; SFAS No. 106, Employers’ Accounting for Postretirement Benefits Other Than Pensions; and SFAS No. 132(R), Employers’ Disclosures about Pensions and Other Postretirement Benefits (revised 2003). This Statement requires companies to recognize an asset or liability for the overfunded or underfunded status of their benefit plans in their financial statements. The asset or liability is the offset to accumulated other comprehensive income, consisting of previously unrecognized prior service costs and credits, actuarial gains or losses, and accumulated transition obligations and assets. SFAS 158 also requires the measurement date for plan assets and liabilities to coincide with the sponsor’s year-end. The standard provides two transition alternatives for companies to make the measurement-date provisions. During the year ended December 31, 2007, we adopted the recognition and disclosure elements

Notes to Consolidated Financial Statements

of SFAS 158, which did not have a material effect on our consolidated financial position, results of operations, or cash flows. In addition, we adopted the measurement elements of SFAS 158 for the year ended December 31, 2008. The change in measurement date did not have a material impact on our consolidated financial condition or results of operations.

SFAS No. 159 — On January 1, 2008, we adopted SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (SFAS 159). SFAS 159 permits entities to choose to measure at fair value many financial instruments and certain other items that are not currently required to be measured at fair value. Subsequent changes in fair value for designated items are required to be reported in earnings in the current period. SFAS 159 also establishes presentation and disclosure requirements for similar types of assets and liabilities measured at fair value. We elected to measure at fair value certain financial assets and liabilities, including certain collateralized debt obligations and certain mortgage loans held-for-investment in financing securitization structures. The cumulative effect to beginning retained earnings was a decrease through a cumulative effect of a change in accounting principle of approximately $178 million on January 1, 2008. Refer to Note 22 to the Consolidated Financial Statements for further detail.

SFAS No. 162 — In May 2008, the FASB issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles (SFAS 162). SFAS 162 identifies a consistent framework, or hierarchy, for selecting accounting principles to be used in preparing financial statements that are presented in conformity with GAAP for nongovernmental entities (the Hierarchy). The Hierarchy within SFAS 162 is consistent with that previously defined in the American Institute of Certified Public Accountants (AICPA) Statement on Auditing Standards No. 69, The Meaning of “Present Fairly in Conformity With Generally Accepted Accounting Principles” (SAS 69). SFAS 162 is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to the AICPA’s Auditing section No. 411, The Meaning of “Present Fairly in Conformity With Generally Accepted Accounting Principles.” SFAS 162 did not have a material effect on the Consolidated Financial Statements because we utilize the guidance within SAS 69.

FASB Staff Position (FSP) FIN 39-1 — On January 1, 2008, we adopted FSP FIN 39-1, Amendment of FAS Interpretation No. 39 (FSP FIN 39). FSP FIN 39-1 defines “right of setoff” and specifies what conditions must be met for a derivative contract to qualify for this right of setoff. It also addresses the applicability of a right of setoff to derivative instruments and clarifies the circumstances in which it is appropriate to offset amounts recognized for those instruments in the statement of financial position. In addition, this FSP requires an entity to make an election related to the offsetting of fair value amounts recognized for multiple derivative instruments executed with the same counterparty under a master netting arrangement and fair value amounts recognized for the right to reclaim cash collateral (a receivable) or the obligation to return cash collateral (a payable) arising from the same master netting arrangement as the derivative instruments without regard to the company’s intent to settle the transactions on a net basis. We have elected to present these items gross; therefore, upon adoption of FSP FIN 39-1, we increased December 31, 2007, other assets and other liabilities equally by approximately $1.2 billion.

SEC Staff Accounting Bulletin No. 109 — On January 1, 2008, we adopted Staff Accounting Bulletin No. 109, Written Loan Commitments Recorded at Fair Value Through Earnings (SAB 109). SAB 109 provides the SEC staff’s views on the accounting for written loan commitments recorded at fair value under GAAP and revises and rescinds portions of SAB 105, Application of Accounting Principles to Loan Commitments (SAB 105). SAB 105 provided the views of the SEC staff regarding derivative loan commitments that are accounted for at fair value through earnings pursuant to SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities (SFAS 133). SAB 105 states that in measuring the fair value of a derivative loan commitment, the staff believed it would be inappropriate to incorporate the expected net future cash flows related to the associated servicing of the loan. SAB 109 supersedes SAB 105 and expresses the current view of the SEC staff that, consistent with the guidance in SFAS No. 156, Accounting for Servicing of Financial Assets, and SFAS 159, the expected net future cash flows related to the associated servicing of the loan should be included in the measurement of all written loan commitments that are accounted for at fair value through earnings. SAB 105 also indicated that the SEC staff believed that internally developed intangible assets (such as customer relationship intangible assets) should not be recorded as part of the fair value of a derivative loan commitment. SAB 109 retains that SEC staff view and broadens its application to all written loan commitments that are accounted for at fair value through earnings. The impact of adopting SAB 109 did not have a material impact on our consolidated financial condition or results of operations.

FSP FAS 157-3 — In October 2008, we adopted FSP FAS 157-3, Determining Fair Value of a Financial Asset in a Market that is not Active (FSP FAS 157-3). This FSP applies to financial assets within the scope of all accounting pronouncements that require or permit fair value measurements in accordance with SFAS 157. This FSP clarifies the

Notes to Consolidated Financial Statements

application of SFAS 157 in a market that is not active and provides key considerations in determining the fair value of a financial asset when the market for that financial asset is not active. This FSP is effective upon issuance, including prior periods for which financial statements have not been issued. The impact of adopting FSP FAS 157-3 did not have a material impact on our consolidated financial condition or results of operations.

FSP FAS 140-4 and FIN 46(R)-8 — On January 1, 2008, we adopted FSP FAS No. 140-4 and FIN No. 46(R)-8, Disclosures about Transfers of Financial Assets and Interests in Variable Interest Entities: An Amendment to FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities (FSP FAS 140-4 and FIN 46(R)-8), to require public entities to provide additional disclosures about transfers of financial assets. It also amends FASB Interpretation No. 46, Consolidation of Variable Interest Entities, to require public enterprises to provide additional disclosures about their involvement with VIEs. Additionally, this FSP requires certain disclosures to be provided by a public enterprise that is a sponsor that has a variable interest in a VIE and an enterprise that holds a significant variable interest in a QSPE but was not the transferor of financial assets to the QSPE. The disclosures are intended to provide greater transparency to financial statement users about a transferor’s continuing involvement with transferred financial assets and enterprise’s involvement with VIEs. FSP FAS 140-4 and FIN 46(R)-8 are effective for the first reporting period ending after December 15, 2008. Because this impacts the disclosure and not the accounting treatment for transferred financial assets and consolidation of VIES, the adoption of this FSP does not have an impact on our consolidated financial condition or results of operations.

FSP FAS No. 133-1 and FIN 45-4 — On January 1, 2008, we adopted FSP FAS No. 133-1 and FIN 45-4, Disclosures about Credit Derivatives and Certain Guarantees: An Amendment of FASB Statement No. 133 and FASB Interpretation No. 45; and Clarification of the Effective Date of FASB Statement No. 161 (FSP FAS 133-1 and FIN 45-4). FSP FAS 133-1 and FIN 45-4 amends SFAS 133 to require disclosures by sellers of credit derivatives, including credit derivatives embedded in a hybrid instrument. This FSP also amends FASB Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, to require an additional disclosure about the current status of the payment/performance risk of a guarantee. Further, this FSP clarifies the Board’s intent about the effective date of SFAS 161. FSP FAS 133-1 and FIN 45-4 is effective for annual and interim reporting periods ending after November 15, 2008. In addition, this FSP encourages that the amendments be applied in periods earlier than the effective date to facilitate comparisons at initial adoption. Because this impacts the disclosure and not the accounting treatment for credit derivative instruments and other guarantees, the adoption of this FSP did not have an impact on our consolidated financial condition or results of operations.

FSP EITF 99-20-1 — In January 2009, we adopted FSP EITF 99-20-1, Amendments to the Impairment and Interest Income Measurement Guidance of EITF Issue No. 99-20 (FSP EITF 99-20-1), to achieve a more consistent determination of whether an other-than-temporary impairment has occurred for debt securities classified as available-for-sale or held-to-maturity. This FSP amends Issue 99-20 to align the impairment guidance for beneficial interests with that of other investments analyzed for impairment under Statement of Financial Accounting Standards No. 115, Accounting for Certain Investment is Debt and Equity Securities. This FSP shall be effective for interim and annual reporting periods ending after December 15, 2008, and shall be applied prospectively. The impact of adopting FSP EITF 99-20-1 did not have a material impact on our consolidated financial condition or results of operations.

Recently Issued Accounting Standards

SFAS No. 141(R) — In December 2007, the FASB issued SFAS No. 141(R), Business Combinations (SFAS 141(R)), which replaces SFAS No. 141, Business Combinations. SFAS 141(R) establishes principles and requirements for how an acquiring company recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree; recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase; and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. SFAS 141(R), effective for GMAC on January 1, 2009, applies to all transactions or other events in which GMAC obtains control in one or more businesses. Management will assess each transaction on a case-by-case basis as they occur.

SFAS No. 160 — In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51 (SFAS 160), which requires the ownership interests in subsidiaries held by parties other than the parent be clearly identified, labeled, and presented in the consolidated statement of financial position

Notes to Consolidated Financial Statements

within equity, but separate from the parent’s equity. It also requires the amount of consolidated net income attributable to the parent and to the noncontrolling interest be clearly identified and presented on the face of the consolidated statement of income. SFAS 160 will be effective for GMAC on January 1, 2009. SFAS 160 shall be applied prospectively as of the beginning of the fiscal year in which it is initially applied, except for the presentation and disclosure requirements. The presentation and disclosure requirements shall be applied retrospectively for all periods presented. We do not believe the retrospective impacts of adoption will have a material effect on our consolidated financial condition or results of operations. New transactions will be assessed as they occur.

SFAS No. 161 — In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities (SFAS 161). SFAS 161 requires specific disclosures regarding the location and amounts of derivative instruments in the financial statements; how derivative instruments and related hedged items are accounted for; and how derivative instruments and related hedged items affect financial position, financial performance, and cash flows. SFAS 161 will be effective for GMAC on January 1, 2009. Early adoption is permitted. Because SFAS 161 impacts the disclosure and not the accounting treatment for derivative instruments and related hedged items, the adoption of SFAS 161 will not have an impact on our consolidated financial condition or results of operations.

FSP FAS No. 140-3 — In February 2008, the FASB issued FSP FAS No. 140-3, Accounting for Transfers of Financial Assets and Repurchase Financing Transactions (FSP FAS 140-3), which provides a consistent framework for the evaluation of a transfer of a financial asset and subsequent repurchase agreement entered into with the same counterparty. FSP FAS 140-3 provides guidelines that must be met in order for an initial transfer and subsequent repurchase agreement to not be considered linked for evaluation. If the transactions do not meet the specified criteria, they are required to be accounted for as one transaction. This FSP will be effective for GMAC on January 1, 2009, and will be applied prospectively to initial transfers and repurchase financings for which the initial transfer is executed on or after adoption. We believe the impact of adopting FSP FAS 140-3 will not have a material effect on our consolidated financial condition or results of operations.

FSP FAS No. 142-3 — In April 2008, the FASB issued FSP No. FAS 142-3, Determination of the Useful Life of Intangible Assets (FSP FAS 142-3). FSP FAS 142-3 amends the factors that should be considered in developing a renewal or extension assumptions used for purposes of determining the useful life of a recognized intangible asset under SFAS No. 142, Goodwill and Other Intangible Assets (SFAS 142). FSP FAS 142-3 is intended to improve the consistency between the useful life of a recognized intangible asset under SFAS 142 and the period of expected cash flows used to measure the fair value of the asset under SFAS 141(R) and other GAAP. FSP FAS 142-3 is effective for fiscal years beginning after December 15, 2008. Earlier application is not permitted. We believe the impact of adopting FSP FAS 142-3 will not have a material effect on our consolidated financial condition or results of operations.

EITF Issue No. 08-5 — In September 2008, The Emerging Issues Task Force (EITF) issued EITF No. 08-5, Issuer’s Accounting for Liabilities at Fair Value with a Third-Party Credit Enhancement (EITF 08-5). EITF 08-5 states that the issuer of debt with a third-party credit enhancement that is inseparable from the debt instrument shall not include the effect of the credit enhancement in the fair value measurement of the liability. EITF 08-5 is effective on a prospective basis for periods ending after December 15, 2008. The impact of adopting EITF 08-5 is not expected to have a material impact on our consolidated financial condition or results of operations.

EITF Issue No. 08-6 — In November 2008, the Emerging Issues Task Force issued EITF No. 08-6, Equity Method Investment Accounting Considerations (EITF 08-6) that addresses how the initial carrying value of an equity method investment should be determined, how an impairment assessment of an underlying indefinite-lived intangible asset of an equity method investment should be performed, how an equity method investee’s issuance of shares should be accounted for, and how to account for a change in an investment from the equity method to the cost method. EITF 08-6 shall be effective in fiscal years beginning on or after December 15, 2008, and interim periods within those fiscal years. EITF 08-6 shall be applied prospectively with early application prohibited. The impact of adopting EITF 08-6 is not expected to have a material impact on our consolidated financial condition or results of operations.

FSP FAS 132(R)-1 — In December 2008, the FASB issued FSP FAS 132(R) -1, Employers’ Disclosures about Postretirement Benefit Plan Assets, to provide guidance on an employer’s disclosure about plan assets of a defined benefit pension or other postretirement plan. This FSP provides objectives for the disclosure about the employer’s (1) investment policies and strategies, (2) categories of plan assets, (3) fair value measurements, and (4) significant concentrations of risk.

Notes to Consolidated Financial Statements

This FSP is effective for fiscal years ending after December 15, 2009. Upon initial application, the provisions of this FSP are not required for earlier periods that are presented for comparative purposes. Earlier adoption is permitted. Because this impacts the disclosure and not the accounting treatment for benefit and other postretirement plans, adoption of this FSP will not have a material effect on our consolidated financial condition or results of operations.

2.	Insurance Premiums and Service Revenue Earned

The following table is a summary of insurance premiums and service revenue written and earned:

	2008		2007		2006
Year ended December 31, ($ in millions)	Written	Earned	Written	Earned	Written	Earned
Insurance premiums
Direct	$1,341	$1,371	$1,174	$1,229	$918	$1,067
Assumed	737	682	644	652	671	665

Gross insurance premiums	2,078	2,053	1,818	1,881	1,589	1,732
Ceded	(502)	(342)	(252)	(260)	(222)	(221)

Net insurance premiums	1,576	1,711	1,566	1,621	1,367	1,511
Service revenue	964	1,295	1,118	1,337	1,200	1,193

Insurance premiums and service revenue written and earned	$2,540	$3,006	$2,684	$2,958	$2,567	$2,704

3.	Other Income, Net of Losses

Details of other income, net of losses were as follows:

Year ended December 31, ($ in millions)	2008	2007	2006
Real estate services, net	$(62)	$218	$593
Service fees on transactions with GM (a)	(150)	(131)	20
Full-service leasing fees	306	234	189
Late charges and other administrative fees (b)	165	184	155
Mortgage processing fees and other mortgage (loss) income	(236)	81	150
Other equity method investments (c)	(496)	74	106
Insurance service fees	50	63	80
Factoring commissions	61	66	60
Specialty lending fees	28	28	57
Fair value adjustment on certain derivatives (d)	(99)	100	6
Changes in fair value for SFAS 159 elections, net (e)	(237)	—	—
Other	(36)	(36)	384

Total other income, net of losses	$(706)	$881	$1,800

(a)	Refer to Note 20 for a description of related party transactions.
(b)	Includes nonmortgage securitization fees.
(c)	During 2008 we recognized $765 million in losses related to an investment accounted for using the equity method. The losses included $195 million as an estimate of our share of the investee’s net loss and the impairment of our remaining investment interests of $570 million. As of December 31, 2008, we have no remaining balance in our investment, no further financial obligations, and have ceased equity method accounting. Furthermore, as the audited financial statements related to this investee are not yet available, and due to the fact that the ultimate finalization of the financial information will not have a further impact on our recognized losses, we are not providing summarized financial information.
(d)	Refer to Note 16 for a description of derivative instruments and hedging activities.
(e)	Refer to Note 22 for a description of SFAS 159 fair value option elections.

Notes to Consolidated Financial Statements

4.	Other Operating Expenses

Details of other operating expenses were as follows:

Year ended December 31, ($ in millions)	2008	2007	2006
Insurance commissions	$834	$851	$799
Technology and communications expense	600	611	541
Professional services	650	424	481
Advertising and marketing	163	216	299
Mortgage representation and warranty expense, net	294	256	66
Premises and equipment depreciation	151	173	233
Rent and storage	185	213	229
Full-service leasing vehicle maintenance costs	280	211	177
Lease and loan administration	155	208	222
Auto remarketing and repossession	293	205	275
Restructuring expenses	227	134	—
Other	1,754	1,234	880

Total other operating expenses	$5,586	$4,736	$4,202

5.	Investment Securities

Our portfolio of securities includes bonds, equity securities, asset- and mortgage-backed securities, notes, interests in securitization trusts, and other investments. The cost, fair value, and gross unrealized gains and losses on available-for-sale and held-to-maturity securities were as follows:

December 31, ($ in millions)	2008				2007
	Cost	Gross unrealized		Fair value	Cost	Gross unrealized		Fair value
		gains	losses			gains	losses
Available-for-sale securities
Debt securities
U.S. Treasury and federal agencies	$389	$31	$—	$420	$1,687	$30	$(1)	$1,716
States and political subdivisions	876	31	(26)	881	695	23	(3)	715
Foreign government securities	887	25	—	912	795	7	(2)	800
Mortgage-backed securities:
Residential	191	6	(2)	195	230	5	—	235
Commercial	17	—	(2)	15	18	—	—	18
Asset-backed securities	664	—	(2)	662	1,203	—	(1)	1,202
Corporate debt securities	2,431	24	(165)	2,290	6,548	24	(84)	6,488
Other	350	4	(1)	353	1,379	4	(10)	1,373

Total debt securities (a)	5,805	121	(198)	5,728	12,555	93	(101)	12,547
Equity securities	525	79	(98)	506	475	185	(22)	638

Total available-for-sale securities	$6,330	$200	$(296)	$6,234	$13,030	$278	$(123)	$13,185

Held-to-maturity securities
Total held-to-maturity securities	$3	$—	$—	$3	$3	$—	$—	$3

(a)	In connection with certain borrowings and letters of credit relating to certain assumed reinsurance contracts, $154 million and $162 million of primarily U.S. Treasury securities were pledged as collateral as of December 31, 2008 and 2007, respectively.

We had other-than-temporary impairment write-downs of $223 million, $5 million, and $12 million for the years ended December 31, 2008, 2007, and 2006, respectively. Gross unrealized gains and losses on investment securities available-for-sale totaled $232 million and $67 million, respectively, as of December 31, 2006.

Notes to Consolidated Financial Statements

The fair value, unrealized gains (losses) and amount pledged as collateral for our portfolio of trading securities were as follows:

December 31, ($ in millions)	2008	2007
Trading securities
Fair value
U.S. Treasury Securities	$409	$257
Mortgage-backed securities
Residential	316	1,389
Commercial	7	6
Asset-backed securities	474	432
Debt and other	1	3

Total trading securities	$1,207	$2,087

Net unrealized losses (a)	$(1,864)	$(1,590)
Pledged as collateral	$827	$752

(a)	Unrealized gains and losses are included in other (loss) gain on investments, net on a current period basis. Net unrealized gains totaled $107 million at December 31, 2006.

The maturity distribution of available-for-sale and held-to-maturity debt securities outstanding is summarized in the following table. Prepayments may cause actual maturities to differ from scheduled maturities.

	Available-for-sale		Held-to-maturity
December 31, 2008 ($ in millions)	Cost	Fair value	Cost	Fair value
Due in one year or less	$1,019	$1,021	$—	$—
Due after one year through five years	1,967	1,964	—	—
Due after five years through ten years	1,426	1,384	—	—
Due after ten years	678	646	—	—
Mortgage-backed securities and interests in securitization trusts	715	714	3	3

Total securities	$5,805	$5,729	$3	$3

The following table presents gross gains and losses realized upon the sales of available-for-sale securities.

Year ended December 31, ($ in millions)	2008	2007	2006
Gross realized gains (a)	$109	$253	$1,081
Gross realized losses	(238)	(65)	(76)

Net realized (losses) gains	$(129)	$188	$1,005

(a)	Gains realized in 2006 primarily relate to the rebalancing of the investment portfolio at our Insurance operations.

Notes to Consolidated Financial Statements

Certain available-for-sale securities were sold at a loss in 2008, 2007, and 2006 as a result of market conditions within these respective periods (e.g., a downgrade in the rating of a debt security). In the opinion of management, the gross unrealized losses in the table below are not considered to be other than temporarily impaired. Refer to Note 1 to the Consolidated Financial Statements for further information related to investment securities and our methodology for evaluating potential other-than-temporary impairment.

	2008				2007
	Less than 12 months		12 months or longer		Less than 12 months		12 months or longer
	Fair value	Unrealized loss	Fair value	Unrealized loss	Fair value	Unrealized loss	Fair value	Unrealized loss
($ in millions)
Available-for-sale securities
Debt securities
U.S. Treasury and federal agencies	$7	$—	$1	$—	$130	$—	$212	$(1)
States and political subdivisions	251	(18)	56	(8)	78	(1)	31	(2)
Foreign government securities	36	—	19	—	290	(1)	51	(1)
Mortgage-backed securities	19	(2)	23	(2)	17	—	17	—
Asset-backed securities	13	(2)	18	—	—	—	185	(1)
Corporate debt securities	1,190	(144)	235	(21)	1,000	(13)	3,294	(71)
Other	1	—	4	—	519	(9)	53	(1)

Total temporarily impaired debt securities	1,517	(166)	356	(31)	2,034	(24)	3,843	(77)
Equity securities	249	(98)	4	—	125	(19)	9	(3)

Total available-for-sale securities	$1,766	$(264)	$360	$(31)	$2,159	$(43)	$3,852	$(80)

6.	Finance Receivables and Loans, and Loans Held-for-sale

The composition of finance receivables and loans outstanding was as follows:

	2008			2007
December 31, ($ in millions)	Domestic	Foreign	Total	Domestic	Foreign	Total
Consumer
Retail automotive	$16,281	$21,705	$37,986	$20,030	$25,576	$45,606
Residential mortgages (a)	21,319	4,658	25,977	34,839	7,324	42,163

Total consumer	37,600	26,363	63,963	54,869	32,900	87,769
Commercial
Automotive
Wholesale	16,035	8,094	24,129	14,689	8,272	22,961
Leasing and lease financing	211	634	845	296	930	1,226
Term loans to dealers and other	2,608	531	3,139	2,478	857	3,335
Commercial and industrial	4,884	1,157	6,041	6,431	2,313	8,744
Real estate construction and other	1,696	260	1,956	2,943	536	3,479

Total commercial	25,434	10,676	36,110	26,837	12,908	39,745

Total finance receivables and loans (b) (c)	$63,034	$37,039	$100,073	$81,706	$45,808	$127,514

(a)	Domestic residential mortgages include $1.9 billion at fair value as a result of election made under SFAS 159 as of December 31, 2008. Refer to Note 22 for additional information.
(b)	Net of unearned income of $3.4 billion and $4.0 billion at December 31, 2008 and 2007, respectively.
(c)	The aggregate unpaid principal balance of finance receivables and loans maturing in the next five years is as follows: $43,820 million in 2009; $10,989 million in 2010; $8,971 million in 2011; $7,289 million in 2012; $4,556 million in 2013, and $35,160 million in 2014 and thereafter. Prepayments and charge-offs may cause actual maturities to differ from scheduled maturities.

Notes to Consolidated Financial Statements

The composition of loans held-for-sale was as follows:

December 31, ($ in millions)	2008	2007
Consumer
Retail automotive	$3,805	$8,400
Residential mortgages	2,629	12,078

Total consumer	6,434	20,478
Commercial
Automotive wholesale	252	81
Commercial and industrial	1,233	—

Total commercial	1,485	81

Total loans held-for-sale	$7,919	$20,559

The following table presents an analysis of the activity in the allowance for loan losses on finance receivables and loans.

Year ended December 31,	2008			2007			2006
($ in millions)	Consumer	Commercial	Total	Consumer	Commercial	Total	Consumer	Commercial	Total
Allowance at beginning of year	$2,141	$614	$2,755	$2,969	$607	$3,576	$2,652	$433	$3,085
Provision for loan losses	2,909	776	3,685	2,600	497	3,097	1,668	332	2,000
Charge-offs
Domestic	(1,714)	(478)	(2,192)	(1,956)	(442)	(2,398)	(1,436)	(139)	(1,575)
Foreign	(326)	(21)	(347)	(219)	(74)	(293)	(182)	(35)	(217)

Total charge-offs	(2,040)	(499)	(2,539)	(2,175)	(516)	(2,691)	(1,618)	(174)	(1,792)

Recoveries
Domestic	197	22	219	207	17	224	198	14	212
Foreign	67	4	71	67	7	74	47	3	50

Total recoveries	264	26	290	274	24	298	245	17	262

Net charge-offs	(1,776)	(473)	(2,249)	(1,901)	(492)	(2,393)	(1,373)	(157)	(1,530)
Reduction of allowance due adoption of SFAS 159	(489)	—	(489)	—	—	—	—	—	—
Reduction of allowance due to deconsolidation (a)	(127)	—	(127)	(1,540)	—	(1,540)	—	—	—
Impacts of foreign currency translation	(121)	(20)	(141)	13	3	16	19	(1)	18
Securitization activity	1	—	1	—	—	—	3	—	3
Other	(2)	—	(2)	—	(1)	(1)	—	—	—

Allowance at end of year	$2,536	$897	$3,433	$2,141	$614	$2,755	$2,969	$607	$3,576

(a)	During both 2007 and 2008, ResCap completed the sale of residual cash flows related to a number of on-balance sheet securitizations. ResCap completed the approved actions necessary to cause the securitization trusts to satisfy the QSPE requirement of SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities. The actions resulted in the deconsolidation of various securitization trusts.

Notes to Consolidated Financial Statements

The following table presents information about commercial finance receivables and loans specifically identified for impairment.

December 31, ($ in millions)	2008	2007
Impaired commercial finance receivables and loans (a)	$2,886	$741
Related allowance	703	348
Average balance of impaired loans during the year	1,600	1,066

(a)	Includes loans of $106 million and $20 million as of December 31, 2008 and 2007, respectively, that had no related allowance.

We have loans that were acquired in a transfer, which at acquisition had evidence of deterioration of credit quality since origination and for which it was probable, at acquisition, that all contractually required payments would not be collected.

The carrying amount of these loans, included in the balance sheet amounts of finance receivables and loans, was as follows:

December 31, ($ in millions)	2008	2007	2006
Consumer finance receivables	$965	$1,641	$2,576
Allowance	(147)	(121)	(105)

Total carrying amount	$818	$1,520	$2,471

For loans acquired after December 31, 2005, AICPA Statement of Position 03-3, Accounting for Certain Loans or Debt Securities Acquired in a Transfer, requires us to record revenue using an accretable yield method. The following table represents accretable yield activity:

Year ended December 31, ($ in millions)	2008	2007
Accretable yield at beginning of year	$98	$146
Additions	—	58
Accretion	(14)	(72)
Reclassification from nonaccretable difference	(71)	(6)
Disposals	(7)	(28)

Accretable yield at end of year	$6	$98

Loans acquired during each year for which it was probable at acquisition that all contractually required payments would not be collected are as follows:

Year ended December 31, ($ in millions)	2008	2007
Contractually required payments receivable at acquisition — consumer	$157	$1,887
Cash flows expected to be collected at acquisition	154	968
Basis in acquired loans at acquisition	91	691

7.	Off-balance Sheet Securitizations

We sell pools of automotive and residential mortgage loans via securitization transactions that qualify for off-balance sheet treatment under GAAP. The purpose of these securitizations is to provide a permanent funding and exit for these assets. In executing the securitization transactions, we typically sell the pools to wholly owned special-purpose entities (SPEs), which then sell the loans to a separate, transaction-specific bankruptcy remote SPE (a securitization trust) for cash, MSRs, and, in some transactions, retained interests. The securitization trust issues and sell interests to investors that are collateralized by the secured loans and entitle the investors to specified cash flows generated from the securitized loans.

Each securitization is governed by various legal documents that limit and specify the activities of the securitization vehicle. The securitization vehicle is generally allowed to acquire the loans being sold to it, issue interests to investors to fund the acquisition of the loans, and enter into derivatives or other yield maintenance contracts to hedge or mitigate certain risks related to the asset pool or debt securities. Additionally, the securitization vehicle is required to service the assets it holds and

Notes to Consolidated Financial Statements

the debt or interest it has issued. These functions are performed by a servicer appointed within the underlying legal documents. Servicing functions include, but are not limited to, collecting payments from borrowers, performing escrow functions, monitoring delinquencies, liquidating assets, investing funds until distribution, remitting payments to investors, and accounting for and reporting information to investors.

Generally, the assets initially transferred into the securitization vehicle are the sole funding source to the investors and the various other parties that perform services for the transaction, such as the servicer or the trustee. In certain transactions, a liquidity provider or facility may exist to provide temporary liquidity to the structure. The liquidity provider generally is reimbursed prior to other parties in subsequent distribution periods. Bond insurance may also exist to cover certain shortfalls to certain investors. In certain securitizations, the servicer is required to advance scheduled principal and interest payments due on the pool, regardless of whether they have been received from the borrowers. The servicer is allowed to reimburse itself for these servicing advances. Lastly, certain securitization transactions may allow for the acquisition of additional loans subsequent to the initial loan. These loans will generally be funded by principal collections on other loans and/or the issuance of new interests, such as variable funding notes; we are often contractually required to invest in these new interests. Additionally, we provide certain guarantees, as discussed in Note 26.

As part of our securitizations, we typically retain servicing responsibilities and other retained interests. Accordingly, our servicing responsibilities result in continued involvement in the form of servicing the underlying asset (primary servicing) and/or servicing the bonds resulting from the securitization transactions (master servicing) through servicing platforms. As noted above, certain securitizations require the servicer to advance scheduled principal and interest payments due on the pool, regardless of whether they are received from borrowers. Accordingly, we are required to provide these servicing advances when applicable. In certain of our securitizations, it may be required to fund certain investor triggered put redemptions whereas we are allowed to reimburse ourselves by repurchasing loans at par. Typically, for retail automotive finance receivables where we are paid a fee, we have concluded that the fee represents adequate compensation as a servicer and, as such, no servicing asset or liability is recognized. Considering the short-term revolving nature of wholesale loans, no servicing asset or liability is recognized upon securitization of the loans. As of December 31, 2008, the weighted average basic servicing fees for our primary servicing activities were 100 basis points, 100 basis points, and 28 basis points of the outstanding principal balance for sold retail finance receivables, wholesale loans, and residential mortgage loans, respectively. Additionally, we retain the rights to cash flows remaining after the investors in most securitization trusts have received their contractual payments. In certain retail securitization transactions, retail receivables are sold on a servicing retained basis but with no servicing compensation and, as such, a servicing liability is established and reported in other liabilities. As of December 31, 2008 and 2007, servicing liabilities of $1 million and $9 million, respectively, were outstanding related to these retail automotive securitization transactions. Refer to Note 1 and Note 22 regarding the valuation of servicing rights.

We maintain cash reserve accounts at predetermined amounts for certain securitization activities in the event that deficiencies occur in cash flows owed to the investors. The amounts available in these cash reserve accounts related to securitizations of retail finance receivables, wholesale loans, and residential mortgage loans, totaled $136 million, $576 million, and $202 million, as of December 31, 2008, respectively, and $100 million, $756 million, and $277 million as of December 31, 2007, respectively.

The retained interests we may receive represents a continuing economic interest in the securitization. Retained interests include, but are not limited to, senior or subordinate mortgage- or asset-backed securities, interest-only strips, principal-only strips, and residuals. Certain of these retained interests provide credit enhancement to the securitization structure as they may absorb credit losses or other cash shortfalls. Additionally, the securitization documents may require cash flows to be directed away from certain of our retained interests due to specific over-collateralization requirements, which may or may not be performance driven. The value of any interests that continue to be held take into consideration the features of the securitization transaction and are generally subject to credit, prepayment, and/or interest rate risks on the transferred financial assets. Refer to Note 1 and Note 22 regarding the valuation of retained interests. We are typically not required to continue retaining these interests. In the past, we have sold certain of these retained interests when it best aligns to our economic or strategic plans.

The investors and/or securitization trusts have no recourse to us, with the exception of customary market representation and warranty repurchase provisions and in certain transactions, early payment default provisions. Representation and warranty repurchase provisions generally require us to repurchase loans to the extent it is subsequently determined that the loans were

Notes to Consolidated Financial Statements

ineligible or were otherwise defective at the time of sale. Due to market conditions, early payment default provisions were included in certain securitization transactions, which require us to repurchase loans if the borrower is delinquent in making certain specific payments subsequent to the sale.

We hold certain conditional repurchase options that allow us to repurchase assets from the securitization. The majority of the securitizations provide us, as servicer, with a call option that allows us to repurchase the remaining assets or outstanding debt once the asset pool reaches a predefined level, which represents the point where servicing is burdensome compared to the benefits of servicing. Such an option is referred to as a cleanup call. As servicer, we are allowed to exercise this option at our discretion anytime after the asset pool size falls below the predefined level. The repurchase price for the loans is typically par plus accrued interest. Additionally, we may hold other conditional repurchase options that allow for us to repurchase the asset if certain events, outside our control, are met. The typical conditional repurchase option is a delinquent loan repurchase option, which give us the option to purchase the loan if it exceeds a certain pre-specified delinquency level. We have complete discretion regarding when or if we will exercise these options, but generally we will do so when it is in our best interest to do so. We purchased $6 million and $262 million of assets under cleanup calls during the years ended December 31, 2008 and 2007, respectively. We purchased $2 million and $101 million of mortgage loans under delinquent loan repurchase options during the years ended December 31, 2008 and 2007, respectively.

As required under GAAP, the loans sold into off-balance sheet securitization transactions are removed from our balance sheet. The assets obtained from the securitization are reported as cash, retained interests, or servicing rights. We have elected fair value treatment for our existing mortgage servicing rights portfolio. We classify our retained interest portfolio as trading securities, available-for-sale securities, or other assets. The portfolio is carried at fair value with valuation adjustments reported through earnings or equity. We report the valuation adjustments related to trading securities as other income (loss) on investments, net, in our Consolidated Statement of Income. The valuation adjustments related to unrealized gains and losses of our available-for-sale securities are reported as a component of accumulated other comprehensive income on our Consolidated Balance Sheet. We report the realized gains and losses of our available-for-sale securities as other income (loss) on investments, net, in our Consolidated Statement of Income. The valuation adjustments and any gains and losses recognized by our retained interests classified as other assets are reported as other income, net of losses, in our Consolidated Statement of Income. Liabilities incurred as part of the transaction, such as representation and warranties provisions, are recorded at fair value at the time of sale and are reported as accrued expenses and other liabilities on our Consolidated Balance Sheet. Upon the sale of the loans, we recognize a gain or loss on sale for the difference between the assets recognized, the assets derecognized, and the liabilities recognized as part of the transaction.

The following summarizes the type and amount of loans held by the securitization trusts in transactions that qualified for off-balance sheet treatment:

December 31, ($ in billions)	2008	2007
Securitization
Retail finance receivables	$13.3	$15.6
Wholesale loans	12.5	18.4
Mortgage loans (a)	126.2	138.3

Total off-balance sheet activities	$152.0	$172.3

(a)	Excludes $1.6 billion of loans held by securitization trusts that we have the option to repurchase under EITF Issue No. 02-9, Accounting for Changes that Result in a Transferor Regaining Control of Financial Assets Sold, as they are included in consumer finance receivable and loans.

Notes to Consolidated Financial Statements

Key economic assumptions used in measuring the estimated fair value of retained interests of sales completed during 2008, 2007, and 2006, as of the dates of those sales, were as follows:

Year ended December 31,	Retail finance receivables (a)	ResCap (b)
2008
Key assumptions (c):
Annual prepayment speed (d)	1.2-1.4%	1.9-30.0%
Weighted average life (in years)	1.9-2.0	2.4-9.1
Expected credit losses	1.6-2.5%	0.0-3.5%
Discount rate	22.0-25.0%	2.8-25.0%

2007
Key assumptions (c):
Annual prepayment speed (d)	1.2-1.4%	0.6-43.4%
Weighted average life (in years)	1.8-1.9	1.1-14.0
Expected credit losses	1.5-2.1%	0.0-14.5%
Discount rate	16.0-20.0%	4.3-32.6%

2006
Key assumptions (c):
Annual prepayment speed (d)	0.9-1.7%	0.0-90.0%
Weighted average life (in years)	1.5-1.8	1.1-10.5
Expected credit losses	0.4-0.9%	0.0-18.3%
Discount rate	9.5-16.0%	7.0-25.0%

(a)	The fair value of retained interests in wholesale securitizations approximates carrying value because of the short-term and floating-rate nature of wholesale loans.
(b)	Included within residential mortgage loans are home equity loans and lines, high loan-to-value loans, and residential first and second mortgage loans.
(c)	The assumptions used to measure the expected yield on variable-rate retained interests are based on a benchmark interest rate yield curve plus a contractual spread, as appropriate. The actual yield curve utilized varies depending on the specific retained interests.
(d)	Based on the weighted average maturity (WAM) for finance receivables and constant prepayment rate (CPR) for mortgage loans.

The following table summarizes pretax gains on securitizations and certain cash flows received from and paid to securitization trusts for transfers of finance receivables and loans completed during 2008.

	2008
Year ended December 31, ($ in millions)	Retail finance receivables	Wholesale loans	ResCap
Pretax (losses) gains on securitizations	$(68)	$269	$(161)
Cash inflows:
Proceeds from new securitizations	4,916	—	2,333
Servicing fees received	165	117	385
Other cash flows received on retained interests	301	505	193
Proceeds from collections reinvested in revolving securitizations	—	57,022	—
Repayments of servicing advances	65	—	1,145
Cash outflows:
Servicing advances	(72)	—	(1,195)
Purchase obligations and options:
Representations and warranties obligations	—	—	(160)
Administrator or servicer actions	(62)	—	—
Asset performance conditional calls	—	—	(2)
Cleanup calls	(6)	—	—

Notes to Consolidated Financial Statements

The following table summarizes pretax gains on securitizations and certain cash flows received from and paid to securitization trusts for transfers of finance receivables and loans completed during 2007 and 2006.

	2007			2006
Year ended December 31, ($ in millions)	Retail finance receivables	Wholesale loans	ResCap	Retail finance receivables	Wholesale loans	ResCap
Pretax gains (losses) on securitizations	$141	$511	$45	$(51)	$601	$825
Cash inflows:
Proceeds from new securitizations	11,440	1,318	35,861	6,302	—	65,687
Servicing fees received	96	157	545	65	181	480
Other cash flows received on retained interests	284	522	401	232	140	587
Proceeds from collections reinvested in revolving securitizations	—	87,985	122	—	96,969	—
Repayments of servicing advances	79	—	987	46	—	1,199
Cash outflows:
Servicing advances	(90)	—	(1,023)	(51)	—	(1,265)
Purchase obligations and options:
Mortgage loans under conditional call option	—	—	(147)	—	—	(20)
Representations and warranties obligations	—	—	(457)	—	—	(94)
Administrator or servicer actions	(39)	—	(54)	(27)	—	(60)
Asset performance conditional calls	—	—	(101)	—	—	(14)
Cleanup calls	(8)	—	(254)	(242)	—	(1,055)

The following table summarizes the key economic assumptions and the sensitivity of the fair value of retained interests at December 31, 2008 and 2007, to immediate 10% and 20% adverse changes in those assumptions.

	2008		2007

Year ended December 31, ($ in millions)	Retail finance receivables (a)	ResCap	Retail finance receivables	ResCap
Carrying value/fair value of retained interests	$897	$369	$1,097	$912
Weighted average life (in years)	0.0-1.5	0.9-10.4	0.0-1.7	1.5-35.5
Annual prepayment rate	0.6-1.1%WAM	0.1-85.5%CPR	0.6-1.3%WAM	0.0-60.7%CPR
Impact of 10% adverse change	$(5)	$(10)	$(5)	$(26)
Impact of 20% adverse change	(9)	(21)	(10)	(49)

Loss assumption	0.2-3.4% (b)	0.0-59.0%	0.3-2.3% (b)	0.0-38.0%
Impact of 10% adverse change	$(23)	$(9)	$(17)	$(47)
Impact of 20% adverse change	(46)	(16)	(33)	(86)

Discount rate	9.5-33.0%	(1.3)-125.3%	6.7-25.0%	4.4-33.9%
Impact of 10% adverse change	$(42)	$(16)	$(29)	$(40)
Impact of 20% adverse change	(81)	(30)	(57)	(76)

Market rate	(c)	(c)	(c)	(c)
Impact of 10% adverse change	$—	$(2)	$(2)	$(13)
Impact of 20% adverse change	—	(3)	(4)	(23)

(a)	The fair value of retained interests in wholesale securitizations approximates carrying value of $710 million (inclusive of a $34 million valuation allowance) because of the short-term and floating-rate nature of wholesale receivables.
(b)	Net of a reserve for expected credit losses totaling $8 million and $9 million at December 31, 2008 and 2007, respectively. These amounts are included in the fair value of the retained interests, which are classified as investment securities.
(c)	Forward benchmark interest rate yield curve plus contractual spread.

Notes to Consolidated Financial Statements

These sensitivities are hypothetical and should be used with caution. Changes in fair value based on a 10% and 20% variation in assumptions generally cannot be extrapolated because the relationship of the change in assumption to the change in fair value may not be linear. Also, in this table, the effect of a variation in a particular assumption on the fair value of the retained interest is calculated without changing any other assumption. In reality, changes in one factor may result in changes in another, which may magnify or counteract the sensitivities. Additionally, we utilize derivative instruments to mitigate interest rate and prepayment risks associated with certain of the retained interests; the effects of these hedge strategies have not been considered herein.

Expected static pool net credit losses include actual incurred losses plus projected net credit losses divided by the original balance of the outstandings comprising the securitization pool. The following table displays the expected static pool net credit losses on our securitization transactions.

December 31, (a)	2008	2007	2006
Retail automotive	1.9%	1.1%	0.6%
Residential mortgage	0.0-59.0%	0.0-38.0%	0.0-12.8%

(a)	Static pool losses not applicable to wholesale finance receivable securitizations because of their short-term nature.

The following table presents components of securitized financial assets and other assets managed, along with quantitative information about delinquencies and net credit losses.

	Total finance receivables and loans		Amount 60 days or more past due		Net credit losses
December 31, ($ in millions)	2008	2007	2008	2007	2008	2007
Retail automotive	$55,884	$68,382	$1,060	$654	$1,034	$672
Residential mortgage	154,841	192,579	13,266	12,360	5,247	4,302

Total consumer	210,725	260,961	14,326	13,014	6,281	4,974

Wholesale	35,205	40,820	157	54	10	2
Other automotive and commercial	11,981	16,864	1,303	580	417	388

Total commercial	47,186	57,684	1,460	634	427	390

Total managed portfolio (a)	257,911	318,645	$15,786	$13,648	$6,708	$5,364

Securitized finance receivables and loans	(149,919)	(170,572)
Loans held-for-sale (unpaid principal)	(7,919)	(20,559)

Total finance receivables and loans	$100,073	$127,514

(a)	Managed portfolio represents finance receivables and loans on the balance sheet or that have been securitized, excluding securitized finance receivables and loans that we continue to service but have no other continuing involvement (i.e., in which we retain an interest or risk of loss in the underlying receivables).

8.	Investment in Operating Leases

Investments in operating leases were as follows:

December 31, ($ in millions)	2008	2007
Vehicles and other equipment, after impairment	$35,625	$40,410
Accumulated depreciation	(9,235)	(8,062)

Investment in operating leases, net	$26,390	$32,348

The future lease nonresidual rental payments due from customers for equipment on operating leases at December 31, 2008, totaled $11,841 million and are due as follows: $6,149 million in 2009, $3,901 million in 2010, $1,530 million in 2011, $237 million in 2012, and $24 million in 2013 and after.

Notes to Consolidated Financial Statements

Our investments in operating lease assets represents the expected future cash flows we expect to realize under the operating leases and includes both customer payments and the expected residual value upon remarketing the vehicle at the end of the lease. As described in Note 20, GM may sponsor residual support programs that result in the contractual residual value being in excess of our standard residual value. GM reimburses us if remarketing sales proceeds are less than the customer’s contract residual value limited to our standard residual value. In addition to residual support programs, GM also participates in a risk-sharing arrangement whereby GM shares equally in residual losses to the extent that remarketing proceeds are below our standard residual rates (limited to a floor). In connection with the sale of 51% ownership interest in GMAC, GM settled its estimated liabilities with respect to residual support and risk sharing on a portion of our operating lease portfolio. Based on the December 31, 2008, outstanding U.S. operating lease portfolio, the maximum amount that could be paid by GM under the residual support programs and the risk-sharing arrangement is approximately $1.4 billion and $1.7 billion, respectively, as more fully discussed in Note 20.

We evaluate the carrying value of our operating lease assets and test for impairment in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (SFAS 144), when events or circumstances necessitate the evaluation. Generally, impairment is determined to exist if the undiscounted expected future cash flows are lower than the carrying value of the asset.

In light of significant declines in used vehicle prices during 2008 in the United States, Canada, and several international markets, we concluded certain triggering events occurred during the year ended December 31, 2008, requiring an evaluation of certain operating lease assets within our Global Automotive Finance operations for recoverability. We grouped these operating lease assets at the lowest level that we could reasonably estimate the identifiable cash flows. In assessing for recoverability, we compared our estimates of future cash flows related to these lease assets to their corresponding carrying values. We considered all of the expected cash flows, including customer payments, the expected residual value upon remarketing the vehicle at lease termination, and any payments from GM under residual risk-sharing agreements. To the extent these undiscounted cash flows were less than their respective carrying values, we discounted the cash flows to arrive at an estimated fair value. As a result of this evaluation, during the year ended December 31, 2008, we reduced our carrying values to equal the estimated fair values and realized impairment charges of $1,218 million. Impairments recognized by our North American Automotive Finance operations consisted of $808 million related to sport-utility vehicles and trucks in the United States and Canada and $384 million related to the car portfolio in the United States. The impairment recognized by our International Automotive Finance operations totaled $26 million and related to the full-service leasing portfolio.

While we believe our estimates of discounted future cash flows used for the impairment analysis were reasonable based on current market conditions, the process required the use of significant estimates and assumptions. In developing these estimates and assumptions, management used all available evidence. However, because of uncertainties associated with estimating the amounts, timing, and likelihood of possible outcomes, actual cash flows could ultimately differ from those estimated as part of the recoverability and impairment analyses.

Imbedded in our residual value projections are estimates of projected recoveries from GM relative to residual support and risk-sharing agreements. No adjustment to these estimates has been made with respect to the collectibility of the projected recoveries from GM. To the extent an allowance would have been included in the estimate of projected recoveries from GM, lease impairments and depreciation rates could have been higher and the stated value of lease assets could have been lower. As of December 31, 2008, expected residual values included estimates of payments from GM of approximately $1.8 billion related to residual support and risk-sharing agreements. To the extent GM is not able to fully honor its obligations relative to these agreements, our depreciation expense and remarketing performance would be negatively impacted.

9.	Mortgage Servicing Rights

We define our classes of mortgage servicing rights (MSRs) based on both the availability of market inputs and the manner in which we manage our risks of our servicing assets and liabilities. Sufficient market inputs exist to determine the fair value of our recognized servicing assets and servicing liabilities.

Notes to Consolidated Financial Statements

The following table summarizes activity related to MSRs carried at fair value.

($ in millions)	2008	2007
Estimated fair value at January 1,	$4,703	$4,930
Additions obtained from sales of financial assets	1,182	1,597
Additions from purchases of servicing rights	—	3
Subtractions from sales of servicing assets	(797)	(564)
Changes in fair value:
Due to changes in valuation inputs or assumptions used in the valuation model	(1,401)	(687)
Recognized day-one gains on previously purchased MSRs upon adoption of SFAS 157 (a)	11	—
Other changes in fair value (b)	(849)	(572)
Other changes that affect the balance	(1)	(4)

Estimated fair value at December 31,	$2,848	$4,703

(a)	Refer to Note 20 for additional information.
(b)	During the year ended December 31, 2008, ResCap’s international operations recognized a $16 million valuation write-down to the servicing assets included in the figure above. The write-down was related to servicer obligations contingent upon actions taken by bondholders during securitization. As the servicer obligation is within the underlying servicing contracts, this loss was reflected as a write-down to the servicing assets. Also included in the balance are foreign currency adjustments and the extinguishment of mortgage servicing rights related to the exercise of clean-up calls of certain securitization transactions.

Changes in fair value, due to changes in valuation inputs or assumptions used in the valuation models, include all changes due to a revaluation by a model or by a benchmarking exercise. This line item also includes changes in fair value due to a change in valuation assumptions and/or model calculations. Other changes in fair value primarily include the accretion of the present value of the discount related to forecasted cash flows and the economic run-off of the portfolio, foreign currency adjustments, and the extinguishment of mortgage servicing rights related to clean-up calls of securitization transactions.

The key economic assumptions and sensitivity of the current fair value of MSRs to immediate 10% and 20% adverse changes in those assumptions are as follows:

December 31, ($ in millions)	2008	2007
Range of prepayment speeds (constant prepayment rate)	0.7-46.5%	0.0-49.1%
Impact on fair value of 10% adverse change	$(239)	$(265)
Impact on fair value of 20% adverse change	(449)	(501)
Range of discount rates	2.7-130.3%	5.0-29.0%
Impact on fair value of 10% adverse change	$(32)	$(66)
Impact on fair value of 20% adverse change	(62)	(120)

These sensitivities are hypothetical and should be considered with caution. Changes in fair value based on a 10% variation in assumptions generally cannot be extrapolated because the relationship of the change in assumptions to the change in fair value may not be linear. Also, the effect of a variation in a particular assumption on the fair value is calculated without changing any other assumption. In reality, changes in one factor may result in changes in another (e.g., increased market interest rates may result in lower prepayments and increased credit losses), which could magnify or counteract the sensitivities. Further, these sensitivities show only the change in the asset balances and do not show any expected change in the fair value of the instruments used to manage the interest rates and prepayment risks associated with these assets.

The primary risk relating to MSRs is interest rate risk and the resulting impact on prepayments. A significant decline in interest rates could lead to higher than expected prepayments, which could reduce the value of the mortgage servicing rights. We economically hedge the income statement impact of these risks with both derivative and nonderivative financial instruments. These instruments include interest rate swaps, caps and floors, options to purchase these items, futures, and forward contracts and/or purchasing or selling U.S. Treasury and principal-only securities. At December 31, 2008, the fair value of derivative financial instruments and nonderivative financial instruments used to mitigate these risks amounted to $977 million and $0 million, respectively. At December 31, 2007, the fair value of derivative financial instruments and

Notes to Consolidated Financial Statements

nonderivative financial instruments used to mitigate these risks amounted to $900 million and $257 million, respectively. The change in the fair value of the derivative financial instruments amounted to gains of $2 billion and $716 million for the years ended December 31, 2008 and 2007, respectively, and is included in servicing asset valuation and hedge activities, net in our Consolidated Statement of Income.

The components of mortgage servicing fees were as follows:

Year ended December 31, ($ in millions)	2008	2007
Contractual servicing fees, net of guarantee fees and including subservicing	$1,231	$1,517
Late fees	113	164
Ancillary fees	144	110

Total	$1,488	$1,791

We pledged MSRs of $1.8 billion and $2.7 billion as collateral for borrowings at December 31, 2008 and 2007, respectively.

We have an active risk management program to hedge the value of MSRs. The MSRs risk management program contemplates the use of derivative financial instruments, U.S. Treasury securities, and principal-only securities that experience changes in value offsetting those of the MSRs in response to changes in market interest rates. Refer to Note 16 for a discussion of the derivative financial instruments used to hedge mortgage servicing rights. U.S. Treasury securities used in connection with this risk management strategy are designated as trading or available-for-sale.

During the third quarter of 2008, ResCap’s consolidated tangible net worth, as defined, fell below $1.0 billion, giving Fannie Mae the right to pursue certain remedies under the master agreement and contract between GMAC Mortgage, LLC, its consolidated subsidiary, and Fannie Mae. ResCap reached an agreement with Fannie Mae to provide Fannie Mae with collateral valued at $200 million, in addition to $100 million previously provided, and agreed to sell and transfer the servicing on mortgage loans having an unpaid principal balance of approximately $12.6 billion, or approximately 9% of the total principal balance of loans ResCap services for Fannie Mae. In return for these actions, Fannie Mae agreed to forbear, until January 31, 2009, from exercising contractual remedies otherwise available to them due to the decline in ResCap’s consolidated tangible net worth, as defined. On January 29, 2009, Fannie Mae extended the forbearance period to March 31, 2009. These remedies could include, among other things, a reduction in the ability to sell loans to Fannie Mae, a reduction in the capacity to service loans for Fannie Mae, or could require ResCap to transfer the servicing it performs for Fannie Mae. Management believes that selling the servicing related to the loans described above will have an incremental positive impact on ResCap’s liquidity and overall cost of servicing, since it will no longer be required to advance delinquent payments on those loans. Meeting Fannie Mae’s collateral request had a negative impact on ResCap’s liquidity. If Fannie Mae deems ResCap’s consolidated tangible net worth, as defined, to be inadequate following the expiration of the forbearance period referred to above, and if Fannie Mae then determines to exercise their contractual remedies as described above, it would adversely affect ResCap’s profitability and financial condition.

Also during the fourth quarter of 2008, GMAC Mortgage LLC, a subsidiary of ResCap, received notice from Fannie Mae that it was in breach of the servicer rating requirement as set forth in the master agreement and contract between Fannie Mae and GMAC Mortgage, LLC. As a result of this breach, Fannie Mae is entitled to exercise certain rights and remedies as permitted by its contract with GMAC Mortgage, LLC. Fannie Mae is taking no immediate action as a result of this breach of the servicer rating requirement and is granting a temporary waiver of this requirement for the period from the date of notification, December 22, 2008, up to and including March 31, 2009, subject, however, to enhanced servicing reviews by Fannie Mae and Fannie Mae’s determination that GMAC Mortgage, LLC continues to provide satisfactory servicing performance. On March 31, 2009, the waiver will expire and GMAC Mortgage, LLC will be required to be in compliance with the servicer rating requirement.

Notes to Consolidated Financial Statements

10.	Premiums and Other Insurance Assets

Premiums and other insurance assets consisted of the following:

December 31, ($ in millions)	2008	2007
Prepaid reinsurance premiums	$511	$364
Reinsurance recoverable on unpaid losses	1,660	893
Reinsurance recoverable on paid losses	126	52
Premiums receivable (a)	698	721
Deferred policy acquisition costs	1,512	1,702

Total premiums and other insurance assets	$4,507	$3,732

(a)	Net of an $18 million and $9 million allowance for uncollectible premiums receivables at December 31, 2008 and 2007, respectively.

11.	Other Assets

Other assets consisted of:

December 31, ($ in millions)	2008	2007
Property and equipment at cost	$1,535	$1,759
Accumulated depreciation	(1,104)	(1,200)

Net property and equipment	431	559
Fair value of derivative contracts in receivable position	5,014	5,677
Cash reserve deposits held-for-securitization trusts (a)	3,160	3,350
Restricted cash collections for securitization trusts (b)	3,143	2,397
Servicer advances	2,126	1,847
Restricted cash and cash equivalents	2,014	527
Goodwill	1,357	1,496
Interests retained in securitization trusts	1,001	1,465
Repossessed and foreclosed assets, net, at lower of cost or fair value	916	1,347
Derivative collateral placed with counterparties	826	(66)
Debt issuance costs	788	601
Real estate and other investments (c)	642	2,237
Accrued interest and rent receivable	591	881
Investment in used vehicles held-for-sale, at lower of cost or fair value	574	792
Intangible assets, net of accumulated amortization (d)	60	93
Securities lending (e)	—	856
Subordinated notes receivable	—	250
Other assets	4,279	3,709

Total other assets	$26,922	$28,018

(a)	Represents credit enhancement in the form of cash reserves for various securitization transactions we have executed.
(b)	Represents cash collection from customer payments on securitized receivables. These funds are distributed to investors as payments on the related secured debt.
(c)	Includes residential real estate investments of $189 million and $1.1 billion and related accumulated depreciation of $2 million and $16 million for years ended December 31, 2008 and 2007, respectively.
(d)	Aggregate amortization expense on intangible assets was $24 million and $18 million for the years ended December 31, 2008 and 2007, respectively. Amortization expense is expected to average $9 million per year over the next five fiscal years.
(e)	During the three months ended June 30, 2008, our Insurance operations ceased securities-lending activities within its investment portfolio.

Notes to Consolidated Financial Statements

The changes in the carrying amounts of goodwill for the periods shown were as follows:

($ in millions)	North American Automotive Finance operations	International Automotive Finance operations	ResCap	Insurance	Other	Total
Goodwill at December 31, 2006	$14	$523	$471	$819	$—	$1,827
Goodwill acquired	—	—	—	134	—	134
Impairment losses (a)	—	—	(455)	—	—	(455)
Other	—	—	(2)	—	2	—
Foreign currency translation effect	—	4	(14)	—	—	(10)

Goodwill at December 31, 2007	$14	$527	$—	$953	$2	$1,496
Impairment losses (b)	(14)	—	—	(42)	(2)	(58)
Foreign currency translation effect	—	(37)	—	(44)	—	(81)

Goodwill at December 31, 2008	$—	$490	$—	$867	$—	$1,357

(a)	During the three months ended September 30, 2007, we initiated an evaluation of goodwill of ResCap for potential impairment in accordance with SFAS 142, Goodwill and Other Intangible Assets (SFAS 142). This interim test was initiated in light of deteriorating conditions in the residential and home building markets, including significant changes in the mortgage secondary market, tightening underwriting guidelines, reducing product offerings, and recent credit downgrades of ResCap’s unsecured debt obligations. These factors had a significant impact on our view of ResCap’s future expected asset levels and growth rate assumptions. Consistent with prior assessments, the fair value of the ResCap business was determined using an internally developed discounted cash flow methodology. In addition, we took into consideration other relevant indicators of value available in the marketplace such as recent market transactions and trading values of all ResCap goodwill exceeded its fair value, resulting in an impairment loss of $455 million in 2007.
(b)	During the three months ended December 31, 2008, our Insurance operations initiated an evaluation of goodwill for potential impairment in accordance with SFAS 142, which was in addition to our annual impairment evaluation. This test was initiated in light of a more-than-likely expectation that one of its reporting units or a significant portion of one of its reporting units will be sold. The fair value was determined using an offer provided by a willing purchaser. Based upon the preliminary results of the assessment, our Insurance operations concluded that the carrying value of one of its reporting units exceeded its fair value, resulting in an impairment loss of $42 million during the year ended December 31, 2008.

12.	Debt

December 31, ($ in millions)	Weighted average interest rates (a)		2008			2007
	2008	2007	Unsecured	Secured	Total	Unsecured	Secured	Total
Short-term debt
Commercial paper			$146	$—	$146	$1,439	$—	$1,439
Demand notes			1,342	—	1,342	6,584	—	6,584
Bank loans and overdrafts			2,963	—	2,963	7,182	—	7,182
Repurchase agreements and other (b)			657	5,278	5,935	678	17,923	18,601

Total short-term debt	6.5%	6.6%	5,108	5,278	10,386	15,883	17,923	33,806
Long-term debt
Due within one year	4.8%	6.1%	10,279	18,858	29,137	17,661	19,868	37,529
Due after one year	5.8%	6.3%	37,101	48,972	86,073	68,224	53,018	121,242

Total long-term debt (c)	5.6%	6.3%	47,380	67,830	115,210	85,885	72,886	158,771
Fair value adjustment (d)			725	—	725	571	—	571

Total debt			$53,213	$73,108	$126,321	$102,339	$90,809	$193,148

(a)	The weighted average interest rates include the effects of derivative financial instruments designated as hedges of debt.
(b)	Repurchase agreements consist of secured financing arrangements with third parties at ResCap. Other primarily includes nonbank secured borrowings and notes payable to GM. Refer to Note 20 for further details.
(c)	Secured long-term debt includes $1.9 billion at fair value as a result of election made under SFAS 159. Refer to Note 22 for additional information.
(d)	To adjust fixed-rate debt designated as a hedge item in accordance with SFAS 133.

Notes to Consolidated Financial Statements

The following table presents the scheduled maturity of long-term debt at December 31, 2008, assuming no early redemptions will occur. The actual payment of secured debt may vary based on the payment activity of the related pledged assets.

Year ended December 31, ($ in millions)	Unsecured (a)	Secured (b)	Total
2009	$11,768	$18,858	$30,626
2010	7,320	21,072	28,392
2011	10,051	13,571	23,622
2012	5,093	2,696	7,789
2013	1,939	3,414	5,353
2014 and thereafter	16,710	4,467	21,177
Original issue discount (c)	(5,501)	—	(5,501)

Long-term debt (d)	47,380	64,078	111,458
Collateralized borrowings in securitization trusts (e)	—	3,752	3,752

Total long-term debt	$47,380	$67,830	$115,210

(a)	Scheduled maturities of ResCap unsecured long-term debt are as follows: $530 million in 2009; $1,289 million in 2010; $209 million in 2011; $347 million in 2012; $539 million in 2013; and $216 million in 2014 and thereafter. These maturities exclude ResCap debt held by GMAC.
(b)	Scheduled maturities of ResCap secured long-term debt are as follows: $597 million in 2009; $2,115 million in 2010; $878 million in 2011; $1,873 million in 2012; $3,129 million in 2013; and $4,467 million in 2014 and thereafter. These maturities exclude ResCap debt held by GMAC.
(c)	Scheduled amortization of original issue discount is as follows: $1,489 million in 2009; $1,262 million in 2010; $981 million in 2011; $336 million in 2012; $249 million in 2013; and $1,184 million in 2014 and thereafter.
(d)	Debt issues totaling $14,565 million are redeemable at or above par, at our option anytime before the scheduled maturity dates, the latest of which is November 2049.
(e)	Collateralized borrowings in securitization trust represents mortgage lending-related debt that is repaid upon the principal payments of underlying assets.

To achieve the desired balance between fixed and variable-rate debt, we utilize interest rate swap and interest rate cap agreements. The use of these derivative financial instruments had the effect of synthetically converting $20.7 billion of our $69.6 billion of fixed-rate debt into variable-rate obligations and $19.3 billion of our $61.5 billion of variable-rate debt into fixed-rate obligations at December 31, 2008. In addition, certain of our debt obligations are denominated in currencies other than the currency of the issuing country. Foreign currency swap agreements are used to hedge exposure to changes in the exchange rates of these obligations.

In June 2008, we entered into a new secured revolving credit facility with capacity of $11.4 billion. This facility is secured by U.S. and Canadian automotive finance assets, and the borrowers under the facility are structured as bankruptcy-remote special-purpose entities. Capacity under this facility declines to $7.9 billion after two years and ultimately matures in June 2011.

Notes to Consolidated Financial Statements

This facility includes a leverage ratio covenant that requires our reporting segments, excluding the ResCap reporting segment, to have a ratio of consolidated borrowed funds to consolidated net worth not to exceed 11.0:1. For purposes of this calculation, the numerator is our total debt on a consolidated basis (excluding obligations of bankruptcy-remote special-purpose entities), less the total debt of the ResCap reporting segment in our consolidated balance sheet (excluding obligations of bankruptcy-remote special-purpose entities). The denominator is our consolidated net worth less ResCap’s consolidated net worth and certain extensions of credit from us to ResCap. As of December 31, 2008, the leverage ratio was 2.8:1. The following table summarizes the calculation of the leverage ratio covenant.

December 31, 2008 ($ in millions)	GMAC LLC	Less: ResCap	Adjusted leverage metrics
Consolidated borrowed funds:
Total debt	$126,321	$30,576	$95,745
Less:
Obligations of bankruptcy-remote SPEs	(54,876)	(3,753)	(51,123)
Intersegment eliminations	—	(7,440)	7,440

Consolidated borrowed funds used for leverage ratio	$71,445	$19,383	$52,062

Consolidated net worth:
Total equity	$21,854	$2,187	$19,667
Less:
Intersegment credit extensions	(866)	—	(866)

Consolidated net worth used for leverage ratio	$20,988	$2,187	$18,801

Leverage ratio (a)			2.8

(a)	We remain subject to a leverage ratio as previously calculated prior to the formation of the June 2008 secured revolving credit facility, but on significantly reduced debt balances relative to prior periods. As of December 31, 2008, the leverage ratio as calculated based on the previous methodology was 3.3:1.

The following summarizes assets restricted as collateral for the payment of the related debt obligation primarily arising from securitization transactions accounted for as secured borrowings and repurchase agreements:

	2008		2007
December 31, ($ in millions)	Assets	Related secured debt (a)	Assets	Related secured debt (a)
Loans held-for-sale	$1,549	$660	$8,171	$6,765
Mortgage assets held-for-investment and lending receivables	7,011	5,422	28,393	22,562
Retail automotive finance receivables	30,676	22,091	23,079	19,094
Wholesale automotive finance receivables	20,738	11,857	10,092	7,709
Investment securities	646	481	751	788
Investment in operating leases, net	18,885	16,744	20,107	17,926
Real estate investments and other assets	6,579	6,550	5,838	4,616
GMAC Bank (b)	25,548	9,303	17,689	11,349

Total	$111,632	$73,108	$114,120	$90,809

(a)	Included as part of secured debt are repurchase agreements of $588 million and $3.6 billion where we have pledged assets as collateral for approximately the same amount of debt at December 31, 2008 and 2007, respectively.
(b)	GMAC Bank has an advance agreement with the Federal Home Loan Bank of Pittsburgh (FHLB) and access to the Federal Reserve Bank Discount Window and Term Auction Facility program. GMAC Bank had assets pledged and restricted as collateral to the FHLB and Federal Reserve Bank totaling $21.9 billion as of December 31, 2008, and assets pledged and restricted as collateral to the FHLB totaling $17.4 billion as of December 31, 2007. Furthermore, under the advance agreement, the FHLB has a blanket lien on certain GMAC Bank assets including approximately $18.3 billion and $17.2 billion in real estate-related finance receivables and loans and $1.6 billion and $0.5 billion in other assets as of December 31, 2008 and 2007, respectively. Availability under these programs is generally only for the operations of GMAC Bank and cannot be used to fund the operations or liabilities of GMAC or its subsidiaries.

Notes to Consolidated Financial Statements

Private Debt Exchange and Cash Tender Offers

On November 20, 2008, we commenced separate private exchange and cash tender offers to purchase and/or exchange certain of our and our subsidiaries (the GMAC Offers) and ResCap’s (the ResCap Offers) outstanding notes held by eligible holders for cash, newly issued notes of GMAC and, in the case of the GMAC Offers only, preferred stock of a wholly owned GMAC subsidiary.

In the GMAC Offers, we offered to purchase and/or exchange any and all of certain old GMAC notes (the GMAC Old Notes) held by eligible holders for, at the election of each eligible holder, either (a)(i) newly issued senior guaranteed notes of GMAC on substantially the same terms as the applicable series of GMAC Old Notes exchanged (the Guaranteed Notes), except for the Guaranteed Notes being guaranteed by certain subsidiaries of GMAC, and (ii) newly issued 9% perpetual senior preferred stock (which has been subsequently reduced to 7% pursuant to the terms of such securities) with a liquidation preference of $1,000 per share of a wholly owned nonconsolidated subsidiary of GMAC (the New Preferred Stock) or (b) cash, in each case in the amounts per $1,000 principal amount of GMAC Old Notes as specified in the related offering materials. To the extent that cash required to purchase all GMAC Old Notes tendered pursuant to cash elections exceeded $2 billion, each eligible holder who made a cash election had the amount of GMAC Old Notes it tendered for cash accepted on a pro rata basis across all series such that the aggregate amount of cash spent in the offers equaled $2 billion, and the balance of GMAC Old Notes each such holder tendered that was not accepted for purchase for cash was exchanged into new securities as if such holder had made a new securities election in accordance with option (a) described in this paragraph above.

The Guaranteed Notes are guaranteed (the Note Guarantees), on a joint and several basis, by GMAC Latin America Holdings LLC, GMAC International Holdings Coöperatief U.A., GMAC Continental LLC, IB Finance Holding Company LLC, and GMAC US LLC (each a Note Guarantor), which are all wholly owned subsidiaries of GMAC. The Note Guarantees are senior obligations of each Note Guarantor and rank equally with all existing and future senior debt of each Note Guarantor. The Note Guarantees rank senior to all subordinated debt of each Note Guarantor.

In the ResCap Offers, GMAC offered to purchase and/or exchange any and all of certain ResCap notes (the ResCap Old Notes) held by eligible holders for, at the election of each eligible holder, either (a)(i) in the case of 8.50% notes of ResCap maturing on May 15, 2010, newly issued 7.50% senior notes of GMAC due 2013 (the New Senior Notes) or (ii) in the case of all other series of ResCap Old Notes, a combination of New Senior Notes and newly issued 8.00% subordinated notes of GMAC due 2018 (the Subordinated Notes) or (b) cash, in all cases in the amount of $1,000 principal amount of ResCap Old Notes as specified in the related offering materials. To the extent that cash required to purchase all ResCap Old Notes tendered pursuant to cash elections exceeded $500 million, each eligible holder who made a cash election had the amount of ResCap Old Notes it tendered for cash accepted on a pro rata basis across all series such that the aggregate amount of cash spent in the offers equaled $500 million, and the balance of ResCap Old Notes each such holder tendered that was not accepted for purchase for cash was exchanged into new securities as if such holder had made a new securities election in accordance with option (a) described in this paragraph above.

The GMAC Offers and ResCap Offers (collectively, the Offers) settled on December 31, 2008. Approximately $17.5 billion in aggregate principal amount (or 59%) of the outstanding GMAC Old Notes were validly tendered and accepted in the GMAC Offers and approximately $3.7 billion in aggregate principal amount (or 39%) of the outstanding ResCap Old Notes were validly tendered and accepted in the ResCap Offers.

The GMAC Offers and ResCap Offers were accounted for in accordance with EITF 96-19 and resulted in a pretax gain on extinguishment of debt of $11.5 billion. The gain on extinguishment consisted of a $3.8 billion principal discount, a $5.4 billion discount representing the difference between the face value and the estimated fair value of the new GMAC and ResCap notes, and a $2.3 billion discount representing the difference between the face value and estimated fair value of the new preferred stock. The discount of the new GMAC and ResCap notes will be amortized as interest expense over the terms of the new notes using the effective interest method.

The accounting for the GMAC Offers and ResCap Offers required the use of critical accounting judgments and estimates. Refer to Note 1 for additional information.

From time to time, we repurchase our publicly traded debt as part of our cash and liquidity management strategy. In the fourth quarter of 2007, we paid $900 million through open-market repurchases and $241 million through a tender offer for

Notes to Consolidated Financial Statements

publicly traded ResCap debt securities, resulting in an after-tax gain of $563 million. Also in the fourth quarter of 2007, we paid $287 million through open-market repurchases of GMAC debt securities, resulting in an after-tax gain of $16 million.

Liquidity Facilities

Liquidity facilities represent additional funding sources. The financial institutions providing the uncommitted facilities are not legally obligated to advance funds under these facilities. Capacity under the secured facilities is generally available to the extent we contribute incremental collateral to a facility. The following table summarizes the liquidity facilities that we maintain.

	Total capacity		Current capacity (a)		Potential capacity (b)		Outstanding
December 31, ($ in billions)	2008	2007	2008	2007	2008	2007	2008	2007
Committed unsecured:
Global Automotive Finance operations	$1.7	$8.9	$0.2	$7.0	$—	$—	$1.5	$1.9
ResCap	—	3.6	—	1.8	—	—	—	1.8
Other	—	0.1	—	0.1	—	—	—	—
Committed secured:
Global Automotive Finance operations (c)	56.2	62.0	0.7	0.1	15.6	22.9	39.9	39.0
ResCap	5.4	33.2	—	—	2.3	17.4	3.1	15.8
Other	2.8	3.7	—	—	0.9	1.6	1.9	2.1

Total committed facilities	66.1	111.5	0.9	9.0	18.8	41.9	46.4	60.6

Uncommitted unsecured:
Global Automotive Finance operations	2.1	8.5	0.2	1.2	—	—	1.9	7.3
ResCap	0.1	0.6	0.1	0.2	—	—	—	0.4
Other	—	0.2	—	—	—	—	—	0.2
Uncommitted secured:
Global Automotive Finance operations	4.4	—	4.1	—	—	—	0.3	—
ResCap	9.5	21.6	0.2	—	—	9.5	9.3	12.1

Total uncommitted facilities	16.1	30.9	4.6	1.4	—	9.5	11.5	20.0

Total	$82.2	$142.4	$5.5	$10.4	$18.8	$51.4	$57.9	$80.6

Whole-loan forward flow agreements (d)	$17.8	$37.4	$—	$—	$17.8	$37.4	$—	$—

Total commitments	$100.0	$179.8	$5.5	$10.4	$36.6	$88.8	$57.9	$80.6

(a)	Funding is generally available upon request as excess collateral resides in certain facilities.
(b)	Funding is generally available to the extent incremental collateral is contributed to the facilities.
(c)	Potential capacity includes undrawn credit commitments that serve as backup liquidity to support our asset-backed commercial paper program (NCAT). There was $9.0 billion and $12.0 billion of potential capacity that was supporting $8.0 billion and $6.9 billion of outstanding NCAT commercial paper as of December 31, 2008 and 2007, respectively. The NCAT commercial paper outstanding is not included in our Consolidated Balance Sheets. On November 25, 2008, certain asset-backed securities owned by NCAT were downgraded by Moody’s and S&P. As a result of the downgrades, under the terms of NCAT’s liquidity facility documents, a cure period was provided during which GMAC, as administrator of NCAT, could work with Moody’s and S&P to take steps to secure a ratings upgrade for the downgraded securities. No such upgrade was achieved prior to the end of the cure period on January 23, 2009, and at that point an orderly wind-down of NCAT’s operations began. During the wind-down phase NCAT can continue to issue commercial paper but cannot use the proceeds of issuances to purchase additional asset-backed securities (or increase the principal amount of any revolving asset-backed securities it currently owns).
(d)	Represents commitments of financial institutions to purchase U.S. automotive retail assets.

Notes to Consolidated Financial Statements

13.	Reserves for Insurance Losses and Loss Adjustment Expenses

The following table provides a reconciliation of the activity in the reserves for insurance losses and loss adjustment expenses.

Year ended December 31, ($ in millions)	2008	2007	2006
Balance at beginning of year	$3,089	$2,630	$2,534
Reinsurance recoverables	(893)	(876)	(762)

Net balance at beginning of year	2,196	1,754	1,772
Net reserves ceded — retroactive reinsurance (a)	(703)	—	—
Net reserves from acquisitions	—	418	80
Incurred from continuing operations related to
Current year	1,685	1,567	1,485
Prior years (b)	(46)	(60)	(76)

Total incurred from continuing operations	1,639	1,507	1,409
Incurred from discontinued operations related to
Current year	894	955	1,028
Prior years (c)	(11)	(11)	(17)

Total incurred from discontinued operations	883	944	1,011
Paid related to
Current year	(1,692)	(1,641)	(1,723)
Prior years	(931)	(808)	(803)

Total paid	(2,623)	(2,449)	(2,526)
Effects of exchange-rate changes	(157)	22	8

Net balance at end of year (d)	1,235	2,196	1,754
Reinsurance recoverables	1,660	893	876

Balance at end of year	$2,895	$3,089	$2,630

(a)	On November 3, 2008, we entered into a loss portfolio transfer that ceded our losses and loss adjustment expenses related to business underwritten by our U.S. reinsurance agency, which was sold on the same date. The loss portfolio transfer was accounted for as retroactive reinsurance, in accordance with SFAS No. 113, Accounting and Reporting for Reinsurance of Short-Duration and Long-Duration Contracts. Retroactive reinsurance balances result from reinsurance placed to cover losses on insured events occurring prior to the inception of a reinsurance contract.
(b)	Incurred losses and loss adjustment expenses during 2008, 2007, and 2006 from continuing operations were reduced by $46 million, $60 million, and $76 million, respectively, as a result of decreases in prior years’ reserve estimates that were lower than anticipated for certain reinsurance coverages assumed and international private passenger automobile coverages. In addition, 2006 included a $20 million reduction of reserves related to an insurance program, which was ultimately transferred to GM.
(c)	Incurred losses and loss adjustment expenses during 2008, 2007, and 2006 from discontinued operations were reduced by $11 million, $11 million, and $17 million, respectively, as a result of decreases in prior years’ reserve estimates that were lower than anticipated for certain U.S. private passenger automobile coverages.
(d)	Includes exposure to asbestos and environmental claims from the reinsurance of general liability, commercial multiple peril, homeowners’ and workers’ compensation claims. Reported claim activity to date has not been significant. Net reserves for loss and loss adjustment expenses for these matters were $4 million at December 31, 2008, and $5 million at December 31, 2007 and 2006.

14.	Deposit Liabilities

Deposit liabilities consisted of the following:

December 31, ($ in millions)	2008	2007
Noninterest bearing deposits	$1,466	$1,570
NOW and money market checking accounts	3,618	3,673
Certificates of deposit	14,342	7,697
Dealer wholesale deposits	378	2,300
Dealer term-loan deposits	3	41

Deposit liabilities	$19,807	$15,281

Notes to Consolidated Financial Statements

Noninterest bearing deposits primarily represent third-party escrows associated with ResCap’s loan servicing portfolio. The escrow deposits are not subject to an executed agreement and can be withdrawn without penalty at any time. At December 31, 2008 and 2007, certificates of deposit included $9.6 billion and $6.6 billion, respectively, of brokered certificates of deposit.

The following table presents the scheduled maturity of brokered deposits at December 31, 2008.

Year ended December 31, ($ in millions)
2009	$7,217
2010	1,927
2011	378
2012	30
2013	71

Total brokered deposits	$9,623

15.	Accrued Expenses and Other Liabilities

Accrued expenses and other liabilities consisted of:

December 31, ($ in millions)	2008	2007
Fair value of derivative contracts in payable position	$2,653	$2,540
Employee compensation and benefits	453	458
Factored client payables	394	770
Securitization trustee payable	821	1,152
GM payable, net	322	513
Taxes payable, net	506	425
Deferred income taxes, net	558	1,250
Accounts payable	2,586	1,970
Deferred revenue	602	1,184
Other liabilities	3,831	4,420

Total accrued expenses and other liabilities	$12,726	$14,682

16.	Derivative Instruments and Hedging Activities

We enter into interest rate and foreign currency futures, forwards, options, and swaps in connection with our market risk management activities. Derivative instruments are used to manage interest rate risk relating to specific groups of assets and liabilities, including investment securities, loans held-for-sale, mortgage servicing rights, debt, deposits, and off-balance sheet securitizations. In addition, foreign exchange contracts are used to mitigate foreign currency risk associated with foreign-currency-denominated debt and foreign exchange transactions. In accordance with SFAS 133, as amended and interpreted, we record derivative financial instruments on our Consolidated Balance Sheet as assets or liabilities at fair value. Changes in fair value are accounted for depending on the use of the derivative financial instruments and whether it qualifies for hedge accounting treatment.

Our primary objective for utilizing derivative financial instruments is to manage market risk volatility associated with interest rate and foreign currency risks related to the assets and liabilities of the automotive finance and mortgage operations. Managing this volatility enables us to price our finance and mortgage offerings at competitive rates and to minimize the impact of market risk on our earnings. These strategies are applied on a decentralized basis by the respective Global Automotive Finance and ResCap operations, consistent with the level at which market risk is managed, but are subject to various limits and controls at both the local unit and consolidated level. One of the key goals of our strategy is to modify the asset and liability and interest rate mix, including the assets and liabilities associated with securitization transactions that may be recorded in off-balance sheet SPEs. In addition, we use derivative financial instruments to mitigate the risk of changes in the fair values of mortgage loans held-for-sale and mortgage servicing rights. Derivative financial instruments are also utilized to manage the foreign currency exposure related to foreign-currency-denominated debt. The following summarizes our derivative activity based on the accounting hedge designation:

Notes to Consolidated Financial Statements

Fair Value Hedges

Our fair value hedges consist of hedges of fixed-rate debt obligations. Interest rate swaps are used to modify our exposure to interest rate risk by converting fixed-rate debt to a floating rate. Generally, individual swaps are designated as hedges of specific debt at the time of issuance with the terms of the swap matching the terms of the underlying debt. As the terms of the swap are designed to match the terms of the debt, a significant portion of our debt obligation hedging relationships receive short-cut treatment under SFAS 133 resulting in the assumption of no hedge ineffectiveness. Certain of our fair value hedges of debt, however, do not receive short-cut treatment because of differences in option features between the interest rate swap and the companion hedged debt or the underlying debt hedged was partially repurchased after the swap was traded. Ineffectiveness is measured based on the difference in the fair value movement of the swap and the related hedged debt. Effectiveness is assessed using historical data. We assess hedge effectiveness employing a statistical-based approach, which must meet thresholds for R-squared, slope, F-statistic, and T-statistic.

Cash Flow Hedges

We enter into derivative financial instrument contracts to hedge exposure to variability in cash flows related to floating-rate and foreign currency financial instruments. Interest rate swaps are used to modify exposure to variability in expected future cash flows attributable to variable-rate debt. Currency swaps are used to hedge foreign exchange exposure on foreign-currency-denominated debt by converting the funding currency to the same currency of the assets being financed. Similar to our fair value hedges, the swaps are generally entered or traded concurrent with the debt issuance, with the terms of the swap matching the terms of the underlying debt.

Economic Hedges not Designated as Accounting Hedges

We utilize certain derivative financial instruments that do not qualify or are not designated as hedges under SFAS 133 to facilitate securitization transactions and manage risks related to interest rate, price, and foreign currency. As these derivatives are not designated as accounting hedges, changes in the fair value of the derivative instruments are recognized in earnings each period.

•

Mortgage servicing rights — We enter into a combination of derivative contracts that are economic hedges of the servicing rights associated with groups of similar mortgage loans. These derivatives include interest rate caps and floors, futures options, futures, mortgage-backed security options, interest rate swaps and swaptions. The maturities of these instruments range between six months and twenty years. We have entered into written options on U.S. Treasury futures for notional amounts lower than purchased options on futures. The purchased option coverage is at a strike price less than or equal to the corresponding written option coverage, thereby mitigating our loss exposure. We are required to deposit cash in margin accounts maintained by counterparties for unrealized losses on future contracts.

•

Loans held-for-sale — We use derivative financial instruments to hedge exposure to risk associated with our mortgage and automotive loans held-for-sale. After mortgage loans are funded, they are generally sold into the secondary market to various investors, often as mortgage-backed securities sponsored by Fannie Mae, Freddie Mac, or Ginnie Mae. Mortgage loans that are not eligible for agency-sponsored securitization are sold through public or private securitization transactions or in whole-loan sales. Automotive loans are sold through public or private securitization transactions or in whole-loan sales. The primary risk associated with closed loans awaiting sale is a change in the fair value of the loans attributable to fluctuations in interest rates. Our primary strategies to protect against this risk are selling loans or mortgage-backed securities forward to investors using mandatory and optional forward commitments and the use of interest rate swaps.

•

Off-balance sheet securitization activities — We enter into interest rate swaps to facilitate securitization transactions where the underlying receivables are sold to a nonconsolidated QSPE. As the underlying assets are carried in a nonconsolidated entity, the interest rate swaps do not qualify for hedge accounting treatment.

•

Foreign currency debt — We have elected not to treat currency swaps that are used to convert foreign denominated debt back into the functional currency at a floating rate as hedges for accounting purposes. Although these currency swaps are similar to the foreign currency cash flow hedges described in the foregoing, we have not designated them as hedges as the changes in the fair values of the currency swaps are substantially offset by the foreign currency revaluation gains and losses of the underlying debt.

Notes to Consolidated Financial Statements

•	Mortgage-related securities — We use interest rate options, futures, swaps, caps, and floors to mitigate risk related to mortgage-related securities classified as trading.

•

Callable debt obligations — We enter into cancellable interest rate swaps as economic hedges of certain callable fixed-rate debt in connection with our market risk management policy. If the hedging relationship does not meet a specified effectiveness assessment threshold, it will be treated as an economic hedge. Prior to May 2007, all cancellable swaps hedging callable debt were treated as economic hedges.

•

Commitments to purchase and/or sell mortgages — Prior to mortgage funding, we often enter into interest rate lock commitments with borrowers whereby we commit to purchase loans at a particular interest rate, provided the borrower elects to close the loan. During the time between the loan’s funding and its sale to the secondary market, we are exposed to fluctuations in interest rates. Our primary strategy to protect ourselves against this risk is by entering into forward delivery commitments to sell mortgages or mortgage-backed securities.

Interest rate lock commitments are specifically prohibited from being designated as a hedged asset in a fair value hedging relationship. However, certain commitments to purchase mortgages have been defined as derivatives and are therefore recorded on the balance sheet as assets or liabilities and measured at fair value. Subsequent changes in fair value are recorded as adjustments to the carrying value of these assets or liabilities with a corresponding adjustment recognized in current period earnings. Commitments to originate or purchase mortgage loans accounted for as derivatives had an unrealized gain position of $47 million and $11 million recorded in other assets and an unrealized loss position of $0 million and $11 million recorded in other liabilities at December 31, 2008 and 2007, respectively.

As of December 31, 2008 and 2007, we had forward delivery commitments to sell mortgages or mortgage-backed securities. Our commitments to sell mortgage loans accounted for as derivatives had an unrealized gain position of $135 million and $6 million recorded in other assets and an unrealized loss position of $46 million and $30 million recorded in other liabilities at December 31, 2008 and 2007, respectively.

The following table summarizes the pretax earnings effect for each type of hedge classification, segregated by the asset or liability hedged.

Year ended December 31, ($ in millions)	2008	2007	2006	Income statement classification
Fair value hedge ineffectiveness (loss) gain:
Debt obligations	$(5)	$54	$—	Other interest expense
Loans held-for-sale	—	(1)	(1)	Gain (loss) on mortgage and automotive loans, net
Economic hedge change in fair value:
Off-balance sheet securitization activities	240	114	2	Other income, net of losses
On-balance sheet securitizations activities	(697)	(1)	(58)	Other income, net of losses, Other interest expense
Foreign currency debt (a)	11	35	55	Other interest expense
Foreign currency receivables (a)	(390)	22	3	Other income, net of losses
Loans held-for-sale or investment	101	(293)	35	Gain (loss) on mortgage and automotive loans, net
Mortgage servicing rights	1,952	716	(281)	Servicing asset valuation and hedge activities, net
Mortgage-related securities	15	(161)	3	Other gain (loss) on investments, net
Callable debt obligations	106	49	(22)	Other interest expense
Other	(148)	(60)	75	Other income, net of losses, Other interest expense, Other operating expenses

Net gains (losses)	$1,185	$474	$(189)

(a)	Amount represents the difference between the changes in the fair values of the currency swap, net of the revaluation of the related foreign denominated debt or foreign denominated receivable.

The following table presents additional information related to our derivative financial instruments.

Year ended December 31, ($ in millions)	2008	2007	2006
Net gain on fair value hedges excluded from assessment of effectiveness	$—	$—	$—
Expected reclassifications from other comprehensive income to earnings (a)	(1)	2	8

(a)	Estimated to occur over the next 12 months.

Notes to Consolidated Financial Statements

Derivative financial instruments contain an element of credit risk if counterparties are unable to meet the terms of the agreements. Credit risk associated with derivative financial instruments is measured as the net replacement cost should the counterparties which owe us under the contract completely fail to perform under the terms of those contracts, assuming no recoveries of underlying collateral, as measured by the market value of the derivative financial instrument. At December 31, 2008 and 2007, the market value of derivative financial instruments in an asset or receivable position (from our perspective) was $5.0 billion and $4.4 billion, including accrued interest of $271 million and $400 million, respectively. We minimize the credit risk exposure by limiting the counterparties to those major banks and financial institutions that meet established credit guidelines. As of December 31, 2008, more than 90% of our exposure is with counterparties with a Fitch rating of A+ or higher (or an equivalent rating from another rating agency if a counterparty is not rated by Fitch), compared with more than 88% as of December 31, 2007. Additionally, we reduce credit risk on the majority of our derivative financial instruments by entering into legally enforceable agreements that permit the closeout and netting of transactions with the same counterparty upon occurrence of certain events. To further mitigate the risk of counterparty default, we maintain collateral agreements with certain counterparties. The agreements require both parties to maintain cash deposits in the event the fair values of the derivative financial instruments meet established thresholds. We have placed cash deposits totaling $1.6 billion and $67 million at December 31, 2008 and 2007, respectively, in accounts maintained by counterparties. We have received cash deposits from counterparties totaling $1.5 billion and $944 million at December 31, 2008 and 2007, respectively. The cash deposits placed and received are included on our Consolidated Balance Sheet in other assets and accrued expenses and other liabilities, respectively. Refer to Note 22 for additional information related to valuation risk associated with derivative instruments.

17.	Pension and Other Postretirement Benefits

Pension

Certain of our employees are eligible to participate in separate retirement plans that provide for pension payments to eligible employees upon retirement based on factors such as length of service and salary. Pursuant to the Sale Transactions, we transferred, froze or terminated a portion of our other defined benefit plans. During 2006, we froze the benefits and participation of a pension plan covering primarily ResCap employees, which resulted in a curtailment gain of approximately $43 million. We also curtailed the GMAC Commercial Finance UK and GMAC Commercial Finance Canada (CF Canada) retirement plans in 2006, and subsequently terminated the CF Canada plan in 2007. We recorded a curtailment charge of approximately $9 million in 2006 for these plans, which was revised to approximately $4 million in 2007. Additionally, on April 30, 2007, we closed the GMAC UK (Car Care) pension plan to future accrual, thereby freezing the benefits for all participants. This resulted in a minimal impact on earnings. In 2006, we also recorded expense payments of approximately $48 million as a Section 75 debt obligation to fully fund the GMAC portion of the GM U.K. pension plans, as required under the UK Pension Act of 2004. All income and expense noted for pension accounting was recorded in compensation and benefits expense in our Consolidated Statement of Income.

Furthermore, prior to the consummation of the Sale Transactions on November 30, 2006, a number of our employees were eligible to participate in various domestic and foreign pension plans of GM. While we were a participating employer in these plans, GM allocated to us a portion of their pension expense that was made on a pro rata basis and affected by the various assumptions (discount rate, return on plan assets, etc.) that GM utilized in determining its pension obligation. Upon completion of the sale, our employees were no longer eligible to participate in these pension plans. We also transferred to GM the financial liability associated with the GMAC portion of certain GM plans in Canada as of the sale date.

We adopted SFAS 158 in the fiscal year ended December 31, 2007, resulting in a $21 million increase in other assets, a $3 million increase in deferred tax assets, an $11 million increase in other liabilities, and a $13 million increase in accumulated other comprehensive income, net of tax. Each overfunded pension plan is recognized as an asset, and each underfunded pension plan is recognized as a liability. Unrecognized prior service costs or credits, net actuarial gains or losses, net transition obligations, and the subsequent changes in the funded status, are recognized as a component of accumulated other comprehensive loss in equity. SFAS 158 also required all benefit obligations and plan assets to be measured at fiscal year-end beginning in 2008, which required a few of our plans to change their measurement date. The change in measurement date to our fiscal year-end did not have a material impact on the consolidated financial statements.

Notes to Consolidated Financial Statements

The incremental effects of the adoption of SFAS 158 on December 31, 2007, were as follows:

December 31, 2007 ($ in millions)	Pre-SFAS 158 adoption	SFAS 158 adjustments	Post-SFAS 158 adoption
Other assets	$27,005	$21	$27,026
Deferred income taxes	1,253	(3)	1,250
Accrued expenses and other liabilities	12,192	11	12,203
Accumulated other comprehensive income (net of tax)	939	13	952

The following summarizes information relating to our pension plans:

Year ended December 31, ($ in millions)	2008	2007
Projected benefit obligation	$435	$432
Fair value of plan assets	295	426

Funded status	$(140)	$(6)

The underfunded status of our pension plans increased primarily due to the deterioration of the fair value of plan assets in 2008 as a result of market performance. In accordance with SFAS 158, the underfunded position is recognized in our Consolidated Balance Sheet and the change in the underfunded position was recorded as a loss in other comprehensive income (loss).

The expected rate of return on plan assets is an estimate we determine by calculating the expected inflation and the expected real rate of return on stocks and bonds based on allocation percentages within the trust. The weighted average assumptions used for determining the net periodic benefit cost are as follows:

Year ended December 31,	2008	2007
Discount rate	5.84%	5.60%
Expected long-term return on plan assets	8.27%	8.59%
Rate of compensation increase	2.56%	3.09%

Net periodic pension expense (income) includes the curtailment and other gains and losses from the transactions described above and totaled $3 million, $(2) million, and $(3) million for non-GM-sponsored plans for 2008, 2007, and 2006, respectively. Allocations received from GM related to net pension expense for our employees that participated in GM-sponsored plans in 2006 was $80 million.

Employer contributions to our pension plans for 2008 and 2007 were approximately $5 million and $3 million, respectively. We expect these contribution levels to remain minimal for 2009. The weighted-average asset allocations for our pension plans at December 31, 2008, by asset category were as follows: equity securities 49%, debt securities 41%, and other 10%. The weighted-average asset allocations for our pension plans at December 31, 2007, by asset category were as follows: equity securities 58%, debt securities 35%, and other 7%.

Other Postretirement Benefits

Certain of our subsidiaries participated in various postretirement medical, dental, vision, and life insurance plans of GM, whereas other subsidiaries participated in separately maintained postretirement plans. These benefits were funded as incurred from our general assets. We previously accrued postretirement benefit costs over the active service period of employees to the date of full eligibility for these benefits. Effective November 30, 2006, upon completion of the sale, our employees were no longer eligible to participate in GM’s postretirement plans. Before the sale, GM agreed to assume or retain approximately $801 million of liabilities related to U.S.-based, GM-sponsored other postretirement benefit programs for our employees and approximately $302 million of related deferred tax assets; the net amount was recorded as a capital contribution. We have provided for certain amounts associated with estimated future postretirement benefits other than pensions and characterized such amounts as other postretirement benefits. Notwithstanding the recording of these amounts and the use of these terms, we

Notes to Consolidated Financial Statements

do not admit or otherwise acknowledge that these amounts or existing postretirement benefit plans (other than pensions) represent legally enforceable liabilities. Other postretirement benefits expense (income), which is recorded in compensation and benefits expense in our Consolidated Statement of Income, totaled $(1) million, $(2) million, and $35 million in 2008, 2007, and 2006, respectively. The decrease in expense during 2007 relates to the transactions described above. We expect our other postretirement benefit expense to be minimal in future years. The impact of the adoption of SFAS 158 for other postretirement benefits was a decrease to other liabilities of $5 million, an increase to deferred tax liabilities of $2 million, and an increase to accumulated other comprehensive income of approximately $3 million, net of tax.

Defined Contribution Plan

A significant number of our employees are covered by defined contribution plans. Employer contributions vary based on criteria specific to each individual plan and amounted to $76 million, $71 million, and $40 million in 2008, 2007, and 2006, respectively. These costs were also recorded in compensation and benefit expenses in our Consolidated Statement of Income. The increase in contributions for 2008 and 2007, compared to 2006, mainly resulted from the change of our benefit structure at the end of 2006 from defined benefit plans to defined contribution plans. We expect contributions for 2009 to be similar to contributions made in 2008.

18.	Income Taxes

Effective November 28, 2006, GMAC, along with certain U.S. subsidiaries, became pass-through entities for U.S. federal income tax purposes. Income taxes incurred by these converting entities have been provided through November 30, 2006, as required under the tax-sharing agreement between GM and GMAC. Subsequent to November 30, 2006, U.S. federal and state and local income taxes have generally not been provided for these entities as they ceased to be taxable entities, with the exception of a few local jurisdictions that continue to tax LLCs or partnerships. Due to our change in tax status, a net deferred tax liability was eliminated through income tax expense totaling $791 million in 2006. Members each report their share of our taxable income in their respective income tax returns. Our banking, insurance, and foreign subsidiaries are generally corporations and continue to be subject to and provide for U.S. federal and foreign income taxes. The income tax expense related to these corporations is included in our income tax expense, along with other miscellaneous state, local, and franchise taxes of GMAC and certain other subsidiaries.

On December 24, 2008, GMAC LLC received approval to become a bank holding company. The change to bank holding company status did not result in a material change in our tax expense or current and deferred tax assets and liabilities in 2008.

The significant components of income tax expense from continuing operations were as follows:

Year ended December 31, ($ in millions)	2008	2007	2006
Current income tax expense (benefit)
U.S. federal	$147	$229	$1,069
Foreign	166	81	396
State and local	28	(55)	43

Total current expense	341	255	1,508

Deferred income tax (benefit) expense
U.S. federal	(166)	108	(396)
Foreign	(159)	(49)	(263)
State and local	(34)	31	16

Total deferred (benefit) expense	(359)	90	(643)

Total income tax (benefit) expense before change in tax status	(18)	345	865
Change in tax status	—	—	(791)

Total income tax (benefit) expense	$(18)	$345	$74

Notes to Consolidated Financial Statements

A reconciliation of the statutory U.S. federal income tax rate to our effective tax rate applicable to income and our change in tax status is shown in the following table.

Year ended December 31,	2008	2007	2006
Statutory U.S. federal tax rate	35.0%	35.0%	35.0%
Change in tax rate resulting from:
LLC results not subject to federal or state income taxes	(106.8)	(43.6)	3.1
Effect of valuation allowance change	55.6	(4.3)	—
Foreign income tax rate differential	14.9	(4.1)	(5.7)
State and local income taxes, net of federal income tax benefit	1.5	—	1.9
Tax-exempt income	(0.5)	0.4	(0.9)
Other	(0.7)	0.4	0.2
Goodwill impairment	—	(0.4)	8.0
Effect of tax status change	—	—	(38.0)

Effective tax rate	(1.0)%	(16.6)%	3.6%

Our results segregated by tax status are provided below.

	2008			2007
Year ended December 31, ($ in millions)	Pass- through entities	Taxable entities	Consolidated	Pass- through entities	Taxable entities	Consolidated
Pretax income (loss)	$5,869	$(4,042)	$1,827	$(2,587)	$514	$(2,073)
Tax (benefit) expense	(16)	(2)	(18)	8	337	345

Net income (loss)	$5,885	$(4,040)	$1,845	$(2,595)	$177	$(2,418)

Effective tax rate	(0.3)%	(0.0)%	(1.0)%	(0.3)%	65.6%	(16.6)%

The effective tax rate for consolidated GMAC LLC is heavily dependent upon the pretax income mix between our pass-through and taxable entities. For 2008, the income recognized by pass-through entities on the private debt exchange and cash tender offers was subject to a slightly lower nominal state income tax rate than were operating losses incurred earlier in the year. Meanwhile, at our taxable entities, tax expense consisted of ongoing tax provisions on operating profits plus valuation allowance established at certain foreign subsidiaries. Specifically, operating losses incurred primarily at our foreign mortgage subsidiaries were subject to full valuation allowance that resulted in no tax benefit for these subsidiaries. In 2008, losses incurred at our automotive finance and mortgage pass-through entities, combined with other tax adjustments, resulted in an immaterial tax expense for the year. Overall, our consolidated tax expense decreased $363 million for the year ended December 31, 2008, compared to the same period in 2007.

Included within tax expense was expense related to the establishment of valuation allowances for the years ended December 31, 2008 and 2007, of $1.0 billion and $87 million, respectively. These valuation allowances primarily related to deferred tax assets of mortgage subsidiaries in continental Europe, United Kingdom, Canada, and Australia. These valuation allowances were established because, based on historical losses and expected future taxable income, it was no longer more-likely-than-not that these net deferred tax assets would be realized.

Notes to Consolidated Financial Statements

Deferred tax assets and liabilities result from differences between assets and liabilities measured for financial reporting purposes and those measured for income tax return purposes. The significant components of deferred tax assets and liabilities after consideration of these adjustments are reflected in the following table.

December 31, ($ in millions)	2008	2007
Deferred tax liabilities
Lease transactions	$1,320	$1,549
Deferred acquisition costs	503	560
Tax on unremitted earnings	53	51
State and local taxes	19	17
Debt issuance costs	5	6
Hedging transactions	1	(9)
Other	8	18

Gross deferred tax liabilities	1,909	2,192

Deferred tax assets
Tax loss carryforwards	943	248
Provision for loan losses	382	191
Unearned insurance premiums	252	299
Sales of finance receivables	132	(8)
Contingency	128	141
Unrealized gains on securities	80	(44)
Tax credit carryforwards	60	52
Depreciation	58	22
Accumulated translation adjustment	42	(19)
Manufacturer incentive payments	33	58
Goodwill	18	3
Postretirement benefits	10	15
Other	137	73

Gross deferred tax assets	2,275	1,031

Valuation allowance	(924)	(89)

Net deferred tax assets	$1,351	$942

Net deferred tax liability	$558	$1,250

At December 31, 2008, the book basis of our net assets for flow-through entities exceeded their tax basis by approximately $9.8 billion compared with $6.1 billion at December 31, 2007, primarily related to debt transactions, lease transactions, mortgage servicing rights, and sales of finance receivables.

Foreign pretax loss totaled $3.5 billion and $339 million in 2008 and 2007, respectively, and foreign pretax income totaled $347 million in 2006. Foreign pretax income is subject to U.S. taxation when effectively repatriated. For our entities that are disregarded for U.S. federal income tax purposes, it is the responsibility of our members to provide federal income taxes on the undistributed earnings of foreign subsidiaries to the extent these earnings are not deemed indefinitely reinvested outside the United States. For our banking and insurance subsidiaries that continue to be subject to U.S. federal income taxes, we provide for federal income taxes on the undistributed earnings of foreign subsidiaries, except to the extent these earnings are indefinitely reinvested outside the United States. At December 31, 2008, $3.6 billion of accumulated undistributed earnings of foreign subsidiaries were indefinitely reinvested. Quantification of the deferred tax liability, if any, associated with indefinitely reinvested earnings is not practicable.

Under the terms of the Purchase and Sale Agreement between GM and FIM Holdings LLC, the tax-sharing agreement between GM and us was terminated as of November 30, 2006. Terms of the sale agreement stipulate GM will indemnify us for any tax liabilities related to periods before November 30, 2006, in excess of those established as of the sale date. Conversely, GM is entitled to any tax refunds in excess of those established as of the sale date. Through December 31, 2008,

Notes to Consolidated Financial Statements

$79 million was remitted to GM as dividends. We adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, on January 1, 2007. The cumulative effect of applying FIN 48 was recorded directly to retained earnings and reported as a change in accounting principle. The adoption of this interpretation did not have a material impact on our consolidated financial position. A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

($ in millions)	2008	2007
Balance at January 1,	$155	$126
Additions based on tax positions related to the current year	8	13
Additions for tax positions of prior years	33	5
Reductions for tax positions of prior years	(19)	(2)
Settlements	(2)	(1)
Foreign currency translation adjustments	(25)	14

Balance at December 31,	$150	$155

The amount of unrecognized tax benefits that, if recognized, would affect our effective tax rate is approximately $148 million.

We recognize interest and penalties accrued related to uncertain income tax positions in interest expense and other operating expenses, respectively. For the year ended December 31, 2008, $25 million was accrued for interest and penalties with the cumulative accrued balance as of that date totaling $132 million.

We anticipate the examination of our U.S. income tax returns for 2004 through 2006, along with the examinations by various foreign, state and local jurisdictions, will be completed within the next twelve months. As such, it is reasonably possible that certain tax positions may be settled and the unrecognized tax benefits would decrease by approximately $31 million.

We file tax returns in the U.S. federal jurisdiction, and various states and foreign jurisdictions. For our most significant operations, as of December 31, 2008, the oldest tax years that remain subject to examination are: United States — 2004, Canada — 2001, Germany — 2003, United Kingdom — 1995, Mexico — 2001, Brazil — 2004, and Australia — 2003.

19.	Share-based Compensation Plans

In 2006, the Compensation and Leadership Committee (the Committee) approved the Long-Term Phantom Interest Plan (LTIP) and the Management Profits Interest Plan (MPI). In July 2008, the Committee approved the Long-Term Equity Compensation Incentive Plan (LTECIP) to replace the LTIP and MPI. As such, there will be no further MPI or LTIP awards granted. The LTECIP provides for future grants of Restricted Share Units (RSUs) and Share Appreciation Rights (SARs). Each of these compensation plans were designed to provide our executives with an opportunity to share in the future growth in value of GMAC, which is necessary to attract and retain key executives. These incentive plans are share-based compensation plans accounted for under Statement of Financial Accounting Standards No. 123(R), Share-Based Payment (SFAS 123(R)).

During the third quarter of 2008, the Committee approved GMAC’s purchase of substantially all of the MPI equity-based awards from the participants. The MPI awards were held by senior executives throughout GMAC. At the time of the purchase, only a portion of the awards were vested. The total cash paid for the purchased MPI awards was $28 million. Total compensation expense recognized during the year ended December 31, 2008, for the MPI plan was $26 million, which mainly represents the accelerated recognition at the purchase date of the previously unrecognized compensation expense associated with the purchase of the nonvested awards as required under SFAS 123(R) compared to compensation expense of $4 million for the year ended December 31, 2007. The MPI purchase agreements also contain provisions that were designed to enhance GMAC’s ability to retain the senior executives who participated in the purchase. These provisions could require the executive to return all or a portion of the cash received under the purchase program and require the executive to comply with certain restrictive covenants. We will continue to recognize an insignificant amount of compensation expense for the awards not purchased.

Notes to Consolidated Financial Statements

Also, during the third quarter of 2008, the Committee approved grants of RSUs for the majority of LTIP participants in exchange for the forfeiture of their LTIP awards. Based on GMAC’s results and the program requirements for payout, we did not have any compensation expense accrued for the LTIP awards at the time of the exchange. We recognized a reduction of compensation expense for the LTIP awards of $12 million for the year ended December 31, 2008, compared to compensation expense of $12 million for the year ended December 31, 2007. We recognized the reduction of compensation expense due to a decline in the estimated fair value of the liability in the second quarter of 2008 mainly as a result of changes in assumptions due to updated market information obtained during the period and award forfeitures.

The RSU awards were granted to participants in terms of basis points in the fair value of GMAC. The majority of awards vest ratably based on continued service over five years beginning on December 31, 2008, and at each of the next four anniversaries thereafter. Certain awards vest over three years beginning on December 31, 2008, and at each of the next two anniversaries thereafter. Award payouts are made in the quarter following their vesting and are based on the fair value of GMAC at each year-end as recommended by the Committee and approved by the Board annually. For 2008, management recommended to the Committee a fair value of GMAC at December 31, 2008, based on industry comparisons and other GMAC-specific market-facing data, where applicable, which was subsequently approved by the Board. Participants have the option at grant date to defer the valuation and payout for any tranche until the final year of the award. Under SFAS 123(R), the awards require liability treatment and are remeasured quarterly at fair value until they are paid. The compensation costs related to these awards are ratably charged to expense over the five-year or three-year service period, as applicable. We utilize an internal process to estimate the fair value of the RSU awards based on the estimated fair value of GMAC using changes in our performance, market, and industry. Changes in fair value relating to the portion of the awards that have vested and have not been paid are recognized in earnings in the period in which the changes occur. The Committee considered the cash and compensation expense impact of the MPI award purchase program described above when determining the RSU award pool available for grant. The total RSU awards outstanding at December 31, 2008, represented approximately 209 basis points of fair value in GMAC. We recognized compensation expense of $3 million for the year ended December 31, 2008, associated with the outstanding awards.

Notes to Consolidated Financial Statements

20.	Related Party Transactions

Balance Sheet

A summary of the balance sheet effect of transactions with GM, FIM Holdings, and affiliated companies follows:

December 31, ($ in millions)	2008	2007
Assets
Available-for-sale investment in asset-backed security (a)	$35	$35
Finance receivables and loans, net of unearned income:
Wholesale auto financing (b)	595	717
Term loans to dealers (b)	105	166
Lending receivables (c)	117	145
Investment in operating leases, net (d)	291	330
Notes receivable from GM (e)	1,655	1,868
Other assets:
Subvention receivables (rate and residual support)	53	365
Lease pull-ahead receivable	28	22
Other — GM	81	60
Liabilities
Unsecured debt:
Notes payable to GM	566	585
Secured debt:
Cerberus model home term loan	8	—
Accrued expenses and other liabilities:
Wholesale payable	319	466
Deferred revenue — GM (f)	318	—
Other payables	45	55

(a)	In November 2006, GMAC retained an investment in a note secured by operating lease assets transferred to GM. As part of the transfer, GMAC provided a note to a trust, a wholly owned subsidiary of GM. The note is classified in investment securities on our Consolidated Balance Sheets.
(b)	Represents wholesale financing and term loans to certain dealerships wholly owned by GM or in which GM has an interest. The loans are generally secured by the underlying vehicles or assets of the dealerships.
(c)	Primarily represents loans with various affiliates of FIM Holdings.
(d)	Includes vehicles, buildings, and other equipment classified as operating lease assets that are leased to GM-affiliated and FIM Holdings-affiliated entities. These leases are secured by the underlying assets.
(e)	Represents wholesale financing we provide to GM for vehicles, parts, and accessories in which GM retains title while consigned to us or dealers primarily in the UK, Italy, and Germany. The financing to GM remains outstanding until the title is transferred to the dealers. The amount of financing provided to GM under this arrangement varies based on inventory levels. These loans are secured by the underlying vehicles or other assets.
(f)	Represents prepayments made by GM pursuant to the terms of the Sale Transactions requiring that the aggregate amount of certain unsecured obligations of GM to us not exceed $1.5 billion. Subsequent to December 31, 2008, a new agreement was reached between GMAC and GM with respect to new limitations on unsecured exposure going forward. Generally, unsecured exposure based on what we believe, from time to time, to be “probable” amounts owed from GM will be limited to $2.1 billion; and unsecured exposures based on “maximum” possible amounts owed will be limited to $4.1 billion. This distinction was established to more easily manage exposures since certain amounts that will be owed to us from GM, e.g., pursuant to risk-sharing and similar arrangements, are based on variables and assumptions that may change over time.

Notes to Consolidated Financial Statements

Income Statement

A summary of the income statement effect of transactions with GM, FIM Holdings, and affiliated companies follows:

Year ended December 31, ($ in millions)	2008	2007	2006
Net financing revenue:
GM and affiliates lease residual value support – North American operations (a)	$779	$473	$749
GM and affiliates rate support – North American operations	985	1,351	1,574
Wholesale subvention and service fees from GM	304	269	207
Interest earned on wholesale automotive financing	25	52	66
Interest earned on term loans to dealers	4	7	9
Interest expense on loans with GM	(52)	(23)	(50)
Interest (expense) income on loans with FIM Holdings affiliates, net	(40)	17	—
Consumer lease payments from GM (b)	66	39	74
Other revenue:
Insurance premiums earned from GM	242	254	334
Interest on notes receivable from GM and affiliates	130	134	282
Interest on wholesale settlements (c)	103	179	183
Revenues from GM-leased properties, net	13	13	93
Derivatives (d)	2	(6)	(2)
Losses on model home asset sales with an affiliate of Cerberus	(27)	—	—
Other	3	15	—
Servicing fees:
Rental car repurchases held-for-resale (f)	—	—	18
U.S. automotive operating leases (e)	85	156	37
Servicing asset valuation:
Losses on sales of securitized excess servicing to Cerberus	(24)	—	—
Expense:
Employee retirement plan costs allocated by GM	—	(1)	136
Off-lease vehicle selling expense reimbursement (f)	(47)	(38)	(29)
Payments to GM for services, rent, and marketing expenses (g)	206	159	106

(a)	Represents total amount of residual support and risk sharing earned under the residual support and risk-sharing programs and earned revenue (previously deferred) related to the settlement of residual support and risk-sharing obligations in 2006 for a portion of the lease portfolio. The 2007 amounts have been adjusted to include only the on-balance sheet lease portfolio.
(b)	GM sponsors lease pull-ahead programs whereby consumers are encouraged to terminate lease contracts early in conjunction with the acquisition of a new GM vehicle, with the customer’s remaining payment obligation waived. For certain programs, GM compensates us for the waived payments, adjusted based on the remarketing results associated with the underlying vehicle.
(c)	The settlement terms related to the wholesale financing of certain GM products are at shipment date. To the extent that wholesale settlements with GM are made before the expiration of transit, we receive interest from GM.
(d)	Represents income or (expense) related to derivative transactions that we enter into with GM as counterparty.
(e)	Represents servicing income related to automotive leases distributed to GM on November 22, 2006.
(f)	An agreement with GM provides for the reimbursement of certain selling expenses incurred by us on off-lease vehicles sold by GM at auction.
(g)	We reimburse GM for certain services provided to us. This amount includes rental payments for our primary executive and administrative offices located in the Renaissance Center in Detroit, Michigan; and exclusivity and royalty fees.

Notes to Consolidated Financial Statements

Statement of Changes in Equity

A summary of the changes to the statement of changes in equity related to transactions with GM, FIM Holdings, and affiliated companies follows:

Year ended December 31, ($ in millions)	2008	2007	2006
Equity
Dividends paid to members (a)	$79	$—	$9,739
Preferred interests (b)	—	1,052	—
Conversion of preferred membership interests (b)	—	1,121	—
Capital contributions received (c)	758	1,080	951
Preferred interest accretion to redemption value and dividends	—	192	295

(a)	2008 amount primarily represents remittances to GM for tax settlements and refunds received related to tax periods prior to the Sale Transactions as required per the terms of the Purchase and Sale Agreement between GM and FIM Holdings. 2006 amount includes cash dividends of $4.8 billion and noncash dividends of $4.9 billion in 2006. During the fourth quarter of 2006, in connection with the Sales Transactions, GMAC paid $7.8 billion of dividends to GM, which was composed of the following: (i) a cash dividend of $2.7 billion representing a one-time distribution to GM primarily to reflect the increase in GMAC’s equity resulting from the elimination of a portion of our net deferred tax liabilities arising from the conversion of GMAC and certain of our subsidiaries to a limited liability company; (ii) certain assets with respect to automotive leases owned by GMAC and its affiliates having a net book value of approximately $4.0 billion and related deferred tax liabilities of $1.8 billion; (iii) certain Michigan properties with a carrying value of approximately $1.2 billion to GM; (iv) intercompany receivables from GM related to tax attributes of $1.1 billion; (v) net contingent tax assets of $491 million; and (vi) other miscellaneous transactions.
(b)	During the fourth quarter of 2007, GM and FIM Holdings converted $1.1 billion of preferred membership interest into common equity interests. Refer to Note 1 of the Notes to Consolidated Financial Statements of our 2007 Annual Report on Form 10-K for further discussion.
(c)	On December 29, 2008, GM and an affiliate of Cerberus Capital Management contributed to GMAC $750 million subordinated participations in a $3.5 billion senior secured credit facility between GMAC and ResCap in exchange for additional common membership interests in GMAC. During the first quarter of 2007, under the terms of the Sale Transactions, GM made a capital contribution of $1 billion to GMAC.

A significant portion of our customers are those of GM and GM dealers and other GM-related employees. As a result, a significant adverse change in GM’s business, including significant adverse changes in GM’s liquidity position and access to the capital markets, the production or sale of GM vehicles, the quality or resale value of GM vehicles, the use of GM marketing incentives, GM’s relationships with its key suppliers, GM’s relationship with the United Auto Workers and other labor unions, and other factors impacting GM or its employees would have a significant adverse effect on our profitability and financial condition.

We provide vehicle financing through purchases of retail automotive and lease contracts with retail customers of primarily GM dealers. We also finance the purchase of new and used vehicles by GM dealers through wholesale financing, extend other financing to GM dealers, provide fleet financing for GM dealers to buy vehicles they rent or lease to others, provide wholesale vehicle inventory insurance to GM dealers, provide automotive extended service contracts through GM dealers, and offer other services to GM dealers. In 2008, our share of GM retail sales and sales to dealers were 32% and 81%, respectively, in markets where GM operates. As a result, GM’s level of automobile production and sales directly impacts our financing and leasing volume, the premium revenue for wholesale vehicle inventory insurance, the volume of automotive extended service contracts, and the profitability and financial condition of the GM dealers to whom we provide wholesale financing, term loans, and fleet financing. In addition, the quality of GM vehicles affects our obligations under automotive extended service contracts relating to such vehicles. Further, the resale value of GM vehicles, which may be impacted by various factors relating to GM’s business such as brand image or the number of new GM vehicles produced, affects the remarketing proceeds we receive upon the sale of repossessed vehicles and off-lease vehicles at lease termination.

Our Global Automotive Finance operations are highly dependent on GM sales volume. In 2008, global vehicle sales declined rapidly, and there is no assurance that the global automotive market, or GM’s share of that market, will not suffer a significant further downturn. Vehicle sales volume could be further adversely impacted by any restructuring that would reduce the number of GM retail channels and core brands or consolidate GM’s dealer network.

In the event that GM or any of its significant subsidiaries were to file for bankruptcy, sales volume could decrease as a result of a reduction in consumer confidence, and GM’s business could be otherwise materially adversely affected. This

Notes to Consolidated Financial Statements

would in turn have a materially adverse impact on our business. In addition, pursuant to contractual arrangements with GM, whenever GM offers vehicle financing and leasing incentives to customers (e.g., lower interest rates than market rates), it will do so exclusively through GMAC, subject to certain limitations and exceptions. In the event of a GM bankruptcy, it is possible that GM would reject this exclusivity arrangement with us. If GM did so, this could have a material adverse effect on our business, profitability and financial condition.

It is difficult to predict with certainty all the consequences of a GM bankruptcy. However, there may be systemic economic impacts, such as increased unemployment rates, that could further impact our business.

Our credit exposure to GM is significant. As of December 31, 2008, we had approximately $2.5 billion in secured exposure, which includes primarily wholesale vehicle financing to GM-owned dealerships, notes receivable from GM, and vehicles leased directly to GM. We further had approximately $1.9 billion in unsecured exposure, which includes estimates of payments from GM related to residual support and risk-sharing agreements. If GM were to file for bankruptcy, payment on our unsecured exposures could be delayed or might not occur at all. In addition, we would become an unsecured creditor of GM to the extent that proceeds from the sale of our collateral related to secured exposures are insufficient to repay GM’s obligations to us. Under the terms of certain agreements between GMAC and GM, GMAC has the right to offset certain of its exposures to GM against amounts GMAC owes to GM.

In connection with our dealer floorplan securitizations, if GM either (1) becomes subject to liquidation under Chapter 7 of the U.S. Bankruptcy Code or a similar provision of state or federal law; or (2) ceases to operate as an automobile manufacturer or undertakes to sell all or substantially all of its automobile manufacturing assets or business, in either case, after a petition has been filed under Chapter 11 of the U.S. Bankruptcy Code or a similar provision of state or federal law, then an early amortization event will occur with respect to such securitizations. Principal collections on the dealer accounts will be paid in accordance with the transactions documents, and no additional borrowings may be made during an early amortization period. In addition, if either of the two GM specific events were to occur as indicated above, an immediate event of default would occur under our $11.5 billion secured revolving credit facility that we entered into in June 2008. In this circumstance, all amounts outstanding under this facility would become immediately due and payable and, if the amounts outstanding were not repaid, the collateral securing the facility could be sold by the lender under the facility.

Retail and Lease Programs

GM may elect to sponsor incentive programs (on both retail contracts and operating leases) by supporting financing rates below the standard market rates at which we purchase retail contracts and leases. These marketing incentives are also referred to as rate support or subvention. When GM utilizes these marketing incentives, they pay us the present value of the difference between the customer rate and our standard rate at contract inception, which we defer and recognize as a yield adjustment over the life of the contract.

GM may also sponsor residual support programs as a way to lower customer monthly payments. Under residual support programs, the customer’s contractual residual value is adjusted above our standard residual values. Prior to the Sale Transactions, GM reimbursed us at the time of the vehicle’s disposal if remarketing sales proceeds were less than the customer’s contractual residual value limited to our standard residual value. In addition, under risk-sharing programs, GM shares equally in residual losses to the extent that remarketing proceeds are below our standard residual values (limited to a floor).

In connection with the Sale Transactions, GM settled its estimated liabilities with respect to residual support and risk sharing on a portion of our operating lease portfolio and on the U.S. balloon retail receivables portfolio in a series of lump-sum payments. A negotiated amount totaling approximately $1.4 billion was agreed to by GM under these leases and balloon contracts and was paid to us in 2006. The payments were recorded as a deferred amount in accrued expenses and other liabilities on our Consolidated Balance Sheets. As these contracts terminate and the vehicles are sold at auction, any remaining payments are treated as a component of sales proceeds in recognizing the gain or loss on sale of the underlying assets. As of December 31, 2008, the remaining deferred amount was $18 million.

In addition, with regard to lease originations in the United States and balloon retail contract originations occurring after April 30, 2006, that remained with us after the consummation of the Sale Transactions, GM agreed to begin payment of the present value of the expected residual support owed to us at the time of contract origination as opposed to after contract

Notes to Consolidated Financial Statements

termination at the time of sale of the related vehicle. The residual support amount GM actually owes us is finalized as the leases actually terminate. Under the terms of the residual support program, in cases where the estimate was incorrect, GM may be obligated to pay us, or we may be obligated to reimburse GM. For the affected contracts originated during the year ended December 31, 2008, GM paid or agreed to pay us $601 million.

Based on the December 31, 2008, outstanding North American operating lease portfolio, the additional maximum amount that could be paid by GM under the residual support programs is approximately $1.4 billion and would only be paid in the event that the proceeds from the entire portfolio of lease assets were lower than both the contractual residual value and our standard residual rates.

Based on the December 31, 2008, outstanding North American operating lease portfolio, the maximum amount that could be paid under the risk-sharing arrangements is approximately $1.7 billion and would only be paid in the event that the proceeds from all outstanding lease vehicles were lower than our standard residual rates.

Retail and lease contracts acquired by us that included rate and residual subvention from GM, payable directly or indirectly to GM dealers as a percent of total new retail and lease contracts acquired, were as follows:

December 31,	2008	2007
GM and affiliates subvented contracts acquired:
North American operations	79%	85%
International operations	40%	42%

Distribution of Operating Lease Assets

In connection with the Sale Transactions, GMAC transferred to GM certain GMAC U.S. lease assets, related secured debt, and other assets as described in Notes 8, 12, and 11, respectively. GMAC retained an investment in a note, which had a balance as of December 31, 2008, of $35 million secured by the lease assets distributed to GM. GMAC continues to service the assets and related secured debt on behalf of GM and receives a fee for this service. As it does for other securitization transactions, GMAC is obligated as servicer to repurchase any lease asset that is in breach of any of the covenants of the securitization documents. In addition, in a number of the transactions securitizing the lease assets transferred to GM, the trusts issued one or more series of floating-rate debt obligations and entered into primary derivative transactions to remove the market risk associated with funding the fixed payment lease assets with floating interest rate debt. To facilitate these securitization transactions, GMAC entered into secondary derivative transactions with the primary derivative counterparties, essentially offsetting the primary derivatives. As part of the distribution, GM assumed the rights and obligations of the primary derivative whereas GMAC retained the secondary, leaving both companies exposed to market value movements of their respective derivatives. GMAC and GM have subsequently entered into derivative transactions with each other intended to offset the exposure each party has to its component of the primary and secondary derivatives.

Exclusivity Arrangement

On November 30, 2006, and in connection with the Sale Transactions, GM and GMAC entered into several service agreements that codified the mutually beneficial historical relationship between the companies. One such agreement was the United States Consumer Financing Services Agreement (the Financing Services Agreement). The Financing Services Agreement, among other things, provided that subject to certain conditions and limitations, whenever GM offers vehicle financing and leasing incentives to customers (e.g., lower interest rates than market rates), it would do so exclusively through GMAC. This requirement was effective through November 2016, and in consideration for this, GMAC paid to GM an annual exclusivity fee and was required to meet certain targets with respect to consumer retail and lease financings of new GM vehicles.

Effective December 29, 2008, and in connection with the approval of GMAC’s application to become a bank holding company, GM and GMAC agreed pursuant to a term sheet (the Term Sheet) to, among other things, modify certain terms and conditions of the Financing Services Agreement. Certain of these amendments include the following: (i) for a two-year period, GM can offer retail financing incentive programs through a third-party financing source under certain specified circumstances, and in some cases subject to the limitation that pricing offered by such third party meets certain restrictions,

Notes to Consolidated Financial Statements

and after such two-year period GM can offer any such incentive programs on a graduated basis through third parties on a nonexclusive, side-by-side basis with GMAC provided that pricing of such third parties meets certain requirements; (ii) GMAC will have no obligation to provide operating lease financing products; and (iii) GMAC will have no targets against which it could be assessed penalties. After December 24, 2013, GM will have the right to offer retail financing incentive programs through any third-party financing source, including GMAC, without any restrictions or limitations. A primary objective of the Financing Services Agreement continues to be supporting distribution and marketing of GM products. The parties have agreed to work in good faith to executive definitive documentation with respect to an amendment of the Financing Services Agreement on or before March 29, 2009.

GM Call Option

In connection with the Sale Transactions, GM acquired an option to repurchase certain assets from us related to the Automotive Finance operations of our North American operations and our International operations. This option was originally scheduled to expire on the earlier of (i) November 2016 and (ii) the date upon which GM’s common equity interest in GMAC falls below 15%. The Term Sheet provides that this call option will be terminated upon the execution of definitive documentation related to the financing agreements described under “Exclusivity Arrangement” above.

Royalty Arrangement

For certain insurance products, GM and GMAC have entered into the Intellectual Property License Agreement for the right of GMAC to use the GM name on certain insurance products. In exchange, GMAC will pay to GM a minimum annual guaranteed royalty fee of $15 million.

Other

We have entered into various services agreements with GM that are designed to document and maintain our current and historical relationship. We are required to pay GM fees in connection with certain of these agreements related to our financing of GM consumers and dealers in certain parts of the world.

GM also provides payment guarantees on certain commercial assets we have outstanding with certain third-party customers. As of December 31, 2008 and 2007, commercial obligations guaranteed by GM were $88 million and $107 million, respectively. Additionally, GM is bound by repurchase obligations to repurchase new vehicle inventory under certain circumstances, such as dealer default. In addition, we have a consignment arrangement with GM for commercial inventories in Europe. As of December 31, 2008 and 2007, wholesale inventories related to this arrangement were $141 million and $90 million, respectively, and are reflected in other assets on our Consolidated Balance Sheets.

On June 4, 2008, GMAC entered into a Loan Agreement (ResCap Facility) with Residential Funding Company, LLC (RFC) and GMAC Mortgage, LLC (GMAC Mortgage) (guaranteed by ResCap and certain of its subsidiaries), pursuant to which GMAC provides a senior secured credit facility with a capacity of up to $3.5 billion. In connection with this agreement, GMAC entered into a Participation Agreement (Participation Agreement) with GM and Cerberus ResCap Financing LLC (Cerberus Fund), pursuant to which GMAC sold GM and Cerberus Fund $750 million in subordinated participations (the Participations) in the loans made pursuant to the ResCap Facility. GM and Cerberus Fund acquired 49% and 51% of the Participations, respectively. On December 29, 2008, GM and Cerberus Fund contributed the Participations to GMAC in exchange for additional common membership interests in GMAC.

In June 2008, an affiliate of Cerberus Capital Management, L.P. (Cerberus) purchased certain assets of ResCap with a carrying value of approximately $479 million for consideration consisting of $230 million in cash and Series B junior preferred membership interests in a newly formed entity, CMH Holdings, LLC (CMH), which is not a subsidiary of ResCap and the managing member of which is an affiliate of Cerberus. CMH purchased model home and lot option assets from ResCap. CMH is consolidated into ResCap, and thus GMAC, under FIN 46(R), Consolidation of Variable Interest Entities, as ResCap remains the primary beneficiary. In conjunction with this agreement, Cerberus has entered into both term and revolving loans with CMH. The term loan principal amount is equal to $230 million, and the revolving loan maximum amount is $10 million. The loans will mature on June 30, 2013, and are secured by a pledge of all of the assets of CMH. At December 31, 2008, the outstanding balance of the term loan was $8 million, and interest expense was $46 million for the year ended December 31, 2008.

Notes to Consolidated Financial Statements

During the second quarter of 2008, Cerberus committed to purchase certain assets at ResCap’s option consisting of performing and nonperforming mortgage loans, mortgage-backed securities, and other assets for net cash proceeds of $300 million. During the third quarter, the following transactions were completed with Cerberus:

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On July 14 and 15, 2008, ResCap, through its consolidated subsidiary GMAC Mortgage, agreed to sell securitized excess servicing on two populations of loans to Cerberus consisting of $13.8 billion in unpaid principal balance of Freddie Mac loans and $24.8 billion in unpaid principal balance of Fannie Mae loans, capturing $591 million and $982 million of notional interest-only securities, respectively. The sales closed on July 30, 2008, with net proceeds of $175 million to ResCap and a loss on sale of $24 million.

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On September 30, 2008, ResCap completed the sale of certain of its model home assets to MHPool Holdings LLC (MHPool Holdings), an affiliate of Cerberus, for cash consideration consisting of approximately $80 million, subject to certain adjustments, primarily relating to the sales of homes between June 20, 2008, and September 30, 2008, resulting in a net purchase price from MHPool Holdings of approximately $59 million. The loss on sale was $41 million. The purchase price is subject to further post-closing adjustments that are not expected to be material.

These transactions entered into between ResCap and Cerberus satisfy the previously announced commitment by Cerberus to purchase assets of $300 million.

In addition, Cerberus committed to make firm bids to purchase the auction assets for net cash proceeds of $650 million. ResCap intends, but is not obligated, to undertake an orderly sale of certain of its assets consisting of performing and nonperforming mortgage loans and mortgage-backed securities in arm’s-length transactions through the retention of nationally recognized brokers.

On July 22, 2008, we made a dividend of 100% of the voting interest of GMACI Holdings LLC, the holding company for our Insurance operations, to the current holders of our common membership equity, which include FIM Holdings and subsidiaries of GM. The dividend was made pro rata in accordance with the current common equity ownership percentages held by these entities. We continue to hold 100% of the economic interests and fully consolidate GMACI in accordance with GAAP.

21.	Comprehensive Income (Loss)

Comprehensive income is composed of net income and other comprehensive income (loss), which includes the after-tax change in unrealized gains and losses on available-for-sale securities, foreign currency translation adjustments, cash flow hedging activities, and SFAS 158 adoption. The following table presents the components and annual activity in other comprehensive income (loss):

($ in millions)	Unrealized gains (losses) on investments (a)	Translation adjustments (b)	Cash flow hedges	Defined benefit pension plans over/(under) funded	Accumulated other comprehensive income (loss)
Balance at December 31, 2005	$537	$71	$222	$—	$830
2006 net change	(431)	291	(205)	—	(345)

Balance at December 31, 2006	106	362	17	—	485
2007 net change	(14)	490	(26)	17	467

Balance at December 31, 2007	92	852	(9)	17	952
2008 net change	(164)	(1,020)	(19)	(138)	(1,341)

Balance at December 31, 2008	$(72)	$(168)	$(28)	$(121)	$(389)

(a)	Primarily represents the after-tax difference between the fair value and amortized cost of our available-for-sale securities portfolio
(b)	Includes after-tax gains and losses on foreign currency translation from operations for which the functional currency is other than the U.S. dollar. Net change amounts are net of tax benefit of $61 million, tax expense of $11 million, and tax benefit of $37 million for the years ended December 31, 2008, 2007, and 2006, respectively.

Notes to Consolidated Financial Statements

The net changes in the following table represent the sum of net unrealized gains (losses) of investments and net unrealized gains (losses) on cash flow hedges with the respective reclassification adjustments. Reclassification adjustments are amounts recognized in net income during the current year and that were reported in other comprehensive income (loss) in previous years. The 2006 amounts also include the cumulative effect of a change in accounting principle due to the adoption of SFAS 156. SFAS 156, upon initial adoption, permitted a one-time reclassification of available-for-sale securities to trading securities for securities, which were identified as offsetting an entity’s exposure or liabilities that a servicer elects to subsequently measure at fair value.

Year ended December 31, ($ in millions)	2008	2007	2006
Investments (a):
Cumulative effect of a change in accounting principle, net of taxes:
Transfer of unrealized loss for certain available-for-sale securities	$—	$—	$17
Net unrealized (losses) gains arising during the period, net of taxes (b)	(255)	(1)	204
Reclassification adjustment for net losses (gains) included in net income, net of taxes (c)	91	(13)	(652)

Net change	(164)	(14)	(431)

Cash flow hedges:
Net unrealized losses on cash flow hedges, net of taxes (d)	(24)	(71)	(207)
Reclassification adjustment for net losses included in net income, net of taxes (e)	5	45	2

Net change	$(19)	$(26)	$(205)

(a)	Represents our available-for-sale securities and certain interests retained in securitization trusts.
(b)	Net of tax benefit of $153 million for 2008, tax expense of $24 million for 2007, and tax expense of $106 million for 2006.
(c)	Net of tax expense of $49 million for 2008, tax expense of $8 million for 2007, and $351 million for 2006.
(d)	Net of tax benefit of $12 million for 2007 and tax benefit of $121 million for 2006. There was no tax impact for 2008.
(e)	Net of tax benefit of $12 million for 2007 and $1 million for 2006. There was no tax impact for 2008.

22.	Fair Value

Fair Value Measurements (SFAS 157)

We adopted SFAS 157 on January 1, 2008, which provides a definition of fair value, establishes a framework for measuring fair value, and requires expanded disclosures about fair value measurements. The standard applies when GAAP requires or allows assets or liabilities to be measured at fair value; therefore, it does not expand the use of fair value in any new circumstance.

SFAS 157 nullified guidance in EITF 02-3. EITF 02-3 required the deferral of day-one gains on derivative contracts, unless the fair value of the derivative contracts was supported by quoted market prices or similar current market transactions. In accordance with EITF 02-3, we previously deferred day-one gains on purchased MSRs and certain residential loan commitments. When SFAS 157 was adopted on January 1, 2008, the day-one gains previously deferred under EITF 02-3 were recognized as a cumulative effect adjustment that increased beginning retained earnings by $23 million.

SFAS 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. SFAS 157 clarifies that fair value should be based on the assumptions market participants would use when pricing an asset or liability and establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. The fair value hierarchy gives the highest priority to quoted prices available in active markets (i.e., observable inputs) and the lowest priority to data lacking transparency (i.e., unobservable inputs). Additionally, SFAS 157 requires an entity to consider all aspects of nonperformance risk, including the entity’s own credit standing, when measuring the fair value of a liability.

SFAS 157 establishes a three-level hierarchy to be used when measuring and disclosing fair value. An instrument’s categorization within the fair value hierarchy is based on the lowest level of significant input to its valuation. Following is a description of the three hierarchy levels:

Level 1	Inputs are quoted prices in active markets for identical asset or liabilities as of the measurement date. Additionally, the entity must have the ability to access the active market, and the quoted prices cannot be adjusted by the entity.

Notes to Consolidated Financial Statements

Level 2	Inputs are other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include quoted prices in active markets for similar assets or liabilities; quoted prices in inactive markets for identical or similar assets or liabilities; or inputs that are observable or can be corroborated by observable market data by correlation or other means for substantially the full term of the assets or liabilities.

Level 3	Unobservable inputs are supported by little or no market activity. The unobservable inputs represent management’s best assumptions of how market participants would price the assets or liabilities. Generally, Level 3 assets and liabilities are valued using pricing models, discounted cash flow methodologies, or similar techniques that require significant judgment or estimation.

Following are descriptions of the valuation methodologies used to measure material assets and liabilities at fair value and details of the valuation models, key inputs to those models, and significant assumptions utilized.

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Trading securities — Trading securities are recorded at fair value and include retained interests in assets sold through off-balance sheet securitizations and purchased securities. The securities may be asset-backed or asset-related asset-backed securities (including senior and subordinated interests), interest-only, principal-only, or residual interests and may be investment grade, noninvestment grade, or unrated securities. We base our valuation of trading securities on observable market prices when available; however, observable market prices are not available for a significant portion of these assets due to illiquidity in the markets. When observable market prices are not available, valuations are primarily based on internally developed discounted cash flow models that use a market-based discount rate. The valuation considers recent market transactions, experience with similar securities, current business conditions, and analysis of the underlying collateral, as available. In order to estimate cash flows, we utilize various significant assumptions including market observable inputs (e.g., forward interest rates) and internally developed inputs (e.g., prepayment speeds, delinquency levels, and credit losses). We classified 60% of the trading securities reported at fair value as Level 3. Trading securities account for 4% of all assets reported at fair value at December 31, 2008.

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Available-for-sale securities — Available-for-sale securities are carried at fair value, which is primarily based on observable market prices. If observable market prices are not available, our valuations are based on internally developed discounted cash flow models that use a market-based discount rate and consider recent market transactions, experience with similar securities, current business conditions, and analysis of the underlying collateral, as available. In order to estimate cash flows, we are required to utilize various significant assumptions including market observable inputs (e.g., forward interest rates) and internally developed inputs (including prepayment speeds, delinquency levels, and credit losses). We classified 10% of the available-for-sale securities reported at fair value as Level 3. Available-for-sale securities account for 22% of all assets reported at fair value at December 31, 2008.

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Loans held-for-sale — The entire loans held-for-sale portfolio is accounted for at the lower of cost or fair value. Only loans that are currently being carried at fair value are included within the accompanying nonrecurring fair value measurement tables. We classified 63% of the loans held-for-sale reported at fair value as Level 3. Loans held-for-sale account for 9% of all assets reported at fair value at December 31, 2008.

Approximately 6% of the total loans held-for-sale and carried at fair value are automotive loans. We based our valuation of automotive loans held-for-sale on internally developed discounted cash flow models or terms established under fixed-pricing forward flow agreements and have classified all these loans as Level 3. These valuation models estimate the exit price we expect to receive in the loan’s principal market, which depending upon characteristics of the loans may be the whole-loan market, the securitization market, or committed prices contained in forward sale agreements. Although we utilize and give priority to market observable inputs, such as interest rates and market spreads within these models, we are typically required to utilize internal inputs, such as prepayment speeds, credit losses, and discount rates. While numerous controls exist to calibrate, corroborate, and validate these internal inputs, these internal inputs require the use of judgment and can have a significant impact on the determination of the loan’s value. Accordingly, we classified all automotive loans held-for-sale as Level 3.

Notes to Consolidated Financial Statements

Approximately 94% of the total loans carried at fair value are mortgage loans. We originate or purchase mortgage loans in the United States that we intend to sell to Fannie Mae, Freddie Mac, and Ginnie Mae (collectively, the Agencies). Additionally, we originate or purchase mortgage loans both domestically and internationally that we intend to sell into the secondary markets via whole-loan sales or securitizations.

Mortgage loans held-for-sale are typically pooled together and sold into certain exit markets, depending upon underlying attributes of the loan, such as agency eligibility (domestic only), product type, interest rate, and credit quality. Two valuation methodologies are used to determine the fair value of loans held-for-sale. The methodology used depends on the exit market as described below.

Loans valued using observable market prices for identical or similar assets — This includes all domestic loans that can be sold to the Agencies, which are valued predominantly by published forward agency prices. This will also include all nonagency domestic loans or international loans where recently negotiated market prices for the loan pool exist with a counterparty (which approximates fair value) or quoted market prices for similar loans are available. As these valuations are derived from quoted market prices, we classify these valuations as Level 2 in the fair value disclosures. As of December 31, 2008, 40% of the mortgage loans held-for-sale currently being carried at fair value are classified as Level 2. Due to the current illiquidity of the mortgage market, it may be necessary to look for alternative sources of value, including the whole-loan purchase market for similar loans and place more reliance on the valuations using internal models.

Loans valued using internal models — To the extent observable market prices are not available, we will determine the fair value of loans held-for-sale using internally developed valuation models. These valuation models estimate the exit price we expect to receive in the loan’s principal market, which depending upon characteristics of the loan, may be the whole-loan or securitization market. Although we utilize and give priority to market observable inputs such as interest rates and market spreads within these models, we are typically required to utilize internal inputs, such as prepayment speeds, credit losses, and discount rates. While numerous controls exist to calibrate, corroborate, and validate these internal inputs. The generation of these internal inputs requires the use of judgment and can have a significant impact on the determination of the loan’s fair value. Accordingly, we classify these valuations as Level 3 in the fair value disclosures. As of December 31, 2008, 60% of the mortgage loans held-for-sale currently being carried at fair value are classified as Level 3.

Due to limited sales activity and periodically unobservable prices in certain markets, certain loans held-for-sale may transfer between Level 2 and Level 3 in future periods.

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Consumer finance receivables and loans, net of unearned income — Under SFAS 159, we elected the fair value option for certain mortgage loans held-for-investment. The elected loans collateralized on-balance sheet securitization debt in which we estimated credit reserves pertaining to securitized assets that could have, or already had, exceeded our economic exposure. The elected loans represent a portion of the consumer finance receivable and loans on the Consolidated Balance Sheets. The balance that was not elected under SFAS 159 was reported on the balance sheet at the principal amount outstanding, net of charge-offs, allowance for loan losses, and net deferred loan fees.

The mortgage loans held-for-investment that collateralized securitization debt were legally isolated from us and are beyond the reach of our creditors. The loans are measured at fair value using a portfolio approach or an in-use premise. The objective in fair valuing the loans and related securitization debt is to properly account for our retained economic interest in the securitizations. As a result of reduced liquidity in capital markets, values of both these loans and the securitized bonds are expected to be volatile.

Since this approach involves the use of significant unobservable inputs, we classified all the mortgage loans held-for-investment elected under SFAS 159 as Level 3. As of December 31, 2008, all consumer finance receivables and loans reported at fair value are classified as Level 3. Consumer finance receivables and loans account for 7% of all assets reported at fair value at December 31, 2008. Refer to the section within this note titled Fair Value Option of Financial Assets and Financial Liabilities (SFAS 159) for additional information.

Notes to Consolidated Financial Statements

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Investment in operating leases, net — In light of the prevailing market conditions, particularly weakness in the economy and the associated decline in demand for certain used vehicle values, we evaluated our investment in operating leases for impairment in accordance with SFAS 144. During the year ended December 31, 2008, we recognized impairment of $1.2 billion related to our investment in operating leases. We determined a lease was impaired when the undiscounted expected cash flows was lower than the carrying value of the asset. The fair value of these impaired leases was then measured based upon discounted cash flows. We considered all the discounted expected cash flows when determining the fair value, including customer payments, the expected residual value upon remarketing the vehicle at lease termination, and future payments from GM under residual risk-sharing agreements. Based upon the use of internally developed discounted cash flow models, we classified all the impaired leases as Level 3. Our investment in operating leases accounts for 17% of all assets reported at fair value at December 31, 2008. For further details with respect to impaired operating leases, refer to Note 8 — Impairment of Investment in Operating Leases.

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Mortgage servicing rights — We typically retain MSRs when we sell assets into the secondary market. MSRs do not trade in an active market with observable prices; therefore, we use internally developed discounted cash flow models to estimate the fair value of MSRs. These internal valuation models estimate net cash flows based on internal operating assumptions that we believe would be used by market participants, combined with market-based assumptions for loan prepayment rates, interest rates, and discount rates that we believe approximate yields required by investors in this asset. Cash flows primarily include servicing fees, float income, and late fees, in each case less operating costs to service the loans. The estimated cash flows are discounted using an option-adjusted spread derived discount rate. All MSRs are classified as Level 3 at December 31, 2008. MSRs account for 10% of all assets reported at fair value at December 31, 2008.

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Derivative instruments — We manage risk through our balance of loan production and servicing businesses while using portfolios of financial instruments, including derivatives, to manage risk related specifically to the value of loans held-for-sale, loans held-for-investment, MSRs, foreign currency debt, and enter into interest rate swaps to facilitate transactions where the underlying receivables are sold to a nonconsolidated QSPE. During the twelve months ended December 31, 2008, we recorded net economic hedge gains of $1.2 billion. Refer to Note 16 for additional information regarding changes in the fair value of economic hedges.

We enter into a variety of derivative financial instruments as part of our hedging strategies. Certain of these derivatives are exchange traded, such as Eurodollar futures, or traded within highly active dealer markets, such as agency to-be-announced securities. To determine the fair value of these instruments, we utilize the exchange price or dealer market price for the particular derivative contract; therefore, these contracts are classified as Level 1. We classified less than 1% of the derivative assets and 3% of the derivative liabilities reported at fair value as Level 1 at December 31, 2008.

We also execute over-the-counter derivative contracts, such as interest rate swaps, floors, caps, corridors, and swaptions. We utilize third-party-developed valuation models that are widely accepted in the market to value these over-the-counter derivative contracts. The specific terms of the contract and market observable inputs (such as interest rate forward curves and interpolated volatility assumptions) are entered into the model. These over-the-counter derivative contracts were classified as Level 2 at December 31, 2008, because all significant inputs into these markets were market observable. We classified 69% of the derivative assets and 44% of the derivative liabilities reported at fair value as Level 2 at December 31, 2008.

We also hold certain derivative contracts that are structured specifically to meet a particular hedging objective. These derivative contracts often are utilized to hedge risks inherent within certain on-balance sheet securitizations. To hedge risks on particular bond classes or securitization collateral, the derivative’s notional amount is often indexed to the hedged item. As a result, we typically are required to use internally developed prepayment assumptions as an input into the model, in order to forecast future notional amounts on these structured derivative contracts. Accordingly, these derivative contracts were classified as Level 3. We classified 31% of the derivative assets and 53% of the derivative liabilities reported at fair value as Level 3 at December 31, 2008.

Notes to Consolidated Financial Statements

SFAS 157 requires an entity to consider all aspects of nonperformance risk, including the entity’s own credit standing, when measuring fair value of a liability. We consider our credit risk and the credit risk of our counterparties in the valuation of derivative instruments through a credit valuation adjustment (CVA). The CVA calculation utilizes our credit default swap spreads and the spreads of the counterparty. The CVA calculates the probable or potential future exposure on the derivative under different interest and currency exchange rate environments using a simulation tool. For each simulation, a CVA is calculated using either our credit default spread, or the default spread of the counterparty, and the potential exposure of the simulation.

Derivative assets account for 17% of all assets reported at fair value at December 31, 2008. Derivative liabilities account for 58% of all liabilities reported at fair value at December 31, 2008.

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Interests retained in securitization trusts — Interests retained in securitization trusts are carried at fair value. Valuations are based on internally developed discounted cash flow models that use a market-based discount rate. The valuation considers recent market transactions, experience with similar assets, current business conditions, and analysis of the underlying collateral, as available. To estimate cash flows, we utilize various significant assumptions including market observable inputs (e.g., forward interest rates) and internally developed inputs (e.g., prepayment speeds, delinquency levels, and credit losses). All interests retained in securitization trusts were classified as Level 3 at December 31, 2008. Interests retained in securitization trusts accounted for 3% of all assets reported at fair value at December 31, 2008.

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Repossessed and foreclosed assets — Foreclosed upon or repossessed assets resulting from loan defaults are carried at the lower of either cost or fair value less costs to sell and are included in other assets on the Consolidated Balance Sheets. Only assets that are being carried at fair value less costs to sell are included in the fair value disclosures.

The majority of assets acquired due to default are foreclosed assets. We revalue foreclosed assets on a periodic basis. Properties that are valued based upon independent third-party appraisals less costs to sell are classified as Level 2. When third-party appraisals are not obtained, valuations are typically obtained from third-party broker price opinion; however, depending on the circumstances, the property list price or other sales price information may be used in lieu of a broker price opinion. Based on historical experience, these values are adjusted downward to take into account damage and other factors that typically cause the actual liquidation value of foreclosed properties to be less than broker price opinion or other price sources. This valuation adjustment is necessary to ensure the valuation ascribed to these assets considers unique factors and circumstances surrounding the foreclosed asset. As a result of applying internally developed adjustments to the third-party-provided valuation of the foreclosed property, these assets are classified as Level 3 in the fair value disclosures. As of December 31, 2008, 38% and 62% of foreclosed and repossessed properties carried at fair value less costs to sell are classified as Level 2 and Level 3, respectively. Repossessed and foreclosed assets account for 2% of all assets reported at fair value at December 31, 2008.

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Investment in used vehicles held-for-sale — Our investment in used vehicles is carried at the lower of either cost or fair value less costs to sell and is included in other assets on the Consolidated Balance Sheets. Only assets that are being carried at fair value less costs to sell are included in the nonrecurring fair value tables. The prevailing market conditions, primarily weakness in the economy of the United States and Canada, have created a decline in used vehicle prices, which lowered the fair value of certain vehicles below cost. The fair value was determined based on our recent remarketing experience related to our investment in used vehicles held-for-sale. We classified all these assets as Level 3. Our investment in used vehicles held-for-sale accounts for 2% of all assets reported at fair value at December 31, 2008.

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On-balance sheet securitization debt — Under SFAS 159, we elected the fair value option for certain mortgage loans held-for-investment and on-balance sheet securitization debt. In particular, we elected the fair value option on securitization debt issued by domestic on-balance sheet securitization vehicles as of January 1, 2008, in which we estimated credit reserves pertaining to securitized assets could have, or already had, exceeded our economic exposure. The objective in measuring the loans and related securitization debt at fair value was to approximate our retained economic interest and economic exposure to the collateral securing the securitization debt. The remaining on-balance sheet securitization debt that was not elected under SFAS 159 is reported on the balance sheet at cost, net of premiums or discounts and issuance costs.

Notes to Consolidated Financial Statements

We value securitization debt that was elected pursuant to the fair value option and any economically retained positions using market observables prices whenever possible. The securitization debt is principally in the form of asset- and mortgage-backed securities collateralized by the underlying mortgage loans held-for-investment. Due to the attributes of the underlying collateral and current market conditions, observable prices for these instruments are typically not available in active markets. In these situations, we consider observed transactions as Level 2 inputs in our discounted cash flow models. Additionally, the discounted cash flow models utilize other market observable inputs such as interest rates, and internally derived inputs including prepayment speeds, credit losses, and discount rates. Fair value option elected financing securitization debt is classified as Level 3 as a result of the reliance on significant assumptions and estimates for model inputs. On-balance sheet securitization debt accounts for 42% of all liabilities reported at fair value at December 31, 2008. As a result of reduced liquidity in capital markets, values of both the elected loans and the securitized debt are expected to be volatile. Refer to the section within this note Fair Value Option for Financial Assets and Financial Liabilities (SFAS 159) for a complete description of these securitizations.

•

Collateralized debt obligations — We elected the fair value option for all collateralized debt obligations (CDOs). CDOs are collateralized by trading securities, which are already carried at fair value. During the fourth quarter of 2008, we sold 100% of our ownership in the CDOs, which resulted in deconsolidation. Refer to the section within this note titled Fair Value Option for Financial Assets and Financial Liabilities (SFAS 159) for a complete description of the CDOs.

Recurring Fair Value

The following table displays the assets and liabilities measured at fair value on a recurring basis, including financial instruments elected for the fair value option under SFAS 159. We often economically hedge the fair value change of our assets or liabilities with derivatives and other financial instruments. The table below displays the hedges separately from the hedged items; therefore, it does not directly display the impact of our risk management activities.

	Recurring fair value measures
December 31, 2008 ($ in millions)	Level 1	Level 2	Level 3	Total
Assets
Investment securities:
Trading securities	$1	$486	$720	$1,207
Available-for-sale securities	1,736	3,867	631	6,234
Consumer finance receivables and loans, net of unearned income (a)	—	—	1,861	1,861
Mortgage servicing rights	—	—	2,848	2,848
Other assets:
Cash reserve deposits held-for-securitization trusts	—	—	41	41
Interests retained in securitization trusts	—	—	1,001	1,001
Derivative (liabilities) assets, net (b)	(51)	2,263	149	2,361

Total assets	$1,686	$6,616	$7,251	$15,553

Liabilities
Secured debt:
On-balance sheet securitization debt (a)	$—	$—	$(1,899)	$(1,899)

Total liabilities	$—	$—	$(1,899)	$(1,899)

(a)	Carried at fair value due to fair value option election under SFAS 159.
(b)	At December 31, 2008, derivative assets within Level 1, Level 2, and Level 3 were $21 million, $3.4 billion, and $1.5 billion, respectively. Additionally, derivative liabilities within Level 1, Level 2, and Level 3 were $72 million, $1.1 billion, and $1.4 billion, respectively.

Notes to Consolidated Financial Statements

The following table presents the reconciliation for all Level 3 assets and liabilities measured at fair value on a recurring basis. We often economically hedge the fair value change of our assets or liabilities with derivatives and other financial instruments. The Level 3 items presented below may be hedged by derivatives and other financial instruments that are classified as Level 1 or Level 2. Thus, the following tables do not fully reflect the impact of our risk management activities.

($ in millions)	Level 3 recurring fair value measurements
	Fair value as of January 1, 2008	Net realized/ unrealized gains (losses)			Purchases, issuances, and settlements, net	Net transfers in of Level 3	Fair value as of December 31, 2008	Net unrealized (losses) gains included in earnings still held as of December 31, 2008
		Included in earnings		Included in other comprehensive income (a)
Assets
Investment securities
Trading securities	$1,642	$(767	) (b)	$(16)	$(139)	$—	$720	$(325	) (b)
Available-for-sale securities	868	(26	) (b)	(8)	(203)	—	631	(1	) (b)
Consumer finance receivables and loans, net of unearned income (c)	6,684	(2,391	) (d)	—	(2,432)	—	1,861	(3,467	) (d)
Mortgage servicing rights	4,713	(2,333	) (e)	—	468	—	2,848	(2,250	) (e)
Other assets
Cash reserve deposits held-for-securitization trusts	141	(21	) (f)	(7)	(72)	—	41	(296	) (f)
Interests retained in securitization trusts	1,465	(196	) (f)	8	(276)	—	1,001	(499	) (f)
Fair value of derivative contracts in (liability) receivable position, net	(46)	539	(g)	22	(368)	2	149	767	(g)

Total assets	$15,467	$(5,195)		$(1)	$(3,022)	$2	$7,251	$(6,071)

Liabilities
Secured debt
On-balance sheet securitization debt (c)	$(6,734)	$2,478	(h)	$—	$2,357	$—	$(1,899)	$2,916	(h)
Collateralized debt obligations (c)	(351)	101	(i)	—	250	—	—	111	(i)

Total liabilities	$(7,085)	$2,579		$—	$2,607	$—	$(1,899)	$3,027

(a)	Includes foreign currency translation adjustments, if any.
(b)	Fair value adjustment reported as other (loss) gain on investments, net and the related interest is reported as interest and dividends on investment securities in the Consolidated Statement of Income.
(c)	Carried at fair value due to fair value option election under SFAS 159.
(d)	The fair value adjustment is reported as other income, net of losses and the related interest is reported as consumer financing revenue in the Consolidated Statement of Income.
(e)	Fair value adjustment reported as servicing asset valuation and hedge activities, net in the Consolidated Statement of Income.
(f)	Reported as other gain (loss) on investments, net, in the Consolidated Statement of Income.
(g)	Refer to Note 16 for information related to the location of the gains and losses on derivative instruments in the Consolidated Statement of Income.
(h)	The fair value adjustment is reported as other income, net of losses and the related interest is reported within total interest expense in the Consolidated Statement of Income.
(i)	Reported as other (loss) gain on investments, net and the related interest is reported within total interest expense in the Consolidated Statement of Income.

Notes to Consolidated Financial Statements

Nonrecurring Fair Value

We may be required to measure certain assets and liabilities at fair value from time to time. These periodic fair value measures typically result from the application of lower of cost or fair value accounting or certain impairment measures under GAAP. These items would constitute nonrecurring fair value measures under SFAS 157.

The following table displays the assets and liabilities measured at fair value on a nonrecurring basis.

December 31, 2008 ($ in millions)	Nonrecurring fair value measures				Lower of cost or fair value or credit allowance	Total losses included in earnings for the year ended
	Level 1	Level 2	Level 3	Total
Assets
Loans held-for-sale (a)	$—	$925	$1,550	$2,475	$(917)	(g)
Commercial finance receivables and loans, net of unearned income (b)	—	566	1,511	2,077	(703)	(g)
Investment in operating leases, net (c)	—	—	4,730	4,730	(f)	$(1,234)
Other assets:
Real estate and other investments (c)	—	81	—	81	(f)	(54)
Repossessed and foreclosed assets, net (d)	—	250	405	655	(256)	(g)
Goodwill (e)	—	—	—	—	(f)	(16)
Investment in used vehicles held-for-sale (a)	—	—	461	461	(86)	(g)

Total assets	$—	$1,822	$8,657	$10,479	$(1,962)	$(1,304)

n/m = not meaningful

(a)	Represents assets held-for-sale that are required to be measured at lower of cost or fair value in accordance with SFAS No. 65, Accounting for Certain Mortgage Banking Activities or SOP 01-6, Accounting by Certain Entities (Including Entities With Trade Receivables) That Lend to or Finance the Activities of Others. Only assets with fair values below cost as of December 31, 2008, are included in the table above. The related valuation allowance represents the cumulative adjustment to fair value of those specific loans.
(b)	Represents the portion of the commercial portfolio impaired as of December 31, 2008, under SFAS No. 114, Accounting by Creditors for Impairment of a Loan. The related credit allowance represents the cumulative adjustment to fair value of those specific receivables. Refer to Note 1 for additional information related to impaired loans.
(c)	Represents assets impaired as of December 31, 2008, under SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. The total loss included in earnings represents adjustments to the fair value of the portfolio based on actual sales during the year ended December 31, 2008.
(d)	The allowance provided for repossessed and foreclosed assets represents any cumulative valuation adjustment recognized to adjust the assets to fair value less costs to sell.
(e)	Represents goodwill impaired as of December 31, 2008, under SFAS No. 142, Goodwill and Other Intangible Assets. The entire goodwill balance of our North American Automotive Finance operations and our Commercial Finance Group were deemed to have a fair value of zero as of December 31, 2008.
(f)	The total loss included in earnings is the most relevant indicator of the impact on earnings.
(g)	We consider the applicable valuation or credit loss allowance to be the most relevant indicator of the impact on earnings caused by the fair value measurement. Accordingly, the table above excludes total gains and losses included in earnings for these items. The carrying values are inclusive of the respective valuation or credit loss allowance.

Notes to Consolidated Financial Statements

Fair Value Option for Financial Assets and Financial Liabilities (SFAS 159)

Effective January 1, 2008, we adopted SFAS 159, which permits entities to choose to measure at fair value many financial instruments and certain other items that are not currently required to be measured at fair value. Subsequent changes in fair value for designated items are required to be reported in earnings in the current period. SFAS 159 also establishes presentation and disclosure requirements for similar types of assets and liabilities measured at fair value.

We elected to measure at fair value certain financial assets and liabilities held by our ResCap operations including certain collateralized debt obligations and certain mortgage loans held-for-investment and related debt held in financing securitization structures that existed as of adoption. Our intent in electing fair value for these items was to mitigate a divergence between accounting losses and economic exposure for certain assets and liabilities as described in the paragraphs following the table below. The after-tax cumulative effect to retained earnings for these fair value elections was a decrease of $178 million on January 1, 2008.

The following table represents the carrying value of the affected instruments before and after the changes in accounting related to the adoption of SFAS 159.

($ in millions)	December 31, 2007 carrying value before adoption	Cumulative effect adjustment to January 1, 2008 retained earnings gain (loss)	January 1, 2008 carrying value after adoption
Assets
Consumer finance receivables and loans, net of unearned income (a)	$10,531	$(3,847)	$6,684
Liabilities
Secured debt:
On-balance sheet securitization debt	$(10,367)	$3,633	$(6,734)
Collateralized debt obligations	(386)	35	(351)

Pretax cumulative effect of adopting SFAS 159		$(179)

After-tax cumulative effect of adopting SFAS 159		$(178)

(a)	Includes the removal from the Consolidated Balance Sheet of the $489 million of allowance for loan losses.

The following are descriptions of financial assets and financial liabilities elected to be measured at fair value under SFAS 159.

•

On-balance sheet securitizations — In prior years, ResCap executed certain domestic securitizations that did not meet sale criteria under SFAS 140. As part of these domestic on-balance sheet securitizations, we typically retained the economic residual interest in the securitization. The economic residual entitles us to excess cash flows that remain at each distribution date after absorbing any credit losses in the securitization. Because sale treatment was not achieved under SFAS 140, the mortgage loan collateral remained on the balance sheet and was classified as consumer finance receivable and loans, the securitization’s debt was classified as secured debt, and the economic residuals were not carried on the balance sheet. After execution of the securitizations, we were required under GAAP to continue recording an allowance for loan losses on these held-for-investment loans.

As a result of market conditions and deteriorating credit performance of domestic residential mortgages, our economic exposure on certain of these domestic on-balance sheet securitizations were reduced to zero or approximating zero, thus indicating we expected minimal to no future cash flows to be received on the economic residual. While we no longer were economically exposed to credit losses in the securitizations, we were required to continue recording additional allowance for loan losses on the securitization collateral as credit performance deteriorated. Further, in accordance with GAAP, we did not record any offsetting reduction in the securitization’s debt balances, even though any nonperformance of the assets would ultimately pass through as a reduction of the amount owed to the debt holders, once they are contractually extinguished. As a result, we were required to record accounting losses beyond our economic exposure.

Notes to Consolidated Financial Statements

To mitigate the divergence between accounting losses and economic exposure, we elected the fair value option for a portion of the domestic on-balance sheet securitizations on January 1, 2008. In particular, we elected the fair value option for domestic on-balance sheet securitization vehicles in which we estimated that the credit reserves pertaining to securitized assets could, or already had, exceeded our economic exposure. The fair value option election was made at a securitization level; thus the election was made for both the mortgage loans held-for-investment and the related portion of on-balance sheet securitized debt for these particular securitizations.

As part of the cumulative effect of adopting SFAS 159, we removed various items that were previously included in the carrying value of the respective consumer loans and on-balance sheet securitization debt. We removed $489 million of allowance for loan losses and other net deferred and upfront costs included in the carrying value of the fair value-elected loans and debt. The removal of these items and the adjustment required to have the carrying value equal fair value at January 1, 2008, resulted in a $3.8 billion decrease recorded to beginning retained earnings for the fair value-elected mortgage loans held-for-investment (of which $556 million was our estimate of the decrease in fair value to credit quality) offset by a $3.6 billion gain related to the elected on-balance sheet securitization debt. These fair value option elections did not have a material impact on our deferred tax balances.

Subsequent to the fair value election for loans held-for-investment, we continued to carry the fair value-elected loans within consumer finance receivable and loans, net of unearned income, on the Consolidated Balance Sheets. We no longer record allowance for loan losses on these fair value-elected loans, and amortization of net deferred costs/fees no longer occurs because the deferred amounts were removed as part of the cumulative effect of adopting SFAS 159. Our policy is to separately record interest income on the fair value-elected loans unless the loans are placed on nonaccrual status when they are 60 days past due; these amounts continue be classified within consumer financing revenue in the Consolidated Statement of Income. The fair value adjustment recorded for the loans is classified as other income, net of losses in the Consolidated Statement of Income.

Subsequent to the fair value election for the respective on-balance sheet securitization debt, we no longer amortize upfront transaction costs on the fair value-elected securitization debt since these deferred amounts were removed as part of the cumulative effect of adopting SFAS 159. The fair value-elected debt balances continue to be recorded as secured debt on the Consolidated Balance Sheets. Our policy is to separately record interest expense on the fair value-elected securitization debt, which continues to be classified within total interest expense in the Consolidated Statement of Income. The fair value adjustment recorded for this fair value-elected debt is classified within other income, net of losses in the Consolidated Statement of Income.

•

Collateralized debt obligations — Our ResCap operations executed two collateralized debt obligation securitizations in 2004 and 2005 named CDO I and CDO II. Similar to the on-balance sheet securitizations discussed above, we retained certain economic interests in the CDOs that entitled us to the excess cash flows that remain at each distribution date, after absorbing any credit losses in the CDOs. These CDOs were required to be consolidated under FIN 46(R), thus the CDO collateral remained on the Consolidated Balance Sheets as investment securities. Under SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities, the collateral is recorded at fair value on the Consolidated Balance Sheets, with revaluation adjustments recorded through current period earnings. The fair value adjustments related to investment securities are classified within other (loss) gain on investments, net in the Consolidated Statement of Income. The CDO debt issued to third parties, which was required to be carried at amortized cost, was classified as secured debt on the Consolidated Balance Sheets. Our retained economic interests are not carried on the Consolidated Balance Sheets.

Similar to the on-balance sheet securitizations discussed above, we experienced significant devaluation in our retained economic interests in the on-balance sheet CDO transactions during 2007. The devaluation of our retained economic interests was primarily the result of cash flows being contractually diverted away from our retained interest to build cash reserves as a direct result of certain failed securitization triggers and significant illiquidity in the CDO market. While our economic exposure was reduced to approximately zero, as evidenced by our retained economic interest values, we continued writing down the CDO collateral with no offsetting reduction in the associated CDO debt balances. Thus, prior to fair value option election, we were recording accounting losses beyond our economic exposure. In order to mitigate the divergence between accounting losses and economic exposure, we elected the fair value option for the debt balances recorded for CDO I and CDO II on January 1, 2008.

Notes to Consolidated Financial Statements

As part of the cumulative effect of adopting SFAS 159, we removed deferred upfront securitization costs related to CDO I and CDO II. The removal of the deferred deal costs and the adjustment required to have the carrying value equal fair value at January 1, 2008, resulted in a net cumulative-effect adjustment recorded to beginning retained earnings of $35 million. These fair value option elections did not have a material impact on our deferred tax balances.

Subsequent to the fair value option election for the CDO debt, we no longer amortize upfront securitization costs for these transactions, as these amounts were removed as part of the cumulative effect of adopting SFAS 159. During the fourth quarter of 2008, we sold 100% of our ownership in CDOs, including all management responsibilities.

The following summarizes the fair value option elections and information regarding the amounts recorded within earnings for each fair value option elected item.

	Changes included in the Consolidated Statement of Income for the year ended December 31, 2008
($ in millions)	Consumer financing revenue	Total interest expense	Other gain (loss) on investments, net	Other income, net of losses	Total included in earnings	Change in fair value due to credit risk (a)
Assets
Consumer finance receivables and loans, net of unearned income	$709	$—	$—	$(3,101)	$(2,392)	$(809	) (b)
Liabilities
Secured debt:
On-balance sheet securitization debt	$—	$(387)	$—	$2,865	$2,478	$618	(c)
Collateralized debt obligations	—	(10)	111	—	101	—	(d)

Total					$187

(a)	Factors other than credit quality that impact fair value include changes in market interest rates and the illiquidity or marketability in the current marketplace. Lower levels of observable data points in illiquid markets generally result in wide bid/offer spreads.
(b)	The credit impact for consumer finance receivables and loans were quantified by applying internal credit loss assumptions to cash flow models.
(c)	The credit impact for on-balance sheet securitization debt is assumed to be zero until our economic interests in a particular securitization is reduced to zero, at which point the losses on the underlying collateral will be expected to be passed through to third-party bondholders. Losses allocated to third-party bondholders, including changes in the amount of losses allocated, will result in fair value changes due to credit. We also monitor credit ratings and will make credit adjustments to the extent any bond classes are downgraded by rating agencies.
(d)	The credit impact for collateralized debt obligations is assumed to be zero until our economic interests in the securitization is reduced to zero, at which point the losses projected on the underlying collateral will be expected to be passed through to the securitization’s bonds. We also monitor credit ratings and will make credit adjustments to the extent any bond classes are downgraded by rating agencies.

Interest income on mortgage loans held-for-investment is measured by multiplying the unpaid principal balance on the loans by the coupon rate and the days interest due. Interest expense on the on-balance sheet securitizations is measured by multiplying bond principal by the coupon rate and days interest due to the investor.

Notes to Consolidated Financial Statements

The following table provides the aggregate fair value and the aggregate unpaid principal balance for the fair value option-elected loans and long-term debt instruments.

December 31, 2008 ($ in millions)	Unpaid principal balance	Loan advances/ other		Accrued interest		Fair value allowance		Fair value
Assets
Consumer finance receivables and loans, net of unearned income:
Total loans	$8,735	$(135)		$90		$(6,829)		$1,861
Nonaccrual loans	1,695		(b)		(b)		(b)		(b)
Loans 90+ days past due (a)	1,204		(b)		(b)		(b)		(b)
Liabilities
Secured debt:
On-balance sheet securitization debt	$(8,414)		$(2)	$(18)		$6,535		$(1,899)

(a)	Loans 90+ days past due are also presented within the nonaccrual loan balance.
(b)	The fair value of loans held-for-sale is calculated on a pooled basis, which does not allow us to reliably estimate the fair value of loans 90+ days past due or nonaccrual loans. As a result, the fair value of these loans is not included in the table above. Unpaid principal balances were provided to allow assessment of the materiality of loans 90+ days past due and nonaccrual loans relative to total loans. For further discussion regarding the pooled basis, refer to the previous section of this note titled, Consumer finance receivables, net of unearned income.

Fair Value of Financial Instruments (SFAS 107)

The following table presents the carrying and estimated fair value of assets and liabilities considered financial instruments under Statements of Financial Accounting Standards No. 107, Disclosures about Fair Value of Financial Instruments (SFAS 107). Accordingly, certain items that are not considered financial instruments are excluded from the table. When possible, we use quoted market prices to determine fair value. Where quoted market prices are not available, the fair value is internally derived based upon appropriate valuation methodologies with respect to the amount and timing of future cash flows and estimated discount rates. However, considerable judgment is required in interpreting market data to develop estimates of fair value, so the estimates are not necessarily indicative of the amounts that could be realized or would be paid in a current market exchange. The effect of using different market assumptions or estimation methodologies could be material to the estimated fair values. Fair value information presented herein is based on information available at December 31, 2008 and 2007. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been updated since those dates; therefore, the current estimates of fair value at dates after December 31, 2008 and 2007, could differ significantly from these amounts.

	2008		2007
	Carrying	Fair	Carrying	Fair
December 31, ($ in millions)	value	value	value	value
Financial assets
Investment securities	$7,444	$7,444	$15,275	$15,275
Loans held-for-sale	7,919	8,182	20,559	20,852
Finance receivables and loans, net	96,640	91,026	124,759	122,378
Notes receivable from GM	1,655	1,655	1,868	1,868
Interests retained in securitization trusts	1,001	1,001	1,465	1,465
Derivative assets	5,014	5,014	4,448	4,448
Financial liabilities
Debt (a)	126,771	106,119	193,547	179,400
Deposit liabilities	19,221	19,298	12,851	13,020
Derivative liabilities	2,653	2,653	1,311	1,311

(a)	Debt includes deferred interest for zero-coupon bonds of $450 million and $399 million for 2008 and 2007, respectively.

Notes to Consolidated Financial Statements

The following describes the methodologies and assumptions used to determine fair value for the respective classes of financial instruments.

•

Investment securities — Bonds, equity securities, notes, and other available-for-sale investment securities are carried at fair value. Refer to the previous sections of this note titled Available-for-sale securities and Trading securities for a description of the methodologies and assumptions used to determine fair value. Held-to-maturity investment securities are carried at amortized cost. The fair value of the held-to-maturity investment securities is based on valuation models using market-based assumptions.

•	Loans held-for-sale — Refer to the previous section of this note also title Loans held-for-sale for a description of methodologies and assumptions used to determine fair value.

•

Finance receivables and loans, net — The fair value of finance receivables was based on discounted future cash flows using applicable spreads to approximate current rates applicable to each category of finance receivables (an income approach as defined by SFAS 157). The carrying value of wholesale receivables and certain other automotive and mortgage lending receivables for which interest rates reset on a short-term basis with applicable market indices are assumed to approximate fair value either because of the short-term nature or because of the interest rate adjustment feature. The fair value of mortgage loans held-for-investment was based on discounted cash flows, using interest rates currently being offered for loans with similar terms to borrowers with similar credit quality (an income approach as defined by SFAS 157); the net realizable value of collateral (a market approach); and/or the estimated sales price based on quoted market prices where available or actual prices received on comparable sales of mortgage loans to investors (a market approach). In addition to the previously mentioned valuation methods, we also followed FSP FAS No. 157-3, Determining Fair Value of a Financial Asset in a Market that is Not Active. As such, we assumed the price that would be received in an orderly transaction and not forced liquidation or distressed sale.

•

Notes receivable from GM — The fair value is estimated by discounting the future cash flows using applicable spreads to approximate current rates applicable to certain categories of other financing assets. These loans are heavily collateralized and are short-term in nature.

•

Interests retained in securitization trusts — Interest retained in securitization trusts are carried at fair value. Refer to the previous sections of this Note titled Interests retained in securitization trusts for a description of the methodologies and assumptions used to determine fair value.

•	Derivative assets and liabilities — Refer to the previous section of this note titled Derivative instruments for a description of the methodologies and assumptions used to determine fair value.

•

Debt — The fair value of debt was determined using quoted market prices for the same or similar issues, if available, or was based on the current rates offered to us for debt with similar remaining maturities.

•

Deposit liabilities — Deposit liabilities represent certain consumer bank deposits as well as mortgage escrow deposits. The fair value of deposits with no stated maturity is equal to their carrying amount. The fair value of fixed-maturity deposits was estimated by discounting cash flows using currently offered rates for deposits of similar maturities.

23.	Variable Interest Entities

The following describes the VIEs that we have consolidated or in which we have a significant variable interest as described in FASB Interpretation No. 46, Consolidation of Variable Interest Entities (FIN 46(R)).

•

Off-balance sheet securitization trusts — We sells pools of residential loans through securitization transactions that qualify for off-balance sheet treatment. Under SFAS 140, these entities are set up as trusts and are considered QSPEs. We do not consolidate these QSPEs as they are specifically out of scope of FIN 46(R) and are not allowed to be consolidated under SFAS 140.

Additionally, in certain securitization transactions, we transfer consumer finance receivables and wholesale lines of credit into bank-sponsored, multiseller, commercial paper conduits. These conduits provide a funding source to us (and to other transferors into the conduit) as they fund the purchase of the receivables through the issuance of commercial paper. Total assets outstanding in these bank-sponsored conduits approximated $3.9 billion

Notes to Consolidated Financial Statements

as of December 31, 2008. Although we have variable interests in these conduits, we are not considered to be the primary beneficiary, as we do not retain the majority of the expected losses or returns. We do not consolidate these conduits as they are specifically out of scope of FIN 46(R) and are not allowed to be consolidated under SFAS 140. Our maximum exposure to loss because of our involvement with these nonconsolidated VIEs is $134 million and would only be incurred in the event of a complete loss on the assets that we transferred.

•

On-balance sheet securitization trusts — We have certain securitization transactions that are not QSPEs and are VIEs within the scope of FIN 46(R). We typically hold the first loss position in these securitization transactions and as a result, anticipates absorbing the majority of the expected losses of the VIE. Accordingly, we are the primary beneficiary and thus have consolidated these securitization trusts entities. The assets of the consolidated securitization trusts totaled $49.9 billion and $70.1 billion at December 31, 2008 and 2007, respectively. The majority of the assets are included as finance receivables and loans, net of unearned interest in the Consolidated Balance Sheet. The liabilities of these securitization trust entities totaled $39.0 billion and $61.2 billion at December 31, 2008 and 2007, respectively. The majority of these liabilities were included secured debt in the Consolidated Balance Sheet.

The nature, purpose, activities, and our continuing involvement with the consolidated securitization trusts are virtually identical to our off-balance sheet securitization trusts, which are discussed in Note 7. We have not provided financial or other support to the consolidated securitization trusts that was not previously contractually required to be provided. The assets of the securitization trusts generally are the sole source of repayment on the securitization trusts’ liabilities. The creditors of the securitization trusts do not have recourse to our general credit, with the exception of the customary representation and warranty repurchase provisions and, in certain transactions, early payment default provisions, as discussed in Note 26.

During the fourth quarter of 2008, we completed the sale of residual cash flows related to a number of on-balance sheet securitization trusts and the necessary actions to cause the securitization trusts to satisfy the QSPE requirements of SFAS 140. The combination of those actions resulted in the derecognition of various securitization trusts and the removal of $2.4 billion in finance receivables at the unpaid principal balance, net of related allowance for loan loss of $127 million, $37 million of real-estate owned assets, $2.5 billion of secured debt, and capitalization of $7 million of mortgage servicing rights for the year ended December 31, 2008. Similar actions were taken during the second, third and fourth quarters of 2007 resulting in the removal of $25.9 billion in finance receivables at the unpaid principal balance, net of related allowance for loan loss of $1.5 billion, $626 million of real-estate owned assets, $26.6 billion of secured debt, capitalization of $76 million of mortgage servicing rights, and gains on sale totaling $526 million for the year ended December 31, 2007.

During 2008, we executed an amendment to a retail automotive securitization transaction that was classified as a QSPE under SFAS 140 and therefore was unconsolidated. The amendment contractually required us to deposit additional cash into a collateral account held by the trust. Management determined the amendment caused the trust to no longer be classified as a QSPE. As a result, the trust became a consolidated entity in accordance with FIN 46(R).

•

Mortgage warehouse funding — ResCap transfers international residential mortgage loans into SPEs in order to obtain funding. The facilities have advance rates less than 100% of the pledged asset values and in certain cases, ResCap has provided a subordinated loan to the facility to serve as additional collateral. For certain facilities there is an unconditional guarantee by ResCap of the entity’s repayment on the related debt to the facility, which provides the facility provider with recourse to ResCap’s general credit. ResCap continues to service the assets within the mortgage warehouse facilities.

The over-collateralization and the subordinated loan support the liability balance, and are the primary source of repayment of the entities’ liabilities. Assets can be sold from the facilities so long as ResCap supports the minimum cash reserve under the borrowing base should the eligibility/concentration limit of the remaining assets require it. ResCap is entitled to excess cash flows generated from the assets beyond those necessary to pay the facility during a particular period; therefore, ResCap holds an economic residual. There are no other forms of support provided to the SPE by ResCap beyond the assets (over-collateralization and subordinated loan) initially provided to the SPEs, and the guarantee provided by ResCap of the entities’ performance.

Notes to Consolidated Financial Statements

These entities are VIEs within the scope of FIN 46(R). Due to the subordinated loan and the guarantee, ResCap anticipates absorbing the majority of the expected losses of the VIE. Accordingly, ResCap is the primary beneficiary and thus has consolidated these entities.

The assets of these residential mortgage warehouse entities totaled $1.4 billion and liabilities totaled $1.5 billion at December 31, 2008. The majority of the assets and liabilities are included in loans held-for-sale or finance receivables and loans, net of unearned income and secured debt, respectively, in the Consolidated Balance Sheet. The creditors of these VIEs do not have legal recourse to our general credit.

•

Warehouse lending — ResCap had a facility in which it transferred mortgage warehouse-lending receivables to a SPE that then sold a senior participation interest in the receivables to an unconsolidated QSPE. The QSPE funds the purchase of the participation interest from the SPE through financing obtained from third-party asset-backed commercial paper conduits. The SPE funds the purchase of the receivables from ResCap with cash obtained from the QSPE, as well as a subordinated loan and/or an equity contribution from ResCap. The senior participation interest sold and commercial paper issued were included in the VIE’s balance sheet. Once the receivables are sold, they may not be purchased by ResCap except in very limited circumstances, such as a breach in representation or warranty.

Management had determined ResCap is the primary beneficiary of the SPE based on the circumstances discussed above; therefore, the entity is consolidated in accordance with FIN 46(R). During 2008, ResCap executed termination agreements to cease the underlying programs because ResCap was not utilizing this facility in the normal course of business. The assets of the SPE totaled $0.5 billion at December 31, 2007, which were included in finance receivables and loans, net of unearned income, in the Consolidated Balance Sheet. The beneficial interest holders of this VIE do not have legal recourse to our general credit. We have not provided any financial support to the VIE during the year ended 2008.

•

Collateralized debt obligations — ResCap previously sponsored and managed the underlying collateral of certain CDOs. Under CDO transactions, a trust is established that purchases a portfolio of securities and issues debt and equity certificates, which represent interests in the portfolio of the assets. The assets of the CDOs included bonds issued by ResCap as part of its mortgage loan securitizations, as well as those issued by third-parties. Transactional activity related to these SPEs precluded meeting the QSPE criteria. Consequently, sale treatment was not obtained under SFAS 140 and the CDO trusts were VIEs within the scope FIN 46(R).

Prior to the fourth quarter of 2008, ResCap held the equity certificates in certain CDO trusts, which represented the first loss position and thus would absorb the majority of the expected losses of the entity. As a result, ResCap was the primary beneficiary of these collateralized debt obligations and as such, consolidated the entities in accordance with FIN 46(R).

During the fourth quarter of 2008, ResCap sold 100% of its ownership in the CDO entities, including equity in the CDO, retained bonds, and all asset management responsibilities. ResCap has no further continuing involvement in the CDOs and as a result applied sale accounting to the assets transferred into the CDOs. Further, ResCap is no longer deemed the primary beneficiary of the CDOs and, thus, the CDO trusts were deconsolidated resulting in a gain of $3 million and derecognition of $148 million in trading securities and $158 million in collateralized borrowings.

•

Construction and real estate lending — ResCap uses SPEs to finance construction-lending receivables and other real estate-owned assets. The SPEs purchase and hold the assets through financing obtained from third-party asset-backed commercial paper conduits.

ResCap is the primary beneficiary since it absorbs the majority of the losses, and as such, consolidates the entities in accordance with FIN 46(R). The assets in these entities totaled $1.2 billion and $2.3 billion at December 31, 2008 and 2007, respectively, which were included in finance receivables and loans, net of unearned income, in the Consolidated Balance Sheet. The liabilities in these entities totaled $0.6 billion and $1.3 billion during the year ended December 31, 2008 and 2007, respectively. The beneficial interest holders of these VIEs do not have

Notes to Consolidated Financial Statements

legal recourse to our general credit. We do not have a contractual obligation to provide any type of financial support in the future, nor have we provided noncontractual financial support or any type of support to the entity in 2008.

ResCap invests in certain entities and as such enters into subordinated real estate-lending arrangements. These entities are created to develop land and construct properties. Management has determined we do not have the majority of the expected losses or returns, and as such, consolidation is not appropriate under FIN 46(R). Total assets in these entities were $65 million at December 31, 2008, of which $43 million represents our maximum exposure. We do not have a contractual obligation to provide any type of financial support in the future, nor have we provided noncontractual financial support or any type of support to the entity during the year ended December 31, 2008.

•

Model home financings — In June 2008, Cerberus purchased certain assets of ResCap with a carrying value of approximately $480 million for consideration consisting of $230 million in cash and Series B junior preferred membership interests in the newly formed entity, CMH, which is not a subsidiary of ResCap and the managing member of which is an affiliate of Cerberus. CMH purchased model home and lot option assets from ResCap.

In conjunction with this agreement, Cerberus has entered into a term loan and a revolving loan with CMH. The term loan principal amount is $230 million and the revolving loan maximum amount is $10 million. Both loans have a five-year term and a 15% interest rate. The term loan and related interest are paid from the dispositions of the model homes and lot options.

As of December 31, 2008, CMH, LLC had repaid all but $8 million of the $230 million term loan. Once CMH has repaid the loan and paid the accrued interest, cash is distributed in the following order: first to the Class A senior preferred member all unreturned preferred capital, including a preferred return equal to 20% of total cash outlay less the aggregate amount of interest payments made; second to the Class B junior preferred member all unreturned preferred capital, including a preferred return equal to 20% of the initial Class B capital account; third to the Class B member until all reimbursable costs have been returned; and fourth to the common unit member (Cerberus). Based on the market conditions and market valuation adjustments, there is a risk that ResCap will not receive all of its tier 2 payments.

ResCap is the primary beneficiary since it absorbs the majority of the losses, and as such, consolidates the entities in accordance with FIN 46(R). The assets of CMH were $186 million as of December 31, 2008, and were included in other assets in Consolidated Balance Sheet. The liabilities of CMH were $47 million as of December 31, 2008, which were classified as debt and accrued expenses and other liabilities on the Consolidated Balance Sheet. The beneficial interest holders of this VIE do not have legal recourse to our general credit. We do not have a contractual obligation to provide any type of financial support in the future, nor have we provided noncontractual financial support or any type of support to the entity in 2008.

ResCap continues to service, account for, market and sell the assets, without a servicing fee. However, it does receive reimbursement of expenses directly related to the assets such as property taxes and other direct out-of-pocket expenses. This VIE does not conduct new business, therefore no new assets have transferred into CMH.

•

Servicing Funding — In order to assist in the financing of ResCap’s servicing advance receivables, ResCap formed an SPE that issues term notes to third-party investors that are collateralized by servicing advance receivables. These servicing advance receivables are transferred to the SPE and consist of delinquent principal and interest advances made by ResCap, as servicer, to various investors; property taxes and insurance premiums advanced to taxing authorities and insurance companies on behalf of borrowers; and amounts advanced for mortgages in foreclosure. The SPE funds the purchase of the receivables from financing obtained from the third-party investors and subordinated loan or an equity contribution from ResCap. Management has determined that ResCap is the primary beneficiary of the SPE, and as such, consolidates the entity in accordance with FIN 46(R). The assets of this entity totaled $1.2 billion as of December 31, 2008, which are included in other assets on the Consolidated Balance Sheet. The liabilities of this entity totaled $1.2 billion at December 31, 2008, consisting of $700 million in third-party term notes which are included within debt on the Consolidated Balance Sheet, and $507 million in affiliate payables

Notes to Consolidated Financial Statements

to ResCap, which are eliminated in consolidation. The beneficial interest holder of this VIE does not have legal recourse to our general credit. We do not have a contractual obligation to provide any type of financial support in the future, nor have we provided noncontractual financial support to the entity during the year ended December 31, 2008.

•

Commercial finance receivables — We have a facility in which we transfer commercial-lending receivables to a 100% owned SPE, which, in turn, issues notes received to third-party financial institutions, GMAC Commercial Finance, and asset-backed commercial paper conduits. The SPE funds the purchase of receivables from us with cash obtained from the sale of notes. Management has determined that we are the primary beneficiary of the SPE and, as such, consolidates the entity in accordance with FIN 46(R). The assets and liabilities of the SPE totaled $2.2 billion and $1.1 billion, respectively, as of December 31, 2008, and are included in finance receivables and loans, net of unearned income, on our Consolidated Balance Sheet. The beneficial interest holders of this variable interest entity do not have legal recourse to our general credit.

In other securitization transactions, we transfer resort time-share and commercial trade receivables into bank-sponsored multiseller commercial paper conduits. These conduits provide a funding source to us (and to other transferors into the conduit) as they fund the purchase of the receivables through the issuance of commercial paper. Total assets and liabilities outstanding in these bank-sponsored conduits approximated $2.1 billion and $781 million, respectively, as of December 31, 2008. Although we have a variable interest in these conduits, we may at our discretion prepay all or any portion of the loans at any time.

•

Preferred Blocker Inc. — In connection with the fourth quarter 2008 private debt exchange, we transferred GMAC Preferred Membership Interests to Preferred Blocker Inc. (Blocker), a newly formed taxable C-corporation. Blocker was established for the sole purpose of investing in a series of GMAC Preferred Membership Interests and financing it through the issuance of Blocker Preferred Stock to third-party investors in connection with the private debt exchange. Blocker will generally not engage in any business activities or hold any assets or incur any liabilities other than in connection with the issuance and maintenance of preferred stock. In connection to the arrangement, we hold 5,000,000 shares of Blocker Common Stock, with a par value of $0.01. Additionally, we are bound by a Keep-Well Agreement with Blocker in which we are required to make payment to Blocker in the event that Blocker’s expenses, primarily its income tax expense, are greater than the dividend spread between the GMAC Preferred Membership Interests (11.86% dividend rate per annum) and the Blocker Preferred Stock (7% dividend rate per annum). Refer to Note 26 for additional information regarding the Keep-Well Agreement. Due to the spread in rates, Blocker’s tax rate would have to exceed 41.0% before we would be required to make payment under the Keep-Well Agreement. Since this rate is in excess of common corporate taxable rates, the potential for loss under this agreement is considered remote. Although we hold these variable interests in Blocker, we are not considered to be the primary beneficiary, as we do not retain the majority of the expected losses or returns. Blocker is a wholly owned nonconsolidated subsidiary of GMAC.

Notes to Consolidated Financial Statements

24.	Segment and Geographic Information

Operating segments are defined as components of an enterprise that engage in business activity from which revenues are earned and expenses incurred for which discrete financial information is available that is evaluated regularly by the chief operating decision makers in deciding how to allocate resources and in assessing performance. Financial information for our reportable operating segments is summarized as follows:

	Automotive Finance operations (a)
Year ended December 31, ($ in millions)	North American operations (a)	International operations (b)	ResCap	Insurance	Other (c)	Consolidated
2008
Net financing (loss) revenue	$(265)	$1,185	$116	$300	$(255)	$1,081
Other revenue (loss)	857	413	(464)	3,004	9,946	13,756

Total net revenue (loss)	592	1,598	(348)	3,304	9,691	14,837
Provision for loan losses	1,198	220	2,231	—	36	3,685
Impairment of goodwill and other intangible assets	14	—	—	—	2	16
Other noninterest expense	1,718	1,212	3,105	2,792	481	9,308

(Loss) income from continuing operations before income tax (benefit) expense	(2,338)	166	(5,684)	512	9,172	1,828
Income tax (benefit) expense from continuing operations	(186)	38	(23)	117	36	(18)

Net (loss) income from continuing operations	(2,152)	128	(5,661)	395	9,136	1,846

(Loss) income from discontinued operations, net of tax	—	(42)	—	64	—	22

Net (loss) income	$(2,152)	$86	$(5,661)	$459	$9,136	$1,868

Total assets	$113,848	$29,363	$47,564	$12,013	$(13,312)	$189,476

2007
Net financing revenue	$1,450	$1,164	$999	$317	$116	$4,046
Other revenue	1,692	418	678	3,030	147	5,965

Total net revenue	3,142	1,582	1,677	3,347	263	10,011
Provision for loan losses	390	121	2,580	—	6	3,097
Impairment of goodwill and other intangible assets	—	—	455	—	—	455
Other noninterest expense	1,544	962	3,024	2,805	197	8,532

Income (loss) from continuing operations before income tax expense (benefit)	1,208	499	(4,382)	542	60	(2,073)
Income tax expense (benefit) from continuing operations	109	113	(36)	169	(10)	345

Net income (loss) from continuing operations	1,099	386	(4,346)	373	70	(2,418)

Income from discontinued operations, net of tax	—	—	—	86	—	86

Net income (loss)	$1,099	$386	$(4,346)	$459	$70	$(2,332)

Total assets	$125,235	$36,129	$82,489	$13,770	$(8,684)	$248,939

2006
Net financing revenue (loss)	$1,512	$953	$1,722	$281	$225	$4,693
Other revenue (loss)	1,135	497	2,596	3,730	303	8,261

Total net revenue	2,647	1,450	4,318	4,011	528	12,954
Provision for loan losses	425	85	1,334	—	156	2,000
Impairment of goodwill and other intangible assets	—	—	—	—	840	840
Other noninterest expense	1,471	936	2,568	2,540	518	8,033

Income (loss) from continuing operations before income tax (benefit) expense	751	429	416	1,471	(986)	2,081
Income tax (benefit) expense from continuing operations	(184)	131	(289)	452	(36)	74

Net income (loss) from continuing operations	935	298	705	1,019	(950)	2,007

Income from discontinued operations, net of tax	—	10	—	108	—	118

Net income (loss)	$935	$308	$705	$1,127	$(950)	$2,125

Total assets	$103,506	$31,097	$135,101	$13,424	$8,843	$291,971

(a)	North American operations consist of automotive financing in the United States and Canada. International operations consist of automotive financing and full-service leasing in all other countries and Puerto Rico through March 31, 2006. Beginning April 1, 2006, Puerto Rico is included in North American operations.
(b)	Amounts include intrasegment eliminations between the North American operations and International operations.
(c)	Represents our Commercial Finance business, certain equity investments, other corporate activities, and reclassifications and eliminations between the reportable operating segments. At December 31, 2008, total assets were $6.0 billion for the Commercial Finance business and $(19.3) billion in corporate intercompany activity, reclassifications, and eliminations.

Notes to Consolidated Financial Statements

Information concerning principal geographic areas was as follows:

Year ended December 31, ($ in millions)	(Loss) revenue (a)	Long-lived assets (b)
2008
Canada	$(115)	$6,211
Europe	(391)	2,349
Latin America	1,075	167
Asia-Pacific	40	179

Total foreign	609	8,906
Total domestic	14,228	17,915

Total	$14,837	$26,821

2007
Canada	$432	$9,861
Europe	1,057	2,725
Latin America	1,062	186
Asia-Pacific	86	238

Total foreign	2,637	13,010
Total domestic	7,374	19,897

Total	$10,011	$32,907

2006
Canada	$485	$8,447
Europe	1,539	2,357
Latin America	913	138
Asia-Pacific	73	201

Total foreign	3,010	11,143
Total domestic	9,944	13,619

Total	$12,954	$24,762

(a)	Revenue consists of net financing revenue (loss) and total other revenue as presented in our Consolidated Statement of Income.
(b)	Consists of investment in operating leases, net and net property and equipment.

25. Restructuring Charges

On September 3, 2008, ResCap announced additional restructuring initiatives to optimize the mortgage business as the downturn in the credit and mortgage market persist. In response to the conditions, ResCap has enacted a plan to significantly streamline its operations, reduce costs, adjust its lending footprint, and refocus its resources on strategic lending and servicing. During the year ended December 31, 2008, ResCap incurred restructuring charges of $114 million related to this plan.

Previously on October 17, 2007, ResCap announced a restructuring plan that would reduce its workforce, streamline its operations, and revise its cost structure. During the year ended December 31, 2008, ResCap incurred restructuring charges of $31 million related to this plan.

On February 20, 2008, our North American Automotive Finance operations announced a restructuring plan to reduce costs, streamline operations, and position the business for scalable growth. During the year ended December 31, 2008, our North American Automotive Finance operations incurred restructuring charges of $65 million related to this plan.

In addition to the announced restructuring plans described above, our International Automotive Finance operations and Insurance operations incurred additional restructuring charges of $24 million during the year ended December 31, 2008.

Notes to Consolidated Financial Statements

The restructuring charges primarily include severance pay, the buyout of employee agreements, and lease terminations and are primarily classified as other operating expenses in our Consolidated Statement of Income. In addition, $13 million of the total restructuring charges are reported as a component of income from discontinued operations, net of tax, for the year ended December 31, 2008. The following table summarizes by category, restructuring charge activity for the year ended December 31, 2008.

	Liability balance at December 31, 2007	Restructuring charges through	Cash paid or otherwise settled through	Liability balance at
($ in millions)		December 31, 2008
Restructuring charges:
Employee severance	$32	$148	$129	$51
Lease termination	45	62	56	51
Other	—	24	24	—

Total restructuring charges	$77	$234	$209	$102

26. Guarantees, Commitments, Contingencies, and Other Risks

Guarantees

Guarantees are defined as contracts or indemnification agreements that contingently require us to make payments to third parties based on changes in an underlying agreement that is related to a guaranteed party. The following summarizes our outstanding guarantees made to third parties on our Consolidated Balance Sheet, for the periods shown.

	2008		2007
December 31, ($ in millions)	Maximum liability	Carrying value of liability	Maximum liability	Carrying value of liability
Standby letters of credit	$467	$10	$545	$11
Securitization and sales:
HLTV and international securitizations	12	—	67	—
Other	11	—	—	—
Agency loan	4,369	—	6,005	—
Guarantees for repayment of third-party debt	717	3	1,378	2
Credit enhancement guarantees	111	1	139	—
Default repurchases	674	7	676	63
Nonfinancial guarantees	195	—	211	—
Other guarantees	40	13	172	20

•

Standby letters of credit — Our Commercial Finance Group issues both trade and standby letters of credit to clients that represent irrevocable guarantees of payment of specified financial obligations. Trade letters of credit issued to our clients are primarily used as payment methods to support their buying and selling of merchandise with third-party beneficiaries. These are utilized primarily for the importation and exportation of goods. Standby letters of credit represent various contingent liabilities of ours in the event our client defaults on an obligation with the third-party beneficiaries. Standby letters of credit are primarily utilized by third-party beneficiaries as insurance in the event of nonperformance by our client. Letters of credit are generally collateralized by assets of the client (i.e., trade receivables, inventory, and cash deposits). Expiration dates on letters of credit range from certain ongoing commitments that will expire during the upcoming year to terms of several years for certain letters of credit.

If nonperformance by a client occurs for letters of credit, we can be liable for payment of the letter of credit to the beneficiary with our likely recourse being a charge back to the client. The majority of clients with whom we have letter of credit exposure fall into the “acceptable” risk rating category of our Commercial Finance Group’s internal risk rating system. This category is essentially at the midpoint of our risk rating classifications. While the overall credit of a borrower in this category is considered “acceptable,” a higher degree of risk may be evident. The borrower assessment factors may have elements that reflect marginally acceptable conditions warranting a more

Notes to Consolidated Financial Statements

careful review, analysis, and monitoring. Additionally, tighter terms, covenants or greater collateral protection may be necessary to help mitigate the risks associated with the financial condition of a borrower in this category.

In addition, our ResCap operations issue financial standby letters of credit as part of its warehouse and construction-lending activities. Expiration dates on the letters of credit range from 2009 to ongoing commitments and are generally collateralized by borrower assets.

•

High loan-to-value (HLTV) and international securitizations — Our ResCap operations have entered into agreements to provide credit loss protection for certain HLTV securitization transactions. The maximum potential obligation for certain agreements is equal to the lesser of a specified percentage of the original loan pool balance or a specified percentage of the current loan pool balance. We are required to perform on our guaranty obligation when losses exceed cash available each period. We pledged trading securities of $10 million and mortgage loans held-for-sale of $32 million as collateral for these obligations as of December 31, 2008 and 2007, respectively. For certain other HLTV securitizations, the maximum obligation is equivalent to the pledged collateral amount. We pledged cash deposits totaling $11 million as of December 31, 2008, and mortgage loans held-for-sale totaling $51 million as of December 31, 2007. The event which will require us to perform on our guaranty obligation occurs when the security credit enhancements are exhausted and losses are passed through to over the counter dealers. The guarantees terminate the first calendar month during which the aggregate note amount is reduced to zero.

•

Agency loan program — Our ResCap operations deliver loans to certain agencies that allow streamlined loan processing and limited documentation requirements. The majority of these loans are originated under an employee benefit plan available to GM and GMAC employees, including employees of ResCap. In the event any loans delivered under these programs reach a specified delinquency status, we may be required to provide certain documentation or, in some cases, repurchase the loan or indemnify the investors for any losses sustained. Each program includes termination features whereby once the loan has performed satisfactorily for a specified time we are no longer obligated under the program. The maximum liability represents the principal balance for loans sold under these programs. We currently do not carry a liability on the Consolidated Balance Sheet related to the agency loan program as we have determined the risk of loss to be remote.

•

Guarantees for repayment of third-party debt — Under certain arrangements, we guarantee the repayment of third-party debt obligations in the case of default. For our ResCap operations, some of these guarantees are collateralized by letters of credit, and for our International Automotive Finance operations these guarantees are collateralized by retail loans or finance leases.

Our Commercial Finance Group provides credit protection to customers that guarantee payments of specified financial obligations of third-party beneficiaries without purchasing the obligations. These obligations primarily represent customer receivables due to certain of our factoring clients. While most of the specific receivables for which we provide guarantees are collected within 60 days, these arrangements are typically ongoing in nature. In the event a customer fails to perform on an obligation, we can be liable for payment of the obligation to the client. The majority of customers that we guarantee fall into the “acceptable” risk rating category or higher on our Commercial Finance Group’s internal risk rating system. The acceptable rating category is described further in the Standby letters of credit section above.

•	Credit enhancement guarantees — Our ResCap operations have sold certain mortgage loans to investors that contain a guarantee for the payment of third-party debt in the event of default or loss.

•

Default repurchases — Our ResCap and International Automotive Finance operations provide certain investors in our on- and off-balance sheet arrangements (securitizations) and whole-loan transactions with repurchase commitments for loans that become contractually delinquent within a specified period of time from their date of origination or purchase. The maximum obligation represents the principal balance for loans sold that are covered by these stipulations. Refer to Note 7 and Note 23 for further information regarding our securitization trusts.

•

Nonfinancial guarantees — In connection with the sale of our former commercial mortgage operations, we were released from all financial guarantees related to the former GMAC Commercial Holdings business. Certain nonfinancial guarantees did survive closing, but are indemnified for payment made or liabilities incurred by us in connection with these guarantees.

Notes to Consolidated Financial Statements

•

Other guarantees — We have other standard indemnification clauses in certain of our funding arrangements that would require us to pay lenders for increased costs resulting from certain changes in laws or regulations. Since any changes would be dictated by legislative and regulatory actions, which are inherently unpredictable, we are not able to estimate a maximum exposure under these arrangements. To date, we have not made any payments under these indemnification clauses.

Our ResCap operations have guaranteed certain amounts related to servicing advances, servicing custodial funds and set-aside letters.

In connection with the fourth quarter 2008 private debt exchange, we transferred GMAC Preferred Membership Interests to Preferred Blocker Inc. (Blocker), a newly formed taxable C-corporation. Blocker was established for the sole purpose of investing in a series of GMAC Preferred Membership Interests and financing it through the issuance of Blocker Preferred Stock to third-party investors in connection with the private debt exchange. We are bound by a Keep-Well Agreement with Blocker in which we are required to make payment to Blocker in the event that Blocker’s expenses, primarily its income tax expense, are greater than the dividend spread between the GMAC Preferred Membership Interests (11.86% dividend rate per annum) and the Blocker Preferred Stock (7% dividend rate per annum). Due to the spread in rates, Blocker’s tax rate would have to exceed 41.0% before we would be required to make payment under the Keep-Well Agreement. Since this rate is in excess of common corporate taxable rates, the potential for loss under this agreement is considered remote and accordingly, no liability is reflected on our Consolidated Balance Sheet as of December 31, 2008. Additionally, no payments were made under this Keep-Well Agreement during 2008. Blocker is a wholly owned nonconsolidated VIE of GMAC. Refer to Note 23 for additional information.

Notes to Consolidated Financial Statements

Commitments

Financing Commitments

The contract amount and gain and loss positions of financial commitments were as follows:

	2008			2007
December 31, ($ in millions)	Contract amount	Gain position	Loss position	Contract amount	Gain position	Loss position
Commitments to:
Originate/purchase mortgages or securities (a)	$4,837	$47	$(1)	$6,464	$6	$(22)
Sell mortgages or securities (a)	5,032	135	(46)	11,958	6	(29)
Sell retail automotive receivables (b)	7,933	—	—	17,500	—	—
Provide capital to equity-method investees (c)	223	—	—	273	—	—
Fund construction lending (d)	10	—	—	127	—	—
Unused mortgage-lending commitments (e)	1,273	—	—	4,768	—	—
Home equity lines of credit (f)	4,300	—	—	3,295	—	—
Unused revolving credit line commitments (g)	4,093	—	—	6,361	—	—

(a)	The fair value is estimated using published market information associated with commitments to sell similar instruments. Included as of December 31, 2008 and 2007, are commitments accounted for as derivatives with a contract amount of $9,840 million and $18,118 million, a gain position of $182 million and $11 million, and a loss position of $46 million and $41 million, respectively.
(b)	We have entered into agreements with third-party banks to sell automotive retail receivables in which we transfer all credit risk to the purchaser (whole-loan sales).
(c)	We are committed to lend equity capital to certain private equity funds. The fair value of these commitments is considered in the overall valuation of the underlying assets with which they are associated.
(d)	We are committed to fund the completion of the development of certain lots and model homes up to the amount of the agreed upon amount per project.
(e)	The fair value of these commitments is considered in the overall valuation of the related assets.
(f)	We are committed to fund the remaining unused balances on home equity lines of credit. The unused lines of credit reset at prevailing market rates and, as such, approximate market value. Included in the home equity lines of credit are both lines of credit on our Consolidated Balance Sheet and those within certain off-balance sheet securitizations. As provided by the securitization structure, we become obligated to fund any incremental draws, subject to customary borrower requirements, on home equity lines of credit by borrowers if certain triggers are met. These draws are referred to as excluded amounts and are funded directly to the borrower by us. In return, our lending balances are collected from an allocated portion of the remitted funds of all the borrowers within the trusts. We actively manage the available lines of credit within these trusts to reduce this potential funding risk. At December 31, 2008, the cumulative funds drawn were $313 million, which we classified as finance receivables and loans, net of unearned income on the Consolidated Balance Sheet. These receivables are subject to allowance for loan losses. At December 31, 2008, the commitments to fund home equity lines of credit in off-balance sheet securitizations represented $1.8 billion of the total unfunded commitments of $4.3 billion.
(g)	The unused portions of revolving lines of credit reset at prevailing market rates and, as such, approximate market value.

The mortgage-lending and revolving credit line commitments contain an element of credit risk. Management reduces its credit risk for unused mortgage-lending and unused revolving credit line commitments by applying the same credit policies in making commitments as it does for extending loans. We typically require collateral as these commitments are drawn.

Lease Commitments

Future minimum rental payments required under operating leases, primarily for real property, with noncancelable lease terms expiring after December 31, 2008, are as follows:

Year ended December 31, ($ in millions)
2009	$151
2010	136
2011	110
2012	79
2013	65
2014 and thereafter	144

Total minimum payment required	$685

Notes to Consolidated Financial Statements

Certain of the leases contain escalation clauses and renewal or purchase options. Rental expenses under operating leases were $189 million, $227 million, and $230 million in 2008, 2007, and 2006 respectively.

Contractual commitments — We have entered into multiple agreements for information technology, marketing and advertising, and voice and communication technology and maintenance. Many of the agreements are subject to variable price provisions, fixed or minimum price provisions, and termination or renewal provisions. Future payment obligations under these agreements totaled $604 million and are due as follows: $263 million in 2009, $306 million in 2010 and 2011, $26 million in 2012 and 2013, and $9 million in 2014 and thereafter.

Automotive service and maintenance contract commitments — Automotive service contract programs provide consumers with expansions and extensions of vehicle warranty coverage for specified periods of time and mileages. The coverage generally provides for the repair or replacement of components in the event of failure. The terms of these contracts, which are sold through automobile dealerships and direct mail, range from 3 to 120 months.

The following table presents an analysis of activity in unearned service contract revenue.

Year ended December 31, ($ in millions)	2008	2007
Balance at beginning of year	$2,947	$3,161
Written service contract revenue	979	1,134
Earned service contract revenue	(1,311)	(1,353)
Foreign currency translation effect	(6)	5

Balance at end of year	$2,609	$2,947

Legal Contingencies

We are subject to potential liability under laws and government regulations and various claims and legal actions that are pending or may be asserted against us.

We are named as defendants in a number of legal actions and are, from time to time, involved in governmental proceedings arising in connection with our various businesses. Some of the pending actions purport to be class actions. We establish reserves for legal claims when payments associated with the claims become probable and the costs can be reasonably estimated. The actual costs of resolving legal claims may be substantially higher or lower than the amounts reserved for those claims. Based on information currently available, advice of counsel, available insurance coverage, and established reserves, it is the opinion of management that the eventual outcome of the actions against us will not have a material adverse effect on our consolidated financial condition, results of operations, or cash flows.

Other Contingencies

We are subject to potential liability under various other exposures including tax, nonrecourse loans, self-insurance, and other miscellaneous contingencies. We establish reserves for these contingencies when the item becomes probable and the costs can be reasonably estimated. The actual costs of resolving these items may be substantially higher or lower than the amounts reserved for any one item. Based on information currently available, it is the opinion of management that the eventual outcome of these items will not have a material adverse effect on our consolidated financial condition, results of operations, or cash flows.

Other Risks

Loan repurchases — When our ResCap operations sell loans through whole-loan, agency sales or securitizations, we are required to make representations and warranties about the loans to the purchaser or securitization trust. Upon discovery of a breach of a representation, we will either correct the loans in a manner conforming to the provisions of the sale agreement, replace the loans with similar loans that conform to the provisions, or purchase the loans at a price determined by the related transaction documents, consistent with industry practice. We purchased $988 million in mortgage loans under these provisions in 2008 and $1.3 billion in 2007. In addition, we have a reserve on our Consolidated Balance Sheet for expected future losses in connection with these activities totaling $225 million and $196 million at December 31, 2008 and 2007, respectively. Refer to Note 7 and Note 23 for further information regarding our securitization trusts.

Notes to Consolidated Financial Statements

Administrator or servicer actions — In certain automotive securitization transaction documents in our capacity as servicer, we covenant that we will not amend or modify certain characteristics of any receivable after the initial sale date (e.g., amount financed, annual percentage rate). In addition, we are required to service sold receivables in the same manner in which we service owned receivables. In servicing our owned receivables, we may make changes to the underlying contracts at the request of the borrower. For example, changes may occur to correct errors made in the origination process or to prevent imminent default as a result of temporary economic hardship (e.g., borrower requested deferrals or extensions). Therefore, when we would otherwise modify an owned receivable in accordance with customary servicing practices, we are also required to modify a sold and serviced receivable, in accordance with customary servicing procedures. If the modification is not otherwise permitted by the securitization transaction documents, we are required to purchase the serviced receivable that has been sold. We repurchased $62 million and $39 million in automotive receivables under these provisions in 2008 and 2007, respectively.

International serving obligations — As a part of the ResCap’s historical capital markets activity, predominately in the International Business Group, several of our securitizations have certain servicer obligations contingent on actions by bondholders. These servicer obligations exist in our Dutch, German, and Australian securitization structures. Certain of these securitizations provide the investors of the SPE with the ability to put back these securities to the SPE at a specified date in the future at a price equal to par less losses previously allocated to the bondholder. We, as the servicer of the SPE, are obligated to advance the funds required to redeem bondholders. We have the option to purchase loans from the SPE at its par value, the proceeds of which then can be used to offset the SPE’s obligation to repay the servicer. The specific dates that these options can be exercised typically range from seven to twelve years from the securitization issuance date. The earliest exercise date for these options is the third quarter of 2009. Refer to Note 23 for additional information regarding our securitizations.

The total estimated amount of Dutch and German bonds subject to these servicer obligations is approximately $8.2 billion beginning 2009 through 2019. The estimated obligation considers contractual amortization, prepayments, and defaults among other management assumptions. The portion that is exercisable prior to December 31, 2009 and 2010, is approximately 1.0% and 5.8% of the total, respectively. Approximately 72.5% of the total estimated bonds are eligible for this servicer obligation beginning in 2013 and after. The total estimated amount of Australian bonds subject to these servicer obligations is approximately $77 million, all exercisable in 2011.

We currently hold the residual interest (first loss bond) on all these securitizations. To the extent that the potential bonds are put back to the SPE and the loans are repurchased, we recognize the estimated future credit losses on the underlying mortgage loans at the fair market value of the retained residuals we hold on our Consolidated Balance Sheet. To the extent losses are expected to arise from factors such as liquidity or market risk, which pursuant to our servicer obligation would be losses beyond the credit losses already reflected in the residual, we estimate and record the incremental loss when the likelihood of bondholder exercise is foreseeable and the incremental loss can be reasonably estimated. During the twelve months ended December 31, 2008, we recorded $16 million in incremental losses related to these servicer obligations. As the servicer obligation is within the underlying servicing contracts, this loss is reflected as a write-down to the servicing assets. As of December 31, 2008, the liability related to these servicer obligations, after considering the valuation of our residual interest, was $16 million.

Concentrations — Our primary business is to provide vehicle financing for GM products to GM dealers and their customers. Wholesale and dealer loan financing relates primarily to GM dealers, with collateral consisting of primarily GM vehicles (for wholesale) and GM dealership property (for loans). For wholesale financing, we are also provided further protection by GM factory repurchase programs. Retail installment contracts and operating lease assets relate primarily to the secured sale and lease, respectively, of vehicles (primarily GM). Any protracted reduction or suspension of GM’s production or sale of vehicles, resulting from a decline in demand, work stoppage, governmental action, or any other event, could have a substantial adverse effect on us. Conversely, an increase in production or a significant marketing program could positively impact our results. Refer to Note 20 for a summary of our financial exposure to GM as of December 31, 2008.

The majority of our finance receivables and loans and operating lease assets are geographically diversified throughout the United States. Outside the United States, finance receivables and loans and operating lease assets are concentrated in Canada, Germany, Brazil, Mexico, the United Kingdom, France, and Australia.

Notes to Consolidated Financial Statements

Our Insurance operations have a concentration of credit risk related to loss and loss adjustment expenses and prepaid reinsurance ceded to certain state insurance funds. Michigan insurance law and our large market share in North Carolina, result in credit exposure to the Michigan Catastrophic Claims Association and the North Carolina Reinsurance Facility totaling $860 million and $819 million at December 31, 2008 and 2007, respectively.

As of December 31, 2008, we continue to hold mortgage loans that have features that expose us to credit risk and thereby could result in a concentration of credit risk. We currently originate only prime conforming and government mortgages in the United States and high quality insured mortgages in Canada, which reduces our overall exposure to products that increase our credit risk. These loan products include high loan-to-value mortgage loans (nonprime), option adjustable rate mortgages (prime nonconforming), interest only mortgages (classified as prime conforming or nonconforming for domestic production and prime nonconforming or nonprime for international production), and teaser rate mortgages (prime or nonprime). Our total loan production related to these products and our combined exposure related to these products recorded in finance receivables and loans and loans held-for-sale (unpaid principal balance) for the years ended and as of December 31, 2008 and 2007, is summarized as follows:

	Loan production for the year		Unpaid principal as of December 31,
($ in millions)	2008	2007	2008	2007
Interest-only mortgages	$3,379	$30,013	$10,459	$18,282
Option adjustable rate mortgages	—	7,585	307	1,691
High loan-to-value (100% or more) mortgages	563	2,942	3,833	5,896
Below market initial rate (teaser) mortgages	233	1,597	801	733

•

Interest-only mortgages — Allow interest-only payments for a fixed period. At the end of the interest-only period, the loan payment includes principal payments and increases significantly. The borrower’s new payment, once the loan becomes amortizing (i.e., includes principal payments), will be greater than if the borrower had been making principal payments since the origination of the loan.

•

Option adjustable rate mortgages — Permit a variety of repayment options. The repayment options include minimum, interest-only, fully amortizing 30-year, and fully amortizing 15-year payments. The minimum payment option sets the monthly payment at the initial interest rate for the first year of the loan. The interest rate resets after the first year, but the borrower can continue to make the minimum payment. The interest-only option sets the monthly payment at the amount of interest due on the loan. If the interest-only option payment would be less than the minimum payment, the interest-only option is not available to the borrower. Under the fully amortizing 30- and 15-year payment options, the borrower’s monthly payment is set based on the interest rate, loan balance, and remaining loan term.

•

High loan-to-value mortgages — Defined as first-lien loans with loan-to-value ratios in excess of 100% or second-lien loans that when combined with the underlying first-lien mortgage loan result in a loan-to-value ratio in excess of 100%.

•

Below market rate (teaser) mortgages — Contain contractual features that limit the initial interest rate to a below market interest rate for a specified time period with an increase to a market interest rate in a future period. The increase to the market interest rate could result in a significant increase in the borrower’s monthly payment amount.

All of the mortgage loans we originate and most of the mortgages we purchase (including the higher risk loans in the preceding table) are subject to our underwriting guidelines and loan origination standards. This includes guidelines and standards that we have tailored for these products and include a variety of factors, including the borrower’s capacity to repay the loan, their credit history, and the characteristics of the loan, including certain characteristics summarized in the table that may increase our credit risk. When we purchase mortgage loans from correspondent lenders, we either underwrite the loan prior to closing or re-underwrite the loan before purchase or delegate underwriting responsibility to the correspondent lender originating the loan. When underwriting is delegated to the correspondent lender, a sample of loans are re-underwritten prior

Notes to Consolidated Financial Statements

to purchase. We believe our underwriting procedures adequately consider the unique risks that may come from these products. We conduct a variety of quality control procedures and periodic audits to ensure compliance with our origination standards, including our criteria for lending and legal requirements. We leverage technology in performing both our underwriting process and our quality control procedures.

Capital Requirements

We are subject to various regulatory, financial, and other requirements of the jurisdictions in which our businesses operate. The following is a description of the primarily regulations that establish the capital requirements for our business.

•

Bank Holding Company — As a bank holding company, we will be subject to risk-based capital and leverage guidelines set by Federal regulators that will require our capital-to-assets ratios meet certain minimum standards. Additionally, we are currently subject to certain capital requirements as a result of contractual obligations with the FDIC.

The risk-based capital ratio is determined by allocating assets and specified off–balance sheet financial instruments into four weighted categories, with higher levels of capital being required for the categories perceived as representing greater risk. Under the guidelines, total capital is divided into two tiers: Tier 1 capital and Tier 2 capital. Tier 1 capital general consists of common equity, minority interests, and qualifying preferred stock; less goodwill and other adjustments. Tier 2 capital generally consists of preferred stock not qualifying as Tier 1 capital, limited amounts of subordinated debt, and other adjustments. The amount of Tier 2 capital may not exceed the amount of Tier 1 capital. Total capital is the sum of Tier 1 capital and Tier 2 capital. Currently, our bank depository institution, GMAC Bank, is required to maintain “well-capitalized” levels which dictate a Total capital ratio of 10% and a Tier 1 capital ratio of 6%.

Additionally, on July 21, 2008, GMAC, FIM Holdings, IB Finance, GMAC Bank, and the FDIC (collectively, the Contracting Parties) entered into a Parent Company Agreement (PA). The PA requires that GMAC maintain a total equity to total assets ratio of at least 5%. The PA defines “total equity” and “total assets” as total equity and total assets, respectively, as reported on our Consolidated Balance Sheet in our quarterly and annual reports filed with the United States Securities and Exchange Commission. The PA further requires that GMAC, beginning December 31, 2008, maintain a ratio of tangible equity to tangible assets of at least 5%. For this purpose, “tangible equity” means “total equity” minus goodwill and other intangible assets, net of accumulated amortization (other than mortgage servicing assets), and “tangible assets” means “total assets” less all goodwill and other intangible assets (other than mortgage servicing assets).

Furthermore, on July 21, 2008, the Contracting Parties entered into a Capital and Liquidity Maintenance Agreement (CLMA). The CLMA requires capital at GMAC Bank to be maintained at a level such that GMAC Bank’s leverage ratio is at least 11% for a three-year period. For this purpose, leverage ratio is determined in accordance with the FDIC’s regulations related to capital maintenance.

•

International Banks and Finance Companies — Certain of our international subsidiaries are subject to regulatory and other requirements of the jurisdictions in which they operate. These entities either operate as banks or regulated finance companies in their local markets. The regulatory restrictions primarily dictate that these subsidiaries meet certain minimum capital requirements, restrict dividend distributions and require that some assets be restricted. To date, compliance with these various regulations has not had a materially adverse effect on our financial position, results of operations, or cash flows. Total assets in these entities approximated $16.7 billion and $17.7 billion as of December 31, 2008 and 2007, respectively.

•

Depository Institutions — On December 24, 2008, GMAC Bank received approval from the Utah Department of Financial Institutions (UDFI) to convert from an industrial bank to a commercial nonmember state chartered bank. GMAC Bank, which provides services to both our North American Automotive Finance and ResCap operations, was previously chartered as an industrial bank pursuant to the laws of Utah, and its deposits are insured by the FDIC. GMAC is required to file periodic reports with the FDIC concerning its financial condition. Assets in GMAC Bank approximated $32.9 billion and $28.4 billion as of December 31, 2008 and 2007, respectively.

Notes to Consolidated Financial Statements

As a commercial nonmember bank chartered by the State of Utah, GMAC Bank is subject to various regulatory capital requirements administered by state and federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and discretionary actions by regulators that, if undertaken, could have a direct material effect on GMAC Bank’s results of operations and financial condition. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, GMAC Bank must meet specific capital guidelines that involve quantitative measures of GMAC Bank’s assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. GMAC Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Quantitative measures established by regulation to ensure capital adequacy require GMAC Bank to maintain minimum amounts and ratios of total and Tier 1 capital to risk-weighted assets, and of Tier 1 capital to average assets. As of December 31, 2008, we were in compliance with our regulatory capital requirements.

Furthermore, our Global Automotive Finance and ResCap operations have subsidiaries that are required to maintain regulatory capital requirements under agreements with Freddie Mac, Fannie Mae, Ginnie Mae, the Department of Housing and Urban Development, the Utah State Department of Financial Institutions, and the FDIC.

•

Mortgage Business — On June 24, 2005, we entered into an operating agreement with GM and ResCap, the holding company for our residential mortgage business, to create separation between GM and us, on the one hand, and ResCap, on the other. The operating agreement restricts ResCap’s ability to declare dividends or prepay subordinated indebtedness to us. This operating agreement was amended on November 27, 2006, and again on November 30, 2006, in conjunction with the Sale Transactions. Among other things, these amendments removed GM as a party to the agreement.

The restrictions contained in the ResCap operating agreement include the requirements that ResCap’s member’s equity be at least $6.5 billion for dividends to be paid. If ResCap is permitted to pay dividends pursuant to the previous sentence, the cumulative amount of these dividends may not exceed 50% of our cumulative net income (excluding payments for income taxes from our election for federal income tax purposes to be treated as a limited liability company), measured from July 1, 2005, at the time the dividend is paid. These restrictions will cease to be effective if ResCap’s member’s equity has been at least $12 billion as of the end of each of two consecutive fiscal quarters or if we cease to be the majority owner. In connection with the Sale Transactions, GM was released as a party to this operating agreement, but it remains in effect between ResCap and us. At December 31, 2008, ResCap had consolidated equity of approximately $2.2 billion.

•

Insurance Companies — GMAC Insurance is subject to certain minimum aggregated capital requirements, restricted net assets, and restricted dividend distributions under applicable state insurance law, the National Association of Securities Dealers, the Financial Services Authority in England, the Office of the Superintendent of Financial Institution of Canada, and the National Insurance and Bonding Commission of Mexico. To date, compliance with these various regulations has not had a materially adverse effect on our financial condition, results of operations, or cash flows.

Under various U.S. state insurance regulations, dividend distributions may be made only from statutory unassigned surplus, and the state regulatory authorities must approve these distributions if they exceed certain statutory limitations. As of the December 31, 2008, the maximum dividend that could be paid by the insurance subsidiaries over the next twelve months without prior statutory approval approximates $345 million.

Notes to Consolidated Financial Statements

27.	Quarterly Financial Statements (unaudited)

2008 ($ in millions)	First quarter	Second quarter	Third quarter	Fourth quarter
Net financing revenue (loss)	$759	$283	$506	$(467)
Total other revenue	1,177	530	694	11,355

Total net revenue	1,936	813	1,200	10,888
Provision for loan losses	475	772	1,099	1,339
Impairment of goodwill	—	—	16	—
Other noninterest expense	2,058	2,375	2,724	2,151

(Loss) income from continuing operations before income tax expense	(597)	(2,334)	(2,639)	7,398
Income tax expense (benefit) from continuing operations	12	160	(101)	(89)

Net (loss) income from continuing operations	(609)	(2,494)	(2,538)	7,487

Income (loss) from discontinued operations, net of tax	20	12	15	(25)

Net (loss) income	$(589)	$(2,482)	$(2,523)	$7,462

2007 ($ in millions)	First quarter	Second quarter	Third quarter	Fourth quarter
Net financing revenue	$1,128	$1,077	$1,042	$799
Total other revenue	1,427	1,768	757	2,013

Total net revenue	2,555	2,845	1,799	2,812
Provision for loan losses	683	430	964	1,020
Impairment of goodwill	—	—	455	—
Other noninterest expense	2,061	2,001	2,079	2,391

(Loss) income from continuing operations before income tax expense	(189)	414	(1,699)	(599)
Income tax expense (benefit) from continuing operations	141	148	(78)	134

Net (loss) income from continuing operations	(330)	266	(1,621)	(733)

Income (loss) from discontinued operations, net of tax	25	27	25	9

Net (loss) income	$(305)	$293	$(1,596)	$(724)

28.	Subsequent Events

Governance Agreement

On January 16, 2009, and in connection the approval of our application to become a bank holding company, we entered into a Governance Agreement (the Governance Agreement) with FIM Holdings, GM Finance Co. Holdings LLC, and the United States Department of the Treasury (the Treasury) pursuant to which the parties have agreed to establish a new composition of the GMAC Board of Managers (the New GMAC Board) that will be effective no later than March 24, 2009 (the Effective Date). The New GMAC Board will be comprised of seven members as follows: (i) one member designated by FIM Holdings or other affiliates of Cerberus Capital Management, L.P., (ii) two members designated by a trust to be established by the Treasury to hold equity securities of GMAC, (iii) the chief executive officer of GMAC and (iv) three independent members chosen by the members described in (i) through (iii) above.

Capital Markets Transactions

On January 16, 2009, GMAC completed a rights offering (the Rights Offering) pursuant to a Membership Interest Subscription Agreement dated as of December 29, 2008, (the Subscription Agreement), by and among GMAC, GM, and FIM Holdings. Pursuant to the Rights Offering, GMAC issued (i) 79,039 Class A Membership Interests of GMAC to FIM Holdings in exchange for a purchase price of $366 million and (ii) 190,921 Class B Membership Interests to GM HoldCo in exchange for a purchase price of $884 million The Class A Membership Interests and Class B Membership Interests were issued in a private placement exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended. In addition, in January 2009, GMAC completed a privately negotiated transaction that extinguished certain debt resulting in a gain of approximately $600 million.

Notes to Consolidated Financial Statements

IB Finance Transaction

On January 30, 2009, GMAC exercised its option to convert its 806,344 units of noncumulative, nonparticipating, perpetual preferred membership interests in ResCap into the same number of preferred membership interests in IB Finance Holding Company, LLC (IB Finance). IB Finance owns GMAC Bank, a commercial bank chartered under the laws of the State of Utah.

Also on January 30, 2009, GMAC and ResCap entered into an agreement and consummated a transaction pursuant to which GMAC acquired 100% of ResCap’s remaining nonvoting common interests in IB Finance, which common interests are attributable to the mortgage finance operations of GMAC Bank. In exchange for ResCap’s interests in IB Finance, GMAC contributed to ResCap 8.500% Senior Secured Guaranteed Notes due 2010 of ResCap that GMAC had acquired in its recent exchange offer with a face amount of approximately $831 million and accrued interest and a fair value of approximately $609 million (the GMAC Purchase Price). The fair value of the ResCap notes was determined based on the average of two price quotations that GMAC and ResCap obtained from independent broker-dealers, one of which was selected by each party. ResCap extinguished the $831 million face amount of the notes. The transaction was determined by an independent, third-party financial advisor to be fair to ResCap from a financial point of view.

Until the 60th day after the closing of the transaction, ResCap has the right to offer the transferred IB Finance interests to other potential third-party purchasers for cash, other ResCap notes, or a combination of cash and ResCap notes. In the event that a third party enters into an agreement with ResCap to purchase the IB Finance interests for a price greater than the GMAC Purchase Price, then GMAC can elect either (1) to retain the IB Finance interests and pay ResCap additional consideration equal to the difference between the third party’s offered price and the GMAC Purchase Price, or (2) transfer the IB Finance interests to the third-party purchaser in exchange for cash, other ResCap notes, or a combination of cash and ResCap notes from the third-party purchaser, after receipt of which GMAC will remit to ResCap either cash, ResCap notes, or a combination of cash and ResCap notes, as the case may be, equivalent in value to the difference between the third-party purchase price and the GMAC Purchase Price. For the avoidance of doubt, if GMAC elects to transfer the IB Finance interests to the third-party purchaser, from and after January 30, 2009, through the closing of the third-party transaction, GMAC shall be the holder, beneficially and of record, of the IB Finance interests and shall bear the assumed obligations and liabilities under the IB Finance LLC agreement. If (1) GMAC elects to transfer the IB Finance interests to the third-party purchaser, (2) the third party makes payment in ResCap notes, and (3) the value of those notes has declined between the date a binding purchase agreement is signed with the third party and the closing of the third-party transaction, such that their value, combined with any cash consideration, is less than the GMAC Purchase Price, ResCap will have to pay the difference to GMAC. Similarly, if the value of the notes, combined with any cash consideration, has risen between such dates, ResCap will receive the difference from GMAC on the closing date of the third-party transaction.

SAAB Automotive AB Reorganization

On February 20, 2009, SAAB Automotive AB (Saab), the Swedish automobile manufacturing company, filed for reorganization under applicable law in an effort to reorganize, independent from its owner, GM. Our credit exposure with Saab is substantially indirect, through our wholesale and retail financing products for Saab vehicles. Most of our potential exposure is with automotive dealers and consumers and is collateralized by Saab vehicles. We have considered the impact of the reorganization filing on our financial position and the results of our operations as of, and for the year ended December 31, 2008, and have determined the impact is not material. In some cases, dealers have the right to return vehicles to us, which exposes us to the risks of remarketing the vehicles. Additionally, to the extent there is a loss of confidence in the market place, a subsequent deterioration in Saab vehicle values could result in reduced lease residual values and higher loan loss severity on retail and wholesale loans. However, there are existing contractual provisions between GMAC and GM, in which GM is required to reimburse us for a significant portion of these potential losses or repurchase the vehicles. Refer to Note 20 to the Consolidated Financial Statements for further discussion of our relationship with GM.

Discontinued Operations and Held-for-sale Operations

During the three months ended September 30, 2009, we committed to sell the U.S. consumer property and casualty insurance business of our Insurance operations. These operations provide vehicle and home insurance in the United States through a number of distribution channels, including independent agents, affinity groups, and the internet. In connection with the classification of these operations as held-for-sale we recognized a pretax loss, including direct costs to transact a sale, of $48 million during the three months ended September 30, 2009. The loss represents the impairment recognized to present the

Notes to Consolidated Financial Statements

discontinued operations at the lower of cost or fair value less costs to sell. The fair value less costs to sell was determined based on sales price negotiations with potential third-party purchasers (a level 2 fair value input). We expect to complete the sale during the first quarter of 2010.

Similarly, during the three months ended September 30, 2009, we also committed to sell certain operations of our International Automotive Finance operations. These include the sale of our Argentina operations and our Masterlease operations in the United Kingdom and Italy. Our Masterlease operations provide full-service individual leasing and fleet leasing products, including maintenance, fleet, and accident management services as well as fuel programs, short-term vehicle rental, and title and licensing services. In connection with the classification of these operations as held-for-sale we recognized a pretax loss of $227 million during the three months ended September 30, 2009. The loss represents the impairment recognized to present the discontinued operations at the lower of cost or fair value less costs to sell. The fair value less costs to sell was determined based on sales price negotiations with potential third-party purchasers (a level 2 fair value input). We expect to complete the sales of these operations within the next twelve months.

Selected financial information of these discontinued operations held-for-sale is summarized below.

Year ended December 31, ($ in millions)	2008	2007	2006
Select Insurance operations
Total net revenue	$1,439	$1,555	$1,605
Pretax income	84	125	155
Tax expense	20	39	47
Select International operations
Total net revenue	100	171	152
Pretax (loss) income	(50)	6	(8)
Tax (benefit) expense	(9)	6	(18)

For all periods presented, all of the operating results for these operations have been removed from continuing operations and are presented separately as discontinued operations, net of tax. The Notes to Consolidated Financial Statements have been adjusted to exclude discontinued operations unless otherwise noted.